                                   Filed Pursuant to Rule No. 424(b)(3)
                                   Under the Securities Act of 1933, as amended. Registration Statement No. 333-70023.

PROSPECTUS

                             OFFERS TO EXCHANGE FOR
                 ALL OUTSTANDING 10 1/2% SENIOR NOTES DUE 2008
                   ALL OUTSTANDING 12% SENIOR NOTES DUE 2008

                             RSL COMMUNICATIONS PLC

             GUARANTEED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY
                            RSL COMMUNICATIONS, LTD.
[LOGO]
                             ----------------------

     In exchange for the Old Notes listed above, RSL Communications PLC is offering the following New Notes:

          New 10 1/2% Notes: We are offering new 10 1/2% Senior Exchange Notes due 2008 in exchange for our outstanding 10 1/2% Senior Notes due 2008.

          New 12% Notes:   We are offering new 12% Senior Exchange Notes due
                           2008 in exchange for our outstanding 12% Senior Notes due 2008.

     INVESTING IN THE NEW NOTES INVOLVES RISKS. SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12.

  The New Notes:

     o The New Notes will be free of transfer restrictions for most investors and the New Notes will not carry registration rights. Otherwise, the New 10 1/2% Notes will have terms that are substantially identical to the terms of the Old 10 1/2% Notes and the New 12% Notes will have terms that are substantially identical to the terms of the Old 12% Notes.

     o We will apply to list the New Notes on the Luxembourg Stock Exchange.

  The Exchange Offers:

     o Each Exchange Offer will expire at 5:00 p.m., New York City time, on February 25, 1999, unless extended.

     o Each Exchange Offer is subject to customary conditions. We may waive these conditions.

     o We will exchange New 10 1/2% Notes for all outstanding Old 10 1/2% Notes validly tendered to us and not withdrawn.

     o We will exchange New 12% Notes for all outstanding Old 12% Notes validly tendered to us and not withdrawn.

     o If you tender Old Notes to us, you may withdraw your tender at any time prior to the expiration of the Exchange Offers.

     o We will not receive any proceeds from the Exchange Offers.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                The date of this Prospectus is January 26, 1999.

                      [This page intentionally left blank]

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
     Summary.........................................................     5
     Risk Factors....................................................    12
     Use of Proceeds.................................................    24
     Capitalization..................................................    24
     Selected Consolidated Financial Data............................    26
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations.........................................    28
     Business........................................................    42
     Management......................................................    91
     Certain Relationships and Related Transactions..................   102
     Principal Shareholders..........................................   103
     Description of Certain Indebtedness.............................   105
     Registration Rights Agreements for Old Notes....................   111
     The Exchange Offers.............................................   113
     Description of the New Notes and the New Notes Guarantees.......   119
     Certain United States Federal Income Tax Considerations.........   151
     Certain United Kingdom Tax Considerations For U.S. Holders of
       Notes.........................................................   152
     Plan of Distribution............................................   152
     Legal Matters...................................................   153
     General Information.............................................   153
     Experts.........................................................   154
     Service of Process and Enforcement of Liabilities...............   154
     Index to Consolidated Financial Statements......................   F-1

     You should rely only on the information contained in this Prospectus and the information to which we have referred you. We have not authorized any person to provide you with information different from the information contained in this Prospectus. This Prospectus is not an offer to sell and it does not seek an offer to buy these securities in any jurisdiction where an offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

                      CERTAIN UK RELATED REGULATORY ISSUES

     Persons in the UK will be eligible to receive the New Notes to be issued in the Exchange Offers only if the ordinary activities of such persons involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the UK for purposes of the Public Offers of Securities Regulations 1995.

     This Prospectus is being distributed on the basis that each person in the UK to whom this Prospectus is issued is reasonably believed to be a person of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on and, accordingly, by accepting delivery of this Prospectus the recipient warrants and acknowledges that it is a person falling within any such exemption.
                            ------------------------

     In this Prospectus, references to "dollars" and "$" are to United States dollars. For purposes of the balance sheet data included in this Prospectus, conversions of foreign currencies to U.S. dollars have been calculated on the basis of exchange rates in effect on the balance sheet dates. Conversions of foreign currencies to U.S. dollars in the pro forma and historical financial information included herein have been calculated, for purposes of the statements of operations, on the basis of average exchange rates over the periods presented. Exchange rates per United States dollar as of certain dates for certain currencies are set forth below.

                      RATE AS OF    RATE AS OF    RATE AS OF    RATE AS OF     RATE AS OF     RATE AS OF
                      DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,     JANUARY 21,
CURRENCY                1996          1997          1998          1997            1998          1999
--------------------- ------------  ------------  ------------  -------------  -------------  ------------
Austrian Schilling...       (1)         12.63         11.72         12.43           11.76         11.88
Australian Dollar....     1.26           1.54          1.61          1.38            1.69          1.56
Belgian Franc........       (1)            (1)        34.36            (1)          34.49         34.72
British Pound........     0.58           0.61          0.60          0.62            0.59          0.60
Danish Krone.........       (1)          6.85          6.36          6.72            6.36          6.43
Dutch Guilder........     1.74           2.03          1.88          1.99            1.89          1.91
Finnish Markka.......     4.60           5.45          5.06          5.29            5.09          5.13
French Franc.........     5.19           6.01          5.59          5.93            6.60          5.66
German Mark..........     1.54           1.80          1.68          1.77            1.67          1.69
Italian Lira.........       (1)         1,770         1,654            (1)          1,652         1,669
Spanish Peseta.......       (1)        152.30        142.15            (1)         142.10        143.43
Swedish Krona........     6.89           7.94          8.10          7.58            7.83          7.72
Swiss Franc..........       (1)          1.46          1.37            (1)           1.38          1.38
Venezuelan Bolivar...       (1)        504.30        565.00            (1)         573.40        571.00

------------------

(1) The Company had no business activity in these countries during the periods indicated.

                            ------------------------

     THE EXCHANGE OFFERS ARE NOT BEING MADE, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM HOLDERS OF OLD NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFERS OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR "BLUE SKY" LAWS OF SUCH JURISDICTION.

     As used in this Prospectus, (i) the "Company," "we," "our" and like terms refer to RSL Communications, Ltd., a Bermuda corporation, its predecessors and all of its subsidiaries, (2) the "Guarantor" means RSL Communications, Ltd. exclusive of its subsidiaries and (3) the "Issuer" means RSL Communications PLC, a United Kingdom corporation.

     Throughout this Prospectus we have used industry data obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. We have not independently verified these data.

                            ------------------------

     Certain of the information contained in this Prospectus, including information about the Company's plans and strategy for its business and related financing, are forward-looking statements. For a discussion of important factors that could cause our actual results to differ materially from the forward-looking statements, see the "Risk Factors" section.

                                    SUMMARY

     The following summary highlights selected information from this Prospectus. It may not contain all of the information that is important to you, including Prospectus information regarding the Company, the Exchange Offer and the terms of the New Notes. We encourage you to read the entire Prospectus, including the Risk Factors and the financial statements.

                                  THE COMPANY

     We provide a broad array of telecommunications services, with an emphasis on international long distance voice services, to small and medium-sized businesses in key markets. Our services include international and national fixed and wireless, calling card, fax, data, Internet, private line and other value-added telecommunications services. Since starting operations in the United States in 1995, we have grown rapidly through acquisitions, strategic investments, joint ventures, alliances, and the start-up of our own operations in key markets. We generate revenue in 19 countries in which approximately 70% of all international long distance telecommunications minutes originated in 1997.

     We formed the Company to capitalize on the growth, deregulation and profitability of the international long distance switched telecommunications market. The Company currently has significantly less than a 1% share of this market, which as a whole generated an estimated $65.9 billion in revenue and
81.8 billion minutes in 1997. International long distance minutes are projected to grow between approximately 12% and 18% per annum through the year 2001.

     The Company is building a low-cost, facilities-based global network designed to provide high quality telecommunications services and developing a wide range of marketing and distribution channels to expand its customer base. The core of our operations is "RSL-NET," our integrated digital telecommunications network. Our independent Local Operators in each country market our services through (1) direct sales forces, (2) strategic marketing alliances, (3) networks of independent agents and distributors and
(4) telemarketing organizations.

     The key elements of our strategy for capitalizing on opportunities in the long distance market are as follows:

     o Focus on international long distance services.

     o Identify and enter key markets ahead of full deregulation.

     o Target small and medium-sized businesses as potential customers.

     o Build a cost competitive global network.

     o Expand marketing and distribution channels.

     o Pursue strategic acquisitions and alliances.

     o Leverage expertise of management team.

     o Expand Internet-based telephony and on-line service offerings.

See the "Business" section under the heading "Company Strategy."

                                  RISK FACTORS

     See the "Risk Factors" section beginning on page 12 for a discussion of certain risks that you should consider before exchanging Old Notes for New Notes, including risks relating to the Company's needs for additional capital, historical and future net operating losses and negative EBITDA (as defined), substantial indebtedness, holding company structure, rapidly changing industry, increasing pricing pressures and government regulatory restrictions.

                                  HEADQUARTERS

     The Company's headquarters are located at Clarendon House, Church Street, Hamilton HM CX Bermuda (telephone number: 441-295-2832). We also maintain executive offices for some of our operations at 767 Fifth Avenue, Suite 4300, New York, New York 10153 (telephone number: 212-317-1800).

                              THE EXCHANGE OFFERS

     On November 9, 1998, the Issuer issued the Old 12% Notes, in an aggregate principal amount at maturity of $100,000,000, and, on December 8, 1998, the Issuer issued the Old 10 1/2% Notes, in an aggregate principal amount of $200,000,000. Each offering of Old Notes was exempt from registration under the Securities Act of 1933, as amended.

     We have agreed to use our best efforts to complete the Exchange Offer for the Old 12% Notes by July 7, 1999 and to use our best efforts to complete the Exchange Offer for the Old 10 1/2% Notes by August 5, 1999. The terms of the Exchange Offers, which are specified in greater detail in the main body of this Prospectus and the accompanying Letters of Transmittal, include the following:

Offer of New 10 1/2% Notes................  The Issuer is offering up to $200,000,000 principal amount at maturity of 10 1/2% Senior Exchange Notes due 2008 in exchange for a like principal amount of Old 10 1/2% Notes.

Offer of New 12% Notes....................  The Issuer is offering up to $100,000,000 principal amount at maturity of 12% Senior Exchange Notes due 2008 in exchange for a like principal amount of Old 12% Notes.

Exchange Procedures.......................  The procedures that you must follow to tender Old Notes in the
                                            Exchange Offers are specified in the section of this Prospectus labeled "The Exchange Offers."

Expiration Date...........................  Each Exchange Offer will expire at 5:00 p.m. New York City time, on
                                            February 25, 1999, or such later date and time to which it is extended.

Withdrawal................................  You may withdraw your tender of Old Notes pursuant to an Exchange
                                            Offer at any time prior to the applicable Expiration Date. If for any reason we do not accept any Old Note that you tender for exchange we will return that Old Note to you at our expense as promptly as practicable after the expiration or termination of the applicable
                                            Exchange Offer.

Conditions of the
  Exchange Offers.........................  We will be required to consummate each Exchange Offer only if certain conditions are satisfied. If any of the conditions to an Exchange
                                            Offer are not satisfied, however, we may nevertheless waive them and consummate that Exchange Offer. See the section of this Prospectus labeled "The Exchange Offers" under the heading "Certain Conditions to the Exchange Offers." We may terminate or amend each Exchange
                                            Offer at any time prior to the applicable Expiration Date.

United States Federal Income Tax
  Consequences............................  The exchange of Old Notes for corresponding New Notes will not constitute a taxable exchange for U.S. federal income tax purposes.
                                            See "Certain United States Federal Income Tax Considerations."

Exchange Agent............................  The Chase Manhattan Bank is serving as Exchange Agent for the
                                            Exchange Offers.

Use of Proceeds...........................  The Issuer will not receive any proceeds from the Exchange Offers.
                                            See the "Use of Proceeds" section for a description of the use of proceeds from the issuance of the Old Notes.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the New Notes and the terms of the Old Notes for which they are offered in exchange are identical in all material respects, except that
(1) the New Notes will be free of transfer restrictions for most investors, as described below opposite the caption "Resales" and (2) the New Notes will not entitle their holders to registration rights. The terms of the New Notes, which are specified in greater detail in the main body of this Prospectus, include the following:

New 10 1/2% Notes
     Principal Amount.....................  Up to $200,000,000 principal amount of 10 1/2% Senior Exchange Notes due 2008.

     Maturity.............................  November 15, 2008.

     Interest.............................  Annual rate: 10.5%
                                            Payments: Every six months on November 15 and May 15.
                                            First payment: May 15, 1999.
New 12% Senior Notes
     Principal Amount at Maturity.........  Up to $100,000,000 principal amount at maturity of 12% Senior
                                            Exchange Notes due 2008. The New 12% Notes will have an initial accreted value equal to the accreted value of the Old Notes for which they are exchanged.

     Maturity.............................  November 1, 2008.

     Cash Interest........................  Annual rate: 12.0%
                                            Payments: Every six months on November 1 and May 1.
                                            First payment: May 1, 1999.

Accrual of Interest.......................  Interest on each New Note will accrue from the last interest payment date on which interest is paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the date of the original issue of such Old Note. If we accept your Old Notes for exchange you will not receive any payment in respect of interest on those Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer for the Old Notes.

Resales...................................  We believe that you may offer the New Notes for resale, resell the
                                            New Notes and otherwise transfer the New Notes without complying with the registration and prospectus delivery provisions of the Securities
                                            Act, so long as:

                                            o you acquire the New Notes in the Exchange Offer in the ordinary course of your business;

                                            o you are not participating in any distribution of the New Notes that you obtain in the Exchange Offer and you do not intend to
                                              participate and have no arrangement or understanding with any person to participate in any such distribution; and

                                            o you are not an affiliate of the Company.

New Notes Guarantees......................  The New Notes are unconditionally guaranteed by the Guarantor as to payment of principal, interest and any other amounts owed. If the
                                            Issuer cannot make payments on the New Notes when they are due then the Guarantor will be required to make those payments.

Ranking...................................  The New Notes will be senior obligations of the Issuer and the New
                                            Notes Guarantees will be senior obligations of the Guarantor. The New
                                            Notes and the New Notes Guarantees will be unsecured. The New Notes and the New Notes Guarantees will rank on the same level, or "pari passu," in right of payment with all existing and future unsecured obligations of the Issuer and the Guarantor and will rank senior in right of payment to all existing and future subordinated

                                            obligations of the Issuer and the Guarantor. The New 10 1/2% Notes
                                            and the New 12% Notes will rank pari passu in right of payment with each other.

                                            The Guarantor conducts its principal operations through its subsidiaries (other than the Issuer). Accordingly, the New Notes and the New Notes Guarantees will be effectively subordinated to all indebtedness and other liabilities of the Guarantor's other subsidiaries. In addition, holders of secured obligations of the
                                            Issuer or the Guarantor will have claims that rank prior to the claims of the holders of the New Notes and the New Notes Guarantees with respect to the assets securing such other obligations. See the section "Description of the New Notes and the New Notes Guarantees"
                                            under the heading "Ranking." Assuming that we had completed all of our recent securities offerings at September 30, 1998:

                                            o the total amount of outstanding liabilities of the Guarantor and the Issuer (excluding their subsidiaries), including trade payables, would have been approximately $1,002.5 million and

                                            o the total amount of outstanding liabilities of the subsidiaries of the Guarantor (other than the Issuer), including trade payables, would have been approximately $439.5 million.

Optional Redemption.......................  On or after November 15, 2003 we may redeem the New 10 1/2% Notes. On or after March 1, 2003, we may redeem the New 12% Notes. We may redeem the New Notes in each of these cases with any source of funds available to us.

                                            Before November 15, 2001 we may redeem up to 33 1/3% of the principal amount of the New 10 1/2% Notes, and before March 1, 2001 we may redeem up to 33 1/3% of the original principal amount at maturity of the New 12 1/2% Notes. We may redeem the New Notes in each of these cases only with the proceeds of one or more sales of equity of the
                                            Guarantor.

                                            The prices for each of these optional redemptions are listed in the section "Description of the New Notes and the New Notes Guarantees"
                                            under the heading "Optional Redemption."

Additional Amounts; Tax Redemption........  We will make payments under the New Notes or the New Notes Guarantees without withholding or making any deduction for taxes unless required by law. If withholding is required as a result of (1) a change to current law or the interpretation or administration thereof or (2) a
                                            Listing Failure (as defined in the section "Description of the New
                                            Notes and the New Notes Guarantees" under the heading "Additional
                                            Amounts"), we will pay, subject to certain exceptions, Additional
                                            Amounts as may be necessary so that net payments will be no less than the amounts provided for in the New Notes. If (1) we become obligated to pay any Additional Amounts as a result of such change (or, in certain cases, such Listing Failure) and (2) we are unable to avoid such obligation to pay Additional Amounts by taking reasonable measures available to us, then we may redeem all, but not less than all, outstanding New Notes of any class of New Notes at any time at
                                            100% of the principal amount (or accreted value, in the case of the
                                            New 12% Notes) thereof, together with accrued interest thereon, if any, to but excluding the redemption date. See the section
                                            "Description of the New Notes and the New Notes Guarantees" under the heading "Additional Amounts."

Change of Control.........................  If we sell certain assets or if we experience specific kinds of changes of control, we must offer to repurchase the New Notes at a purchase price equal to 101% of the principal amount thereof (in the case of the New 10 1/2% Notes) or 101% of the accreted value thereof
                                            (in the case of the New 12% Notes) plus, in each case, accrued interest, if any, to the date of purchase.

Basic Covenants...........................  The New Notes will be governed by Indentures that we have established with an indenture trustee. Each Indenture will restrict the ability of the Guarantor and certain Restricted Subsidiaries of the Guarantor to:

                                            o incur certain additional indebtedness,

                                            o pay dividends or make distributions on their capital stock,

                                            o make investments or certain other restricted payments,

                                            o create liens,

                                            o sell assets,

                                            o issue or sell capital stock of Restricted Subsidiaries,

                                            o enter into transactions with stockholders or affiliates, or

                                            o effect a consolidation or merger.

For more details, see the section "Description of the New Notes and the New Notes Guarantees" under the heading "Covenants."

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act for the New Notes offered hereby. This Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules to the Registration Statement. This Prospectus describes certain contracts and other documents which we have filed as exhibits to the Registration Statement. The descriptions of those documents in this Prospectus are not necessarily complete and you should refer to the copy of any contract or other document filed as an exhibit to the Registration Statement for more detail concerning those documents. For further information regarding the Issuer, the Guarantor and the New Notes, refer to the Registration Statement and the exhibits and schedules to the Registration Statement.

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy reports, proxy statements and other information that we have filed at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. You may obtain copies of such material at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain summary consolidated financial data for the Company for each of the three years in the period ended December 31, 1997 and for the nine month periods ended September 30, 1997 and 1998, which have been derived from the Consolidated Financial Statements and notes thereto. The information as of and for the year ended December 31, 1994 was derived from the Consolidated Financial Statements of the Company's predecessor entity, International Telecommunications Group, Ltd. The Company's Consolidated Financial Statements as of December 31, 1997, 1996 and 1995 and for the years ended December 31, 1997, 1996 and 1995 have been audited by Deloitte & Touche LLP as stated in their report appearing herein.

     In the opinion of management, the unaudited Condensed Consolidated Financial Statements as of September 30, 1998 and 1997 and for the nine month periods ended September 30, 1998 and 1997 have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full year. In addition, the Company has experienced rapid growth over the periods set forth below, which growth may not necessarily continue at such rate. Accordingly, the financial and operating results set forth below may not be indicative of future performance.

     The summary consolidated financial and operating data presented below should be read along with the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                             YEARS ENDED DECEMBER 31,                   NINE MONTHS ENDED
                                                 -------------------------------------------------        SEPTEMBER 30,
                                                 PREDECESSOR                                          ----------------------
                                                   1994         1995(1)       1996         1997         1997         1998
                                                 -----------    --------    ---------    ---------    ---------    ---------
                                                                    (IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues......................................     $ 4,702      $ 18,617    $ 113,257    $ 300,796    $ 192,604    $ 564,118
Operating costs and expenses:
  Costs of services (exclusive of depreciation
    and amortization shown separately
    below)....................................      (4,923)      (17,510)     (98,461)    (265,321)    (171,203)    (462,181)
  Selling, general and administrative
    expense...................................      (2,395)       (9,639)     (38,893)     (94,712)     (62,085)    (147,494)
  Depreciation and amortization...............        (240)         (849)      (6,655)     (21,819)     (14,367)     (43,282)
                                                   -------      --------    ---------    ---------    ---------    ---------
                                                    (7,558)      (27,998)    (144,009)    (381,852)    (247,655)    (652,957)
                                                   -------      --------    ---------    ---------    ---------    ---------
Loss from operations..........................      (2,856)       (9,381)     (30,752)     (81,056)     (55,051)     (88,839)
Interest income...............................          --           173        3,976       13,826        9,947       13,239
Interest expense..............................        (225)         (194)     (11,359)     (39,373)     (28,910)     (51,646)
Other income (expense)--Net...................          --            --          470        6,595(2)     6,572(2)       445
Foreign exchange loss.........................          --            --           --           --           --      (10,621)
Minority interest.............................          --            --         (180)         210         (212)       4,322
Income taxes..................................          --            --         (395)        (401)        (405)        (726)
Loss in equity interest of unconsolidated
  subsidiaries................................          --            --           --           --           --       (1,625)
                                                   -------      --------    ---------    ---------    ---------    ---------
Loss before extraordinary item................      (3,081)       (9,402)     (38,240)    (100,199)     (68,059)    (135,451)
Extraordinary item(3).........................          --            --           --           --           --      (20,800)

                                                   -------      --------    ---------    ---------    ---------    ---------
Net loss......................................     $(3,081)     $ (9,402)   $ (38,240)   $(100,199)   $ (68,059)   $(156,251)
                                                   -------      --------    ---------    ---------    ---------    ---------
                                                   -------      --------    ---------    ---------    ---------    ---------
Loss per share before extraordinary
  item(3)(4)..................................     $(15.41)     $  (1.67)   $   (5.13)   $   (5.27)   $   (2.16)   $   (3.17)
Net loss per share(3)(4)......................     $(15.41)     $  (1.67)   $   (5.13)   $   (5.27)   $   (2.16)   $   (3.66)
Weighted average number of shares of Common
  Stock outstanding(4)........................         200         5,641        7,448       19,008       31,541       42,740

OTHER FINANCIAL DATA:
EBITDA(5) (as defined)........................     $(2,616)     $ (8,532)   $ (23,807)   $ (52,432)   $ (34,324)   $ (40,790)
Ratio of earnings to fixed charges(6).........          --            --           --           --           --           --
Capital expenditures(7).......................       1,126         6,074       23,880       49,417       26,835      104,868
Cash (used in) provided by operating
  activities..................................      (1,987)        3,554      (10,475)     (91,812)     (60,443)    (116,367)
Cash (used in) provided by investing
  activities..................................        (478)      (16,537)    (225,000)     (18,821)      25,305     (312,772)
Cash (used in) provided by financing
  activities..................................       2,888        18,143      335,031      152,035      (14,976)     367,011

                                                                                             SEPTEMBER 30, 1998
                                                                                        ----------------------------
                                                                                          ACTUAL      AS ADJUSTED(8)
                                                                                        ----------    --------------
                                                                                              ($ IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................................................   $   82,196      $  537,773
Restricted marketable securities(9)..................................................       30,579          30,579
Total assets.........................................................................    1,167,049       1,628,968
Short-term debt, current portion of long-term debt, and current portion of capital
  lease obligations(10)..............................................................       17,700          17,700
Long-term debt and capital lease obligations(10).....................................      718,767       1,011,714
Shareholders' equity.................................................................       18,019         186,991

------------------
 (1) Effective with the acquisition of a majority equity interest in RSL COM North America, Inc. (formerly known as International Telecommunications Group, Ltd.) ("RSL North America"), in September 1995, the Company began to consolidate RSL North America's operations. From March 1995 (the date of the Company's initial investment) to September 1995, the Company accounted for its investment in RSL North America using the equity method of accounting.

 (2) Other income includes the reversal of certain liabilities accrued in connection with the Company's obligations under an agreement that required the Company to meet a carrier vendor's minimum usage requirements, which agreement was entered into by a subsidiary of the Company prior to the Company's acquisition of such subsidiary. During May 1997, the Company renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.

 (3) Extraordinary item represents primarily the premium paid to retire approximately $127.5 million of the original $300.0 million of notes issued by the Company in 1996.

 (4) Loss per share is calculated by dividing the loss attributable to the Common Stock by the weighted average number of shares of Common Stock outstanding, and has been retroactively restated to reflect the 2.19-for-one stock split. Shares issuable pursuant to outstanding stock options, unexercised Warrants (as defined), the Lauder Warrants (as defined), Roll-Up Rights (as defined) or Incentive Units (as defined) or in the Telegate Exchange (as defined) are not included in the loss per share calculation as their effect is anti-dilutive.

 (5) EBITDA (as defined) consists of loss before interest, loss in equity interest of unconsolidated subsidiaries, income taxes, extraordinary item, depreciation and amortization and foreign exchange loss. EBITDA (as defined) is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA (as defined) may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.

 (6) The ratio of earnings to fixed charges is computed by dividing the loss from operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized and that portion of rental expense deemed to be representative of interest. For the years ended December 31, 1994, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, earnings were insufficient to cover fixed charges by approximately $3.1 million, $9.4 million, $37.7 million, $100.0 million, $67.4 million and $137.4 million, respectively.

 (7) Capital expenditures include assets acquired through capital lease financing and other debt.

 (8) Adjusted to give effect to the issuance of the Old 10 1/2% Notes (the net proceeds of which were approximately $196.1 million), the issuance of 7,544,278 shares of common stock in 1998 (the net proceeds of which were approximately $169.0 million) and the issuance of the Old 12% Notes (the net proceeds of which were approximately $90.5 million) and the application of the estimated net proceeds therefrom received by the Company. See "Use of Proceeds" and "Capitalization."

 (9) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the notes issued by the Company in 1996. See "Description of Certain Indebtedness--1996 Notes."

(10) As of September 30, 1998, the Company had approximately $3.4 million of available (undrawn) borrowing capacity under its current bank and vendor facilities.

                                  RISK FACTORS

     An investment in the New Notes involves risks. You should carefully consider the following factors as well as the other matters described in this Prospectus. This Prospectus contains "forward-looking statements" regarding the intent, belief or current expectations of the Company or its officers. These forward looking statements relate to our financing plans, the regulatory environments in which we operate, trends affecting our financial condition or results of operations, the impact of competition, the start-up of certain of our operations and acquisition opportunities. We caution you that forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Cautionary statmements in this Prospectus, including information contained in this "Risk Factors" section and information under the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections identify important factors that could cause such differences. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this Prospectus.

THE COMPANY HAS A SHORT OPERATING HISTORY

     The Company acquired all of its operations since 1995 and, therefore, has limited experience in conducting those operations. Our principal operations commenced on various dates from 1990 through 1997 and, therefore, have limited operating histories. In addition, we invest in start-up operations in markets where we have no existing operations. Furthermore, in many markets, we plan to offer services that have been provided only by existing government-owned post, telegraph and telephone monopolies ("PTTs"). We may face difficulties in establishing or expanding such businesses. Since its inception, the Company has generated net losses of $9.4 million, $38.2 million and $100.2 million in 1995, 1996 and 1997, respectively. See the heading "Our Anticipated Growth and Acquisitions Engender Risks."

WE HAVE RECENTLY ENTERED INTO NEWLY OPENING MARKETS

     You should consider the Company's prospects in light of the risks, expenses, problems and delays inherent in establishing a new business. As a new entrant in our markets, we may need to discount services to customers. In addition, our Local Operators may incur significant costs developing their network infrastructures, including the purchase of minimum investment units ("MIUs") and indefeasible rights of use ("IRUs") in fiber optic cable systems, switches and leased capacity. The fixed costs and expenses that we incur under these circumstances could result in low or negative operating margins. See the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Overview."

THE COMPANY HAS NET OPERATING LOSSES AND NEGATIVE EBITDA (AS DEFINED)

     The Company must continue to expand its operations and meet increasing demands for service quality, availability of value added services and competitive pricing to establish and maintain a competitive position in its markets. The Company has generated net losses of $304.2 million from its inception through September 30, 1998. The Company has also incurred negative EBITDA (as defined) since its inception. Due to our need to expand our operations, develop RSL-NET and build our customer base and marketing operations, we expect to incur significant net losses through 2001, significant negative cash flow from operating activities through 2000 and negative EBITDA (as defined) through 1998. These are forward-looking statements, however, and we caution you that our significant net losses, negative cash flow from operating activities and negative EBITDA (as defined) might continue beyond the years indicated.

WE MAY NEED ADDITIONAL CAPITAL

     When market conditions are favorable, we may raise substantial additional capital to fund our capital expenditures, acquisitions, strategic alliances, start-up operations and anticipated substantial net losses. In 1997, we made capital expenditures of approximately $49.4 million. We expect that we will have made capital expenditures of at least $115.0 million in 1998. We intend to increase our capital expenditures in 1999. We have also experienced a consistently increasing working capital deficit. If market conditions for future capital-raising transactions are not favorable, we believe that the remaining net proceeds from the sale of our securities and other sources of liquidity available to us will be sufficient to fund a reduced capital expenditure and expansion plan for our existing operations, as well as continuing net losses, for approximately 18 to 24 months. We may be required to seek additional capital regardless of market conditions if:

          o our plans or assumptions change or prove to be inaccurate;

          o we identify additional required or desirable infrastructure investments or acquisitions;

          o we experience unanticipated costs or competitive pressures; or

          o the remaining net proceeds from the sale of our securities and other sources of available liquidity otherwise prove to be insufficient.

The Company may also be required to raise capital to refinance its outstanding debt securities when they mature. We cannot assure you that we will be able to raise additional capital. The failure to obtain additional capital on acceptable terms could materially adversely affect our business, results of operations and financial condition and our ability to pay principal of and interest on the New Notes.

OUR SUBSTANTIAL INDEBTEDNESS COULD ENDANGER OUR FINANCIAL CONDITION AND INHIBIT OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NEW NOTES

     We have a significant amount of indebtedness. Assuming that we had completed all of our recent securities offerings at September 30, 1998 and applied the proceeds as intended, the Company would have had total consolidated indebtedness of approximately $1,004.9 million and stockholders' equity of approximately $174.6 million.

     For the years ended December 31, 1994, 1995, 1996 and 1997, and the nine months ended September 30, 1997 and 1998, our earnings were insufficient to cover our fixed charges. The deficiency was approximately $3.1 million for the year ended December 31, 1994, $9.4 million for the year ended December 31, 1995, $37.7 million for the year ended December 31, 1996, $100.0 million for the year ended December 31, 1997, $67.4 million for the nine months ended September 30, 1997 and $137.4 million for the nine months ended September 30, 1998.

     We may incur substantial amounts of additional indebtedness resulting in substantial and increasing interest expense that will likely exceed our EBITDA (as defined). If we are unable to generate sufficient EBITDA (as defined) or we are otherwise unable to obtain funds necessary to make required payments, or if we fail to comply with the material terms of our indebtedness, we would be in default and the holders of our indebtedness would be entitled to accelerate the maturity of such indebtedness. Any such default could result in a default on the New Notes and could delay or preclude payment of principal of and interest on the New Notes.

     The trust indentures governing our outstanding debt securities contain certain restrictive covenants which impose limitations on the ability of the Company and certain of its subsidiaries to:

          o incur additional indebtedness;

          o pay dividends or make certain other distributions;

          o issue capital stock of certain subsidiaries;

          o guarantee debt;

          o enter into transactions with shareholders and affiliates;

          o create liens;

          o enter into sale-leaseback transactions; and

          o sell assets.

See the section "Description of Certain Indebtedness" under the headings "1996 Notes," "U.S. Dollar Notes," "DM Notes," "Old 12% Notes" and "Old 10 1/2% Notes."

     Our level of indebtedness could have important consequences to you as a holder of the New Notes because:

          o it could limit our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

          o a substantial portion of our future cash flow from operations, if any, will be dedicated to the payment of principal and interest on our indebtedness and will not be available for our business;

          o it could limit our flexibility in planning for, or reacting to changes in, our business;

          o we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage; and

          o it could make us more vulnerable in the event of a downturn in our business.

See the sections "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR HOLDING COMPANY STRUCTURE MAY JEOPARDIZE OUR ABILITY TO REPAY THE NEW NOTES

     The Issuer and the Guarantor are holding companies and their only material assets consist of the stock of their subsidiaries and fluctuating cash balances. The Issuer has contributed or loaned a substantial majority of the net proceeds from the sale of the Old Notes to its subsidiaries and other affiliates. See the "Use of Proceeds" section. The cash flow and the related ability of each of the Issuer and the Guarantor to service its debt obligations, including the New Notes and the New Notes Guarantees, depend upon the ability of the Issuer or the Guarantor to receive cash from their subsidiaries. These subsidiaries, however, are legally distinct from the Issuer and the Guarantor and may have no obligation, contingent or otherwise, to pay amounts due pursuant to the New Notes or to make funds available for such payment. These subsidiaries have no obligation to guarantee the New Notes. Accordingly, the New Notes and the New Notes Guarantees will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of these subsidiaries. The ability of these subsidiaries to make such distributions to the Issuer and the Guarantor will be subject to, among other things, the availability of funds and the terms of such subsidiaries' indebtedness. In addition, the repayment of loans and advances by such subsidiaries may be subject to statutory or other legal restrictions and to taxation, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Dividends and other payments to the Issuer and the Guarantor from their subsidiaries, in certain jurisdictions, may have adverse tax consequences to them and to the shareholders of the Company, and the subsidiaries' ability to declare and pay dividends and their ability to make any payment or transfer of property or assets to the Issuer and the Guarantor are, in certain circumstances, subject to local statutory or other legal restrictions, and restrictions contained in their respective Articles of Association, other organizational documents or loan agreements.

     As shareholders of each of their subsidiaries, any right of the Issuer or the Guarantor to receive assets of any of their subsidiaries upon any liquidation or reorganization of those subsidiaries (and the consequent right of the holders of the New Notes and the New Notes Guarantees to those assets) is effectively subordinated to the claims of the subsidiaries' creditors, except to the extent the Issuer or the Guarantor is independently recognized as a creditor of those subsidiaries. Any recognized claims of the Issuer or the Guarantor as a creditor of a subsidiary would be subordinate to any prior security interest held by any other creditor of the subsidiary and obligations of the subsidiary that are senior to those owing to the Issuer or the Guarantor. In the event of such a subsidiary's liquidation, there may not be assets sufficient for the Issuer and/or the Guarantor to recoup their investments in that subsidiary.

     The Company's Bermuda counsel has opined that the New Notes Guarantees will be valid and binding obligations of the Company, subject to standard qualifications regarding bankruptcy, insolvency and similar circumstances. Assuming that we had completed all of our recent securities offerings at September 30, 1998:

          o the total amount of outstanding liabilities of the Guarantor and the Issuer (excluding their subsidiaries), including trade payables, would have been approximately $1,002.5 million; and

          o the total amount of outstanding liabilities of the subsidiaries of the Guarantor (other than the Issuer), including trade payables, would have been $439.5 million. See the section "Description of the New Notes and the New Notes Guarantees" under the heading "Ranking."

WE MAY NOT BE ABLE TO REPAY OR REFINANCE THE NEW NOTES

     We may not be able to repay the New Notes with cash from operations. Accordingly, we may need to seek capital from outside sources in order to repay principal on the New Notes. Our ability to obtain capital from outside sources will depend on our financial condition at the time, market conditions and other factors, including factors beyond our control. If we are unable to refinance the New Notes or obtain additional funds for their repayment, the value of the New Notes would be adversely affected.

OUR ANTICIPATED GROWTH AND ACQUISITIONS ENGENDER RISKS

     We have experienced rapid growth and we intend to pursue further expansion of our existing operations, through acquisitions, joint ventures and strategic alliances and the establishment of new operations. Our ability to manage our growth will depend on our ability to:

          o evaluate new markets and investment vehicles;

          o monitor operations and control costs;

          o maintain effective quality controls;

          o obtain satisfactory and cost-effective lease rights from, and interconnection agreements with, competitors that own transmission lines; and

          o significantly expand our internal management, technical and accounting systems.

     Our growth will also depend on our ability to purchase MIUs, IRUs and other capacity, which may be adversely affected by competition and regulatory restrictions on ownership. Our rapid growth strains our financial, management and operational resources, including our ability to:

          o identify acquisition targets and joint venture partners;

          o negotiate acquisition and joint venture agreements; and

          o maintain satisfactory relations with our joint venture partners and minority investors in acquired entities.

In addition, acquisitions and the establishment of new operations will entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in our operating results.

     We may, as a result of legal restrictions or other reasons, be limited to acquiring only a minority interest in strategic targets, in which case we would lack control over the target company's operations and strategies. Any such lack of control may interfere with our growth and the integration of our operations.

     We may also acquire interests in operations, for strategic reasons, even if those operations have operational or managerial problems or are incurring losses. In such cases, those operational or managerial problems or losses may cause the Company significant operational difficulties or consume substantial monetary, management and other resources of the Company.

WE MAY EXPERIENCE PROBLEMS INTEGRATING OUR NEW OPERATIONS

     When we acquire or launch new businesses we must integrate them with our existing operations. For businesses that we acquire, we must integrate various systems, including switching, transmission, technical, sales, customer service, marketing, billing, accounting, quality control, management, personnel, payroll and regulatory compliance, and we must integrate other systems and operating hardware and software. Some or all of these systems and hardware and software elements may be incompatible. Additionally, acquired businesses may offer product lines that the Company has limited experience in providing, such as, in the case of the recent Motorola Tel.co acquisition, wireless resale. Furthermore, acquired businesses generally suffer from higher levels of employee and customer attrition and turnover, beginning when employees and customers learn of a proposed transaction and ending some time after the transaction has been completed. We have has experienced high levels of customer attrition and turnover in certain acquired businesses in the United States, Australia, France and Germany. In connection with the recent Motorola Tel.co acquisition, we expect to experience higher levels of customer attrition than previously experienced by our European operations.

     In countries where we expand by establishing a new business, we must recruit, hire and train personnel, establish offices, obtain regulatory authorization, lease transmission lines from and obtain interconnection agreements with competitors that own intra-national transmission lines, and install hardware and software. See the heading "Our Markets Are Highly Competitive." In addition, since we already operate businesses in many countries and we intend to expand into additional countries and regions, including countries and regions within Europe, Asia/Pacific Rim and Latin America, we must manage the problems associated with integrating a culturally and linguistically diverse workforce.

THE RAPIDLY CHANGING INDUSTRY IN WHICH WE OPERATE PRESENTS RISKS AND
UNCERTAINTIES

     The international telecommunications industry is changing rapidly, due to deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure, the globalization of the world's economies, free trade and other factors. The Company may be unable to compete effectively or adjust its contemplated plan of development to meet these changing market conditions.

     Much of our planned growth is predicated upon the deregulation of telecommunications markets. Such deregulation may not occur when or as anticipated, if at all, and the Company may not be able to grow in the manner or at the rates currently contemplated.

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increased satellite and fiber optic cable transmission capacity for services similar to those provided by the Company, including utilization of the Internet for international voice and data communications. We cannot predict which of the many possible future product and service offerings will be necessary to establish and maintain a competitive position or what expenditures will be required to develop and provide such products and services. Our profitability will depend, in part, on our ability to anticipate and adapt to rapid technological changes occurring in the telecommunications industry and on our ability to offer, on a timely basis, services meeting evolving industry standards and customer preferences. We may be unable to adapt to such technological changes or offer such services on a timely basis.

WE FACE INCREASING PRICING PRESSURES

     Existing excess international transmission capacity minimizes the marginal cost of carrying an additional international call for carriers. Industry observers have predicted that these low marginal costs may result in significant pricing pressures and that, within a few years after the end of this century, there may be no charges based on the distance a call is carried. Certain of our competitors have introduced calling plans that provide for flat rates on calls within the U.S. and Canada, regardless of time of day or distance of the call. This system of pricing, if it were to become prevalent in our markets, would likely have a material adverse effect on our prospects, financial condition and results of operations and our ability to pay our debts. See the heading "We Depend on Other Carriers."

WE ARE UNABLE TO PREDICT TRAFFIC VOLUMES

     We may enter into long-term agreements for leased capacity based on traffic volumes that we expect will occur in the future. Traffic volumes, however, may not reach expected levels and, thus, we may be obligated to pay for transmission capacity without adequate corresponding revenues. Conversely, we may underestimate our need for leased capacity and, thus, we may be required to obtain transmission capacity through more expensive means. In the past, we have at times overestimated our need for leased capacity and as a result we have transported traffic at a higher cost. We have at times also understimated our needs and leased capacity which was underutilized and, in some instances, led to underutilization charges. See the section "Management's Discussion and Analysis of Financial Condition and Results of Operations." A failure to accurately project needs for leased capacity in the future may have a material adverse effect on our business and our ability to satisfy our obligations under the New Notes.

WE DEPEND ON OTHER CARRIERS

     The Company does not own any local exchange transmission facilities and we own only limited intra-national transmission facilities. All of the telephone calls made by our customers are connected at least in part through transmission facilities that we lease. In many of the foreign jurisdictions in which we conduct business, the primary provider of significant intra-national transmission facilities is the PTT. Accordingly, prior to full deregulation, we may be required to lease transmission capacity at artificially high rates from a provider that occupies a monopoly or near monopoly position. Such rates may prevent us from generating gross profit on the related calls. In addition, PTTs may not be required by law to allow us to lease necessary transmission lines or, if applicable law requires PTTs to lease transmission lines to the Company, we may encounter delays in commencing operations and negotiating leases and interconnection agreements. Additionally, disputes may result with respect to pricing terms and billing. See the heading "Government Regulations Restrict Our Operations."

     In the U.S., the providers of local exchange transmission facilities are generally the incumbent local exchange carriers ("LECs"), including the regional Bell operating companies ("RBOCs"). The permitted pricing of local exchange facilities that we lease in the U.S. is subject to uncertainties. The U.S. Court of Appeals for the Eighth Circuit has held that the United States Federal Communications Commission (the "FCC") does not have jurisdiction to create national rules for the pricing of such facilities, but rather that such jurisdiction rests with each of the individual states. As of the date of this Prospectus, this case is before the U.S. Supreme Court and, if the lower court decision is upheld, the need to address different pricing regimes in different states could make it more burdensome or expensive for the Company to enter a local exchange market.

     Many of the international telephone calls made by our customers are transported through transmission facilities that the Company leases from its competitors, including American Telephone & Telegraph, Inc., Teleglobe Canada, Inc., British Telecommunications PLC, France Telecom S.A., Deutsche Telekom AG, Cable and Wireless Communications PLC, MCI WorldCom, Inc. and Sprint Corporation. To the extent that we provide local exchange services in the U.S., we will be required to lease facilities from LECs that will be competitors of the Company, such as the RBOCs. We generally lease lines on a short-term basis. These include leases on a per-minute basis (some with minimum volume commitments) and, where we anticipate higher volumes of traffic, leases of transmission capacity for point-to-point circuits on a monthly or longer-term fixed cost basis. When we negotiate lease agreements we must estimate future supply and demand for transmission capacity as well as the calling patterns and traffic levels of our existing and future customers. When excess transmission capacity is present, as was the case for many years in the U.S., lease rates have declined and short-term leases have been advantageous. Recently, capacity has been somewhat constrained in the U.S. and the decline in lease rates has slowed. As a result, longer term leases may become more attractive. If we fail to meet our minimum volume commitments pursuant to long-term leases, we must pay "under-utilization" charges. See the heading "We Are Unable to Predict Traffic Volumes." For these reasons, we would suffer competitive disadvantages if we entered into leases with inappropriate durations or leases based on per-minute charges for high volume routes (or leases with fixed monthly rates for low volume routes), or if we failed to meet our minimum volume requirements. The Company is also vulnerable to service interruptions and poor transmission quality from leased lines. If our relationships with one or more of our carrier vendors were to deteriorate, we could suffer a material adverse effect upon our business, financial condition and results of operations.

WE DEPEND ON EFFECTIVE INFORMATION SYSTEMS

     Sophisticated information systems are vital to the Company's growth and its ability to:

          o monitor costs;

          o bill and receive payments from customers;

          o reduce credit exposure;

          o effect least cost routing; and

          o achieve operating efficiencies.

     We currently operate separate network management information systems for our U.S., European and Australian operations. We intend to integrate and operate the information services for all of our Local Operators from the regional headquarters of each Local Operator. A failure of any of our current systems, the failure of the Company to efficiently implement or integrate new systems, the failure of any new systems or the failure to upgrade systems as necessary could have a material adverse effect on the Company, its financial condition and its results of operations.

THE YEAR 2000 PROBLEM PLACES OUR TECHNOLOGY SYSTEMS AT RISK

     We are reviewing our computer systems and operations to identify and determine the extent to which any of our systems will be vulnerable to potential errors and failures as a result of the "Year 2000" problem. The Year 2000 problem is the result of the use by computer programs of two digits, rather than four digits, to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations, or other computer errors, causing disruptions of operations. The potential for failures encompasses all aspects of the Company's business, including computer systems and voice networks, and could cause, among other things, a temporary inability to process transactions, billing and customer service or to engage in similar normal business activities.

     We are assessing and upgrading our computer system in an effort to prevent major system failures that could result upon the transition from 1999 to the year 2000. We may, however, be unable to successfully implement these upgrades, and additional steps may be necessary. A failure of the Company's computer systems or the failure of the Company's vendors or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on the Company's business and financial condition or results of operations.

     If we complete our assessment without identifying any additional material non-compliant systems operated by, or in the control of, the Company or of third parties, the most reasonably likely worst case scenario would be a systems failure beyond the control of the Company to remedy. Such a failure could materially prevent us from operating our business. We believe that such a failure would likely lead to lost revenues, increased operating costs, loss of customers or other business interruptions of a material nature, in addition to potential claims against the Company. See the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Year 2000 Technology Risks" and the section "Business" under the headings "North American Operations--U.S. Operations" and "European Operations--General."

OUR MARKETS ARE HIGHLY COMPETITIVE

     The telecommunications services markets are extremely competitive. Prices for long distance calls are decreasing substantially in most of the Company's markets. In addition, all of our markets have deregulated or are in the process of deregulating telephone services. Customers in most of these deregulating markets are not familiar with obtaining services from competitors to the PTTs and incumbent LECs and may be reluctant to use new providers. The Company's target customers, small and medium-sized businesses, may be reluctant to entrust their telecommunications needs to new and unproven operators or may switch to other service providers as a result of price competition.

     We must compete with a variety of other telecommunications providers in each of our markets, including:

          o the PTTs and other dominant carriers;

          o alliances such as AT&T's alliance with British Telecom and AT&T's alliance with Unisource (itself an alliance among PTT Telecom Netherlands, Telia AB and Swiss Telecom PTT) and the corresponding alliance with WorldPartners, and Sprint's alliance with Deutsche Telekom and France Telecom, known as "Global One";

          o international fixed wire and wireless resellers;

          o companies such as GTE and MCI WorldCom offering local exchange service in conjunction with domestic long distance and international long distance services;

          o LECs such as the RBOCs; and

          o other companies with business plans similar to our business plan.

     We anticipate increased competition as worldwide deregulation accelerates. Many of our competitors have significantly greater financial, management and operational resources and more experience. If any of our competitors devote additional resources to providing international long distance voice telecommunication services to our key markets, including our target customer base of small and medium-sized businesses, there could be a material adverse effect on our business.

     Competition for customers is primarily on the basis of price and, to a lesser extent, on the type and quality of services offered and customer service. We attempt to discount our services from the prices charged by the PTT or major carriers in each of our markets. We have no control over the prices set by our competitors, and some of our larger competitors may be able to use their substantial financial resources to cause severe price competition in the countries in which we operate. In certain deregulated markets severe price competition has occurred, and as deregulation progresses in other markets we may encounter severe price competition in those markets. Any price competition could have a material adverse effect on our business, financial condition and results of operations. In addition, certain of our competitors will provide potential customers with a broader range of services than we currently offer or can offer due to regulatory restrictions. See the section "Business" under the heading "Industry Overview" and the section "Business" under the heading "European Operations" and the sub-heading "General."

     Recent and pending deregulation in each of our markets may encourage new entrants. For example, as a result of the enactment of the Telecommunications Act of 1996 and regulatory initiatives taken by the FCC, the RBOCs may provide international telecommunications services, are allowed as "non-dominant" carriers to offer domestic long distance service through affiliates outside their service areas and are also allowed to provide long distance service within their service areas, so long as certain competition related conditions are met. AT&T, MCI WorldCom and other long distance carriers are allowed to enter the local telephone services market, and any entity, including cable television companies and utilities, may enter the United States domestic long distance telecommunications market. The U.S. District Court for the Northern District of Texas recently ruled that restrictions placed by the Telecommunications Act of 1996 on the ability of RBOCs to provide long distance service within their respective service areas were unconstitutional. Although the U.S. Court of Appeals for the 5th

Circuit reversed the District Court's ruling, certain RBOCs have petitioned the U.S. Supreme Court for certiorari. Certain RBOCs have also filed applications with the FCC seeking authority to provide long distance service within their respective service areas. A decision by the U.S. Supreme Court affirming the decision by the District Court, or the grant by the FCC of the pending RBOC applications, would enable the RBOCs to compete more effectively against the Company.

     In November 1997, the FCC revised its rules to implement commitments made by the U.S. under the Basic Telecommunications Agreement of the World Trade Organization (the "WTO") executed in February 1997. The FCC established an open entry standard for applicants from World Trade Organization member countries seeking authority to provide international telecommunications service in the United States and adopted a rebuttable presumption that the U.S. affiliates of a foreign carrier with less than 50% market share in their home market should be treated as non-dominant. In addition, the FCC reclassified AT&T as a "non-dominant" carrier for domestic purposes in October 1995 and for international purposes in May 1996. These FCC actions substantially reduced the regulatory constraints (including pricing constraints) on AT&T and affiliates of foreign carriers. As a result, we expect to encounter additional regional competitors and increased competition. Moreover, we believe that competition in foreign markets will increase and become increasingly similar to the competitive environment in the U.S.

     The PTTs and incumbent LECs generally have certain competitive advantages over the Company due to their control over and connection to intra-national and local exchange transmission facilities, their ability to delay access to lines and the reluctance of some regulators to adopt policies and grant approvals that would increase competition. Our Local Operator in any such jurisdiction would be adversely affected to the extent that the PTT or incumbent LEC in any jurisdiction uses its competitive advantages to their fullest extent.

GOVERNMENT REGULATIONS RESTRICT OUR OPERATIONS

     National and local laws and regulations differ significantly among the countries in which we operate. The interpretation and enforcement of such laws and regulations vary and could limit our ability to provide certain telecommunications services, including IP telephony services. Changes in current or future laws or regulations or future judicial intervention in the U.S. or in any other country may have a material adverse effect on the Company, and FCC or other regulatory intervention may have a material adverse effect on the Company. Our European strategy is based in large part upon the ongoing liberalization of the European Union ("EU") and deregulation of other foreign markets based on European Commission ("EC") directives and the GBT Agreement. Several EU member states have already experienced delays in deregulation. Moreover, even if a national legislature of an EU member state implements the relevant directives within the time frame established by the EC, there may be significant resistance to the implementation of such measures from PTTs, regulators, trade unions and other sources. The telecommunications services that we provide in various EU member states are subject to and affected by regulations and license conditions enforced by the National Regulatory Authority ("NRA"). The NRA in the U.K. has imposed mandatory rate reductions on the dominant operator in the U.K., British Telecom, and is expected to continue to do so for the foreseeable future. This may have the effect of reducing the prices that we can charge our U.K. customers.

     Governments in other foreign markets may fail to implement deregulation or even if they do implement deregulation it may not proceed on schedule. In addition, even if other foreign markets act to deregulate their telecommunications markets on the current schedule, the national governments of such foreign markets must pass legislation or other national measures to deregulate the markets within the countries. The national governments may not pass such legislation or other national measures or may not pass them in the form required, or may pass such legislation or measures only after a significant delay. These and other potential obstacles to deregulation would have a material adverse effect on our operations by preventing us from expanding our operations as currently anticipated.

     The Internet protocol ("IP") telephony services that we provide through Delta Three may be subject to and affected by regulations introduced by the authorities in each country where Delta Three operates.

In the United States, the FCC has advised Congress that it may, in the future, regulate IP telephony services as basic telecommunications services. The regulation of Delta Three's activities may have a material adverse effect on the financial condition and results of operations of Delta Three and the Company.

OUR RESULTS DEPEND UPON KEY PERSONNEL

     Our success depends, in part, upon our key management. In particular, we depend highly upon Ronald S. Lauder, Chairman of the Board of Directors of the Company and its largest and controlling shareholder, and Itzhak Fisher, the President and Chief Executive Officer of the Company. If we were to lose the services of Mr. Lauder, Mr. Fisher or any of the other members of our senior management team, we could suffer material adverse effects.

     We believe that our future success will depend in large part upon our ability to attract, retain and motivate highly skilled employees. Such employees are in great demand and are often subject to offers for competitive employment. We may be unable to retain key managerial employees or to attract, integrate or retain such employees in the future.

WE HAVE A CONTROLLING SHAREHOLDER

     Ronald S. Lauder, Chairman of the Board of Directors of the Company, beneficially owns approximately 56.6% of the voting power of the Company. In addition, Mr. Lauder beneficially owns approximately 31.2% of the outstanding capital stock of the Company. As a result, Mr. Lauder has majority voting control of the Company, the ability to approve certain fundamental corporate transactions and to elect all members of the Company's Board of Directors. Mr. Lauder, together with certain other executive officers and directors of the Company, companies and partnerships they control and members of their immediate families, controls approximately 92.1% of the voting power and approximately 56.8% of the outstanding capital stock of the Company.

     The exercise of voting power by Mr. Lauder and the other persons described above may present conflicts of interest between them, as shareholders, and the holders of the New Notes. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, our equity investors may have an interest in pursuing acquisitions, divestitures, financings, or other transactions that in their judgment could enhance their equity investments, even though such transactions might involve risk to the holders of the New Notes. See the "Principal Shareholders" section.

EFFECTS OF INCORPORATION UNDER BERMUDA CORPORATE LAW

     The Guarantor is a Bermuda corporation and, accordingly, is governed by The Companies Act 1981 of Bermuda. The Companies Act 1981 of Bermuda differs in certain respects from laws generally applicable to United States corporations and shareholders. These differences include less restrictive limitations on transactions entered into by the Guarantor in which any of its directors have an interest and greater restrictions on the rights of its shareholders to dissent from and obtain remedies in connection with mergers, takeovers and other combination transactions and to pursue legal challenges to corporate actions.

EFFECTS OF INCORPORATION UNDER UNITED KINGDOM CORPORATE LAW

     The Issuer is a United Kingdom corporation and, accordingly, is governed by the Companies Act 1985 of the United Kingdom. This act differs materially from laws generally applicable to United States corporations and their shareholders, including regulations relating to interested directors, mergers and indemnification of directors.

MANDATORY REDEMPTION UPON A CHANGE OF CONTROL

     If the Company experiences a change of control, we may be required to purchase all of the outstanding New Notes, along with any of our other notes that are then outstanding, at a price equal to 101% of the principal amount (or accreted value) thereof at the date of purchase plus accrued and unpaid interest. However, we may not have sufficient funds to purchase the New Notes and/or our other outstanding notes. See the section "Description of the New Notes and the New Notes Guarantee" under the heading "Change of Control."

ENFORCEMENT OF JUDGMENTS AND SERVICE OF PROCESS

     The Issuer is incorporated in the United Kingdom and the Guarantor is incorporated in Bermuda. Certain of their respective officers and directors reside outside the United States. All or a substantial portion of the assets of such persons are or may be located outside the United States. Consequently, it may not be possible to serve process within the United States upon such persons or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See the section "Service of Process and Enforcement of Liabilities."

OUR RESULTS MAY BE AFFECTED BY DEVALUATION AND CURRENCY RISKS

     Most of our revenues, costs, assets and liabilities are denominated in local currencies. In the future, we may acquire interests in entities that operate in countries where the expatriation or conversion of currency is restricted. Currently, we do not hedge against foreign currency exchange risks but in the future we may commence such hedging against specific foreign currency transaction risks. We may be unable to hedge all our exchange rate exposure economically, and exchange rate fluctuations may have a material adverse effect on the ability of the Issuer or the Guarantor to meet their respective obligations under the New Notes. Because of the number of currencies involved, our constantly changing currency exposure and the fact that all foreign currencies do not fluctuate in the same manner against the United States dollar, we cannot quantify the effect of exchange rate fluctuations on our future financial condition or results of operations.

     Under the treaty on the European Economic and Monetary Union, on January 1, 1999 the "Euro" has replaced the currencies of 11 of the 15 member states of the EU, including some countries in which we operate. We have modified our computer systems and programs for the replacement of these European currencies with the Euro. We are treating costs associated with the modifications necessary to prepare for the Euro as expenses during the period in which we incur them. Such costs may involve significant expenditures and, if not implemented in a timely manner, could have a material adverse effect on the Company.

NO PUBLIC MARKET EXISTS FOR THE NEW NOTES

     The New Notes are a new issue of securities for which there is currently no active trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition, performance and prospects of the Company. Even though the New Notes are being registered under the Securities Act, an active trading market may not develop.

THE NEW 12% NOTES HAVE ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES

     The New 12% Notes have original issue discount ("OID") for U.S. federal income tax purposes. Consequently, if you are a U.S. holder of New 12% Notes, for U.S. federal income tax purposes you must include OID in your gross income before you receive cash payments on the New 12% Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES

     If you hold Old Notes and you do not exchange them for New Notes in the Exchange Offers you must continue to comply with (1) the provisions in the Indentures governing the Old Notes regarding transfer and exchange of the Old Notes and (2) the restrictions on transfer of the Old Notes written on the legend appearing on the face of the certificates representing the Old Notes. These transfer restrictions are imposed on the Old Notes because we issued the Old Notes under exemptions from the Securities Act and applicable state securities laws or in transactions not subject to the registration requirements of the Securities Act and applicable state securities laws.

     In general, you may offer or sell the Old Notes only if (1) you register them under the Securities Act, (2) you sell them under an exemption from the Securities Act and applicable state securities laws or (3) you sell them in a transaction not subject to the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the Old Notes under the Securities Act. See the section "Registration Rights Agreements for Old Notes."

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer New Notes issued under the Exchange Offers (unless you are an "affiliate" of the Issuer or the Guarantor within the meaning of Rule 405 under the Securities Act) without complying with the registration and prospectus delivery provisions of the Securities Act, so long as you acquire the New Notes in the ordinary course of your business and you have no arrangement with any person to participate in the distribution of the New Notes. However, we do not intend to ask the Commission to consider, and the Commission has not considered, the Exchange Offers in the context of a no-action letter and we cannot assure you that the staff of the Commission would make a similar determination with respect to the Exchange Offers as in such other circumstances. Unless you are a broker-dealer, you must acknowledge that
(1) you will acquire the New Notes in your ordinary course of business, (2) at the time of the completion of the Exchange Offers you will not have engaged in, and do not intend to engage in, a distribution of New Notes and (3) you are not an affiliate of the Issuer or the Guarantor within the meaning of Rule 405 of the Securities Act or if you are such an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If you are a broker-dealer you must acknowledge that you acquired your Old Notes as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of your New Notes. See the section "Plan of Distribution." In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. We currently do not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See the section "The Exchange Offers" under the heading "Consequences of Exchanging Old Notes" and the section "Registration Rights Agreement for Old Notes."

                                USE OF PROCEEDS

     The Issuer will not receive any proceeds from the Exchange Offers. The net proceeds to the Issuer from the sale of the Old Notes were approximately
$286.6 million, after deducting the underwriting discounts and estimated expenses of the offerings of the Old Notes. Of the net proceeds, the Company intends to use (1) approximately $146.1 million for the expansion and development of the Company's infrastructure, such as the replacement of leased transmission facilities with owned transmission facilities and the purchase of IRUs and interests in inter-city fiber routes in European countries, as well as the installation of additional national and international gateway switches and
(2) approximately $140.5 million for the funding of the Company's operating losses. In addition, in the ordinary course of its business, the Company continually reviews acquisition opportunities in the telecommunications industry as they arise. Although it is not currently party to any agreement or binding understanding with respect to a transaction, it may use proceeds from the sale of the Old Notes partially to fund suitable acquisition opportunities that arise. Historically, the Company has acquired telecommunications carriers with established customer bases, compatible operations and experience with additional or emerging telecommunications products and services. See "Risk Factors--Our Anticipated Growth and Acquisitions Engender Risks."

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated cash and cash equivalents, restricted marketable securities and capitalization of the Company as of September 30, 1998 and as adjusted to give effect to (i) the issuance of the Old 12% Notes and the application of the net proceeds therefrom received by the Company, (ii) the issuance by the Company on December 1, 1998 of 7,000,000 shares of its Class A common shares, par value $0.00457 ("Class A Common Stock") pursuant to an underwritten public offering (the "1998 Equity Offering") and the issuance by the Company on December 15, 1998 of 544,278 shares of Class A Common Stock pursuant to underwriters' over-allotment options granted as part of the 1998 Equity Offering (the "Green Shoe"), and the application of the net proceeds therefrom received by the Company, and (iii) the issuance of the Old 10 1/2% Notes and the application of the estimated net proceeds therefrom received by the Company. The table should be read in conjunction with the Consolidated Financial Statements and notes thereto and the other information included elsewhere in this Memorandum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                            AS OF SEPTEMBER 30, 1998
                                                    ----------------------------------------
                                                                       AS ADJUSTED
                                                                         FOR THE
                                                                        12% NOTES
                                                                    OFFERING, THE 1998
                                                                    EQUITY OFFERING, THE
                                                                    10 1/2% NOTESOFFERING
                                                      ACTUAL        AND THE GREEN SHOE
                                                    -----------     ------------------------
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                                    ----------------------------------------
Cash and cash equivalents.........................   $  82,196            $    537,773 (1)(2)(3)
                                                     ---------            ------------
                                                     ---------            ------------
Restricted marketable securities(4)...............   $  30,579            $     30,579
                                                     ---------            ------------
                                                     ---------            ------------
Short-term debt and current portion of long-term
 debt and current portion of capital lease
 obligations......................................   $  17,700            $     17,700
Long-term debt and capital lease obligations:
 Capital leases...................................      21,211                  21,211
 12 1/4% Senior Notes due 2006 (net of unamortized
   discount of $1.8 million)......................     170,667                 170,667
 9 1/8% Senior Notes due 2008.....................     200,000                 200,000
 10 1/8% Senior Discount Notes due 2008...........     212,131                 212,131
 10% Senior Discount Notes due 2008...............     114,758                 114,758
 12% Senior Notes due 2008 (net of unamortized
   discount of $5.5 million)......................          --                  94,489
 10 1/2% Senior Notes due 2008 (net of unamortized
   discount of $1.5 million)......................          --                 198,458
                                                     ---------            ------------
   Total long-term debt, short-term debt and
     capital lease obligations(5).................     736,467               1,029,414
                                                     ---------            ------------
Shareholders' equity:
 Common Stock, $.00457 par value; 438,000,000
   authorized; 17,782,140 shares of Class A
   Common Stock outstanding and 24,782,140 shares
   outstanding as adjusted(6).....................          81                     115
   26,874,795 shares of Class B Common Stock
     outstanding(7)...............................         123                     123
 Preferred Stock, $.00457 par value; 65,700,000
   shares authorized; no shares outstanding.......          --                      --
 Warrants--Common Stock...........................       5,544                   5,544
 Additional paid-in capital.......................     328,443                 497,381
 Accumulated deficit..............................    (304,190)               (304,190)
 Foreign currency translation adjustment..........     (11,982)                (11,982)
                                                     ---------            ------------
   Total shareholders' equity.....................      18,019                 186,991
                                                     ---------            ------------
   Total capitalization...........................   $ 754,486               1,216,405
                                                     ---------            ------------
                                                     ---------            ------------

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------

(1) Reflects the receipt of net proceeds of approximately $90.5 million from the issuance of the Old 12% Notes.

(2) Reflects the receipt of net proceeds of approximately $169.0 million from the 1998 Equity Offering and the Green Shoe.

(3) Reflects the receipt of net proceeds of approximately $196.1 from the issuance of the Old 10 1/2% Notes.

(4) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the 1996 Notes. See "Description of Certain Indebtedness--1996 Notes."

(5) As of September 30, 1998, the Company had approximately $3.4 million of available (undrawn) borrowing capacity under its current bank and vendor facilities.

(6) The foregoing does not include (i) 1,481,055 shares of Class A Common Stock issuable upon the exercise of outstanding stock options, (ii) 26,328,590 shares of Class A Common Stock issuable upon the conversion of the shares of Class B Common Stock, (iii) 459,900 shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock issuable pursuant to the Lauder Warrants, (iv) 917,729 shares of Class A Common Stock issuable upon the exercise of unexercised Warrants, (v) 109,500 shares of restricted stock, granted pursuant to the Company's 1997 Stock Incentive Plan or
    (vi) shares of Class A Common Stock issuable upon exercise of Roll-Up Rights or Incentive Units or in the Telegate Exchange.

(7) Does not include 459,900 shares of Class B Common Stock issuable upon exercise of the Lauder Warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Set forth below are selected consolidated financial data for each of the years in the four year period ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998. The selected consolidated financial data presented below with respect to the years ended December 31, 1997, 1996 and 1995 have been derived from the Consolidated Financial Statements appearing elsewhere in this Prospectus. The Consolidated Financial Statements for the three year period ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors. The information as of and for the year ended December 31, 1994 has been derived from the financial statements of the Company's predecessor entity, RSL North America.

     In the opinion of management, the unaudited Condensed Consolidated Financial Statements as of September 30, 1998 and 1997 and for the nine month periods ended September 30, 1998 and 1997 have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full year. In addition, the Company has experienced rapid growth over the periods set forth below, which growth may not necessarily continue at such rate. Accordingly, the financial and operating results set forth below may not be indicative of future performance.

     The information set forth below is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                 FOR THE YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED
                                            ------------------------------------------      SEPTEMBER 30,
                                            PREDECESSOR                                 ----------------------
                                              1994       1995(1)     1996      1997       1997        1998
                                            -----------  --------  --------  ---------  ---------  -----------
                                                          (IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues...................................   $ 4,702    $ 18,617  $113,257  $ 300,796  $ 192,604   $ 564,118
Operating costs and expenses:
  Cost of services (exclusive of
    depreciation and amortization shown
    separately below)......................    (4,923)    (17,510)  (98,461)  (265,321)  (171,203)   (462,181)
  Selling, general and administrative
    expenses...............................    (2,395)     (9,639)  (38,893)   (94,712)   (62,085)   (147,494)
  Depreciation and amortization............      (240)       (849)   (6,655)   (21,819)   (14,367)    (43,282)
                                              -------    --------  --------  ---------  ---------   ---------
                                               (7,558)    (27,998) (144,009)  (381,852)  (247,655)   (652,957)
                                              -------    --------  --------  ---------  ---------   ---------
Loss from operations.......................    (2,856)     (9,381)  (30,752)   (81,056)   (55,051)    (88,839)
Interest income............................        --         173     3,976     13,826      9,947      13,239
Interest expense...........................      (225)       (194)  (11,359)   (39,373)   (28,910)    (51,646)
Other income (expense)--Net................        --          --       470      6,595(2)     6,572(2)        445
Foreign exchange loss......................        --          --        --         --         --     (10,621)
Minority interest..........................        --          --      (180)       210       (212)      4,322
Income taxes...............................        --          --      (395)      (401)      (405)       (726)
Loss in equity interest of unconsolidated
  subsidiaries.............................        --          --        --         --         --      (1,625)
                                              -------    --------  --------  ---------  ---------   ---------
Loss before extraordinary item.............    (3,081)     (9,402)  (38,240)  (100,199)   (68,059)   (135,451)
Extraordinary item(3)......................        --          --        --         --         --     (20,800)
                                              -------    --------  --------  ---------  ---------   ---------
Net loss...................................   $(3,081)   $ (9,402) $(38,240) $(100,199) $ (68,059)  $(156,251)
                                              -------    --------  --------  ---------  ---------   ---------
                                              -------    --------  --------  ---------  ---------   ---------

Loss per share before extraordinary
  item(3)(4)...............................   $(15.41)   $  (1.67) $  (5.13) $   (5.27) $   (2.16)  $   (3.17)
Net loss per share(3)(4)...................   $(15.41)   $  (1.67) $  (5.13) $   (5.27) $   (2.16)  $   (3.66)
Weighted average number of shares of Common
  Stock outstanding(4).....................       200       5,641     7,448     19,008     31,541      42,740

                                                      FOR THE YEAR ENDED DECEMBER 31,                NINE MONTHS ENDED
                                              ------------------------------------------------         SEPTEMBER 30,
                                              PREDECESSOR                                         -----------------------
                                                1994           1995        1996         1997        1997         1998
                                              -----------    --------    ---------    --------    --------    -----------
                                                                            (IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(5) (as defined).....................     $(2,616)     $ (8,532)   $ (23,807)   $(52,432)   $(34,324)    $ (40,790)
Ratio of earnings to fixed charges(6)......          --            --           --          --          --            --
Capital expenditures(7)....................       1,126         6,074       23,880      49,417      26,835       104,868
Cash (used in) provided by operating
  activities...............................      (1,987)        3,554      (10,475)    (91,812)    (60,443)     (116,367)
Cash (used in) provided by investing
  activities...............................        (478)      (16,537)    (225,000)    (18,821)     25,305      (312,772)
Cash (used in) provided by financing
  activities...............................       2,888        18,143      335,031     152,035     (14,976)      376,011

                                                            AS OF DECEMBER 31,
                                              ----------------------------------------------      AS OF SEPTEMBER 30,
                                              PREDECESSOR                                       -----------------------
                                                1994          1995        1996        1997        1997         1998
                                              -----------    -------    --------    --------    --------    -----------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................     $   452      $ 5,163    $104,068    $144,894    $ 52,706    $    82,196
Securities available for sale..............          --           --      67,828      13,858      24,093             --
Restricted marketable securities(8)........          --           --     104,370      68,836      86,034         30,579
Total assets...............................       3,682       53,072     427,969     605,664     435,961      1,167,049
Short-term debt, current portion of
  long-term debt and current portion of
  capital lease obligations(9).............       2,645        5,506       6,974       8,033       5,438         17,700
Long-term debt and capital lease
  obligations(9)...........................       1,404        6,648     314,425     316,608     316,677        718,767
Shareholders' (deficiency) equity..........      (3,651)       5,705      20,843     126,699     (14,275)        18,019

------------------

(1) Effective with the acquisition of a majority equity interest in RSL North America in September 1995, the Company began to consolidate RSL North America's operations. From March 1995 (the date of the Company's initial investment) to September 1995, the Company accounted for its investment in RSL North America using the equity method of accounting.

(2) Other income includes the reversal of certain liabilities accrued in connection with the Company's obligations under an agreement that required the Company to meet a carrier vendor's minimum usage requirements, which agreement was entered into by a subsidiary of the Company prior to the Company's acquisition of such subsidiary. During May 1997, the Company renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.

(3) Extraordinary item represents primarily the premium paid to retire approximately $127.5 million of the original $300.0 million of the Company's 1996 Notes.

(4) Loss per share is calculated by dividing the loss attributable to Common Stock by the weighted average number of shares of Common Stock outstanding, and has been retroactively restated to reflect the 2.19-for-one stock split. Shares issuable pursuant to outstanding stock options, unexercised Warrants, the Lauder Warrants, Roll-up Rights or Incentive Units or in the Telegate Exchange are not included in the loss per common share calculation as their effect is anti-dilutive.

(5) EBITDA (as defined) consists of loss before interest, loss in equity interest of unconsolidated subsidiaries, income taxes, extraordinary item, depreciation and amortization and foreign exchange loss. EBITDA (as defined) is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA (as defined) may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.

(6) The ratio of earnings to fixed charges is computed by dividing the loss from operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized and that portion of rental expense deemed to be representative of interest. For the years ended December 31, 1994, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, earnings were insufficient to cover fixed charges by approximately $3.1 million, $9.4 million, $37.7 million, $100.0 million, $67.4 million and $137.4 million, respectively.

(7) Capital expenditures include assets acquired through capital lease financing and other debt.

(8) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the 1996 Notes. See "Description of Certain Indebtedness--1996 Notes."

(9) As of September 30, 1998, the Company had approximately $3.4 million of available (undrawn) borrowing capacity under its current bank and vendor facilities.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

OVERVIEW

  GENERAL

     The Company is a rapidly growing multinational telecommunications company which provides a broad array of services, with a focus on international long distance voice services to small and medium-sized businesses in key markets. The Company's services include international and national fixed and wireless, calling card, fax, data, Internet, private line and other value-added telecommunications services. The Company currently has revenue generating operations in Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Italy, Japan, Luxembourg, The Netherlands, Portugal, Spain, Sweden, Switzerland, the United Kingdom, the United States and Venezuela. In 1997, approximately 70% of all international long distance telecommunications minutes originated in these markets. The Company is also in the process of commencing start-up operations through its investments in an entity in Mexico. See "Business--Latin American Operations--General." The Company plans to expand its operations and network into additional key markets which account for a significant portion of the world's remaining international traffic.

     NORTH AMERICA. The Company commenced operations in the U.S. in 1995 and has since implemented solutions designed to improve the operations of RSL COM U.S.A., Inc. ("RSL USA"). The Company added key members to its management and purchased and developed additional management software systems which provide current traffic provisioning and an enhanced ability to predict future traffic volume. The Company also successfully negotiated and continues to negotiate rate reductions and more appropriate transmission capacity arrangements based on the Company's current and anticipated capacity requirements. In addition, the Company anticipates that expanded utilization of its own facilities (as such component of RSL-NET continues to grow) will result in more cost-efficient methods of transport for its U.S. business.

     As of September 30, 1998, the Company had recorded approximately
$277.1 million of goodwill in connection with its North American acquisitions.

     Goodwill represents the excess of cost over the fair value of the net assets of acquired entities. The Company's component cost and purchase price allocation for its North American acquisitions for each of the three years ended December 31, 1995, 1996 and 1997 and for the nine month period ended
September 30, 1998 are as follows:

                                                          COMPONENT COST AND PURCHASE PRICE
                                                                     ALLOCATION
                                                        -------------------------------------
                                                                                SEPTEMBER 30,
                                                        1995    1996    1997      1998
                                                        ----    ----    ----    -------------
                                                                   ($ IN MILLIONS)
ASSETS ACQUIRED:
  Cash and cash equivalents..........................    7.4      --     5.1          1.0
  Accounts receivable................................    9.0      --     5.2         29.5
  Telecommunications equipment.......................    4.5      --     0.8         35.1
  Deposits and others................................    1.9      --     0.5          4.6
  Intangible assets--goodwill........................   29.3    26.3    80.6        140.9
LIABILITIES ASSUMED:
  Accounts payable and other long-term liabilities...   32.6     7.0    12.4         73.4
  Long-term debt.....................................    5.1      --      --           --
EQUITY:
  Increase to shareholders' equity...................     --      --    38.2          8.7

TOTAL CASH INVESTED..................................   14.4    19.3    41.6        129.0
TOTAL NET LIABILITIES ASSUMED........................   14.9     7.0     0.8          3.2
TOTAL STOCK ISSUED...................................     --      --    38.2          8.7
                                                        ----    ----    ----        -----
TOTAL GOODWILL RECORDED/TOTAL PURCHASE PRICE.........   29.3    26.3    80.6        140.9
                                                        ----    ----    ----        -----
                                                        ----    ----    ----        -----

     EUROPE. Member States are in various stages of deregulation. Deregulation in these countries may occur either because the Member States of the EU decide to open up their own markets (e.g., the United Kingdom, Sweden and Finland) or because they are directed to do so by the European Commission ("EC") through one or more directives issued thereby. In the latter case, such an EC directive would be addressed to the national legislative body of each EU member state, calling for such legislative body to implement such directive through the passage of national legislation.

     Although interconnection was not available and implemented in most EU countries by January 1, 1998 (as called for by an EC directive), the current regulatory scheme in the EU nevertheless provides an opportunity for the Company to provide a range of services immediately in many countries, while putting in place adequate infrastructure to capitalize on final deregulation if and when it occurs. The Company can provide value-added services before interconnection is available and, in certain EU member states, the Company is already providing dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes, to route traffic over the domestic public switched telephone network ("PSTN") to the Company's switches. See "Business--International Long Distance Mechanics."

     As of September 30, 1998, the Company had recorded an aggregate of approximately $155.2 million of goodwill in connection with its European acquisitions. Goodwill represents the excess of cost over the fair value of the net assets of acquired entities. The Company's component cost and purchase price allocation for its European acquisitions for each of the three years ended December 31, 1995, 1996 and 1997 and for the nine-month period ended
September 30, 1998 are as follows:

                                                          COMPONENT COST AND PURCHASE PRICE
                                                                     ALLOCATION
                                                        -------------------------------------
                                                                                SEPTEMBER 30,
                                                        1995    1996    1997      1998
                                                        ----    ----    ----    -------------
                                                                   ($ IN MILLIONS)
ASSETS ACQUIRED:
  Cash...............................................    --      2.3     1.7          0.9
  Accounts receivable................................   0.2      0.6     2.3         28.1
  Telecommunications equipment.......................    --      2.2     0.8          3.7
  Deposits and others................................    --      0.3     0.4         16.5
  Intangible assets--goodwill........................   0.9     24.7    33.7         95.9
LIABILITIES ASSUMED:
  Accounts payable and other long-term liabilities...   0.2      5.9     5.0         52.8
  Lease commitments..................................    --      2.4      --           --

EQUITY:
  Increase to shareholders' equity...................    --       --     3.4           --

TOTAL CASH INVESTED..................................   0.9     21.8    30.5         92.3
TOTAL LIABILITIES (ASSETS) ASSUMED...................    --      2.9    (0.2)         3.6
TOTAL STOCK ISSUED...................................    --       --     3.4           --
                                                        ----    ----    ----        -----
TOTAL GOODWILL RECORDED/TOTAL PURCHASE PRICE.........   0.9     24.7    33.7         95.9
                                                        ----    ----    ----        -----
                                                        ----    ----    ----        -----

REVENUES

     The Company provides both domestic and international long distance services and derives its revenues principally from the provision of international long distance voice telecommunication services. Revenues are derived from the number of minutes of use (or fractions thereof) billed by the Company ("revenue minutes") and are recorded upon completion of calls. The Company also derives revenues from prepaid calling cards. These revenues are recognized at the time of usage or upon expiration of the card. The Company maintains local market pricing structures for its services and generally prices its services at a discount to the prices charged by the local PTTs and major carriers. The Company has experienced, and expects to continue to experience, declining revenue per minute in all of its markets as a result of increasing competition in telecommunications, which the Company expects will be offset by increased minute volumes and decreased operating costs per minute. See "Risk Factors--The Rapidly Changing Industry in Which We Operate Presents Risks and Uncertainties" and "--Our Markets Are Highly Competitive."

  NORTH AMERICAN OPERATIONS

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                   -------------------------------------------
                                                                                                    NINE MONTHS ENDED
                                                   PREDECESSOR                                        SEPTEMBER 30,
                                                   -----------                                    ----------------------
                                                    1994       1995        1996        1997         1997         1998
                                                   -------    -------    --------    ---------    ---------    ---------
                                                        (IN THOUSANDS, EXCEPT PERCENTAGE OF CONSOLIDATED REVENUES)
Revenues.......................................    $ 4,702    $18,461    $ 85,843    $ 194,518    $ 127,491    $ 305,673
Percentage of consolidated revenues............      100.0%      99.2%       75.8%        64.7%        66.2%        54.2%
Operating costs and expenses:
  Cost of services (exclusive of depreciation
     and amortization shown separately
     below)....................................     (4,923)   (17,367)    (76,892)    (176,780)    (117,666)    (253,200)
  Selling, general and administrative
     expenses..................................     (2,395)    (7,444)    (17,606)     (38,207)     (20,478)     (53,348)
  Depreciation and amortization................       (240)      (619)     (3,047)      (5,650)      (4,009)      (8,014)
                                                   -------    -------    --------    ---------    ---------    ---------
                                                    (7,558)   (25,430)    (97,545)    (220,637)    (142,153)    (314,562)
                                                   -------    -------    --------    ---------    ---------    ---------
Loss from operations...........................    $(2,856)   $(6,969)   $(11,702)   $ (26,119)   $ (14,662)   $  (8,889)
                                                   -------    -------    --------    ---------    ---------    ---------
                                                   -------    -------    --------    ---------    ---------    ---------

     Prior to 1997, the Company's revenues had been primarily derived from its operations within the United States. The Company's U.S. revenues result primarily from the sale of long distance voice services on a wholesale basis to other carriers, on a retail basis to commercial customers and on a bulk discount basis to distributors of prepaid calling cards. The Company experiences significant month to month changes in revenues generated by its carrier customers (i.e., customers who acquire the Company's services for the purpose of reselling such services on a wholesale basis to other carriers or on a retail basis to end users). The Company believes such carrier customers will react to temporary price fluctuations and spot market availability that will impact the Company's carrier revenues. Over the past two years, the Company has shifted its marketing focus in the United States to small and medium-sized businesses and has restructured its pricing of wholesale services to other carriers. The Company believes that as a result of these changes to its business and as a result of utilizing a greater proportion of owned versus leased facilities, the Company has begun to experience decreasing quarterly losses commencing in January 1998. The Company has derived increased revenues from its commercial customers, and it continues to reduce its reliance on wholesale carrier revenues. The Company will also begin deriving revenues as a result of its recent acquisition of operations in Canada. See "--Overview" in this Section.

  EUROPEAN OPERATIONS

                                                              YEAR ENDED                   NINE MONTHS ENDED
                                                            DECEMBER 31,                    SEPTEMBER 30,
                                                  ----------------------------------    -----------------------
                                                   1995        1996         1997          1997          1998
                                                  -------    --------    -----------    ---------    ----------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGE OF CONSOLIDATED REVENUES)
Revenues.......................................   $   156    $ 27,414     $  73,653     $  51,220    $  168,672
Percentage of consolidated revenues............       0.8%       24.2%         24.5%         26.6%         29.9%
Operating costs and expenses:
  Cost of services (exclusive of depreciation
     and amortization shown separately
     below)....................................      (143)    (21,569)      (59,516)      (40,746)     (136,779)
  Selling, general and administrative
     expense...................................      (539)    (17,377)      (43,004)      (32,879)      (64,118)
  Depreciation and amortization................       (12)     (1,906)       (7,038)       (4,298)      (14,298)
                                                  -------    --------     ---------     ---------    ----------
                                                     (694)    (40,852)     (109,558)      (77,923)     (215,195)
                                                  -------    --------     ---------     ---------    ----------
Loss from operations...........................   $  (538)   $(13,438)    $ (35,905)    $ (26,703)   $  (46,523)
                                                  -------    --------     ---------     ---------    ----------
                                                  -------    --------     ---------     ---------    ----------

     The Company commenced European operations in certain countries in the second quarter of 1996 and has since established operations in many additional European countries.

     Substantially all revenues from the Company's European operations are derived from commercial sales to end-users. Sales are targeted at small to medium-sized corporate customers, as well as to niche consumer markets (including selected ethnic communities). To reduce its credit risk to such niche consumer markets, the Company primarily offers prepaid products to its targeted consumer. Each of the countries in which the Company operates has experienced different levels of deregulation, resulting in various levels of competition and differing ranges of services which the Company is permitted to offer its customers. The Company also believes that as it pursues its strategic growth strategy it will continue to encounter various degrees of start-up time.

     EFFECT OF DEREGULATION ON EUROPEAN REVENUES. The Company operates, or will soon operate, in various countries in Europe, each of which is in a different state of deregulation. In certain of these countries, current regulatory restrictions limit the Company's ability to offer a broader array of products and services and limit the availability of those services to customers. Accordingly, the Company anticipates that deregulation will have a favorable impact on revenues because (i) customers will be able to access the Company's services more easily and (ii) the Company will have the ability to provide a broader array of products and services. The Company believes that, with established or start-up operations in 14 European countries, it will be well positioned to benefit from the anticipated deregulation of European markets. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See "Risk Factors--The Rapidly Changing Industry in Which We Operate Presents Risks and Uncerainties," "--Government Regulations Restrict Our Operations" and "Business--European Operations--General--Regulatory Environment."

  ASIA/PACIFIC RIM OPERATIONS

                                                                           INCEPTION
                                                     INCEPTION            (APRIL 1997           NINE MONTHS
                                                    (APRIL 1997             THROUGH                ENDED
                                                    THROUGH DECEMBER     SEPTEMBER 30,         SEPTEMBER 30,
                                                     31, 1997)               1997)                 1998
                                                    -----------------    ------------------    ------------------
                                                      (IN THOUSANDS EXCEPT PERCENTAGE OF CONSOLIDATED REVENUES)
Revenues.........................................        $32,333              $ 13,836              $ 89,219
Percentage of consolidated revenues..............           10.7%                  7.2%                 15.8%
Operating costs and expenses:
  Cost of services (exclusive of depreciation and
  amortization shown separately below)...........        (28,873)              (12,756)              (71,738)
  Selling, general and administrative expenses...         (5,827)               (2,674)              (20,555)
  Depreciation and amortization..................           (824)                 (268)               (3,604)
                                                         -------              --------              --------
                                                         (35,524)              (15,698)              (95,897)
                                                         -------              --------              --------
Loss from operations.............................        $(3,191)             $ (1,862)             $ (6,678)
                                                         -------              --------              --------
                                                         -------              --------              --------

     The Company commenced Asian/Pacific Rim revenue producing operations through its Australian entity with the acquisition of a customer base in Australia in the second quarter of 1997. The Company initiated operating in Japan through RSL COM Japan K.K. ("RSL Japan") in July 1998.

  LATIN AMERICAN OPERATIONS

     The Company commenced Latin American revenue producing operations in Venezuela in the third quarter of 1997. The Company's operations in Venezuela have generated approximately $846,000 in revenues from August 1997 through September 30, 1998.

COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION)

     The Company's cost of services is comprised of costs associated with gaining local access and the transport and termination of calls over RSL-NET. The majority of the Company's cost of services are variable, including local access charges and transmission capacity leased on a per-minute of use basis. The Company plans to make significant investments in IRUs, MIUs and domestic circuits and, as a result, expects an increasing amount of its total operating costs to become fixed, as the volume of the Company's calls carried over its own facilities increases. As the Company migrates increasing amounts of traffic from leased facilities to owned facilities, the Company experiences improving operating results in those operations where such traffic migration occurs. The depreciation expense with respect to the Company's MIUs and IRUs is not accounted for in cost of services. In addition, the Company intends to lower its variable cost of termination as a percentage of revenues by carrying traffic pursuant to more of its existing operating agreements and by negotiating additional operating agreements on strategic routes. The Company has directly linked certain of its Local Operators in Europe and the United States utilizing lines leased on a fixed cost point-to-point basis and MIUs and IRUs. To the extent traffic can be transported between two Local Operators over MIUs or IRUs, there is only marginal cost to the Company with respect to the international portion of a call other than the fixed lease payment or the capital expenditure incurred in connection with the purchase of the MIUs or IRUs. The Company's cost of transport and termination will decrease to the extent that it is able to bypass the settlement rates associated with the transport of international traffic. While the Company intends to purchase or construct intranational transmission facilities where such facilities are available for purchase or may be constructed and such investments are cost effective and warranted by traffic patterns, a significant percentage of its intranational transmission facilities will continue to be leased on a variable cost basis. Accordingly, variable costs will continue to be a majority of the Company's cost of services for the foreseeable future.

  EFFECT OF DEREGULATION ON EUROPEAN COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION)

     The Company's current cost structure varies from country to country, in part, as a result of the different level of regulatory policies in place in each country. In general, the Company's cost structure is lower in countries that have been substantially deregulated than in those which are partially deregulated and certain of the Company's European operations have become cash flow positive. In countries that are not substantially deregulated, the Company's access to the local exchange network is through more expensive means (i.e., leased lines or dial-in access). This results in higher costs to the Company for carrying international traffic originating within one country and terminating in another country. In addition, local regulations in many countries restrict the Company from purchasing capacity on international cable and fiber systems. The Company must instead either enter into long-term lease agreements for international capacity at a high fixed cost or purchase per-minute of use termination rates from the dominant carrier. Deregulation in countries in which the Company operates is expected to permit the Company to (i) interconnect its switches with the local exchange network and (ii) purchase its own international facilities. The Company believes that deregulation will result in improved European operating results. Deregulation in a particular country is also expected to permit the Company to terminate international inbound traffic in such country which will result in an improved cost structure for the Company as a whole. However, the foregoing is a forward-looking statement and there can be no assurance that deregulation will proceed as expected or lower the Company's cost of services.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     The Company's selling, general and administrative expenses consist of costs incurred to support the continued expansion of RSL-NET, the introduction of new services and the provision of ongoing customer service. These costs are principally comprised of costs associated with employee compensation, occupancy, insurance, professional fees, sales and marketing (including sales commissions) and bad debt expenses. In addition, as the Company commences operations in different countries, it incurs significant start-up costs, particularly for hiring, training and retention of personnel, leasing of office space and advertising. The Company's selling, general and administrative expense also includes the settlement of various claims and disputes relating, primarily, to pre-acquisition periods.

     The Company has grown and intends to continue to grow by establishing operations in countries that are in the process of being deregulated and that originate and terminate large volumes of international traffic or offer other strategic benefits. Each of the Company's operations is in a different stage of development. The early stages of development of a new operation involve substantial start-up costs in advance of revenues. Upon the commencement of such operations, the Company generally incurs additional fixed costs to facilitate growth. The Company expects that during periods of significant expansion, selling, general and administrative expenses will increase materially. Accordingly, the Company's consolidated results of operations will vary depending on the timing and speed of the Company's expansion strategy and, during a period of rapid expansion, will not necessarily reflect the performance of the Company's more established Local Operators.

FOREIGN EXCHANGE

     The Company is exposed to fluctuations in foreign currencies relative to the U.S. dollar, as its revenues, costs, assets and liabilities are, for the most part, denominated in local currencies. The results of operations of the Company's subsidiaries, as reported in U.S. dollars, may be significantly affected by fluctuations in the value of the local currencies in which the Company transacts business.

     The Company recorded a foreign currency translation adjustment of $4.7 million and $6.7 million for the year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively. Such amount is recorded upon the translation of the foreign subsidiaries' financial statements into U.S. dollars, and is dependent upon the various foreign exchange rates and the magnitude of the foreign subsidiaries' financial statements.

     The Company incurs settlement costs when it exchanges traffic via operating agreements with foreign correspondents. These costs currently represent a small portion of the total costs of services; however, as the Company's international operations increase, it expects that these costs will become a more significant portion of its cost of services. Such costs are settled by utilizing a net settlement process with the Company's foreign correspondents comprised of special drawing rights ("SDRs"). SDRs are the established method of settlement among international telecommunications carriers. The SDRs are valued based upon a basket of foreign currencies and the Company believes that this mitigates, to some extent, its foreign currency exposure.

     The Company has monitored and will continue to monitor its currency exposure. See "Risk Factors--Our Results May Be Affected By Devaluation and Currency Risks."

ACQUISITION ACCOUNTING

     Since its formation in 1994, the Company has expanded its revenues, customer base and network through internal growth and acquisitions. All of its acquisitions were negotiated on an arm's length basis with unaffiliated third parties. The Company accounted for all of its acquisitions of controlling interests using the purchase method of accounting and, accordingly, the respective purchase prices have been allocated to the assets acquired and liabilities assumed based on their estimated fair values at their dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is being amortized over a 15-year period. For periods prior to April 1, 1996, the Company had included 100% of the losses of its loss generating subsidiaries in its results of operations because the book value of the minority interests in these subsidiaries has been reduced to below zero. The Company's non-U.S. subsidiaries denominate revenues, costs, assets and liabilities for the most part in local currencies. All of the subsidiaries, however, report their financial results in U.S. dollars pursuant to U.S. GAAP. See "--Foreign Exchange."

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

     REVENUES. Revenues increased to $564.1 million for the nine months ended September 30, 1998 compared to $192.6 million for the nine months ended September 30, 1997, an increase of 193%. This increase is due primarily to an increase in the Company's North American revenues from $127.5 million for the nine months ended September 30, 1997 to $305.7 million for the same period this year and the Company's European revenues, which increased from $51.2 million for the nine months ended September 30, 1997 to $168.7 million for the same period this year. The Company had revenue generating operations in the United States, Canada, 14 European countries, Venezuela, Australia and Japan during the first nine month period of 1998. The increase in the Company's North American revenues was primarily due to acquisitions, which contributed $98.1 million and $0.0 for the nine months ended September 30, 1998 and 1997, respectively, a significant increase in the Company's U.S. commercial customer base and increased traffic volume from existing customers. Revenues from the Company's European operations increased as a result of increased sales of prepaid calling cards, which contributed $20.6 million and $0.0 for the nine months ended September 30, 1998 and 1997, respectively, through acquisitions, primarily the Motorola Tel.co acquisition, completed after September 30, 1997, which contributed
$62.6 million to the Company's September 30, 1998 European revenues, and an increase in the European customer base. Revenues from the Company's Asia/Pacific Rim operations increased to $89.2 million for the nine months ended
September 30, 1998, compared with $13.8 million for the same period of 1997, primarily as a result of various acquisitions which had taken place throughout the period.

     COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION DISCUSSED SEPARATELY BELOW). Cost of services increased to $462.2 million for the nine months ended September 30, 1998 from $171.2 million for the nine months ended September 30, 1997, an increase of 170%. This increase is primarily due to increased traffic and, to a certain extent, increased rates paid to the Company's carrier vendors. As a percentage of revenues, cost of services decreased to 81.9% for the nine months ended

September 30, 1998 from 88.9% for the nine months ended September 30, 1997. The decrease in cost of services as a percentage of revenues is primarily attributable to the increased diversification in the Company's customer base, increase in commercial accounts and mobile subscribers which positively impacted the Company's profitability, and the improvement in the Company's North American operations' costs of services which represented 54.8% of the Company's total cost of services in the period. This was offset by the Company's European operations which experienced problems in purchasing capacity in Germany and France due to certain delays in implementing deregulation in these countries. Accordingly, traffic arising from increased prepaid card sales in these countries had to be carried over uneconomical overflow capacity which produced low and in certain cases negative gross margins for the Company's prepaid operations in Germany and France. The Company believes that these capacity problems were temporary and have since been corrected. In order to reduce costs, the Company intends to purchase additional capacity, if and when regulations permit, in each of the Company's respective countries of operation, on routes on which it has experienced, or anticipates experiencing, overflow traffic.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the nine months ended September 30, 1998 increased by $85.4 million, or 138%, to $147.5 million from $62.1 million for the nine months ended September 30, 1997. This increase is primarily attributable to costs of start-ups in and expansion of the Company's European operations, the hiring of new personnel in Europe and as a result of acquisitions in North America and Australia. The Company's European operations contributed $64.1 million or 43.5% of the Company's consolidated SG&A for the nine months ended September 30, 1998, although such operations accounted for only 29.9% of the Company's total revenues in such period. European selling, general and administrative expense increased as a result of the Motorola Tel.co acquisition and the significant increase in employees in many of the Company's European operations. Selling, general and administrative expense will continue to increase as a result of start-up costs and infrastructure expansion and start-up costs attributable to new local operations.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 201% to $43.3 million for the nine months ended September 30, 1998 from $14.4 million for the nine months ended September 30, 1997. This increase is primarily attributable to the increased amortization of goodwill recorded as a result of the Company's acquisitions. Depreciation and amortization expense is expected to increase in the future as the Company acquires additional businesses and assets.

     INTEREST INCOME. Interest income increased to $13.2 million for the nine months ended September 30, 1998 from $9.9 million for the nine months ended September 30, 1997, primarily as a result of interest earned on the proceeds of the 1998 Notes (as defined herein).

     INTEREST EXPENSE. Interest expense increased to $51.6 million for the nine months ended September 30, 1998 from $28.9 million for the nine months ended September 30, 1997, primarily as a result of interest related to the 1998 Notes.

     FOREIGN EXCHANGE LOSS. Foreign exchange loss increased to $10.6 million for the nine months ended September 30, 1998 from $0.0 for the nine months ended September 30, 1997, primarily as a result of the increase in the Deutsche mark against the U.S. dollar in connection with the Company's 1998 Deutsche mark denominated Senior Discount Notes.

     LOSS IN EQUITY INTEREST OF UNCONSOLIDATED SUBSIDIARIES. Loss in equity interest of unconsolidated subsidiaries increased to $1.6 million for the nine months ended September 30, 1998 from $0.0 for the nine months ended
September 30, 1997 to account for the Company's pro-rata allocable loss in its investment in Maxitel (as defined) and Telegate (as defined).

     LOSS BEFORE EXTRAORDINARY ITEM. Loss before extraordinary item increased to $135.5 million for the nine months ended September 30, 1998, as compared to net loss of $68.1 million for the nine months ended September 30, 1997 due to the factors described above. An extraordinary item of $20.8 million for the nine months ended September 30, 1998 represents primarily the premium paid to retire approximately $127 million of the original $300 million of the Company's 1996 Notes. The Company had no such expense in the nine-month period ended September 30, 1997.

  YEARS ENDED DECEMBER 31, 1997 AND 1996

     REVENUES. Revenues increased to $300.8 million for the year ended December 31, 1997 compared to $113.3 million for the year ended December 31, 1996, an increase of 165.6%. This increase was due primarily to an increase in the Company's U.S. revenues from $85.8 million for the year ended December 31, 1996 to $194.5 million for the year ended December 31, 1997 and the Company's European revenues, which increased from $27.4 million for the year ended December 31, 1996 to $73.7 million for the year ended December 31, 1997. The Company generated revenues in the United States, in 10 European countries, and in Australia and Venezuela during the fourth quarter of 1997. The Company had revenue producing operations in only the United States and five European countries in 1996. The increase in U.S. revenues was primarily due to increased traffic volume from existing customers, increases in the Company's U.S. commercial customer base and the LDM acquisition on October 1, 1997 which contributed $13.1 million (for the period October 1, 1997 to December 3, 1997) to the Company's December 31, 1997 revenue. The increase in the Company's European revenues was primarily due to increased traffic volume from existing customers, increases in the Company's commercial customer base in the United Kingdom, Sweden, Finland, Germany and The Netherlands. The Company's 1996 European acquisitions in France, Germany and The Netherlands contributed $32.7 million in revenue for the full 1997 year end compared to revenues of $16.5 million recorded from the dates of their respective acquisitions to December 31, 1996.

     COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION DISCUSSED SEPARATELY BELOW). Cost of services increased to $265.3 million for the year ended December 31, 1997 from $98.5 million for the year ended December 31, 1996, an increase of 169.5%. This increase was primarily due to increased traffic and increased rates paid to the Company's carrier vendors. As a percentage of revenues, cost of services increased to 88.2% for the year ended December 31, 1997 from 86.9% for the year ended December 31, 1996. The increase in cost of services as a percentage of revenues was primarily attributable to the Company's U.S. operations' cost of services, which represented 66.6% of the Company's total cost of services. Although the Company anticipated a decrease in U.S. and European cost of services during 1997, rapid revenue growth in excess of the Company's expectations continued to cause traffic overflow resulting in higher cost of services, and increased operating losses.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 1997 increased by $55.8 million, or 143.5%, to $94.7 million from $38.9 million for the year ended December 31, 1996. This increase is primarily attributable to the costs associated with the Company's expansion into nine new markets and the concurrent hiring of more than 1,000 new personnel. The Company also recognized all of the costs associated with opening new offices, commencing advertising campaigns and product development. As a percent of U.S. revenues, the Company's U.S. selling, general and administrative expense decreased to 19.6% for the year ended December 31, 1997 from 20.5% for the prior year. The Company's U.S. bad debt expense for the year ended December 31, 1997 increased by $8.1 million or 289% to $10.9 million from $2.8 million for the year ended December 31, 1996. This increase was primarily attributable to a 127% increase in the Company's U.S. revenues for the same period and increased credit exposure primarily due to the increased diversity in the Company's customer base. Additionally, the Company's 1997 bad debt expense included approximately $3.0 million of bad debt recorded in connection with the bankruptcy filing of one of the Company's major customers, Cherry Communications. As a percent of European revenues, the Company's European selling, general and administrative expense decreased to 58.4% for the year ended December 31, 1997 from 63.4% for the prior year. The Company's consolidated selling, general and administrative expense in Europe was 45.4% of its total consolidated selling, general and administrative expense, despite such operations accounting for only 24.5% of the Company's total revenues because of a greater proportion of start-up and expansion costs.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 227.9% to $21.8 million for the year ended December 31, 1997 from $6.7 million for the year ended December 31, 1996, an increase of $15.1 million. This increase was primarily attributable to the increased amortization of goodwill recorded as a result of the Company's acquisitions.

     INTEREST INCOME. Interest income increased to $13.8 million for the year ended December 31, 1997 from $4.0 million for the year ended December 31, 1996, primarily as a result of interest earned on the remaining net proceeds of the 1996 Units Offering (as defined) and the net proceeds from the initial public offering of Class A Common Stock in October 1997 (the "IPO").

     INTEREST EXPENSE. Interest expense increased to $39.4 million for the year ended December 31, 1997 from $11.4 million for the year ended December 31, 1996, an increase of approximately $28.0 million, as a result of interest related to the 1996 Notes.

     NET LOSS. Net loss increased to $100.2 million for the year ended December 31, 1997, as compared to a net loss of $38.2 million for the year ended December 31, 1996 due to the factors described above.

  YEARS ENDED DECEMBER 31, 1996 AND 1995

     REVENUES. Revenues increased to $113.3 million for the year ended December 31, 1996 from $18.6 million for the year ended December 31, 1995, an increase of 509%. This increase was due primarily to the full year of U.S. operations consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. The Company experienced an increase in commercial customers at each of the Company's operations. The Company's Swedish, Finnish and U.K. operations began generating revenues in May 1996 and contributed approximately $7.8 million to 1996 revenues. The Company purchased Sprint's international voice operations in France and Germany in May 1996. These operations contributed approximately $13.1 million to 1996 revenues. The Company's European operations generated minimal revenues in 1995. For the year ended December 31, 1996, approximately 24% of the Company's revenues were generated from the Company's European operations.

     In connection with the Company's shift in marketing focus to small and medium-sized businesses, the Company determined in December 1995 that certain carrier customers provided the Company with margins below its targeted levels for margin contribution. Accordingly, the Company established new pricing structures and terminated service to the low or zero margin customers which did not agree to the new pricing structures. In addition, the Company terminated service in February 1996 to its largest wholesale customer because of such customer's inability to pay for past services. This customer represented approximately 11% of RSL North America's revenues in 1995. The Company commenced legal proceedings to recover amounts owed to the Company by such customer. The Company also instituted stricter credit criteria to reduce its bad debt exposure.

     To compensate for the loss of such revenues, the Company accelerated its U.S. sales efforts to small and medium-sized businesses during 1996, resulting in increased sales to this segment.

     COST OF SERVICES (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION DISCUSSED SEPARATELY BELOW). Cost of services increased to $98.5 million for the year ended December 31, 1996 from $17.5 million for the year ended December 31, 1995, an increase of 463%. This increase was due primarily to the full year of U.S. operations that is consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. As a percentage of revenues, cost of services decreased to 86.9% for the year ended December 31, 1996 from 94.1% for the year ended December 31, 1995. The decrease in cost of services as a percentage of revenues was primarily attributable to the Company's increased European revenues.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 1996 increased to $38.9 million from $9.6 million for the year ended December 31, 1995. This increase was primarily attributable to the Company's investment in sales personnel and marketing expense in order to generate increased revenue. Costs for start-up and expansion of the Company's U.K., Dutch, Finnish and Swedish Local Operators represented 30.1% and 5.6% of the Company's total selling, general and administrative expense for the years ended

December 31, 1996 and 1995, respectively, although they only accounted for 9.9% and less than 1.0% of the Company's total revenues for the same periods.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 689% to $6.7 million for the year ended December 31, 1996 from $849,000 for the year ended December 31, 1995. This increase was primarily attributable to the increased amortization of goodwill recorded as a result of acquisitions. For the years ended December 31, 1996 and 1995, amortization of goodwill amounted to approximately $2.9 million and $548,000, respectively. The Company depreciates its switches over a five- to seven-year life, office equipment is depreciated over their estimated useful lives which range from three to seven years and its investments in MIUs and IRUs are depreciated over a 15-year life. Goodwill is amortized over 15 years.

     INTEREST INCOME. Interest income increased to $4.0 million for the year ended December 31, 1996 from $173,000 for the year ended December 31, 1995, primarily as a result of interest earned on the net proceeds from an offering completed in October 1996 (the "1996 Units Offering") of units consisting in the aggregate of 300,000 warrants, each to purchase 3.975 shares of Class A Common Stock of the Company at an exercise price of $.00457 per share, subject to adjustment (the "Warrants"), and $300.0 million of the Issuer's 12 1/4% Senior Notes due 2006.

     INTEREST EXPENSE. Interest expense increased to $11.4 million for the year ended December 31, 1996 from $194,000 for the year ended December 31, 1995, an increase of approximately $11.2 million, as a result of interest related to the 1996 Notes ($9.2 million) and borrowings under the Revolving Credit Facility ($748,000) and the remaining amounts due to interest related to capital leases.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has incurred significant operating and net losses and negative cash flow, due in large part to the start-up and development of the Company's operations and RSL-NET. The Company expects that its net losses and negative cash flow will increase as the Company implements its growth strategy. Historically, the Company has funded its losses and capital expenditures through capital contributions, borrowings and a portion of the net proceeds of prior securities offerings. Cash used in operating activities for the nine months ended September 30, 1998 totaled $116.4 million compared with $60.4 million for the same period in 1997. Capital expenditures for the nine months ended September 30, 1998 were $104.9 million compared with $26.8 million for the comparable period in 1997. These capital expenditures are principally for switches, fiber, and related telecommunications equipment. The Company intends to increase significantly its capital expenditures to expand and develop the Company's infrastructure, in part by replacing leased transmission facilities with owned transmission lines, purchasing IRUs and interests in inter-city fiber routes in European countries and installing additional national and international telephone gateway switches. Funds expended for acquisitions were $271.2 million during the nine months ended September 30, 1998 compared with $26.8 million for the nine months ended September 30, 1997. At September 30, 1998, the Company had $28.6 million of working capital deficit as compared to $83.1 million of working capital on December 31, 1997.

     Cash provided by operating activities for the year ended December 31, 1995 and cash used in operating activities for the years ended December 31, 1996 and 1997 equaled $3.6 million, $10.5 million and $91.8 million, respectively. Capital expenditures for the years ended December 31, 1995, 1996 and 1997 were $6.1 million, $23.9 million and $49.4 million, respectively. These capital expenditures were principally for switches and related telecommunications equipment. Funds expended for acquisitions during the years ended December 31, 1995, 1996 and 1997 were $15.4 million, $38.6 million and $77.8 million, respectively. During 1996, the Company funded its operating losses, capital expenditures and acquisitions with borrowings of $44.5 million and a portion of the net proceeds of the 1996 Units Offering. During 1997, the Company funded its operating losses, capital expenditures and acquisitions with a portion of the net proceeds of the 1996 Units Offering and a portion of the net proceeds of the IPO. At December 31, 1997, the Company had $83.1 million of working capital as compared to $124.9 million of working capital at December 31, 1996.

     The Company's indebtedness was approximately $712.0 million at September 30, 1998, of which $699.4 million represented long-term debt and $12.6 million represented short-term debt. The Company's indebtedness was approximately $304.6 million at December 31, 1997, of which $300.0 million represented long-term debt and $4.6 million represented short-term debt. Substantially all of the Company's long-term indebtedness is attributable to the debt securities issued by the Issuer and guaranteed by the Guarantor.

     In October 1996, the Issuer consummated the offering of $300.0 million of 12 1/4% Senior Notes due 2006, $127.5 million of which were redeemed by the Issuer in April 1998. In February 1998, the Issuer consummated the offering of $200.0 million of 9 1/8% Senior Notes due 2008 and $328.1 million
($200.0 million initial accreted value) of 10 1/8% Senior Discount Notes due 2008. In March 1998, the Issuer consummated the offering of DM296.0 million (approximately $99.1 million initial accreted value) of 10% Senior Discount Notes. On November 9, 1998, the Company issued the Old 12% Notes, in the principal amount at maturity of $100 million ($94.5 million initial accreted value). In addition, on December 8, 1998, the company issued the Old 10 1/2% Notes, in the principal amount of $200 million. The foregoing debt securities (the "Existing Notes") were issued under indentures (the "Existing Indentures") containing certain restrictive covenants which impose limitations on the Company's ability to, among other things: (i) incur additional indebtedness,
(ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries, (iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and (viii) sell assets. See "Description of Certain Indebtedness--1996 Notes," "--U.S. Dollar Notes," "--DM Notes," "--Old 12% Notes" and "--Old 10 1/2% Notes."

     In connection with the issuance of the 1996 Notes, the Issuer was required to purchase and maintain restricted marketable securities, which are held by the indenture trustee for the 1996 Notes, in order to secure the payment of the first six scheduled interest payments on the 1996 Notes. The market value of such restricted marketable securities was approximately $68.9 million at December 31, 1997. The market value of such securities at September 30, 1998, as adjusted to reflect the redemption of $127.5 million of the 1996 Notes, was $31.0 million. See "Description of Certain Indebtedness--1996 Notes."

     The commitment under the Company's revolving credit facility with The Chase Manhattan Bank was $7.5 million at June 30, 1998, which amount was permanently reduced to $5 million at July 1, 1998. Approximately $3.5 million of the commitment under the facility was utilized at September 30, 1998 and at the date of this Prospectus. The facility is payable on June 30, 1999 and accrues interest, at the Company's option, at (i) the lender's prime rate per annum or
(ii) LIBOR plus 1% per annum. The Company, through LDM, has a $10.0 million revolving credit facility. There was $8.1 million outstanding under this facility at September 30, 1998. This facility is payable in full on September 30, 2000 and accrues interest at prime rate plus 2.5% per annum. One of the Company's primary equipment vendors has also provided to the Company $75.0 million in vendor financing to fund the purchase of additional switching and related telecommunications capital equipment. At September 30, 1998, there was approximately $7.3 million available under this facility. Borrowings under this vendor facility accrue interest at a rate of LIBOR plus either 5.25% or 4.5% per annum depending on the equipment purchased. See "Description of Certain Indebtedness--Credit Facilities."

     On December 1, 1998, the Company issued 7,000,000 shares of Class A Common Stock in the 1998 Equity Offering. An additional 544,278 shares of Class A Common Stock were issued by the Company on December 15, 1998 pursuant to the Green Shoe. The net total proceeds to the Company were approximately
$169.0 million after deducting the underwriting discount and estimated expenses.

     When market conditions are favorable, the Company plans to raise substantial additional capital to fund its capital expenditures, acquisitions, strategic alliances, start-up operations and anticipated substantial net losses. If market conditions are not favorable, the Company believes that the net proceeds from the issuance of the Old Notes and the 1998 Equity Offering, together with the remaining net proceeds of prior securities offerings and availability under its revolving credit facilities, vendor financing facility and short-term lines of credit and overdraft facilities from local banks, will be sufficient to fund a reduced capital expenditure and expansion plan for its existing operations, as well as continuing net losses, for approximately 18 to 24 months. However, the Company may be required to raise additional capital regardless of market conditions if the Company's plans or assumptions change or prove to be inaccurate, if the Company identifies additional required or desirable infrastructure investments or acquisitions, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from the issuance of the Old Notes, together with the remaining proceeds of prior securities offerings and other sources of liquidity otherwise prove to be insufficient. See "Risk Factors--The Company Has Net Operating Losses and Negative EBITDA (as defined)," "--We May Need Additional Capital" and "--Our Substantial Indebtedness Could Endanger Our Financial Condition and Inhibit Our Ability to Satisfy Our Obligations Under the New Notes."

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued SFAS
No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company adopted SFAS No. 130 during the nine month period ended September 30, 1998. The Company has determined to present the data on a geographical basis for SFAS No. 131.

     SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, it has no impact on the Company's net income. Comprehensive income includes both net income and other comprehensive income. Other comprehensive loss for the nine months ended September 30, 1998 and September 30, 1997 of $6.7 million and $1.2 million, respectively, represented foreign currency translation adjustment. Accumulated other comprehensive loss included in the accompanying condensed consolidated balance sheet as of September 30, 1998 and September 30, 1997 was $12.0 million and $1.8 million, respectively, consisting of the accumulated foreign currency translation adjustment.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires that an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. The Company has not yet determined the impact on its consolidated financial statements of the adoption of SFAS 133.

INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's consolidated operations.

SEASONALITY

     The Company's European operations experience seasonality during July and August, December and January, and, to a lesser extent, March, as these months are traditional holiday months in most European countries and many European businesses, which are the Company's principal European customers, are closed during portions of these months.

YEAR 2000 TECHNOLOGY RISKS

     The "Year 2000" problem is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Any of the programs used in the Company's operations that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations, or other computer errors, causing disruptions of operations. The potential for failures encompasses all aspects of the Company's business, including computer systems and voice networks, and could cause, among other things, a temporary inability to process transactions, billing and customer service or to engage in similar normal business activities.

     The Company is conducting a comprehensive review of its computer systems to ensure that all such systems are, or prior to the end of 1999 will be, Year 2000 compliant. The Company's plan for its Year 2000 project includes the following phases: (i) conducting a comprehensive inventory of the Company's internal systems, including information technology systems and non-information technology systems (which include switching, billing and other platforms and electrical systems) and the systems acquired or to be acquired by the Company, (ii) assessing and prioritizing any required remediation, (iii) remediating any problems by repairing or, if appropriate, replacing the non-compliant systems and (iv) testing all remediated systems for Year 2000 compliance. The Company has also retained a Year 2000 solution provider as a consultant to assist the Company in its assessment and remediation projects and to manage and coordinate Year 2000 compliance for each of the Local Operators on a global basis.

     In addition to assessing its own systems, the Company is conducting an external review of its vendors and suppliers, including equipment and systems providers and other telecommunications service providers, to determine their vulnerability to Year 2000 problems and any potential impact on the Company. Based on preliminary discussions with L.M. Ericsson A.B. ("Ericsson"), the Company's primary equipment vendor, the Company believes that the equipment provided to the Company by Ericsson will be Year 2000 compliant. The Company may experience problems to the extent that other telecommunications carriers whose services are resold by the Company or to which the Company sends traffic for termination are not Year 2000 compliant. There can be no assurance that such problems will not have a material adverse effect on the Company.

     The Company expects to complete all of the phases of the process described above by June 30, 1999 and further expects that all of its computer systems will be fully Year 2000 compliant before the end of 1999. There can be no assurance, however, that the Company will achieve full Year 2000 compliance before the end of 1999 or that effective contingency plans will be developed or implemented. A failure of the Company's computer systems or the failure of the Company's vendors or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on the Company's business, financial position and results of operations.

     The Company has completed numerous acquisitions during recent periods and is in the process of integrating the systems of the acquired businesses into the Company's operations. Those systems are included in the Company's Year 2000 review and remediation project. The Company expects to complete additional acquisitions prior to the end of 1999. During the process of evaluating businesses for potential acquisition, and after any such acquisitions, the Company will evaluate the extent of the Year 2000 problems associated with such acquisitions and the cost and timing of remediation. No assurance can be given, however, that the systems of any acquired business will be Year 2000 compliant when acquired or will be capable of timely remediation.

     The Company estimates that it will incur costs of between $7 million and $10 million to become Year 2000 compliant, although the Company's evaluation of the Year 2000 problem is not yet complete and actual costs may be significantly higher. Costs associated with software modification are expensed by the Company when incurred. None were incurred as of September 30, 1998.

     Following the completion of the Company's Year 2000 assessment, the Company plans to determine the nature and extent of any contingency plans that may be required. Even if the Company's assessment is completed without identifying any additional material non-compliant systems operated by, or in the control of, the Company, or of third parties, the most reasonably likely worst case scenario would be a systems failure beyond the control of the Company to remedy. Such a failure could materially prevent the Company from operating its business. The Company believes that such a failure would likely lead to lost revenues, increased operating costs, loss of customers or other business interruptions of a material nature, in addition to potential claims against the Company. See "Risk Factors--We Depend on Effective Information Systems" and "-- the Year 2000 Problem Places Our Technology Systems at Risk," and "Business--North American Operations--U.S. Operations" and "--European Operations--General."

                                    BUSINESS

OVERVIEW

     The Company is a rapidly growing multinational telecommunications company which provides a broad array of services, with a focus on international long distance voice services, to small and medium-sized businesses in key markets. The Company's services include international and national fixed and wireless, calling card, fax, data, Internet, private line and other value-added telecommunications services. The Company began operations in the United States in 1995 and has since grown rapidly through acquisitions, strategic investments, joint ventures and alliances and the start-up of its own operations in key markets. The Company generates revenue in 19 countries in which approximately 70% of all international long distance telecommunications minutes were originated in 1997.

  COMPANY OPERATIONS

     The Company conducts its operations in four principal regions: North America, Europe, Asia/Pacific Rim and Latin America. The Company has developed a different strategy for each region, driven in part by the pace of local deregulation.

     The following table shows the Company's principal operations by country, the principal subsidiary conducting such operations, the percentage of each such subsidiary owned, directly or indirectly, by the Company, the date of acquisition or start-up of such operations and the date each such operation began (or is anticipated to begin) generating revenues (which may, in certain circumstances, have been prior to the Company's acquisition of such operation):

                                                                                                      DATE OF
                                                                COMPANY'S        ACQUISITION OR    COMMENCEMENT
                                                                PERCENTAGE          START-UP            OF
    COUNTRY                    OPERATING ENTITY                 OWNERSHIP           DATE(1)        OPERATIONS(2)
----------------  -------------------------------------------   -----------      --------------    -------------
United States     RSL COM U.S.A., Inc. ......................        97%(3)          March 1995         May 1990
United Kingdom    RSL COM Europe Ltd. .......................       100%            August 1995         May 1996
Sweden            RSL COM Sweden AB. ........................       100%          November 1995         May 1996
Finland           RSL COM Finland Oy.........................       100%          November 1995         May 1996
France            RSL COM France S.A. .......................       100%               May 1996     January 1994
Germany           RSL COM Deutschland GmbH...................       100%               May 1996    November 1993
The Netherlands   RSL COM Nederland B.V. ....................       100%           October 1996     October 1995
Australia         RSL COM Australia Holdings Pty. Limited....      91.5%(3)(4)     October 1996       April 1997
Denmark           RSL COM Danmark A/S........................       100%          November 1996         May 1997
Japan             RSL COM Japan K.K. ........................       100%             March 1997        July 1998
Portugal          Maxitel Servicos e Gestao de                       39%             April 1997    November 1997
                    Telecomunicacoes, SA.....................
Italy             RSL COM Italia S.r.l. .....................      99.3%(3)(5)      August 1997    December 1997
Venezuela         RSL COM Venezuela C.A. ....................        51%(6)         August 1997         May 1992
Austria           RSL COM Austria AG.........................        90%(3)(7)      August 1997       March 1998
Spain             RSL Communications Spain, S.A. ............        90%(3)       December 1997        June 1998
Switzerland       RSL COM Schweiz AG.........................      78.5%(3)       December 1997      August 1996
Belgium           European Telecom S.A./N.V. ................        90%(3)       December 1997       April 1995
Luxembourg        European Telecom SARL......................        90%(8)       December 1997        June 1998
Canada            RSL COM Canada Holdings, Inc. .............       100%              July 1998       March 1993
Mexico            RSL COM Mexico, S.A. ......................        41%(3)(6)      August 1998       March 1999

------------------
(1) Acquisition date refers to the Company's initial purchase of an interest in the operating entity.
(2) Such date refers to the date upon which the operating entity began or is currently projected to begin generating revenues from the sale of its facilities-based international telecommunications services, although certain of the operating entities may have been generating revenues from other activities prior to the date of the Company's investment herein. Projected dates are forward-looking statements and there can be no assurance that such operations will commence generating revenues on such dates, if at all, in the event that, among other things, the Company does not receive regulatory approval on a timely basis, switches cannot be installed or become operational on a timely basis or the Company is unable to hire necessary personnel.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(3) The Company has granted to a number of minority shareholders of its subsidiaries options, exercisable on the occurrence of certain events, to exchange their shares in the respective subsidiaries for, in certain circumstances, shares of Class A Common Stock or, in certain circumstances, cash (the "Roll-Up Rights"). The Company has also granted to certain employees of its subsidiaries options to acquire shares of such subsidiaries or similar rights (the "Incentive Units"), some of which are currently exercisable, and the right to exchange such Incentive Units for shares of Class A Common Stock or, in certain circumstances, at the Company's option, cash.
(4) RSL COM Asia Limited ("RSL Asia"), a 91.5% owned subsidiary of the Company, owns 100% of RSL COM Australia Holdings Pty Limited ("RSL Australia").
(5) In July 1998, as a consequence of a capital increase in RSL Com Italia S.r.l. ("RSL Italy") that was funded by the Company but not by the minority shareholders of RSL Italy, the Company's interest in RSL Italy was increased to 99.3%. Beginning on July 14, 2000, however, RSL Italy's minority shareholders will have a call option which would reduce the Company's ownership interest in RSL Italy to 85% of (i) the entire capital, if at that time RSL Italy will have no additional shareholders, or (ii) the capital then held in the aggregate by the Company and the present minority shareholders, if at that time RSL Italy will have additional shareholders.
(6) RSL COM Latin America, Ltd. ("RSL Latin America"), a 51% owned subsidiary of the Company, owns (i) 100% of RSL COM Venezuela C.A. and (ii) 80% of RSL COM Mexico, S.A.
(7) The Minority Interestholder (as defined herein) of RSL COM Austria AG ("RSL Austria") was granted the right to increase his ownership interest in RSL Austria to up to 24.9%, subject to certain conditions, which have been satisfied. The Company is in the process of evaluating the number of shares of RSL Austria required to be issued to such Minority Interestholder.
(8) European Telecom S.A./N.V. ("RSL Belgium"), a 90% owned subsidiary of the Company, owns 100% of European Telecom SARL ("RSL Luxembourg").

     NORTH AMERICA. The Company began operations in the U.S. in 1995 through RSL USA. The U.S. is the largest and one of the most deregulated telecommunications markets in the world. Through acquisitions and the development of existing infrastructure, the Company has diversified its customer base and increased the scale of operations in the U.S. to compete more effectively with larger telecommunications services providers. In connection with this expansion, the Company has hired additional experienced management, implemented new managerial and financial controls and introduced a new marketing plan with an emphasis on cross-selling services.

     Through recent acquisitions, the Company has enhanced its U.S. network and expanded the range of services offered to its customers. In July 1998, the Company acquired the business of Westinghouse Communications ("WestComm") from CBS Corporation for $90 million. WestComm provides voice telephony, data services (including frame relay and TCP/IP networks) and Internet access to a customer base consisting primarily of small to medium-sized businesses through a network of six national switches. The Company is integrating WestComm's network, complementary customer base and sales and distribution channels with the Company's existing operations, and plans to offer to certain existing customers the expanded range of WestComm services, including data and Internet services.

     In addition, the Company has recently expanded its North American operations and, as a result, will soon be able to terminate traffic on RSL-NET in certain regions of Canada and Mexico, the two largest country destinations for U.S. originated traffic. In July 1998, the Company acquired Westel Telecommunications Ltd. ("Westel") from British Columbia Railway Company for approximately $38 million. Westel is a telecommunications company that provides a broad range of enhanced telecommunications services, including long distance, data, private line and Internet access throughout British Columbia. Also, the Company, through certain subsidiaries of RSL Latin America, acquired switches and fiber optic cable covering 14 cities in Mexico, which were fully installed in 1998.

     EUROPE. The Company began European operations in 1996, when many member states of the EU were in the initial stages of deregulation, and currently has operations in 14 countries in Europe. In anticipation of deregulation, the Company has established a significant presence in most major EU markets through a series of acquisitions. Pursuing its "first to market" entry strategy, the Company has made significant investments in advance of customer acquisition to establish operations, retain qualified personnel and build a recognized brand name. In the fully deregulated European markets in which it operates, the Company (i) has been permitted to interconnect its switches directly with the local exchange network, instead of through more expensive means, such as leased lines or dial-in access, and (ii) has linked, or is in the process of linking, with RSL-NET through owned international transmission facilities directly, instead of entering into long-term lease agreements for international capacity at a high fixed cost or purchasing per-minute of use termination rates from the dominant carrier. The Company will continue to make significant investments to acquire its own international transmission facilities where such facilities are available and ownership of such facilities is cost effective and warranted by traffic patterns.

     The Company has recently completed a number of alliances and acquisitions in Europe that will significantly expand its distribution channels and broaden its customer base and product offerings. In June 1998, the Company entered into a marketing and distribution services agreement with Metro Holding AG ("Metro Holding"), the management holding company for Metro AG, one of the largest retailers in Europe. Under this agreement, Metro Holding will assist the Company in promoting, marketing, selling and distributing the Company's services through Metro AG's wholesale and retail operations in Europe. This arrangement is designed to provide the Company access to Metro AG's extensive distribution network and customer base (which includes a large number of small and medium-sized businesses) and is expected to significantly accelerate the Company's penetration into key European markets. In connection with its alliance with the Company, Metro Holding initially acquired in April 1998 a 12.5% equity interest in RSL Europe. In June 1998, Metro Holding converted all of its interest in RSL Europe into 1,607,142 shares of Class A Common Stock (based on value for value) and purchased an equal number of Class A Common Stock from certain shareholders of the Company. In the aggregate, Metro Holding acquired approximately 7.2% of the outstanding stock of the Company, which it is required to hold until at least April 1, 2001.

     The Company recently acquired a majority interest in Telegate Holding GmbH ("Telegate Holding"), the controlling holding company of Telegate AG ("Telegate"), Europe's third largest directory information provider, for approximately $33.6 million. An affiliate of Metro Holding owns a minority interest in Telegate and Telegate Holding. The Company, together with Telegate, plans to expand Telegate's services and provide international directory services and call completion throughout Europe utilizing RSL-NET. The Company may, in certain circumstances, be required to issue shares of Class A Common Stock to Metro Holding and its affiliates in exchange for their interests (approximately 25%) in Telegate Holding (the "Telegate Exchange").

     In January 1998, the Company purchased 90% of the equity of Telecenter Oy ("Telecenter"), an independent sales agent in Finland, for approximately $30.5 million.

     In August 1998, the Company acquired the business of Motorola Tel.co in the United Kingdom, Germany and Belgium from Motorola Inc. for approximately
$68.1 million. Motorola Tel.co resells wireless services and related products in these countries to a base of over 360,000 subscribers. This transaction significantly increases the number of direct customer relationships in Europe and will allow the Company to cross-sell long distance and wireless services.

     ASIA/PACIFIC RIM. Most markets in the Asia/Pacific Rim region are in the earliest stages of deregulation, with the notable exception of Australia, which is at a significantly more advanced stage of deregulation. The Company began operations in Australia in April 1997 and has established a significant presence in that market. The Company also initiated start-up operations in Japan in July 1998.

     In March 1998, the Company acquired the customer base of First Direct Communications Pty, Limited ("First Direct") and Link Telecommunications Pty. Ltd. ("Link"), two switchless mobile telecommunications resellers, for approximately $18.0 million.

     The Company is evaluating acquisition opportunities in other Asia/Pacific Rim markets consistent with its global strategy.

     LATIN AMERICA. Most markets in Latin America are in the earliest stages of deregulation. The Company's strategy is to develop, through local operating companies formed in conjunction with local partners, a pan-Latin American network and operations spanning Central and South America and the Caribbean. In mid-1997, the Company formed a joint venture to pursue this strategy with entities controlled by the Cisneros Group of Companies (the "Cisneros Group"), a privately held conglomerate with significant interests in, among other things, the Latin American media and communications industry. Revenues for 1997 from the Company's Latin American operations accounted for less than 1% of the Company's consolidated revenues for 1997.

INDUSTRY OVERVIEW

     International telecommunications involve the transmission of voice and data from the domestic telephone network of one country to that of another. According to industry sources, international long distance switched telecommunications traffic worldwide increased from 28 billion minutes in 1989 to 81.8 billion minutes in 1997 and is projected to reach between approximately 128.7 and
158.6 billion minutes by the year 2001. The market for these services is highly concentrated in more developed countries, with Europe and the United States accounting for approximately 41% and 28%, respectively, of the international long distance telecommunications minutes originated worldwide in 1997.

     The International telecommunications industry has experienced a compounded growth in total minutes of 14.3% per annum from 1989 to 1997. The industry has been undergoing rapid change due to the continued deregulation of the telecommunications market, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services worldwide. Forecasts by the International Telecommunication Union (the "ITU"), a worldwide telecommunications organization under the auspices of the United Nations, projects this trend to continue with an annual growth rate between approximately 12% and 18% through the year 2001.

     The size of each market of international long distance call origination in which the Company currently operates or is in the process of commencing operations, based on minutes of traffic originated in 1997, is set forth below. The Company believes that it has a market share of significantly less than 1% in each of these markets.

                      MILLIONS OF       PERCENTAGE OF 1997
    COUNTRY OF        MINUTES OF USE    GLOBAL INTERNATIONAL
     OPERATION        ORIGINATED(1)     TRAFFIC ORIGINATED
-------------------   --------------    --------------------
USA................       22,700                 27.8
UK.................        5,800                  7.1
Germany............        5,333                  6.5
Canada.............        4,286                  5.2
France.............        3,545                  4.3
Italy..............        2,352                  2.9
Switzerland........        2,164                  2.6
Japan..............        1,792                  2.2
The Netherlands....        1,535                  1.9
Australia..........        1,510                  1.8
Belgium............        1,340                  1.6
Mexico.............        1,200                  1.5
Spain(2)...........        1,189                  1.5
Sweden.............        1,140                  1.4
Austria............          996                  1.2
Denmark............          628                  0.8
Portugal...........          393                  0.5
Finland............          372                  0.5
Luxembourg.........          249                  0.3
Venezuela..........          159                  0.2
                          ------               ------
                          58,683                 71.8%

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------
(1) All data, with the exception of U.S. outbound traffic, were taken from Telegeography 1999, which is published by Telegeography, Inc. and the International Telecommunication Union (the "ITU"). U.S. data were derived from FCC Rule Section 43.61 filings which are publicly available.
(2) Minutes for Spain reflect 1996 traffic.

     The increasing pace of deregulation in telecommunications is evidenced by the recent GBT Agreement. The GBT Agreement, signed by 69 countries, calls for relaxed restrictions on foreign ownership and a commitment to deregulate telecommunications and allow competition. Of the 69 signatories to the GBT Agreement, 65 have agreed to adopt certain regulatory principles which call for deregulation of telecommunications markets and the initiation of competition based on the following actions: (i) pro-competitive regulation, (ii) creation of favorable interconnect terms, (iii) standard licensing criteria, (iv) establishment of an independent regulator, and (v) non-discriminatory allocation of scarce resources (e.g., rights of way, frequencies, telephone numbers). Each of the signatory nations which adopted these principles has set a different timetable for the enactment of such principles, although there can be no assurance of when or if such principles will be enacted. In November 1997 the FCC revised its rules to implement commitments made by the U.S. under the GBT Agreement.

     Deregulation has coincided with technological innovation in the telephone industry. New technologies include fiber optic cable and improvements in computer software, digital compression and processing technology. Fiber optic cable, which has widely replaced traditional wire lines, has dramatically increased the capacity, speed and flexibility of telephone lines. In addition, recent developments in software and hardware enable the transmission of voice over the Internet and IP networks through the use of special access servers, although the quality of the call is not yet comparable to the quality of calls made over traditional cable lines. In part as a result of these technological innovations, lack of capacity is a less significant barrier to entry for new international telephone companies and the transmission costs per minute of an international call have decreased substantially.

     Deregulation and privatization of telecommunications services and the onset of competition have also resulted in (i) the broadening of service offerings, including advanced and enhanced services (such as global voicemail, faxmail and electronic mail, itemized and multicurrency billing and the ability to allow customers to pay for long distance calls made from any telephone using a single account (e.g., calling cards)) and (ii) lower end-user prices. These factors have contributed to an increase in the volume of both inbound and outbound call traffic. Despite falling prices, the overall market for international long distance traffic has been growing and the decline in prices generally has been more than offset by an increase in telecommunications usage.

  U.S. INTERNATIONAL LONG DISTANCE MARKET

     The U.S. international long distance switched telecommunications market accounted for approximately 28% of global international long distance call originations in 1997 based on minutes of use. The industry is large and growing, with revenues for U.S.-originated international long distance telephone services rising from approximately $6.9 billion (6.8 billion minutes) in 1990 to approximately $13.9 billion (18.9 billion minutes) in 1996. The growth of the U.S.-originated international long distance market was initially attributable to deregulation and the decrease in prices which accompanied the onset of competition. Deregulation and the resulting competition also led to improvement in service offerings and customer service. More recently, in addition to further U.S. deregulation, the growth of the U.S.-originated international long distance market has been attributable to (i) the continued deregulation of other telecommunications markets throughout the world, (ii) the privatization of PTTs,
(iii) increased capacity, improved quality and lower operating costs attributable to technological improvements, (iv) the expansion of telecommunications infrastructure and (v) the globalization of the world's economies and free trade.

     The profitability of the traditional U.S.-originated international long distance market is principally driven by the difference between settlement rates (the rates paid to other carriers to terminate an international call) and billed revenues. Increased competition arising from deregulation and privatization and pressure arising from increased global trade have brought about reductions in settlement rates and end-user prices, reducing termination costs for United States based carriers. The Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenue and gross profit per minute, although there can be no assurance in this regard.

  EUROPEAN INTERNATIONAL LONG DISTANCE MARKET

     The European international long distance market is the largest in the world, accounting for approximately 33 billion minutes or approximately 41% of minutes of use originated in 1997.

     The European PTTs have historically had monopolies on providing telephone services, making the cost of international telephone calls from Europe much higher than similar calls from the United States. In addition, the Company believes that many PTTs have used profits from international traffic to subsidize domestic calling. Customers in some European markets are not able to obtain a number of value-added features taken for granted in the United States, such as itemized billing, touch tone dialing, voice mail and other enhanced services. Deregulation, together with significant advances in technology that have decreased the cost of providing services and allowed the provision of more sophisticated value-added features, have made it possible for other telephone companies to compete with the PTTs in providing international voice telecommunications services.

     A 1990 EC directive (the "1990 Directive") required each member state to liberalize by 1992 all telephony services offered over its PSTN, with the exception of basic "voice telephony" and specified other services. The effect of the 1990 Directive was that value-added services and the delivery of voice telephony to closed user groups (i.e., to a specified group of people) were liberalized to the extent that they do not come within the 1990 Directive's definition of basic "voice telephony." Different interpretations as to whether a service should be regarded as a value-added service or as a basic "voice telephony" service, and as to what constitutes a closed user group, have led to variations among the member states as to what services may be delivered and the manner in which they can be provided. In addition, certain member states are late in enacting the relevant legislation implementing the 1990 Directive, which has created further regulatory uncertainty. Under a 1996 EC directive (the "Full Competition Directive"), member states were required to liberalize "Open Voice Telephony Services," effective January 1, 1998, except for certain member states who were granted extentions for a specified period of time. However, some of the EU countries in which the Company operates did not meet the January 1, 1998 requirement of the Full Competition Directive and there can be no assurance regarding the timing or extent of liberalization in any particular country or the EU in general. See "--European Operations--General" for a more detailed discussion of the Full Competition Directive and related regulatory matters.

     In response to these European regulatory changes, a number of different competitors, including the Company, are emerging to compete with the European PTTs. At one end of the scale, the large U.S. telecommunications service providers and European PTTs have begun to form "mega-carrier" alliances to compete in offering value-added services and the resale of calling services across Europe. At the other end of the scale, a number of competitors have emerged that primarily provide long distance "call back" telephone service. Other companies are developing networks in Europe to service specific markets.

     The Company believes, along with many industry observers, that the deregulation currently underway in many countries in continental Europe will lead to market developments similar to those that occurred in the United States and the United Kingdom upon deregulation of long distance telecommunications services. Such deregulation in the United States and the United Kingdom has resulted in an increase in call traffic and the emergence of multiple new telecommunications services providers of varying sizes. In addition, significant reductions in prices, particularly for domestic long distance calls, as well as improvement in both the services offered and the level of overall responsiveness to customers, have occurred. Although pricing has become competitive in both countries, pricing levels continue to permit services to be profitably provided. There can be no assurance, however, that this will continue to be the case.

  ASIA/PACIFIC RIM INTERNATIONAL LONG DISTANCE MARKET

     Deregulation is spreading throughout many of the major markets in Asia and the Pacific Rim. A significant number of countries in these regions are signatories of the GBT Agreement and have committed to open their markets to competition. Australia, the Philippines and New Zealand have already opened their markets to full competition and Hong Kong, Indonesia, Japan, South Korea and Malaysia have legalized the provision of value-added services. Singapore licensed two new operators in 1998.

  LATIN AMERICAN INTERNATIONAL LONG DISTANCE MARKET

     Various countries in Latin America have taken initial steps towards deregulation in the telecommunications market during the last few years. Certain countries have competitive local and/or long distance sectors, most notably Chile, which has competitive operators in all sectors. Colombia has granted two long distance operating licenses to local companies, ending the monopoly of Colombia's PTT. In addition, various Latin American countries have completely or partially privatized their national carriers, including Argentina, Brazil, Chile, Mexico, Peru and Venezuela. Venezuela has also legalized value-added services and has targeted January 1, 2000 as the date for deregulation. Brazil privatized its PTT, Telebras, in July 1998, and has also established an independent regulator, ANATEL, to oversee its telecommunications industry.

     In Mexico, the former PTT has been privatized and its exclusive long distance concession was modified in 1990 to allow other participants to render long distance services as of August 1996. Additionally, the PTT has been required to interconnect with the networks of competitors since January 1997. Competition in Mexico has been initiated and an independent regulator has been established.

     Peru opened its market to competition in August 1998, ending the monopoly of its PTT, Telefonica del Peru, one year earlier than scheduled.

  OTHER MARKETS

     Despite the growth and deregulatory trends in the global telecommunications market, the pace of change and emergence of competition in many countries, particularly in parts of Africa, remains slow, with domestic and international traffic still dominated by the government-controlled PTTs. The Company believes that international carriers, such as itself, which have already established, or are in negotiations to establish, operating agreements with the PTTs in many such countries will be well-positioned to capture the benefits of increasing traffic flows as the telecommunications infrastructure in these countries is expanded.

     The Company believes that the trend towards deregulation creates numerous opportunities for international carriers such as itself to increase their access to developing telecommunications markets and to increase their market share for calls both into and out of these emerging markets. The Company believes that many of the emerging carriers in developing countries, as well as certain recently privatized PTTs, are likely to seek alliances, partnerships or joint ventures with other international carriers to expand their global networks, and that the size of many of the markets may lead them to seek alliances with carriers like the Company as opposed to the mega-carriers, such as Uniworld, Concert and Global One. Although there is a general trend towards deregulation worldwide, there can be no assurance regarding the timing or the nature of deregulation, whether any deregulation will occur at all or whether any trend towards deregulation will not be reversed in any particular country.

INTERNATIONAL LONG DISTANCE MECHANICS

     A long distance telephone call generally consists of three segments: origination, transport and termination.




                   -------------        -----------------------------------------        ---------------------
                  | Origination |      |                Transport                |      |     Termination     |
                   -------------        -----------------------------------------        ---------------------

                                                   Satellite Connection

                                                  [Graphic of Satellite]
                    Originating Country                    /\                    Terminating Country
                                                          /  \
                       Private Line                      /    \                     Private Line
               _____________________________            /      \            _____________________________
              |                             |          /        \          |                             |
              |                             |         /          \         |                             |
         -----------              ---------------    /Half Circuit\   ---------------               ------------
        |  Calling  |            |  International | / Half Circuit \ | International |             |   Called   |
        |  Customer |            |     Switch     |------------------|    Switch     |             |  Customer  |
         -----------              ---------------                     ---------------               ------------
              |        ---------            |       Cable Connection       |            ---------        |
              |_______|         |___________|                              |___________|         |_______|
                      | P S T N |                    * Resale / Lease                  | P S T N |
                       ---------                     * MIU / IRU                        ---------



     A typical international long distance call originates on a local exchange network or private line and is carried to the international gateway switch of a long distance carrier. The call is then transported along a fiber optic cable or a satellite connection to an international gateway switch in the terminating country and finally to another local exchange network or private line where the call is terminated. A domestic long distance call is similar to an international long distance call, but typically involves only one long distance carrier, which transports the call on fiber, microwave radio or via a satellite connection within the country of origination and termination. Generally, only a small number of carriers are licensed by a foreign country for international long distance and, in many countries, only the PTT is licensed to provide international long distance service. Although the Company is licensed or otherwise permitted (or not prohibited) to operate as an international long distance carrier in most of its current markets, the range of services that may be offered pending further deregulation is, in certain countries, limited to value-added services and closed-user group services. See "--European Operations--General." Any carrier that desires to transport switched calls to or from a particular country must, in addition to obtaining a license or other permission (if required), enter into operating agreements or other arrangements with the PTT or another international carrier in that country or lease capacity from a carrier that already has such arrangements.

  ORIGINATION

     The Company can originate calls in all countries where it currently has revenue-generating operations and route them to its local switch through a dedicated telephone line between the customer and the Company's switch (commonly known as "direct access"). In addition, depending on local regulations, the Company can originate calls by using the PSTN. In the United States, all licensed long distance carriers are provided with "equal access," which allows such carriers to directly interconnect with the PSTN on the same basis. As a result of equal access, all long distance calls from a customer are routed directly to the Company's local switch without requiring the customer to dial any special access numbers. This is accomplished by the local telephone company in the customer's territory programming its network to direct all of the Company's customers' long distance calls to the selected switch. Outside the United States, certain restrictions require the Company to utilize one of the following methods to originate a call via the PSTN.

     PREFIX DIALING. Prefix dialing allows a customer to access the Company's switch via the PSTN by dialing a multiple digit access code (the "prefix") assigned to the Company prior to dialing the destination telephone number. Prefix dialing requires direct interconnection with the operator of the PSTN, typically the PTT or another major carrier, in order to allow the PSTN to recognize the prefix and direct the call to the Company's switch. In order to make the use of prefix dialing service transparent to the customer, the Company can either program the customer's telephone system or install an auto-dialer device to automatically dial the prefix on behalf of the customer when appropriate. The auto-dialer device is purchased, installed and maintained by the Company.

     In Europe, prefix dialing is currently provided by all of the Company's operations except in Portugal, The Netherlands, Italy, France and Spain, where it is either not currently permitted or otherwise not implemented by the Company in such countries. Prefix dialing was scheduled to be provided in the remainder of the EU after January 1, 1998, when deregulation was required under the Full Competition Directive, but such schedule has not been met and is unlikely to be met, for the most part, until the end of the first calendar quarter of 1999, at the earliest. See "Risk Factors--Government Regulations Restrict Our Operations." In France, RSL France has been granted a four-digit prefix by the French national telecommunications regulatory authority and has received authorization, pursuant to article L33.1 and L34.1 of the Postal and Telecommunications Code, to operate a public network. Prefix dialing requires the Company to incur a substantial up-front fixed fee that is payable to the PTT or other operator of the PSTN for interconnection. The Company is then charged a variable local access charge to route each call to the Company's switch. Despite such fees, for customers generating relatively low volumes of calls or in remote locations, prefix dialing is a more cost-effective form of call origination than through a direct access line.

     DIRECT ACCESS. Direct access allows a customer to connect its phone system directly to the Company's switch utilizing a dedicated phone line. Dedicated phone lines are leased on a monthly or longer-term fixed cost basis from the PTT or other local exchange carrier. This method of origination is only cost-effective for those customers which generate substantial volumes of international traffic, given the fixed cost of leasing a dedicated line.

     DIAL-IN. In countries where interconnection with the PTT or other operator of the PSTN is currently not available, the Company can provide dial-in services to closed user groups by allowing the customer to directly call the Company's switch via the PSTN by dialing a pre-assigned telephone number (local or toll-free), followed by a pin-code (which allows the switch to recognize the customer) and the destination telephone number. The mechanics of this service are substantially similar to calling card services currently provided by the Company and other carriers in the United States. What constitutes a closed user group has been the subject of a fair degree of interpretation among Member States, but is generally interpreted as meaning that the customer can only call a limited predetermined group of destinations. As with prefix dialing, the Company can make this service more transparent to the customer by programming the customer's telephone system or installing an auto-dialer, subject to local regulation. Given the greater number of digits required to be dialed by the customer, however, a slight delay in placing a call cannot be avoided by this service. Dial-in service involves a variable local access charge to route the call to the Company's switch.

  TRANSPORT

     The transport of telephone calls is accomplished via land-based cables or undersea cables, which are usually fiber optic, or by microwave radios or satellites. A carrier can obtain half circuits on cable systems through MIUs, IRUs or leases. A carrier from each country owns a half circuit of a cable, essentially dividing the ownership of the cable extending between two countries into two equal components. In instances where a carrier has not purchased interests in a cable prior to the time when the cable was placed in service, the carrier is only permitted to acquire capacity on the cable through the purchase, by way of a lump sum payment, of an IRU. The fundamental difference between an IRU holder and an owner of MIUs is that the IRU holder is not entitled to participate in management decisions relating to the cable system. In the event that the Company commences utilizing its remaining operating agreements, it will have to either invest in additional IRUs or MIUs, or acquire satellite capacity, to enable it to connect to a carrier in such countries. Additionally, any carrier may generally lease circuits on a cable from another carrier with an MIU or IRU. Satellite circuits are also obtained on a leased basis.

     Traditionally, international long distance traffic is exchanged under bilateral operating agreements between international carriers which own MIUs or IRUs on the same fiber optic cable system in two countries or through leased satellite capacity. Operating agreements provide for the termination of traffic in, and return of traffic to, the carriers' respective countries at negotiated accounting rates. Operating agreements typically provide that carriers will return to their correspondents a percentage of the minutes received from such correspondents ("return traffic"). In the United States, this percentage is set by the FCC to be the relative ratio of U.S. inbound traffic to U.S. outbound traffic to each country. In addition, operating agreements provide for network coordination and accounting and settlement procedures between the carriers.

     Accounting rates are reciprocal between each party to an operating agreement. For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. All U.S. carriers face a single accounting rate for each country unless otherwise permitted by the FCC.

     The term "settlement" rates arises because carriers pay each other for traffic exchanged utilizing the accounting rate structure on a net basis determined by the difference between inbound and outbound traffic between them. Settlement rates differ between countries. For example, a U.S. carrier may have a settlement rate of $.30 to terminate a call in one country and $.35 in another country while a UK carrier may have settlement rates of $.45 and $.40 to terminate calls in the same countries. By linking its Local Operators over owned and leased facilities, the Company bypasses this traditional settlement process and lowers its cost of transporting its international traffic.

     The FCC has established a policy that effectively prohibits foreign carriers from discriminating among U.S. carriers (the "International Settlements Policy"). The International Settlements Policy requires: (1) the equal division of accounting rates; (2) non-discriminatory treatment of U.S. carriers; and
(3) proportionate return of inbound traffic. In December 1996, the FCC modified its rules to allow alternative payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective competitive opportunities test, if the U.S. carrier can demonstrate that deviation from the International Settlements Policy will promote market-oriented pricing and competition while precluding abuse of market power by the foreign correspondent. For further information regarding settlement rates, see "--North American Operations--U.S. Operations--Regulatory Environment."

     The GBT Agreement requires signatories to open their telecommunications markets to competition. Consistent with the commitments made by the U.S. under the GBT Agreement, the FCC has revised its rules to establish an open entry standard for applicants from World Trade Organization member countries seeking authority to provide international telecommunications service in the U.S., and has adopted a rebuttable presumption that the U.S. affiliates of a foreign carrier with less than 50% market share in its home market should be treated as non-dominant. These open entry policies will apply to applicants of all World Trade Organization member countries, including those who are not signatories to the GBT Agreement.

     A carrier which does not have an operating agreement with a carrier in a particular country is able to provide international service to that country by leasing capacity from a carrier which does. Until recently, in many foreign countries there was only one operating agreement in place between that country's PTT and a foreign based international carrier as a result of monopolies held by such PTTs. For example, in the United States, before the deregulation of telecommunications services, AT&T was the only carrier that had operating agreements with foreign carriers. However, after deregulation, MCI Communications Corporation and Sprint, over a period of years, each negotiated its own operating agreements with foreign carriers. Since then, a limited number of other U.S.-based companies, including the Company, have been able to secure operating agreements with foreign carriers. Operating agreements are expected to become increasingly available as international markets deregulate and new carriers that are seeking business partners emerge in countries previously subject to a PTT monopoly or other limited competition market. See "Risk Factors--The Rapidly Changing Industry in Which We Operate Presents Risks and Uncertainties."

     For an international long distance company without operating agreements or its own international network, the profitability of originating international traffic is a function of, among other things, the difference between its billing rates and the rates it must pay another carrier to transport and terminate such traffic.

     For a company with operating agreements that provide for return traffic, the profitability of originating international traffic will be a function of, among other things, the volume of its originating traffic and its billing rates, as well as the relative volume of its originating and return traffic minutes. Under the settlement process, a carrier which originates more traffic than it receives, will, on a net basis, make payments to the corresponding carrier, while a carrier which receives more traffic than it originates will receive payments from the corresponding carrier. If the incoming and outgoing flows of traffic are equal in the number of minutes transmitted, there is no net settlement payment to either carrier. Therefore, in addition to all of the other factors that can influence the profitability of a long distance carrier, the profitability of an international carrier is dependent on its relative flows of incoming and outgoing traffic.

     Return traffic can be more profitable than outgoing traffic when there is a significant disparity in the cost of terminating traffic between the two countries that are party to an operating agreement. This is particularly true for a U.S. carrier because the actual cost for a U.S. carrier to terminate a call in the United States generally is less expensive than the settlement cost under an operating agreement with any foreign carrier and return traffic does not involve any origination costs. The receipt of more profitable return traffic reduces the aggregate cost to a carrier to transport traffic pursuant to an operating agreement, and carriers with significant levels of return traffic can price their international transport and termination services at a discount to the settlement cost and recover the discount on the return traffic.

  TERMINATION

     The termination of an international call occurs after the call has been transported to an international carrier in the destination country. The international carrier then transports the call to a local exchange network where it is then terminated. In many countries, only the PTT is licensed to provide international long distance service and local exchange services.

COMPANY STRATEGY

     The Company's strategy is to capitalize on the growth, deregulation and profitability of the international long distance market. The key elements of this strategy are as follows:

  FOCUS ON PROVIDING INTERNATIONAL LONG DISTANCE SERVICES

     The international long distance public switched telecommunications market generated an estimated $65.9 billion in revenue and 81.8 billion minutes in 1997. Minutes of use are projected to grow at a rate of between approximately 12% and approximately 18% per annum through the year 2001, while prices are expected to decline, resulting in substantially slower growth in revenues. The Company currently has significantly less than a 1% share of this market. The Company provides a broad array of international and domestic services but focuses on providing services to end-users which generate significant calling traffic between countries to capitalize on (i) the continued growth of international traffic and (ii) the margin opportunity created by the high end-user rates currently maintained by PTTs and other dominant carriers. If any of the factors contributing to the growth of traffic or the pricing scheme by the PTTs and other major carriers should cease to apply, growth and profitability in the international market and the Company's prospects would be negatively impacted. The United States market, one of the most deregulated and competitive markets in the world, illustrates the greater profitability of international traffic versus domestic traffic in the current market and regulatory environment. Based on FCC statistics and other available information, the Company estimates that industry-wide gross profit (before access charges) in 1996 for U.S.-originated traffic averaged $.31 per minute of international use, compared to a 1995 gross profit of $.08 per minute of domestic use, although the actual gross profit per minute of use may vary significantly depending on the destination, route and time of day of a particular call. From 1989 to 1996, per minute settlement payments by United States based carriers to foreign PTTs fell approximately 39% from $.70 to $.43. In September 1997, the FCC adopted new lower benchmark rates for these settlement payments. Despite declining costs, dominant carriers and PTTs have maintained high end-user rates for international long distance services, allowing them to provide domestic services at lower rates. The Company believes that as settlement rates and costs for purchased capacity continue to decline, international long distance should continue to provide high revenue and gross profit per minute, although increased competition may, to a certain extent, moderate such revenues and gross profits. The foregoing is a forward-looking statement and there can be no assurances in this regard. See "--Industry Overview."

  IDENTIFY AND ENTER KEY MARKETS AHEAD OF FULL DEREGULATION

     The Company seeks to identify markets that originate or terminate significant levels of international traffic and are being deregulated. The Company then seeks to enter these markets ahead of full deregulation to gain competitive advantages over carriers that enter after deregulation is complete. These advantages include (i) developing multiple sales and distribution channels and a customer base prior to widespread competition, (ii) acquiring experienced management, including technical and marketing personnel, and (iii) achieving name recognition as an early competitor to the incumbent PTTs. The Company's Local Operator in each market is managed independently, with centralized strategic, financial and network support. The Company expects each Local Operator to be independently profitable.

     The Company believes that its early entry into deregulating markets has provided, and will continue to provide, it with an advantage in obtaining licenses as they become available over carriers which attempt to enter the market after deregulation is complete. The securing of necessary licenses, which is limited in some circumstances to a small number of entrants into the deregulating market, is essential to the Company's strategy and the Company will endeavor to enter into arrangements with a licensee to gain access to such market if the Company itself cannot secure successfully the license.

     In countries that are in the process of deregulating, competition is often restricted to a limited number of specific services. In such cases, the Company employs a two-stage market penetration strategy whereby initially the Company takes advantage of current market conditions and, within the context of its established strategy and service offerings, provides the fullest range of services permissible under local regulation. The Company thereby gains an early toehold in the market, affording it the opportunity to become a recognized international carrier and to begin to build its own marketing channels and customer base prior to the opening of markets to broader competition. Subsequently, as deregulation permits, the Company expands its service offerings, thereby giving the Company the opportunity to increase the amount of business it does with its existing customers and to increase its market penetration by building on its name recognition, marketing channels and expanded service offerings to attract additional customers. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See "Risk Factors--Government Regulations Restrict Our Operations."

  TARGET SMALL AND MEDIUM-SIZED BUSINESSES

     The Company focuses on offering high quality products and services to small and medium-sized businesses that originate in excess of $500 per month in international telephone calls. The Company believes that this segment accounts for a significant percentage of international calling traffic in most markets and offers significant market opportunities because it has traditionally been underserved by the major global telecommunications carriers and the PTTs. By offering a broad range of interrelated services and continuing its commitment to provide high quality customer service, the Company seeks to strengthen its direct relationships with a diverse and rapidly growing customer base and build customer loyalty.

     Small and medium-sized businesses account for the majority of all businesses. For example, the EU estimated in 1996 that there were 15 million small and medium-sized businesses in the EU and that businesses that employ fewer than 100 workers in the aggregate accounted for more than one half of all EU employment and almost half of all business revenue. In addition, Europe's small to medium-sized businesses were projected to produce total telecommunications revenues larger than those of the major multinational business sector. For the six-month period ended June 30, 1998, approximately 25% of the Company's revenues were derived from sales to other carriers, 57% were derived from commercial customers, including small and medium-sized businesses, and 18% were derived from calling card customers.

  BUILD A COST COMPETITIVE GLOBAL NETWORK

     By integrating its current and future owned switching facilities, known as points of presence ("POPs"), into RSL-NET, the Company believes that it will be able to originate, transport and terminate traffic utilizing its own network, thereby bypassing the high costs associated with the transport of the international portion of a call through a third party carrier. Substantially all of the Local Operators have network switching facilities to provide international voice and other telecommunications services in their markets. The Company currently connects its facilities principally by a combination of ownership interests in fiber optic systems and private leased lines. The Company intends to continue to make significant investments in its own fiber routes and other transmission facilities where such facilities become available and if such investments are cost effective and warranted by traffic patterns.

     The Company uses what it believes is state-of-the-art technology in its switching facilities. The Ericsson switches used by the Company allow the Company to interconnect its switches to existing PTT and carrier networks around the world and to develop new services and upgrade network software on an efficient basis.

  EXPAND MARKETING AND DISTRIBUTION CHANNELS

     The Company will continue to develop marketing and distribution channels to expand its customer base, particularly in its target market of small to medium-sized businesses. The Company has been innovative in seeking marketing partners to better identify potential customers and penetrate markets on a cost-efficient basis. Also, the Company capitalizes on cross-selling opportunities as it adds new customer bases and products through acquisitions and strategic alliances. In addition, the Company plans to introduce a universal brand image to create worldwide name recognition.

  PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES

     The Company seeks to acquire control of businesses with an established customer base, compatible operations, licenses to operate as an international carrier, experience with additional or emerging telecommunications products and technologies, and experienced management. In addition, the Company seeks to enter into strategic alliances that the Company believes will enable an accelerated and cost effective expansion of its business. Recent examples include:

     o In June 1998, the Company entered into a marketing and distribution services agreement with Metro Holding, the management holding company for Metro AG, one of the largest retailers in Europe with 750 operating units in 18 European countries. This arrangement is designed to provide the Company access to Metro AG's extensive distribution network and customer base and is expected to significantly accelerate the Company's penetration into key European markets.

     o In July 1998, the Company acquired the business of WestComm from CBS Corporation for $90 million. WestComm provides voice telephony, data services (including frame relay and TCP/IP networks) and Internet access through a network of six national switches. The WestComm acquisition expands the range of the Company's services and enhances its ability to originate and terminate U.S. long distance traffic.

     o In July 1998, the Company acquired Westel from British Columbia Railway Company ("BC Rail") for approximately $38 million. Westel is a telecommunications company that provides a brand range of enhanced telecommunications services through British Columbia, including long distance, data, private line and Internet access. Westel significantly expands the Company's presence in Canada, which is one of the key destinations of U.S.-originated long distance traffic.

     o In August 1998, the Company acquired the business of Motorola Tel.co in the United Kingdom, Germany and Belgium from Motorola Inc. for approximately $68.1 million. Motorola Tel.co resells wireless services and related products in these countries to a base of over 360,000 subscribers. This transaction significantly increases the number of direct customer relationships in Europe and will allow the Company to cross sell long distance and wireless services.

LEVERAGE EXPERTISE OF MANAGEMENT TEAM

     The Company has attracted experienced management from the telecommunications industry to facilitate the integration of its regional operations. Many of its key managers have had significant experience with incumbent providers and early competitors in deregulating markets. In addition, the Company generally retains key management in the companies it acquires. As a result, the Company believes that it is well positioned to manage the integration of acquisitions and the rapid growth of its customer base and network infrastructure.

  EXPAND INTERNET-BASED TELEPHONY AND ON-LINE SERVICE OFFERINGS

     Through Delta Three, the Company seeks to expand its IP telephony service offerings by increasing its investment in Internet gateway servers and expanding its sales and marketing channels. Delta Three uses IP protocol as a transmission standard for voice communications over the public Internet and private intranets, extranets and dedicated leased lines, at substantially reduced transmission and termination costs. Delta Three allows customers to place long distance and international phone calls over Internet or IP networks using standard telephones without requiring additional equipment. Delta Three also offers prepaid calling card services, PC to phone and phone to PC services to retail customers, and termination to wholesale customers. In addition to offering IP telephony services, the Company plans to develop value added services on the Internet and to provide on-line customer service and billing. The Company believes that Delta Three positions the Company at the forefront of the rapidly emerging IP telephony industry. See "Business--Delta Three Operations."

NETWORK

     The Company generally utilizes a single switch technology platform for its international telephony gateway switches comprised of state-of-the-art Ericsson AXE-10 switches. The Company believes that a single switch platform gives the Company a strategic advantage in developing new services and allows the Company to upgrade network software on a more efficient basis when compared to those other global carriers that employ multiple switch technologies. The Company is also pursuing alternative transmission technologies such as the Internet and managed IP networks in order to minimize its operating costs. See "--IP Telephony Operation--General."

  OWNED FACILITIES

     The Company's owned facilities include switches and interests in international fiber optic cable systems. The Company's 17 international telephony gateway switches are located in New York, Los Angeles, London, Stockholm, Paris, Frankfurt, Helsinki, Vienna, Milan, Copenhagen, Lisbon, Sydney, Zurich and Tokyo. In addition, the Company operates 16 national switches throughout its operations. The Company's existing international telephony gateway switches conform to international signaling and transmission standards provided for in International Telegraph and Telephone Constructive Committee ("CCITT") recommendations and allow the Company to interconnect its network to existing PTT and carrier networks around the world while maintaining quality and dependable services. The Company's switch and related equipment purchases have been financed by Ericsson, and the Company believes it has developed a favorable working relationship with Ericsson which will enable the Company to benefit from Ericsson financing for future Ericsson purchases, although there can be no assurance that this will be the case. The Company's switching facilities are easily expandable to accommodate growth.

     The Company also owns capacity on various international digital fiber optic cable systems. The Company's United States operations currently own IRUs on the CANUS-1, CANTAT-3, PTAT-1, NPC, RIOJA 2, ODIN 1, RIOJA 3, ODIN 2, APCN, JASURAUS, FLAG (various segments), Estepona-Tetouan, Gemini, Americas 1, and Taino-Carib undersea fiber optic cable systems and owns MIUs in the ANTILLAS I, TAT-12/13 and Southern Cross submarine cable systems. The Company also owns capacity on the CMC and MCC terrestrial (Japan) fiber optic cable systems. The Company has currently committed to purchase capacity in the submarine fiber systems of Japan--USA, Pan American, MAYA and TAT-14. The Company also is currently in negotiations to purchase capacity for its United States operations in the TPC-5, Guam--Philippines, R-J-K, AC-1, PC-1, PAC-1, MAC and FLAG (additional segments) undersea fiber optic cable systems. The Company's Swedish operation owns IRUs in the CANUS-1, CANTAT-3, SWE-FIN, SWE-Latvia and KATTEGAT-1 submarine cables. The Company's United Kingdom operation owns IRUs on the UK-NL14, CANTAT-3 and PTAT-1, GEMINI, CANUS-1, UK-GER 6, RIOJA 2 and RIOJA 3 undersea fiber optic cable systems. The Company's Australian operation owns IRUs in the APCN, JASAURUS, NPC and Southern Cross undersea fiber optic cable systems and on the CMC and MCC terrestrial fiber optic cable systems.

     The Company also, together with its joint venture partner in Mexico, acquired switches and fiber cable covering 14 cities in Mexico, which were fully installed in 1998.

  OPERATING AGREEMENTS

     The Company's operating agreements provide the Company with ability to transmit traffic directly to foreign carriers over jointly-owned facilities rather than utilizing leased capacity. The Company's U.S. operations currently hold 22 operating agreements (one of which allows the Company to transmit traffic into three countries), which provide potential direct access to Australia, Azerbaijan, Bolivia, Chile, Denmark, the Dominican Republic, Japan, Jordan, Korea, Malaysia, Morocco, The Netherlands, New Zealand, Norway, the Philippines, Russia, Srpska, Suriname, Sweden, Switzerland and the United Kingdom. The Company currently only transmits and terminates traffic pursuant to operating agreements in the Dominican Republic, the United Kingdom, Denmark, The Netherlands, Russia, the Philippines and Norway. See "--U.S. Operations--U.S. Network Architecture." The Company believes that these agreements constitute significant assets and that the Company is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with non-U.S. carriers. The Company's Swedish operation currently utilizes two operating agreements which enable it to exchange traffic with Denmark and Norway and the Company's Finnish operation utilizes an operating agreement which enables it to exchange traffic with Russia. Operating agreements lower the cost of transmitting traffic by allowing the Company to utilize its MIUs and IRUs to correspond directly with its foreign carriers, thereby eliminating the cost of transmitting a call through leased capacity. In addition, if the Company can develop sufficient traffic into another country, it can potentially develop an additional source of revenue through return traffic or other settlement arrangements with the PTT or other carriers in that country.

  LEASED CAPACITY

     For all routes where the Company does not own facilities or utilize operating agreements, the Company utilizes leased capacity. In addition, the Company has arrangements with local carriers in each country in which it originates traffic to transmit domestic calls from its end-users to its switch. While the Company intends to purchase or construct transmission facilities where such facilities are available for purchase or may be constructed and such purchase or construction is cost-effective and warranted by traffic patterns, a significant percentage of its transmission facilities will continue to be leased. Leased capacity is typically obtained on a per minute basis or a point-to-point fixed cost basis. The Company utilizes leased satellite facilities for traffic to and from those countries where digital undersea fiber optic cables are not available or cost-effective. Leased satellite facilities are also used for redundancy when digital undersea cable service is temporarily interrupted. See "Risk Factors--We Depend on Other Carriers."

  NETWORK MANAGEMENT SYSTEMS

     The Company generally utilizes redundant, highly automated state-of-the-art telecommunications equipment in its network and can, in cases of component or facility failure, use the network management facilities to redirect calls to another carrier's facilities. Back-up power systems and automatic traffic re-routing enable the Company to provide a high level of reliability to its customers. Computerized automatic network monitoring equipment allows fast and accurate analysis and resolution of service problems. The Company maintains separate network management facilities for its U.S. and European operations, each of which maintains separate least-cost routing systems. U.S. network management is operated from the Company's facilities in New York, Los Angeles and Pittsburgh. European network management is operated centrally from the Company's switching center in London. See "Risk Factors--The Rapidly Changing Industry in Which We Operate Presents Risks and Uncertainties," "--We Depend on Effective Information Systems" and "--The Year 2000 Technology Problem Places Our Technology Systems at Risk."

NETWORK STRATEGY

     The Company has connected, or is in the process of connecting, its current switches in all of the countries in which it operates. The Company has connected its current switches and expects to connect its future switches by investing in IRUs, MIUs or transmission capacity on a point-to-point fixed cost basis, subject to local regulatory conditions. In each new market the Company enters, the Company intends to install its own switching facilities which will then be integrated into RSL-NET to improve the Company's overall cost structure. The Company transmits traffic from its Local Operators on capacity leased on a variable cost per minute basis until it believes an investment in owned facilities or fixed cost lease arrangements between countries or on a particular route is warranted. To the extent traffic can be transported between two Local Operators over MIUs, IRUs, domestic circuits or lines leased on a fixed cost point-to-point basis, there is almost no marginal cost to the Company. In such cases, the Company will be able to bypass the traditional settlement process for the transport and termination of international traffic. The settlement rates for international correspondence are based on negotiated rates which, according to an FCC estimate in August of 1997, were up to 70% higher than the actual cost. The Company expects that it will realize significant cost savings by routing an increasing portion of its international traffic over its owned and leased facilities as opposed to corresponding via operating agreements, in particular once the markets in which the Company operates deregulate sufficiently to allow interconnect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Effect of Deregulation on European Cost of Services." In addition, each of the Local Operators maintains an independent cost structure for all other traffic. By directly linking its operations, the Company will be better able to implement a least cost routing system. See "--International Long Distance Mechanics," "Risk Factors--The Company Has A Short Operating History," "--We Have Recently Entered into Newly Opening Markets," "--We Are Unable to Predict Traffic Volume" and "--We Depend on Other Carriers."

     For calls to countries where the Company does not have a Local Operator, the Company seeks to establish and utilize an operating agreement with a local carrier. While this method generates higher costs than transporting calls between the Local Operators, it has the potential to generate higher margin return minutes. The Company has not generated significant return minutes to date. In addition, by strategically establishing its Local Operators and obtaining operating agreements, the Company will seek to arbitrage the differential in settlement rates between countries.

     Origination and termination of traffic locally is accomplished through transmission capacity leased on a per minute basis, except where the Company provides private line service. As the Company's operations in a given country grow, the Company generally will install additional POPs and invest in transmission capacity (on a point-to-point fixed cost basis) to connect the new POP to its international gateway switch. This will enable the Company to reduce its dependence on relatively high cost-per-minute leases by reducing the distance calls will travel over capacity leased on that basis.

PRODUCTS AND SERVICES

     The Company offers a variety of fixed and wireless local, long distance and international products and services to its customers, as well as certain value-added services. Although the Company focuses on providing international service, it also provides domestic long distance services, where permitted under relevant regulations, to accommodate customer demands. In addition, the Company provides, or plans to provide, local services as a competitive LEC in certain U.S. States by reselling the services of facilities-based LECs.

     The Company provides the services described below to the extent permitted by local regulation in each of its markets. See "Risk Factors--Government Regulations Restrict Our Operations" and "--Industry Overview," "--International Long Distance Mechanics," "--North American Operations--U.S. Operations" and "--European Operations--General."

  LONG DISTANCE SERVICES

     The Company provides domestic and international long distance services to its customers. In nearly every country in which the Company operates in Europe, the Company provides domestic long distance services. In the United States, the Company is certified and tariffed or otherwise authorized to originate intrastate, interexchange calls in 49 states and the District of Columbia and can terminate calls throughout the United States.

  PRIVATE LINE SERVICE

     The Company can provide dedicated point-to-point connections to businesses requiring dedicated private telephone lines for high volumes of voice and data between the customer's offices in certain countries where the Company has revenue generating operations.

  CALLING CARDS

     The Company's calling cards are either prepaid cards or post paid cards (for which calls are billed in arrears). The Company's calling cards provide international call access to or between many countries that have direct dial service with the United States. Prepaid calling cards are similar products to other calling cards, but differ in marketing focus as well as the method of payment. A customer purchases a prepaid card that entitles the customer to make phone calls on the card up to a certain limit. The

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Company also offers prepaid calling cards that are rechargeable. In all cases, the card number is proprietary to the customer and is secured by means of a personal identification number. The Company currently offers these products in most of its existing operations.

  VALUE-ADDED SERVICES

     The Company currently offers facsimile services in all of its operations, toll-free dialing in the United States, the United Kingdom and Sweden and Internet access in the United States, Sweden and Canada and, in the future, intends to offer most of these services in all markets where it is allowed to do so. The Company also intends to introduce the following services: (i) video-teleconferencing, (ii) on-line billing services, (iii) consolidated billing for all services offered by the Company, (iv) on-line directory assistance, (v) on-line conference calling, and (vi) international directory assistance. In addition, through Delta Three, the Company can offer international long distance voice service to niche markets utilizing IP telephony at discounts to standard international calls.

  INTERNATIONAL TERMINATION AND TRANSIT

     International termination on a wholesale basis involves the sale of long distance services to another long distance company that resells the services to its customers. Selling bulk capacity to other carriers generates traffic sufficient to allow the Company to obtain volume discounts when it leases capacity on a per-minute basis and allows it to generate revenues from otherwise unused capacity on its MIUs, IRUs and point-to-point leases. Transit traffic originates and terminates outside of a particular country, but is transported through that country on a carrier's network to take advantage of lower costs.

  WIRELESS SERVICES

     The Company provides wireless services to corporate, business and residential subscribers. Through its agreements with network operators, the Company provides subscribers with connection and access to wireless networks and sells airtime services. The Company charges its subscribers for service activation, monthly access, per-minute airtime and custom calling features, and generally offers a variety of pricing options, most of which combine a fixed monthly access fee and per-minute charges. Subscribers are also offered a wide range of cellular telephones and accessories. Currently, the Company provides wireless services in the United Kingdom, Germany, Belgium and Australia. The Company intends to cross-sell long distance services to these subscribers.

  DATA SERVICES

     The Company offers a range of data transmission services to its customers in certain countries, including frame relay, Internet access, remote access, e-mail, packet switching, LAN integration and network and facilities management.

CUSTOMERS

     SMALL AND MEDIUM-SIZED BUSINESSES. The Company focuses on offering high quality products and services to small and medium-sized businesses with significant international telephone usage (i.e., generally in excess of $500 per month in international phone calls). The Company has focused on industries which traditionally have significant volumes of international traffic. The Company believes that small and medium-sized businesses have generally been underserved by the major global telecommunications carriers and the PTTs, which have focused on offering their lowest rates and best services primarily to higher volume multinational business customers. The Company offers these companies significantly discounted international calling rates as compared to the standard rates charged by the major carriers and PTTs.

     Small and medium-sized businesses account for the majority of all businesses and the Company believes that in most markets they account for a significant percentage of the international long distance traffic originated in those markets. For example, the EU estimated that in 1996 there were 15 million small and medium-sized businesses in the EU and that businesses that employ fewer than 100 workers

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accounted for more than one half of all EU employment in 1996 and almost half of all business revenue. Consistent with that, it was estimated in 1997 that in the United Kingdom, companies employing fewer than 250 people spent about $6 billion to $7 billion per year on telecommunications services as compared to about
$8 billion to $9 billion per year for businesses employing in excess of 250 people and only $3 billion per year for the multinationals.

     CARRIERS. The Company offers international termination and transit traffic services to other carriers, including resellers, on a wholesale basis, as a "carriers' carrier." The Company's carrier customers as a group currently provide the Company with a relatively stable customer base and thereby assist the Company in projecting potential utilization of its network facilities. In addition, the significant levels of traffic volume generated by such carrier customers enable the Company to obtain large usage discounts based on volume commitments. The Company believes that revenues from its carrier customers will continue to represent a significant portion of the Company's overall revenues in the future. See "Risk Factors--We Are Unable to Predict Traffic Volume."

     RESIDENTIAL CUSTOMERS. The Company targets residential customers in neighborhoods with large immigrant populations and/or with high international calling patterns. The Company intends to capitalize on global immigration patterns to target ethnic communities, primarily for its prepaid calling cards.

     LARGE CORPORATIONS. Primarily as a result of the Westcomm acquisition, the Company services a number of large corporations in the United States. The Company also targets large corporations on those routes where the Company's cost structure allows it to compete effectively. See "--North American
Operations--U.S. Operations."

MARKETING AND SALES

     The Company has developed a wide range of marketing and distribution channels focused on reaching a broad range of customers in the most cost-effective manner. The Company markets its products and services through
(i) its direct sales forces, (ii) strategic alliances with companies that have access to significant customer bases, (iii) networks of independent agents and distributors, (iv) strategic alliances with resellers and (v) telemarketing organizations. The Company's services are currently marketed independently by the Local Operators in each country.

     The Company continually seeks innovative ways to expand the scope of its marketing channels and to enhance its ability to identify and retain customers. For example, the Company has recently entered into a strategic alliance with Metro Holding. The Company's alliance with Metro Holding will assist the Company in promoting, marketing, selling and distributing the Company's services through Metro AG's wholesale and retail operations in Europe. In addition, the Company capitalizes on cross-selling opportunities as it adds new customer bases and products through acquisitions and strategic alliances. Following its acquisition of Motorola Tel.co, the Company intends to cross-sell its fixed wire and other traditional long distance services to the Motorola Tel.co subscriber base and Motorola Tel.co's wireless services to existing customers. The Company also plans to introduce a universal brand image to create worldwide name recognition for the Company.

     Residential customers are targeted in neighborhoods with large immigrant populations, utilizing resource materials and third party market research companies, among other things, as resources for this information. Carriers typically approach the Company directly to inquire about the Company's transit and termination rates.

     DIRECT SALES. Most Local Operators maintain their own direct sales force. Generally, sales representatives are compensated primarily on a commission basis. The Company intends to expand its direct sales force as it expands existing operations and commences additional operations.

     INDEPENDENT AGENTS. The Company also markets its services through an indirect sales force comprised of independent agents. These agents include, among others, companies which have a sales force or individuals marketing related services such as telephone systems, copiers, fax machines or

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other office equipment to the Company's targeted customer segments. The
Company's indirect sales force will be an increasingly important sales channel to access the local market.

     DISTRIBUTORS. The Company has relationships with a small number of distributors in the United States as well as in certain countries in Europe for the sale of prepaid cards and will seek such arrangements in its other markets. In addition, through the acquisition of Motorola Tel.co, the Company has greatly expanded its dealer network.

     TELEMARKETING SALES. The Company's U.S. and European operations use the services of independent telemarketing sales organizations in certain of their markets. Telemarketing sales are targeted to cover small to medium-sized business and niche residential customers. Commercial customers are offered long distance services while residential customers are offered long distance services and a blend of prepaid and similar products. The Company expects that its telemarketing sales agents will become an increasingly important means to attract customers in related markets, including in the U.S.

     ON-LINE SALES. The Company intends to offer potential subscribers the ability to subscribe on-line for the Company's services and to obtain on-line billing, directory assistance and conference calling.

  CUSTOMER MANAGEMENT

     The Company strives to provide competitive pricing, high quality services and superior customer care service and believes that these factors are important to its ability to compete effectively. The Company works closely with its customers to develop competitively priced telecommunications and value-added services (such as customized billing) that are tailored to their needs. The Company has invested significant resources in developing information systems to allow it to provide accurate and timely responses to customer inquiries. In addition, each of the Local Operators has customer service and engineering personnel available to address service and technical problems as they arise.

HEADQUARTERS OPERATIONS

     The Company directs the operations of its subsidiaries, including the management of the growth of current operations, the expansion of operations into new markets, the formation of potential joint ventures and strategic alliances and the execution of acquisitions. Identification of key markets, determination of the vehicles through which, as well as the manner in which, the Company will enter such markets and oversight of the implementation of these plans is also done at the Company level. The Company is continuously reviewing and considering investment and acquisition opportunities. The Company intends to pursue acquisitions which it believes will expand or enhance its current operations. All such acquisitions will be identified, negotiated and consummated at the Company level, generally working together with local and regional management in cases where the acquisitions supplement existing operations. In addition, the Company seeks alliances with carriers to expand the scope of the Company's network and improve its competitive profile.

     The Company currently provides centralized financial services for all of the Local Operators, including financial planning and analysis, cost control and network management. The Company attempts to coordinate the acquisition of additional transmission capacity (either leased or purchased) with the growth of traffic volumes of each Local Operator. The Company assists in securing financing and discounts for these expenditures as well as other capital expenditures through its arrangements with particular vendors. The Company also maintains global treasury functions, including the management of cash flows between the Local Operators for the transmission of traffic between them, as well as the allocation of working capital.

     The Company expects to eventually link all of its switching facilities to a central billing system administered at the Company level, and provide the billing information to Local Operators which will then invoice the customers directly. The invoice will be branded with the Company's name and will be payable to a Company account in the Local Operator's country.

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

     The Company manages the expansion of RSL-NET, including the acquisition of additional capacity for existing operations and the integration of developing and new Local Operators into RSL-NET. The Company coordinates the routing of traffic on RSL-NET to effect routing on a least cost basis. Least cost routing involves the programming of the Company's switches to transport international calls over the route which is most likely to produce the lowest cost to the Company without compromising call quality. The Company consolidates the least cost routing information of each of its Local Operators to allow them to take advantage of each others' cost structure.

     The Company is in the process of coordinating the marketing activities of the Local Operators and plans to introduce a universal brand image to create worldwide name recognition for the Company. In addition, the Company intends to direct the service offerings of the Local Operators to enable the Company to provide services to a single customer in more than one country. The Company intends to then provide the customer with a single bill and designate a primary customer service representative to address the customer's overall needs.

NORTH AMERICAN OPERATIONS

  U.S. OPERATIONS

  OVERVIEW

     The United States is the largest single market in terms of international long distance call terminations and originations. The top seven destinations for U.S.-originated calls in 1996 were Canada, Mexico, the United Kingdom, Germany, Japan, Hong Kong and France. The Company initiated its U.S. operations in March 1995 with its initial investment in RSL North America and has grown the business significantly since then. The Company primarily operates in the United States through RSL USA. The Company operates in the United States as a full service international long distance carrier with multiple "214" licenses issued under the Communications Act, which permit it to provide international telecommunications services. The Company's principal offices for its U.S. operations are located in the New York, Los Angeles and Pittsburgh metropolitan areas, and RSL USA maintains sales offices in 11 U.S. metropolitan areas.

     During 1998, the Company acquired WestComm, which offers voice telephony and data services (including frame relay and TCP/IP networks) and Internet access to a customer base consisting primarily of small to medium-sized businesses in the United States. WestComm operates six switches strategically located in the United States and employs approximately 335 people. The Company has the exclusive right to the use of the Westinghouse Communications brand name and a non-exclusive right to the use of the Westinghouse logo in connection with providing telecommunications services in the United States and Canada for three years following the date of the acquisition.

  SERVICES AND CUSTOMERS

     The Company offers its customers in the United States international and domestic long distance, private line, calling card, data, Internet access and value added services. Since the first quarter of 1996, the Company has focused its U.S. operations on providing international and domestic long distance services to small and medium-sized businesses. The Company also provides, or plans to provide, local services as a competitive LEC in certain U.S. States by reselling the services of facilities-based LECs.

     In addition, through RSL COM PrimeCall, Inc. ("RSL PrimeCall"), the Company specializes in the provision of prepaid calling cards for niche ethnic markets.

  MARKETING AND SALES

     The Company markets its services and products in the United States through a variety of channels, including direct sales and indirect sales through independent agents and distributors and third-party telemarketing sales. The Company's U.S. operations employ sales and marketing employees and have relationships with master agents with an underlying network of independent agents, distributors and

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

telemarketing agents. The Company expects that its telemarketing sales agents will become an increasingly important means to attract customers in related markets, including in the U.S. In addition, the Company employs a retail and wholesale sales force dedicated to the sale of promotional post and prepaid card products. The Company currently employs approximately sixty sales professionals experienced in designing and developing integrated voice and data telecommunications solutions. The Company believes that its engineering and network management capabilities, as well as its ongoing service and support personnel, will allow it to attract and retain commercial customers.

  U.S. NETWORK ARCHITECTURE

     The Company operates an Ericsson AXE-10 international gateway switch in New York and Los Angeles. The Company's international telephony gateway switches conform to CCITT recommendations and are directly connected to each other via leased lines on a fixed cost, point-to-point basis. In 1998, the Company agreed to acquire an OC3 transport facility from IXC Communications, Inc. for approximately $14 million. The Company also operates seven domestic switches strategically located in the United States and a prepaid card platform in New York. The Company's data network consists of a Magellan Passport backbone with a ring network architecture for reliability. The Magellan Passport network is connected to Telematics switches which concentrate and collect the data from certain geographic regions in which the Company conducts its business or, in some circumstances, from individual customers.

     The Company's US operations own IRUs in the following fifteen undersea fiber optic cable systems: CANUS-1, CANTAT-3, PTAT-1, NPC, RIOJA 2, RIOJA 3, ODIN 1, ODIN 2, APCN, JASAURUS, FLAG (various segments), Estepona-Tetouan, Gemini, America 1 and Taino-Carib systems. In addition, RSL USA owns MIUs on three undersea fiber optic cable systems, which are the ANTILLAS I, TAT-12/TAT-13 and Southern Cross systems. The Company also owns MIUs on the CMC and MCC terrestrial (Japan) fiber optic cable systems. The Company has committed to purchase capacity on the Japan-USA, Pan American, MAYA and TAT-14 undersea fiber optic cable systems. The Company also is currently in negotiations to purchase IRUs for its United States operations on the TPC-5, Guam-Philippines, R-J-K, AC-1, PC-1, PAC-1, MAC and in the FLAG (additional segments) undersea fiber optic cable systems.

     The Company currently is a party to 22 operating agreements (one of which allows the Company to transmit traffic into three countries), which provide potential direct access from the U.S. to Australia, Azerbaijan, Bolivia, Chile, Denmark, the Dominican Republic, Japan, Jordan, Korea, Malaysia, Morocco, The Netherlands, New Zealand, Norway, the Philippines, Russia, the Republic of Srpska, Suriname, Sweden, Switzerland and the United Kingdom. The Company believes that it is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with carriers outside the United States. The Company currently only transmits and terminates traffic pursuant to operating agreements in the Dominican Republic, the United Kingdom, Denmark, The Netherlands, Russia, the Philippines and Norway. The Company transmits call traffic bound for all other destinations through leased capacity. The remaining operating agreements are inactive because the Company has not yet invested in international transmission capacity for those routes, in certain cases because call volume on such routes does not warrant such an investment. By activating these operating agreements as well as any additional operating agreements it may obtain, the Company believes it will be able to significantly lower its costs of terminating international traffic. The Company's failure to begin transmitting traffic pursuant to any such operating agreement could lead to the termination of the agreement.

     The Company also operates the network management control facilities from which the Company administers and monitors the Company's switches and facilities and provides customer service, 24-hour network monitoring, trouble reporting and response procedures, service implementation and billing assistance. The Company designates a specific customer service representative for each commercial customer to oversee the installation and maintenance of the phone equipment, the start-up of service and problem resolution.

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

  INFORMATION SYSTEMS AND BILLING

     The Company owns and operates an Electronic Data Systems ("EDS") IXPlus System that runs on an IBM AS/400 hardware platform. The Company is utilizing the EDS system in the U.S. to: (i) provide sophisticated billing information that can be tailored to meet a specific customer's requirements, (ii) provide high quality customer service, (iii) detect and reduce fraud, (iv) integrate efficiently additions to its customer base and (v) provide real time traffic and call detail management. The EDS IXPlus System is operated and maintained by the Company in its Los Angeles office. The Company has also implemented a customer care and trouble management system, as well as developed what it believes is a state-of-the-art information system that produces, among other things, profitability margin analysis, routing statistics and overall traffic trends by country, customer, vendor and switch. The Company's information systems are important to its operations as they allow the Company to assess and determine quickly customer billing and collection problems, production by and compensation or commissions owed to agents, sales representatives and distributors, proper pricing for the Company's services and other matters which are important to the operation of the Company. The billing and information systems purchased by the Company in connection with its acquisition of WestComm are being integrated into the Company's current operations.

     The Company has reviewed the EDS IXPlus System in connection with the Year 2000 problem and the Company expects to receive from its vendor, at no additional cost to the Company, a Year 2000 compliant version of the EDS IXPlus System by June 30, 1999. The Year 2000 compliant EDS system is expected to be operational in early 1999. In addition, the Company's standardized desktop and server configurations and software applications are already Year 2000 compliant. See "Risk Factors--We Depend on Effective Information Systems" and "--The Year 2000 Problem Places Our Technology Systems at Risk."

  COMPETITION

     The Company competes with AT&T, Sprint, MCI WorldCom and other U.S.-based and foreign carriers, many of which have considerably greater financial and other resources than the Company. Certain of the larger U.S. based carriers have entered into joint ventures with foreign carriers to provide international services. In addition, certain foreign carriers have entered into joint ventures with other foreign carriers to provide international services and have begun to compete or invest in the U.S. market, creating greater competitive pressures on the Company. The Company believes that its services are competitive in terms of price and quality with the service offerings of its competitors in the U.S. market.

  REGULATORY ENVIRONMENT

     The Company's U.S. operations are subject to extensive federal and state regulation. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while particular state regulatory authorities have jurisdiction over telecommunications originating and terminating within the state. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company.

     FEDERAL. The FCC currently regulates the Company as a non-dominant carrier with respect to its domestic and international long distance services as well as its competitive local exchange services. Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulation requirements on the Company, to change its regulatory classification, to impose monetary forfeiture and to revoke its authority. In the current regulatory atmosphere, the Company believes that the FCC is unlikely to do so with respect to the Company's domestic service offerings. With respect to the Company's international services, however, it is possible that the FCC could classify the Company as dominant for the provision

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of services on specific international routes on the basis of the Company's foreign ownership and affiliations or a determination that the Company had the ability to discriminate against U.S. competitors. In 1997, for example, the FCC classified Sprint as a dominant carrier for the provision of U.S. international services on the U.S.-France and U.S.-Germany routes in connection with investments in Sprint by France Telecom and Deutsche Telekom.

     Among domestic carriers, LECs are currently classified as dominant carriers with respect to the local exchange services they provide, and no interstate, interexchange carriers, including RBOCs which are permitted to offer long distance service outside their service areas, are classified as dominant. Until recently, AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate, interexchange and international markets. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated, likely making AT&T's prices more competitive than the Company's prices. Nonetheless, the FCC placed certain conditions on AT&T's reclassification to promote the development of vigorous competition in the international services marketplace.

     The Company has the authority to provide domestic, interstate telecommunications services. The Company has also been granted authority by the FCC to provide switched international telecommunications services through the resale of switched services of United States facilities based carriers, to generally resell international private lines not connected to the PSTN or which are connected to the PSTN in Canada, New Zealand, Australia, Sweden, The Netherlands, Luxembourg, Norway, Denmark, France, Germany, Belgium, Austria, Switzerland, Italy, Ireland, Hong Kong, Japan and the United Kingdom, and to provide international telecommunication services by acquiring circuits on various undersea cables or leasing satellite facilities. The FCC reserves the right to condition, modify or revoke such domestic and international authority for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder. Although the Company believes the probability to be remote, a rescission by the FCC of the Company's domestic or international authority or a refusal by the FCC to grant additional international authority would have a material adverse effect on the Company.

     Both domestic and international non-dominant carriers must maintain tariffs on file with the FCC. The Company must file tariffs containing detailed actual rate schedules. In reliance on the FCC's past relaxed tariff filing requirements for non-dominant domestic carriers, the Company and most of its competitors did not maintain detailed rate schedules for domestic offerings in their tariffs, as the FCC's rules currently require. Until the two year statute of limitations expires, the Company could be held liable for damages for its past failure to file tariffs containing actual rate schedules. The Company believes that such an outcome is remote and would not have a material adverse effect on its financial condition or results of operations. The Company has always been required to include detailed rate schedules in its international tariffs.

     In February 1996, the Telecommunications Act of 1996 was signed into law. Under the Telecommunications Act, the RBOCs will be permitted to provide long distance services in competition with the Company. The law includes safeguards against anti-competitive conduct which could result from a RBOC having access to all customers on its existing network as well as its ability to cross-subsidize its services and discriminate in its favor against its competitors.

     Except with respect to transit agreements, authorizations held under
Section 214 of the Communications Act (such as those held by the Company) for international services are limited to providing services or using facilities between the United States and countries specified in the authorizations. The Company holds all necessary Section 214 authorizations for conducting its present business but may need additional authority in the future. Additionally, carriers may not lease private lines between the United States and an international point for the purpose of offering switched services unless the FCC has first determined that the foreign country affords resale opportunities to United States carriers equivalent to those available under United States law. The FCC has made such a determination with respect to New Zealand, Australia, Canada, Sweden, The Netherlands, Luxembourg, Norway, Denmark, France, Germany, Belgium, Austria, Switzerland, Italy, Ireland, Hong

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Kong, Japan and the United Kingdom and the Company is authorized to resell international private lines to these points for the provision of basic services interconnected to the PSTN.

     The FCC has promulgated certain rules governing the offering of international switched telecommunications services. Such calls typically involve a bilateral, correspondent relationship between a carrier in the United States and a carrier in the foreign country. Until recently, the United States was one of a few countries to allow multiple carriers to handle international calls; almost all foreign countries authorized only a single carrier, often a state-owned monopoly, to provide telecommunications services. In light of the disparate bargaining positions of the United States carriers, the FCC imposed certain requirements to try to minimize the opportunities that dominant foreign telecommunications providers would have to favor one United States carrier over another. These policies include provisions of the International Settlement Policy, which requires the equal division of accounting rates, non-discriminatory treatment of U.S. carriers, and that return minutes from a foreign carrier must be proportional to the traffic that the United States carrier terminates to a foreign carrier. In December 1996, the FCC modified its rules to allow payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective opportunities test if the U.S. carrier can demonstrate that deviation from the International Settlement Policy will promote market-oriented pricing and competition, while precluding abuse of market power by the foreign correspondent. The Company has numerous agreements with foreign carriers providing for the handling of switched calls.

     In September 1997, the FCC adopted lower benchmarks for settlement rates that U.S. carriers must pay to foreign carriers in order to settle calls originating from the U.S. The benchmark rates were adopted to remedy a growing U.S. settlement deficit, which results from the imbalance of outbound and inbound call volume. The settlement rate for terminating international calls was estimated to be approximately 70% higher than the actual cost of terminating international calls by the FCC in August of 1997. Three benchmarks were established to fit the income level of foreign countries, with a low of $0.15 per minute for high income countries and a high of $0.23 per minute for low income countries. Implementation periods, ranging from one year for high income nations to five years for nations with less than one telephone line for every 100 inhabitants, were also adopted. The FCC also determined that it would condition any carrier's authorization to provide international facilities-based switched service from the United States to an affiliated market on the carrier's foreign affiliate offering U.S. international carriers a settlement rate at or below the relevant benchmark. If, after the carrier has commenced service to an affiliated market, the FCC learns that the carrier's service offering has distorted market performance, the FCC will take enforcement action. The new benchmarks are intended to promote a competitive environment in which rates will more closely reflect costs; officials also hope that the FCC's order will encourage multilateral negotiations and lead to an international agreement to reduce costs further.

     The Commission's initiatives have had some measure of success: in the first six months of 1998, the average accounting rate for calls originating from the United States fell by 14.1%, almost doubling the rate of decline for the same period in 1997. Moreover, an increasing number of foreign carriers, whose countries account for over 50% of the total U.S. net settlement minutes, have negotiated agreements with U.S. carriers that satisfy, or will satisfy, the FCC's benchmark settlement rates.

     The FCC has recently proposed to no longer require U.S. carriers to comply with its International Settlements Policy with respect to arrangements between U.S. carriers and foreign carriers that lack market power in WTO member countries, and with foreign carriers in WTO member countries to which U.S. carriers are authorized by the FCC to provide international simple resale. The Commission has also proposed to modify its flexibility policy to allow carriers to obtain authority to enter into flexible settlement arrangements for agreements affecting less than 25% of the traffic on a particular route without naming the foreign correspondent and without filing the terms and conditions of the actual agreement.

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     The GBT Agreement, executed in February 1997, requires signatories to open their telecommunications markets to competition. Consistent with the commitments made by the U.S. under the GBT Agreement, the FCC has revised its rules to establish an open entry standard for applicants from WTO member countries seeking authority to provide international telecommunications service in the U.S., and has adopted a rebuttable presumption that the U.S. affiliates of a foreign carrier with less than 50% market share in its home market should be treated as non-dominant. These open entry policies will apply to applicants of all WTO member countries, including those who are not signatories to the GBT Agreement.

     Additionally, the FCC enforces certain requirements which derive from the regulations of the ITU. These regulations may further circumscribe the correspondent relationships described above. In addition to settlement rates, these regulations govern certain aspects of transit arrangements, wherein the originating carrier may contract with an interim carrier in a second country to terminate service in a third country. The Company has transit agreements with foreign carriers. Such agreements may allow the Company to pay less than the full accounting rate it would have to pay if it had a direct operating agreement with the terminating country. However, the Company is unaware of any instance in which a terminating country has objected with respect to any of the Company's traffic. If a terminating country objects in the future to such transit arrangements, the Company may be required to secure alternative arrangements.

     STATE. The intrastate, long distance telecommunications and the competitive local exchange operations of the Company are also subject to various state laws, regulations, rules and policies. Currently, the Company is certified and tariffed or otherwise authorized to provide intrastate, interexchange service in 49 states and the District of Columbia and uses a third party carrier to originate calls in states where it needs, but does not have, authorization to provide services. See "Risk Factors--Government Regulations Restrict Our Operations."

     The vast majority of states require carriers to apply for certification to provide telecommunications services before commencing intrastate service and to file and maintain detailed tariffs listing the rates for intrastate service. Many states also impose various reporting requirements and require prior approval for all transfers of control of certified carriers, assignments of carrier assets, carrier stock offerings and the incurrence by carriers of certain debt obligations. In some states, regulatory approval may be required for acquisitions of telecommunications operations. In the past, the Company has sought and successfully obtained such approval for its acquisitions.

CANADIAN OPERATIONS

  OVERVIEW

     The Company operates in Canada through Westel and RSL COM Canada Inc. ("RSL Canada") which operates the Canadian operations of WestComm. Westel began commercial operations in Canada in 1993.

  SERVICES AND CUSTOMERS

     The Company offers its customers in Canada a broad range of enhanced telecommunications services including long distance, data, private line and Internet access throughout British Columbia and Southern Ontario, including metropolitan Toronto. The Company's customer base in Canada consists of both commercial and residential customers.

  MARKETING AND SALES

     The Company markets its services in Canada through a variety of channels, including direct sales and indirect sales through independent agents and an external telemarketing company, association groups and ethnic niche marketing.

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  CANADIAN NETWORK STRUCTURE

     Westel operates a domestic switch in Vancouver. Westel leases capacity on the network owned and operated by MK Network (as defined below) pursuant to a long-term services agreement. MK Network employs a state-of-the-art Synchronous Optical Network/Synchronous Digital Hierarchy microwave network adjacent to, and extending beyond, the historical rail right-of-way of BC Rail. The network employs a star configuration with a network operation center in Vancouver. This low-cost network extends over 3,000 kilometers and serves 10 major population centers including Greater Vancouver. In addition, Westel has installed an Asynchronous Transfer Mode ("ATM") switching apparatus in six network nodes in order to support its high speed data products.

  INFORMATION SYSTEMS AND BILLING

     Westel's billing system, which was upgraded in 1996, provides it with the ability, among other things, (i) to produce one invoice for multiple services provided to a customer and (ii) to store and track customer usage. Westel's critical information systems have been assessed for Year 2000 compliance and the non-compliant systems are expected to be made compliant by the beginning of 1999.

  COMPETITION

     Westel's principal competitor in British Columbia is BC Telecom ("BCTel"), the dominant local access and long distance provider in British Columbia. The Company also faces competition from national telecommunications providers including AT&T Canada Long Distance Services Company and Sprint Canada Inc., as well as the separate regional telephone companies (similar to BCTel) in the other provinces of Canada. The Company also faces increasing competition from cable companies, such as Rogers Communications Inc. and Shaw Cable, cellular service providers and Personal Communications Service (PCS) providers such as Microcell Solutions, Mobility Canada and Clearnet.

  REGULATORY ENVIRONMENT

     The principal federal legislation governing telecommunications in Canada is contained in the Telecommunications Act, effective as of October 1993 (the "Telecom Act"). The Telecom Act defines a number of objectives of the Canadian telecommunications policy, one of which is to promote Canadian ownership and control of the telecommunications infrastructure. Generally, the Telecom Act limits eligibility to operate as a telecommunications common carrier in Canada to Canadian-owned and controlled corporations incorporated or continued under the laws of Canada. The Radiocommunications Act (the "Radiocom Act"), which governs the licensing and regulation of radio apparatus, has adopted the same Canadian ownership and control restrictions set out in the Telecom Act. The Telecom Act defines a "telecommunications common carrier" as a person owning and operating transmission facilities (which is defined as any wire, cable, radio, optical or other electromagnetic system for the transmission of telecommunications services and which does not include switches).

     The effect of the Telecom Act, the Radiocom Act and the regulations promulgated under such Acts are to prohibit Canadian facilities-based carriers from being controlled by non-Canadians and to set a maximum effective foreign ownership level (directly and through a "qualified corporation" (as defined in the regulations under the Telecom Act)) of such carriers at 46.7% of the voting shares.

     In compliance with the Telecom Act and the Radiocom Act, Westel transferred (the "MK Network Transfer") its telecommunications facilities (as defined in the Telecom Act) to MK Telecom Network Inc. ("MK Network"), an entity in which the Company owns a 46.7% beneficial interest, effective as of the Company's closing of the acquisition of Westel. MK Network is majority-owned and controlled, in accordance with the Telecom Act and the Radiocom Act, by a Canadian citizen. Concurrently with the consummation of the MK Network Transfer, Westel entered into a long-term agreement with MK Network for the provision of telecommunications services.

     As a signatory to the WTO Agreement, Canada has agreed to end Teleglobe Canada's monopoly on the sale of international long distance services to customers in Canada commencing on October 1, 1998 with full deregulation expected to be effective by the beginning of the year 2000. The Canadian Radio-television and Telecommunications Commission (the "CRTC") has issued to the Company an

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international telecommunications service license, effective January 1, 1999, pursuant to which the Company intends to offer international long distance services to its customers in Canada.

     While the Canadian telecommunications market continues to move towards full deregulation, the CRTC retains a critical regulatory function in Canada. As a reseller of telecommunications services, Westel is required to register with the CRTC and to comply with a variety of CRTC mandated obligations (including the requirement to make contribution payments to support the affordability of universal local services), but is not subject to any Canadian foreign ownership and control restrictions.

     Unlike the U.S. telecommunications market, the Canadian telecommunications market does not contain a mandated structural separation between the incumbent local service providers and long distance service providers. However, the CRTC has implemented certain non-structural safeguards to encourage competition in the provision of long distance services. In particular, the CRTC has required incumbent local access providers to (i) resell capacity on their underlying local facilities to third party carriers and (ii) provide interconnection arrangements to competing long distance providers. As a result of the ability of the incumbent local access providers to maintain a virtual monopoly in the provision of local services, these telecommunications companies have been able to secure the largest market shares in their respective operating territories for the provision of long distance services.

EUROPEAN OPERATIONS--GENERAL

  OVERVIEW

     The Company began European operations in 1996, when most Member States of the EU were in the initial stages of deregulation, and currently has operations in 14 countries in Europe. In anticipation of deregulation, the Company has established a significant presence in most major EU markets through a series of acquisitions commencing in 1995. Pursuing its "first to market" entry strategy, the Company has made significant investments in advance of customer acquisition to establish operations, retain qualified personnel and build a recognized name. In the fully deregulated European markets in which it operates, the Company
(i) has been permitted to interconnect its switches directly with the local exchange network, instead of through more expensive means, such as leased lines or dial-in access, and (ii) has linked, or is in the process of linking, with RSL-NET through owned international transmission facilities directly, instead of entering into long-term lease agreements for international capacity at a high fixed cost or purchasing per-minute of use termination rates from the dominant carrier. The Company intends to make significant investments to acquire its own international transmission facilities where such facilities are available and ownership of such facilities is cost effective and warranted by traffic patterns.

     The Company has recently completed a number of alliances and acquisitions in Europe that will significantly expand its distribution channels and broaden its customer base and product offerings. See "--Overview--Europe."

  INFORMATION SERVICES, SYSTEMS AND BILLING

     RSL Europe has developed its own proprietary information and billing system employing a Hewlett Packard 9000 UNIX server and a Sybase, Inc. ("Sybase") developed customized software package (collectively, the "System"). The System provides for billing, customer service, management information, financial reporting and related functions. The Company has invested significant resources into the development of the System and the Company's management worked closely with Sybase to develop software which reflects the experiences of the Company's management in the telecommunications industry. The System has been designed to be easily integrated into the operations of each of its current, planned and future European Local Operators and may ultimately be used as the centralized information system for the Company. The System currently provides centralized billing, customer service, and information systems to several of the Company's European entities. The Company believes that the System is a key asset of the Company and an important advantage in the management of its growth.

     The System provides for sophisticated, automatic, itemized billing that can be tailored to meet each customer's specific requirements, including customized tariffs and discount schemes. The Company

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expects that the System will also facilitate integration and central oversight of its European operations through automated data entry by its Local Operators and through easily generated financial status, sales information, performance and sales commission reports.

     The Company has reviewed the System in connection with the Year 2000 problem and has determined that the System is Year 2000 compliant. The Company's standardized desktop and server configurations and software applications in Europe are also Year 2000 compliant. The Company is in the process of reviewing its Ericsson international telephony gateway and domestic switches in Europe in connection with the Year 2000 problem and the Company expects that its switches will be Year 2000 compliant by June 30, 1999. See "Risk Factors--We Depend on Effective Information Systems" and "--The Year 2000 Problem Places Our Technology Systems at Risk."

     In connection with the acquisition of Motorola Tel.co, the Company acquired the proprietary information and billing system developed by Motorola Tel.co. This billing system is a uniform billing platform that has been customized to address the specific requirements of each of the Company's cellular operations in Europe. The Year 2000 compliant version of this billing system is expected to be operational in early 1999. The Company is in the process of reviewing its existing billing System and that of its cellular operations and expects to implement an integration of the two systems during 1999.

  REGULATORY ENVIRONMENT

     Most EU member states are in the initial stages of deregulation. Deregulation in these countries may occur either because the member state decides to open up its own market (e.g., the United Kingdom, Sweden and Finland) or because it is directed to do so by the EC through one or more directives issued thereby. In the latter case, such an EC directive would be addressed to each member state of the EU, calling for such legislative body to implement such directive through the passage of national legislation or otherwise.

     The Company has developed a two stage market penetration strategy to capitalize on the future opportunities in Europe. The first step is to take advantage of current market conditions and, within the parameters of the Company's established service offerings, to provide the fullest range of services permissible under relevant local regulation. The Company thereby seeks to become a recognized carrier in the targeted countries as its operations grow. The second step, as deregulation permits, is to build on its name recognition, marketing channels and existing customer base in the market to expand its service offerings to both existing and new customers. By the time that the telecommunications markets throughout Europe are open to broader competition, the Company intends to have established Local Operators in all major European telecommunications markets. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See "Risk Factors-- Government Regulations Restrict Our Operations."

     The EC issued, in 1997, an interconnect directive (the "Interconnect Directive"), which was to be implemented in various countries at different times during 1998 and is expected to require the incumbent PTTs to interconnect to other carriers. Such connection will provide "Calling Line Identity" ("CLI"), also known as ANI or PIC, which will allow the Company's customers to access more easily the Company's local switch (e.g., through prefix dialing instead of dial-in access) and will remove the local access fee levied in addition to the Company's charge for the call. After interconnection, rates charged by the PTT for the PSTN portion of the call are expected to be incurred by carriers at cost-oriented transparent rates and it is expected that carriers will be allowed to compete against the PTT in the domestic long distance market, as well as the international market. However, the effective implementation of this or any EC directive by member states is subject to substantial delay. See "Risk Factors--Government Regulations Restrict Our Operations."

     The EC also issued in 1997 a Directive designed to harmonize licensing procedures in the EU (the "Licensing Directive"). Among other things, the Licensing Directive prevents member states from limiting the number of new entrants unless required to ensure efficient use of radio frequencies/numbers. The Licensing Directive encourages the use of general authorizations rather than individual licenses, but specifically allows member states to grant individual licenses for the provision of voice telephony services. Member states were required to implement the Licensing Directive by

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January 1, 1998 and most member states have introduced implementing measures.
Notwithstanding the general intent of the Licensing Directive, the licensing regimes vary considerably across member states as do the requirements that must be satisfied for the grant of a license leading to potential expense and delay.

     Member states have limited flexibility in interpreting EC directives. If the EC determines that a member state's legislation has not properly implemented an EC directive, the EC may commence legal proceedings in the European Court of Justice. This process is time consuming. Accordingly, while a date has been set for the liberalization of voice telephony services generally within the EU, the actual date on which liberalization actually occurs could be months or years later. See "Risk Factors--Government Regulations Restrict Our Operations."

     There also may be practical considerations in implementing a directive which could result in a delay of its implementation, as there are considerable doubts as to the preparedness of many EC countries for wide-ranging change. For example, notwithstanding the time parameters set down by relevant Directives, the negotiation and implementation of interconnection agreements can take a significant amount of time. Even after such agreements are negotiated and implemented, substantial ongoing disputes with the incumbent PTTs regarding capacity, prices and billing are to be expected.

     In an attempt to speed the market entry of new operators despite the obstacles referred to above, the Full Competition Directive allowed alternative entities to the PTTs (typically utility and cable television companies) to supply infrastructure, beginning July 1, 1996. This permits the Company to purchase cable capacity from companies other than the local PTTs as such companies build transmission facilities. To date, however, there has not been substantial construction of such facilities by competitors to the PTTs in many EU countries, although several member states have enacted national legislation to adopt the Full Competition Directive.

     Although interconnect has been implemented in most countries in Europe, as discussed above, there are practical difficulties in securing commercial agreements with the incumbent PTTs. In European countries where interconnect has not been implemented, the current regulatory scheme, nevertheless, provides an opportunity for the Company to provide a range of services immediately in such countries, while putting in place adequate infrastructure to capitalize on final deregulation when it occurs. The Company provides value-added services and, in certain EC countries at some point prior to interconnection, the Company will be able to provide dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes, to route traffic over the PSTN to the Company's switches. See "--International Long Distance Mechanics."

U.K. OPERATIONS

  OVERVIEW

     The Company's U.K. operations began generating revenues in May 1996.

  SERVICES AND CUSTOMERS

     The Company offers its customers in the United Kingdom international and domestic long distance services, as well as wireless services. Customers access the fixed wire long distance services by direct access, prefix dialing and dial-in. Direct access services are provided by connecting customers to the Company's London switches by means of lines leased from British Telecom or C&W. Prefix dialing services are provided by means of access to the Company's London switches by way of the PSTN using the Company's access codes. Oftel has stated that preselect will be introduced in the UK market in 2000. In anticipation of this move, the Company intends to install at least five local switches to facilitate the offering of local services. The Company is able to offer its customers a comprehensive set of wireless service offerings through its agreements with multiple network operators in the United Kingdom. The Company's customer base in the United Kingdom consists primarily of carriers, commercial customers and prepaid account customers, as well as certain residential customers. The Company's current commercial customers include multinationals and large national companies, as well as small and medium-sized businesses.

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

  MARKETING AND SALES

     The Company markets its services in the United Kingdom through a variety of channels, including direct sales, indirect sales through independent agents, and telemarketing sales. The Company also relies heavily on its network of agents to sell its long distance calling services in the United Kingdom. The Company believes that several of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. In addition, through the acquisition of Motorola Tel.co, the Company has greatly expanded its dealer network and certain of these dealers have long-term agreements with the Company.

  U.K. NETWORK ARCHITECTURE

     The Company operates two Ericsson switches in the United Kingdom: an international gateway switch and a domestic switch, both located in London. The Company intends to connect its local switches with leased fiber that the Company believes is available at economical rates. Prior to December 1996, the Company was prohibited from owning interests in fiber optic cable coming in or out of the United Kingdom. As a result, the Company had been transmitting call traffic bound for destinations outside of the United Kingdom through leased capacity provided by British Telecom and C&W. The Company's United Kingdom operation owns IRUs on the UK-NL14, CANTAT-3 and PTAT-1, GEMINI, CANUS-1, UK-GER 6, RIOJA 2 and RIOJA 3 undersea fiber optic cable systems. The Company intends to invest in its own transmission facilities where such facilities become available and if such investments are cost effective and warranted by traffic patterns.

  COMPETITION

     The Company's principal competitors in the United Kingdom are British Telecom, the dominant supplier of telecommunications services in the United Kingdom, and C&W. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as Energis, and from resellers including MCI WorldCom, Esprit and Global One. The Company also competes in the wireless service market with the four wireless network operators (Vodafone, CellNet, Orange and One-to-One), as well as other wireless service providers.

  REGULATORY ENVIRONMENT

     The Company was awarded an International Facilities Based Telecommunications License (an "IFBTL") in the United Kingdom in December 1996. An IFBTL entitles the Company to acquire IRUs and MIUs on international satellite and cable systems, resell international private lines, as well as interconnect with, and lease capacity at wholesale rates from British Telecom and C&W. In addition, the Company holds an International Simple Voice Resale ("ISVR") license in the United Kingdom. An ISVR license allows the Company to resell international private lines, as well as interconnect with, and lease capacity at wholesale rates from, British Telecom and C&W.

     With respect to the provision of wireless services, the regulatory environment in the United Kingdom has been under review by Oftel for more than two years following the publication of Oftel's consultative document Fair Trading in Mobile Service Provision in May 1996. This was followed by a statement titled Fair Trading in Mobile Service Provision in April 1997. An important development resulting from these regulatory statements is that Oftel will, when competition among network operators is in the opinion of Oftel fully effective, amend the licenses issued to Vodafone and CellNet to remove the requirement that these two network operators offer wireless services to service providers. These policy statements are currently under review. If Oftel does not modify its position, the Company believes, although no assurances can be made in this regard, that applications for judicial review will be filed by independent service providers.

GERMAN OPERATIONS

  OVERVIEW

     RSL COM Deutschland GmbH ("RSL Germany") was formed in April 1996 for the purpose of acquiring Sprint's international voice business in Germany. Sprint, which commenced its German voice business in 1993, was required to divest itself of its German and French international voice businesses pursuant to the terms of the Global One joint venture agreement.

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     The Company is in the process of establishing a network of eight national switches in Germany connected by leased lines. The Company's capital expansion plan includes installing remote POPs and the purchase of domestic circuits in order to interconnect its German national network.

  SERVICES AND CUSTOMERS

     The Company offers its customers in Germany domestic and international fixed wire long distance and wireless services. The Company's customers in Germany are provided with fixed wire long distance services by direct access and prefix dialing. The Company is able to offer its customers a comprehensive set of wireless service offerings through its agreements with multiple network operators in Germany. The Company's current customer base in Germany consists of small, medium-sized and large business customers, residential customers and calling card customers. Following receipt of its Category 4 license, RSL Germany commenced the use of its interconnect and began operating pursuant to such license. RSL Germany has also applied for a Class 3 Infrastructure License.

  MARKETING AND SALES

     The Company employs direct sales and marketing employees in Germany. The Company currently has five sales offices in Germany, located in Munich, Hamburg, Wiehl, Stuttgart and in Frankfurt. RSL Germany is expanding its direct sales force as a part of its growth strategy by adding additional sales representatives. The Company currently markets its services through a variety of channels including indirect sales, resellers and agents. The Company has expanded its network of independent sales agents in Germany through the acquisition of Motorola Tel.co.

  GERMAN NETWORK ARCHITECTURE

     RSL Germany currently operates an Ericsson AXE 10 international gateway switch which is connected directly to the Company's international telephony gateway switches in London, New York, Paris and Vienna. The Company is in the process of installing an additional seven Ericsson AXE switches. International transmission facilities are currently leased from other carriers. The Company has interconnect agreements with other carriers for excess and termination of its international traffic. The Company is currently in the process of negotiating with German carriers and certain prospective developers of telecommunications infrastructure to purchase or lease capacity to meet its demands in the near future with respect to German-originated traffic.

  COMPETITION

     In Germany, the Company competes with facilities-based carriers, wireless network operators and resellers. The Company's principal competitor in Germany is Deutsche Telekom, the dominant supplier of telecommunications services in Germany. The Company also faces competition from emerging public telephone operators (who are constructing their own facilities-based networks) such as Arcor (Mannesmann and DBKom), O.telo (RWE and VEBA) and VIAG Interkom (VIAG and British Telecom), from resellers, including MCI WorldCom, call-back providers, such as TelePassport, and wireless network operators, such as Mannesmann Mobilfunk and E-Plus Mobilfunk. After deregulation on January 1, 1998, alternative networks became available to route and terminate voice traffic.

  REGULATORY ENVIRONMENT

     Effective January 1, 1998, the German telecommunications market was fully liberalized. The Telecommunications Act (Telekommunikationsgesetz) ("TKG"), which became effective on August 1, 1996, implements the telecommunications policy of the EU into national law. The TKG called for the immediate liberalization of public switched voice telephony with effect as of January 1, 1998. Accordingly, public switched voice telephony services, previously provided by Deutsche Telekom, may now be provided on the basis of self-operated networks.

     Pursuant to the TKG, a license is required in order to operate transmission lines for public use and to provide voice telephony services. RSL Germany was issued a Category 4 license on a nationwide basis to transmit voice traffic via the Company's international telecommunications network. As of March 1998, Category 4 licenses have been granted to 49 companies in Germany.

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     To monitor licensing, rate and interconnection regulation as well as numbering and customer protection, the TKG established the Regulatory Authority for Telecommunications and Post. The Regulatory Authority deals primarily with interconnection issues. The TKG and the respective ordinance (Network Access Ordinance "Netzugangsverordnung" or "NZV") provide that any public telecommunications network operator is obliged to offer interconnection at the request of other operators of such networks. Therefore, market dominating providers, such as Deutsche Telekom, must allow other providers access to their telecommunications networks. RSL Germany has entered into an interconnection agreement with Deutsche Telekom and therefore is able to accept calls from and terminate calls with Deutsche Telekom and other third party networks, thereby facilitating the offering of national and international telecommunication services via the RSL Germany network.

DUTCH OPERATIONS

  OVERVIEW

     The Company operates in The Netherlands through RSL COM Nederland B.V. ("RSL Netherlands"). RSL Netherlands is an international carrier with switches installed in Rotterdam and Amsterdam. RSL Netherlands began generating revenues in October 1995.

  SERVICES AND CUSTOMERS

     The Company offers its customers in The Netherlands international long distance services utilizing direct access, prefix dialing and dial-in access, and prepaid calling cards. The Company's customer base in The Netherlands consists primarily of commercial and calling card customers.

  MARKETING AND SALES

     The Company markets its services in The Netherlands through a variety of channels, including direct sales through representatives, indirect sales through independent agents and telemarketing sales. The Company believes that many of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. The Company sells its prepaid calling cards through independent distributors.

  DUTCH NETWORK ARCHITECTURE

     In The Netherlands, the Company operates two Nortel Meridian switches, directly linked by leased capacity, from its offices in Rotterdam and Amsterdam. The Company is currently in the process of installing in The Netherlands an Ericsson AXE-10 gateway switch. RSL Netherlands is linked directly to the Company's London gateway by leased facilities and resells the services of British Telecom and Global One on all routes where it is economical to do so.

  COMPETITION

     The Company's principal competitor in The Netherlands is PTT Telecom Netherlands, the dominant supplier of telecommunications services in The Netherlands. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as MCI WorldCom and from mega-carriers including Concert and Global One.

     Assuming deregulation occurs, it is expected that alternative networks currently under construction will become available to route and terminate voice traffic.

  REGULATORY ENVIRONMENT

     As of July 1, 1997, restrictions on voice telephony services over cable infrastructure were liberalized, in effect bringing about full liberalization of the telecommunications market in The Netherlands.

     Under the current licensing regime, two new licensees, other than the Dutch PTT, may operate nationwide fixed telecommunications networks: Telfort, a joint venture between British Telecom and the Dutch Railway Company, and Enertel, a consortium of Dutch electricity companies and a large Dutch cable television company. Furthermore, hundreds of licenses to operate regional fixed networks have been granted mainly to electricity and cable television companies. Nevertheless, neither the use of

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leased lines capacity and other leased facilities, nor the services provided by the Company, requires a license.

     A new telecommunications act has been approved by both houses of the Dutch parliament, and has been signed by the Queen. The exact date of the new law's effectiveness is still under discussion. The new act is expected to consolidate the full liberalization of the Dutch telecommunications market and introduce a new licensing regime. Although the details of that new regime are not yet certain, the Company expects it may be required to obtain a registration with the new regulatory authority in order to provide its current services. Such a registration is, however, mainly a formality, and is not intended to restrict access to the market.

FRENCH OPERATIONS

  OVERVIEW

     RSL COM France S.A. ("RSL France") was formed in April 1996 for the purpose of acquiring Sprint's international voice business in France. Sprint was required to divest itself of its French and German international voice businesses under the terms of the Global One joint venture agreement. Sprint commenced its international voice business in France in 1994.

  SERVICES AND CUSTOMERS

     The Company offers its customers in France international and domestic long distance services and national long distance services, both fixed-to-mobile and fixed-to-fixed, utilizing direct access over leased lines and dial-in access. In May 1998, RSL France was granted L.33.1 and L.34.1 licenses which entitle it to own and operate a public network in 9 out of 18 interconnection zones of France and enable it to provide telephone services throughout France. In addition, RSL France is no longer restricted from providing its services to the public.

     Direct access is provided via a leased line connection between the customer's phone system and the Company's switches. The Company's French customer base consists of carrier customers and direct access and dial-in access commercial customers. The Company's customers in France include small and medium-sized businesses, residential and calling card customers.

  MARKETING AND SALES

     The Company markets its services through a variety of channels, including direct sales and indirect sales through independent agents as well as private installers and consultants. The Company's French operation employs sales representatives and has relationships with various independent agents. The Company intends to expand its direct sales force and agent network as a part of its growth strategy.

  FRENCH NETWORK ARCHITECTURE

     RSL France operates an Ericsson AXE-10 and AXE10 CCP international telephony gateway switch in its main switching center located at Nanterre. It also operates on AXE10 SSP at Marseilles which provides interconnection with France Telecom. The services are currently available in 12 regions in France pursuant to L.33.1 and L.34.1 Licenses. RSL France also operates five switches located as follows: two in Paris, and one each in Marseilles, Nice and Nanterre.

     A new wide band network using the latest optic fiber technology (SDH/STM16) is being built.

  COMPETITION

     The Company's principal competitor in France is France Telecom, the dominant supplier of telecommunications services in France, and Modulance Global r3 and TRF, which offer discount long distance services to the largest commercial customers. The Company also faces competition from emerging licensed public telephone operators (who are constructing fiber networks in major metropolitan areas and who are interconnected to France Telecom), such as Worldcom, COLT, SIRIS, CEGETEL, and Bouygues, and from resellers, including Omnicom and Esprit. Upon deregulation, alternative networks currently under construction are expected to become available to route and terminate traffic domestically.

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  REGULATORY ENVIRONMENT

     In accordance with the Telecommunications Laws passed in July 1996, the liberalization process is regulated by a new government authority, the French Telecommunications Authority ("Autorite de Regulation des Telecommunications"), which was established in January 1997. The telecommunications market in France was scheduled to be liberalized on January 1, 1998. RSL France obtained an authorization to operate a public network and to offer public telephony pursuant to articles L.33.1 and L.34.1 of the Postal and Telecommunications Code on May 12, 1998 and this authorization was published in the French Official Gazette on May 30, 1998. Since then, RSL France is legally authorized to operate a public network and to offer telephony services to the public. Therefore, dial-in access is no longer restricted to closed-user groups. To the extent that RSL France obtained on May 12, 1998 its authorization pursuant to articles L.33.1 and
L.34.1 of the P & T Code, it is authorized to provide international and domestic long distance services utilizing direct access or dial-in access in those areas where the Company establishes POPs. These services are to be provided utilizing direct access through interconnection with other operators of a public network (i.e., operators holding an L.33.1 license).

     Currently, France Telecom and Telecom Development are the only operators capable of providing interconnection services on a national scale in France. New operators of public networks should be able to interconnect with France Telecom's PSTN as from the date they have obtained the authorization pursuant to articles L.33.1 and/or L.34.1 of the P & T Code, from a strictly legal point of view. In practice, interconnection with France Telecom for all new entrants faces significant delay. However, regulatory French law does not set forth any compulsory delay for France Telecom to provide interconnection. In its contractual offer, France Telecom only commits to make its best effort to provide interconnection within an 18 month period as from the order.

     The terms and conditions of interconnection offered by France Telecom will provide for "direct interconnection" of calls originated by RSL France subscribers to France Telecom subscribers throughout France, even where RSL France has no POPs, while "indirect interconnection" of calls originated by France Telecom subscribers to RSL France subscribers will be available only in those areas where RSL France has POPs. Currently, POPs of RSL France are located in Lille, Lyon, Toulouse, Marseilles and Nice.

     Under the terms of the authorization granted to RSL France, the French government expects RSL France to commit approximately $12 million in capital expenditures for infrastructure over the next three to five years.

     In November 1997, RSL France entered into a joint venture agreement with the Chamber of Commerce and Industry of Marseilles Provence (the "CCIMP") and Teleport Marseilles Provence ("Teleport"), a licensed telecommunications service provider in Marseilles, France, to promote international telecommunications services in certain regions of France. Through Teleport, RSL France will be permitted to provide, to a maximum of 20,000 users, telecommunications services in Marseilles and in other regions of France. Beginning in October 1998, RSL France expects to offer, pursuant to its L.33.1 and L.34.1 licenses, nationwide services in Marseille through an interconnection link to France Telecom acquired as a result of the joint venture with Teleport.

     RSL France has filed a complaint with the governmental body in charge of telecommuncations matters regarding certain effects caused by low retail tariffs, that RSL France has alleged prevent competition and set barriers to entry for entrants.

SWEDISH OPERATIONS

  OVERVIEW

     The Company operates in Sweden through RSL COM Sweden AB ("RSL Sweden"). The Company acquired a majority interest in RSL Sweden in November 1995. RSL Sweden is licensed as an international carrier in Sweden, which permits it to transmit long distance services nationally and internationally. The Company's Swedish operations began operating and generating revenues in May 1996.

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  SERVICES AND CUSTOMERS

     The Company offers domestic and international long distance and value-added services to its customers in Sweden. Customers access the Company's switch utilizing prefix dialing and direct access. The Company's customer base in Sweden consists primarily of commercial customers and residential customers.

  MARKETING AND SALES

     The Company's Swedish operation markets its services through a variety of channels, including direct sales, indirect sales through independent agents and telemarketing sales. The Company employs full-time sales and marketing employees in Sweden. The Company primarily relies on its network of independent sales agents to sell its long distance calling services in Sweden. In addition, the Company sells its services through a chain of independent telecommunications stores with locations throughout Sweden, as well as through a large association comprised of individuals and businesses. The Company believes that many of its agents have existing relationships with businesses in the Company's target market which better position them to identify, and sell services to, prospective customers.

  SWEDISH NETWORK ARCHITECTURE

     In Sweden, the Company operates an Ericsson AXE-10 international telephony gateway switch from its offices outside of Stockholm. RSL Sweden is connected to RSL-NET by leased facilities. The Company's Swedish operation owns IRUs in the CANUS-1, CANTAT-3, SWE-FIN, SWE-Latvia and KATTEGAT-1 submarine cables. RSL Sweden currently has operating agreements with carriers in Denmark and Norway, as well as direct connections to a carrier in Latvia and the Company's operations in the United Kingdom, the United States and Finland.

  COMPETITION

     The Company's principal competitor in Sweden is Telia, the dominant supplier of telecommunications services in Sweden. The Company also faces competition from emerging licensed public telephone operators (which are constructing their own fiber networks), such as Tele 2 and MCI WorldCom, and from resellers, including Telenordia, Telecom Finland and Tele 8. Upon the completion of the construction of the new fiber networks, the Company will have alternative means of routing and terminating calls.

  REGULATORY ENVIRONMENT

     The Swedish telecommunications market was deregulated by the Telecommunications Act of 1993. Pursuant to the Act, the Company, through RSL Sweden, holds a full license to provide fixed wire telephony in the Swedish market. As a licensed carrier, the Company may purchase IRUs or lease fixed capacity from other providers, or utilize the PSTN to originate and terminate its traffic. Presently, the Company's services are accessed primarily by prefix dialing. However, the Telecommunications Act has recently been amended and the Company believes that such amendments, which will be effective by the middle of 1999, will require the provider of the PSTN to offer pre-selected access to other carriers.

FINNISH OPERATIONS

  OVERVIEW

     Finland is a strategically important market because it serves as a gateway to Russia. The Company operates in Finland through RSL COM Finland Oy ("RSL Finland"), a wholly-owned subsidiary of the Company. The Company acquired a majority interest in RSL Finland in November 1995. RSL Finland is a fully licensed international long distance carrier in Finland. The Company's Finnish operations began operating and generating revenues in May 1996.

  SERVICES AND CUSTOMERS

     The Company offers its customers in Finland international and domestic long distance services utilizing direct access and prefix dialing. The Company's customer base in Finland consists primarily of commercial and residential customers. In addition, a majority of the Company's revenues in Finland are

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derived from recurring rental and servicing fees related to the rental of telecommunications terminal equipment, telecommunications systems and ancillary equipment under multi-year contracts between business customers and the Company's 90%-owned subsidiary, Telecenter Oy, an independent agent in Finland.

  MARKETING AND SALES

     The Company markets its services in Finland through a variety of channels, including direct sales and indirect sales through independent agents. The Company relies heavily on its direct sales to sell its long distance calling services in Finland.

  FINNISH NETWORK ARCHITECTURE

     In Finland, the Company operates an Ericsson AXE-10 international telephony gateway switch in its offices in Helsinki. RSL Finland primarily utilizes RSL Europe's network for international termination. International termination is also achieved by RSL Finland through connections to Sonera Corporation (formerly known as Telecom Finland) and other carriers' international circuits. RSL Finland utilizes an operating agreement with a Russian carrier and is directly connected to RSL Sweden.

  COMPETITION

     The Company's principal competitor in Finland is Sonera Corporation, the dominant supplier of telecommunications services in Finland. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks), such as Finnnet, Telia, Global One and Faciliacom.

  REGULATORY ENVIRONMENT

     There are two classes of operators in Finland, (i) network operators, which have their own network of domestic transmission lines, and (ii) service operators, which cannot own domestic transmission lines or IRUs, but can have their own switching facilities. RSL Finland was granted a license to provide services as a network operator in March 1997. However, RSL Finland does not have its own network of domestic transmission lines, except for a fiber optic network in the city of Helsinki, expected to become operational in the beginning of 1999.

     In April 1997, the New Telecommunications Market Act was enacted, which removes the last restrictions applicable to telecommunications and enforces competition. As a result, network operators are obligated to rent full network capacity, including local loops, to other operators. In addition, the New Telecommunications Market Act provides that companies will only need to hold a license in order to provide services as a mobile phone network operator.

DANISH OPERATIONS

     The Company operates in Denmark through RSL COM Denmark A/S ("RSL Denmark"), a wholly owned subsidiary of RSL Netherlands, which initiated its operations in April 1997 and began generating revenues in May 1997.

  SERVICES AND CUSTOMERS

     RSL Denmark currently offers its customers international and domestic long distance services utilizing prefix dialing. The services are offered to commercial customers as a subscription service.

  MARKETING AND SALES

     The services are distributed through direct sales by the Company and by appointed resellers. The Company's interconnect prefix, which was recently installed, provides customers with the option of using the Company's direct line, without requiring a physical connection.

  DANISH NETWORK ARCHITECTURE

     The Company has installed an Ericsson AXE-10 international telephony gateway switch in Copenhagen. The Company routes all calls through Tele Danmark's network via the interconnect agreement between the Company and Tele Danmark and other Danish telecommunication providers.

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

  COMPETITION

     The Company's principal competitor in Denmark is Tele Danmark, the dominant supplier of telecommunications services in Denmark. In January 1998, the Danish government sold a controlling interest in Tele Danmark, to U.S.-based Ameritech. The Company also faces competition from various other carriers, primarily Telia (the Swedish PTT), the smaller Tele 2 (NetCom Systems), Mobilix A/S (the Danish subsidiary of France Telecom) and Global One, which are all connected to Tele Danmark's fixed line network via interconnect agreements. Recently, several of these carriers have entered into agreements with Powercom, a subsidiary of two Danish power suppliers, to offer telecommunications services over Powercom's fixed line network, which has hitherto been used to manage power transmission. Mobilix A/S has also entered into an agreement with the Danish national railway agency to develop the agency's fixed line network for telecommunications services.

     Tele Danmark offers full scale telephony in all areas. Telia and Mobilix both hold mobile licenses, offer a variety of telecommunications services and have the goal of eventually becoming full-scale operators.

  REGULATORY ENVIRONMENT

     All telecommunications services in Denmark were liberalized in 1996. Currently, the Company may, through RSL Denmark, provide national and international telephony in the Danish market, except wireless telephony, which requires a license. Tele Danmark, in practice, still has an effective (but not legal) monopoly on the ownership of fixed lines. Thus, the Company can only construct its own fixed lines, lease fixed lines from Tele Danmark or operate through interconnection agreements, but competition is growing on the market of fixed lines, and it is expected that pending regulation may further limit Tele Danmark's market control, although there can be no assurance in this regard. Effective April 1, 1998, Tele Danmark implemented a new tariff structure which basically results in a reduction of Tele Danmark's minute rates and an increase in the price of the basic telephony subscription service. This amendment may ultimately force RSL Denmark to lower its rates as a result of stronger price competition.

PORTUGUESE OPERATIONS

     The Company operates in Portugal through its 39% investment in Maxitel Servicos e Gestao de Telecomunicacoes, SA ("Maxitel"). The Company made its initial investment in Maxitel in April 1997. Maxitel commenced operations in the international voice and data business in December 1994.

  SERVICES AND CUSTOMERS

     Maxitel offers international and long distance voice services to closed user groups of companies utilizing autodialers and direct access. In addition, Maxitel offers store and forward and real-time fax services.

  MARKETING AND SALES

     Maxitel markets its services through a direct sales force and is developing an indirect sales force through independent agents. Maxitel operates primarily in the Lisbon and Oporto areas.

  PORTUGUESE NETWORK ARCHITECTURE

     Maxitel operates an Ericsson AXE-10 international telephony gateway switch in its offices in Lisbon and is in the process of converting its entire customer terminal equipment to this new platform. The Oporto node is already working in this new configuration. Additionally, Maxitel leases satellite transmission capacity on Orion, Hispasat and Intelsat.

  COMPETITION

     Maxitel's primary competitor is Portugal Telecom, the dominant supplier of telecommunications services in Portugal. The Company also competes with the local Portuguese affiliates of global carriers such as Global One and with resellers in the Portuguese market.

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  REGULATORY ENVIRONMENT

     Fixed-wire voice telephony services were subject to a monopoly until March 1997. Under the terms of the current legislation it is possible for companies other than Portugal Telecom to offer both national and international voice services to closed user groups. Interconnection to the Portugal Telecom PSTN is permitted for such services. The privatization process of Portugal Telecom was concluded at the end of 1997 and the Portugese government maintains a 25% interest in Portugal Telecom. Full deregulation is expected to occur by January 1, 2000.

ITALIAN OPERATIONS

  OVERVIEW

     The Company operates in Italy through RSL Italy in which it acquired an 85% interest in August 1997. RSL Italy, under its former ownership, commenced operations in 1995. In July 1998, as a consequence of a capital increase in RSL Italy that was funded by the Company but not by the minority shareholders of RSL Italy, the Company's interest in RSL Italy was increased to 99.30%. Beginning on July 14, 2000, however, RSL Italy's minority shareholders will have a call option right to purchase a quota which would reduce the Company's ownership interest in RSL Italy to 85% of (i) the entire capital, if at that time RSL Italy will have no additional shareholders, or (ii) the capital then held in the aggregate by the Company and the present minority shareholders, if at that time RSL Italy will have additional shareholders. In addition, in July 1998, RSL Italy acquired 75% of the equity of Comesa ("Comesa"), a telecommunications company located in Northern Italy and a subsidiary of RSL Italy.

  SERVICES AND CUSTOMERS

     RSL Italy offers its customers in Italy international and domestic long distance services utilizing dial-in access via autodialers and dedicated access lines. RSL Italy's current customer base consists primarily of small and medium-sized businesses. RSL Italy markets its services also through Comesa.

  MARKETING AND SALES

     RSL Italy markets its services through a direct sales force and an indirect sales force and has acquired a network of independent agents through Comesa.

  ITALIAN NETWORK ARCHITECTURE

     RSL Italy currently operates as a reseller, purchasing wholesale facilities from other Italian carriers. RSL Italy has installed an Ericsson AXE-10 international telephony gateway switch and two AT&T Definity switches in Milan. RSL Italy is installing an Ericsson AXE-10 switch and has installed three AT&T Definity switches in the Rome area. Additionally, the Company intends to install 18 additional POPs and intends to lease and, if available and cost-effective and warranted by traffic patterns, purchase, domestic circuits and IRUs. The Company has linked RSL Italy with RSL-NET in London and in Paris.

  COMPETITION

     RSL Italy's primary competitor is Telecom Italia S.p.A. ("Telecom Italia"), the dominant supplier of telecommunications services in Italy. The Company also competes with the local Italian affiliates of global carriers such as British Telecom, Global One and WorldCom. In addition, the Company competes with telecommunications providers in the Italian market such as Infostrada (a joint venture between Olivetti and Mannesmann) and Wind (a joint venture among Deutsche Telecom, France Telecom and ENEL, the Italian energy public utility).

  REGULATORY ENVIRONMENT

     Under the current regime, certain domestic and international voice services (such as those presently offered by RSL Italy) do not fall within the definition of "voice telephony" as contained in Directive 90/388/EEC and construed by Italian authorities. In order to render these voice services (the "Specified Voice Services"), the would-be operator is required to file a declaration with, or obtain an authorization from, the Italian Ministry of Communications. Whether the would-be operator needs the declaration or the authorization depends on the type of links to the PSTN actually necessary to render

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Specified Voice Services. In fact, for Specified Voice Services to be offered through switched links to the PSTN, the declaration is required, whereas the authorization is needed for Specified Voice Services to be offered through dedicated links. This regime is expected to be replaced in the near future by a "general authorization" regime pursuant to Directive 97/13/EC.

     As of January 1, 1998, domestic and international voice services that fall within the above-mentioned definition of "voice telephony" can be rendered only after having obtained an individual license from the Ministry of Communications and the NRA, an independent body, established in 1998, which is taking over most of the regulatory and monitoring functions of the Ministry of Communications. A separate individual license is necessary, inter alia, to establish and provide public telecommunications networks.

     In light of the above and in compliance with the Full Competition Directive, the "voice telephony" monopoly in Italy has been abolished. However, "voice telephony" is currently principally provided by Telecom Italia and a few other telecommunications organizations (see "--Competition" above).

     Specific rules to further implement the Full Competition Directive and other subsequent EU Directives have been enacted with respect to significant matters, including numbering, universal service, fees to be paid in connection with individual licenses as well as interconnection. As to the latter, the relevant legislation has been challenged by Telecom Italia through a request of a temporary restraining order. The Court has postponed the decision on the temporary restraining order, so that the challenged interconnection legislation is now still valid and enforceable. The decision on the merits of the challenge is expected not earlier than mid-1999.

     Also, on November 25, 1998, the NRA adopted a resolution whereby Telecom Italia's interconnection offer of July 1998 must be amended so as to bring such offer further in line with the recommendations and principles of the European Union and the Italian legislation on interconnection. Telecom Italia challenged this resolution before the Administrative Court by requesting a temporary restraining order that would suspend the binding effects of the NRA's resolution. The Administrative Court rejected Telecom Italia's request for the temporary restraining order. Telecom Italia may appeal the Administrative Court's decision on the temporary restraining order before the State Council. The decision on the merits of Telecom Italia's challenge is expected not earlier than the end of 1999.

     Further implementing legislation is expected to be enacted in the near future with reference to other matters, including a regime that will replace the current regulations on, among other things, the Specified Voice Services.

     The effective liberalization of the Italian telecommunications market will depend on the actual application of the rules enacted and to be enacted as well as on the actual exercise of the powers and functions of the NRA.

     RSL Italy has the approvals and authorizations required to offer its domestic and international Specified Voice Services.

     In addition, in July 1998, RSL Italy obtained an individual license to establish a telecommunications network in order to provide "voice telephony" services in Italy. RSL Italy is currently implementing the activities necessary to benefit from the rights established and the obligations imposed by this individual license and it is negotiating an interconnection agreement with Telecom Italia.

AUSTRIAN OPERATIONS

  OVERVIEW

     The Company operates in Austria through RSL Austria in which it currently holds a 90% interest. However, the Minority Interestholder (as defined herein) of RSL Austria was granted the right to increase his ownership interest in RSL Austria to up to 24.9%, subject to certain conditions which have been satisfied. The Company is in the process of evaluating the number of shares of RSL Austria required to be issued to such Minority Interestholder.

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  SERVICES AND CUSTOMERS

     RSL Austria began offering international and national long distance voice services utilizing autodialers, direct access, call by call and calling cards in March 1998. RSL Austria's targeted customers are small to medium-sized businesses.

  MARKETING AND SALES

     RSL Austria markets its services through both a direct and indirect sales force as well as independent agents.

  AUSTRIAN NETWORK ARCHITECTURE

     RSL Austria began offering services in March 1998 as a full licensed operator. The Company has installed an Ericsson AXE-10 telephony international gateway switch in Vienna which is operational. This international gateway switch in Austria will enable RSL Austria to expand the products and services it offers.

  COMPETITION

     RSL Austria's primary competitors in Austria are Telecom Austria (the "TA"), the dominant supplier of telecommunications services in Austria, UTA and others. The Company competes with the local Austrian affiliates of global carriers such as Global One and Swisscom. In addition, the Company is competing with resellers in the Austrian market.

  REGULATORY ENVIRONMENT

     New telecommunications legislation was passed in July 1997 which permitted interconnection with the TA's PSTN beginning on January 1, 1998. Competition in all voice telephony services is now permitted. Telecommunications services are subject to licenses granted by an Austrian regulatory authority to applicants with sufficient technical and economic facilities. The Company has been granted a license to operate as a full service telecommunications provider of local, long distance and international services in Austria. In February 1998, RSL Austria signed an interconnection agreement with the TA.

SPANISH OPERATIONS

  OVERVIEW

     RSL Communications Spain, S.A. ("RSL Spain") was formed in December 1997. The Company operates in Spain through RSL Europe which holds a 90% interest in RSL Spain.

  SERVICES AND CUSTOMERS

     Only Telefonica de Espana, S.A. ("Telefonica de Espana"), Uni2 and Retevision, S.A. ("Retevision") are licensed to provide international long distance services in Spain. The range of services that can currently be provided by RSL Spain, pending further deregulation, is limited to closed-user group services, resale of capacity, fax and Internet services.

  MARKETING AND SALES

     RSL Spain markets its services through both a direct and indirect sales force.

  SPANISH NETWORK ARCHITECTURE

     The Company has installed an Ericsson AXE-10 international gateway switch in Madrid, which is linked to Ericsson MD110 POPs in Barcelona, Valencia and Mabella.

  COMPETITION

     The Company's main competitor in Spain is Telefonica de Espana, the company that has traditionally enjoyed a monopoly in the provision of telecommunications services and the current dominant supplier of telecommunications services in Spain. The Company also faces competition from Retevision, an emerging public telephone operator which was granted the second nation-wide license to provide voice telephony services, and which is in the process of building its own network, and Uni2, which was awarded a third nation-wide license to provide voice telephony services, but has not yet

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started to operate. Retevision, started operations at the beginning of 1998.
Cable operators have been authorized to provide voice telephony services since January 1998. The Company also faces competition from resellers, which at present, generally, have small operations in Spain, and from mega-carriers interested in long distance services upon deregulation of the market.

  REGULATORY ENVIRONMENT

     Market deregulation is expected in Spain by December 1, 1998. Spain was one of the Member States which was granted a waiver of up to five years to implement the Full Competition Directive. After negotiations to determine the specific duration of the waiver period, the EC granted Spain an additional period, until November 30, 1998, for the complete deregulation of voice telephony and public telecommunications networks. Spain is now moving towards deregulation. Major events in the Spanish telecommunications market have occurred in the last two years, including (i) the complete privatization of Telefonica de Espana which took place at the beginning of 1997, (ii) the licensing of Retevision and its privatization, (iii) the third basic telephony license, granted in May 1998 to Lnce and authorization to enable cable operators to provide voice telephony as of December 1998, (iv) the third license for mobile telephone service granted to Retevision (which had already been operating under a voice telephony license), and (v) the creation of the Telecommunications Market Commission as a regulatory independent entity.

     The 1987 Telecommunications Act was previously enacted for a monopolistic market. The General Telecommunications Act, a new telecommunications act, was approved by the Parliament in April 1998. The legislation is intended to address issues inherent to a competitive market such as a new licensing procedure, universal service, definition of public service obligations, interconnection rules, numbering, tariffs, etc., and will require further implementation by means of regulations. Implementing regulations were enacted and the regulatory framework was established during 1998. Telecommunications services in Spain are subject to licenses granted by a Spanish regulatory authority. In February 1998, RSL Spain was granted a license to provide closed-user group services, resale of capacity, fax services and internet services in Spain. RSL Spain has also applied for a basic voice telephony license (license type B1) and for licenses to resell telecommunications services and to provide value added services.

BELGIAN OPERATIONS

  OVERVIEW

     The Company primarily operates in Belgium through RSL Belgium, in which the Company currently holds a 90% interest. In addition, the Company offers wireless services to its customers through RSL Telco Belgium S.A./N.V. ("RSL Telco Belgium"), a wholly owned subsidiary of the Company.

  SERVICES AND CUSTOMERS

     The Company, through RSL Belgium and RSL Telco Belgium, offers its customers in Belgium international long distance voice services utilizing dial-in access via autodialers and wireless services. In addition to the dial-in access services currently offered by RSL Belgium, RSL Belgium was granted a license to offer international and domestic fixed wire long distance service. RSL Belgium intends to commence offering its customers international and domestic long distance fixed wire voice services utilizing pre-fix dialing during 1999. Through existing agreements with each of the wireless network operators in Belgium, the Company is able to offer its customers a comprehensive set of wireless service offerings. The Company's customer base in Belgium consists primarily of small and medium-sized businesses.

  MARKETING AND SALES

     The Company markets its services in Belgium through a direct and indirect sales force as well as independent agents. RSL Belgium has offices in Zaventem, Gent, Liege, Antwerp and Charleroi.

  BELGIAN NETWORK ARCHITECTURE

     RSL Belgium currently operates as a reseller, purchasing wholesale facilities from other carriers operating in Belgium. The Company has installed an Ericsson AXE-10 international telephony gateway switch in Belgium and the switch became fully operational in the fourth quarter of 1998.

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  COMPETITION

     RSL Belgium's primary competitor is Belgacom, the former PTT and the dominant supplier of telecommunications services in Belgium. RSL Belgium also competes with local Belgian affiliates of global carriers, such as Global One and Unisource, local resellers, as well as subsidiaries of other U.S. and European telecommunication companies, such as WorldxChange, C&W Telemart, and others. The Company also competes for wireless subscribers with the two Belgian wireless network operators, Proximus and Mobistar, as well as other wireless service providers.

  REGULATORY ENVIRONMENT

     The Belgian Parliament passed the first Belgian Telecommunications Act (the "Belgian Act") in March 1991, in order to liberalize the Belgian telecommunications market. Since then, the Belgian Act was amended on numerous occasions, most recently in December 1997. On January 1, 1998, the last remaining monopolies of Belgacom ceased to exist. The Belgian Act provides, among other things, for regulations regarding licensing, rate and interconnection regulation, universal service obligations, numbering and customer protection. Since December 1997 and the summer of 1998, many of the Royal Decrees necessary to implement the provisions of the Belgian Act have become law. According to these Royal Decrees, providers of voice telephony services must apply for a voice telephony license with the Belgian Institute for Post and Telecommunications (the "BIPT") the Belgian regulatory authority. The licenses are granted by the Minister for Telecommunications, upon recommendation of the BIPT. Prior to this regime, which only existed since July 1998, such providers had to apply for a temporary license. The Company applied for and obtained such a temporary license and will apply for a new permanent voice telephony license.

SWISS OPERATIONS

  OVERVIEW

     The Company operates in Switzerland through RSL COM Schweiz AG ("RSL Switzerland") in which it currently holds a 78.5% interest. RSL Switzerland started operations in 1995 as a long distance carrier for closed user groups.

  SERVICES AND CUSTOMERS

     While in the past RSL Switzerland targeted multinationals and supplied international voice and fax services, RSL Switzerland is, in addition to such multinationals, currently targeting small to medium-sized businesses.

  MARKETING AND SALES

     RSL Switzerland markets its services through both a direct sales force and an indirect sales force.

  SWISS NETWORK ARCHITECTURE

     The Company is in the process of installing an Ericsson AXE-10 international telephony gateway switch. Customer access will be over leased lines or over the three carrier selection codes which were assigned to the Company in December 1997.

  COMPETITION

     RSL Switzerland's primary competitors in Switzerland are Swisscom, Diax, Sunrise, GlobalOne, Colt, MCI WorldCom, Equant and other smaller resellers.

  REGULATORY ENVIRONMENT

     The sale of value-added telecommunication services (data networks) as well as telecommunications equipment such as telephones and fax machines was liberalized in 1992. The transmission of voice for closed user groups has been permitted since July 1, 1995. With the new law on telecommunication services which came into force on January 1, 1998, Switzerland is a fully liberalized telecommunications market.

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

LATIN AMERICAN OPERATIONS--GENERAL

     RSL Latin America was formed in mid-1997 as a joint venture pursuant to a shareholders agreement (the "Latin America Joint Venture Agreement"), between the Company and Coral Gate Investments Ltd., a British Virgin Islands corporation ("Coral Gate"), which is an affiliate of Inversiones Divtel, D.T., C.A. ("Divtel"), a Venezuelan corporation, and a member of the Cisneros Group. RSL Latin America is 51% owned by RSL and 49% owned by the Cisneros Group. RSL Latin America is in an early stage of its development and most of Latin America is in the earliest stages of deregulation. As a result, the Company's Latin American operations have not generated significant revenues.

     RSL Latin America's primary purpose is to develop, through local operating companies formed in conjunction with local partners, a pan-Latin American network and operations spanning Mexico, Central and South America and the Caribbean.

     In August 1998, the Company acquired a 49% interest in PCM Communicaciones S.A. de C.V. ("PCM"), a licensed long distance telecommunications service provider in Mexico. Pursuant to Mexican regulatory requirements and a joint venture agreement with the majority shareholders of PCM, PCM will develop a telecommunications network in Mexico and RSL Mexico will market and sell domestic and international long distance telecommunications services primarily to small and medium-sized businesses in Mexico. Also in August 1998, the Company together with PCM, acquired switches and fiber cable covering 14 cities in Mexico, which are expected to be fully installed by the end of 1998.

     Since most Latin American countries currently restrict competition to a limited number of specific services, the Company has developed a two stage market penetration strategy to capitalize on the current and future opportunities in Latin America. The first step is to take advantage of current market conditions and, within the parameters of the Company's product line, to provide the fullest range of services permissible under the local regulation. The Company seeks to build a customer base within its target segments prior to full market liberalization, and when the market opens to competition, the Company will have an established base in its target areas.

VENEZUELAN OPERATIONS

  OVERVIEW

     The Company operates in Venezuela through RSL COM Venezuela C.A. ("RSL Venezuela"), acquired in connection with the Latin America Joint Venture Agreement. RSL Venezuela was organized in 1992.

  SERVICES AND CUSTOMERS

     RSL Venezuela offers its customers in Venezuela international long distance voice services utilizing dedicated access along with prepaid and postpaid cards and provides value-added telecommunications services. RSL Venezuela's customer base consists primarily of small and medium-sized businesses.

  MARKETING AND SALES

     RSL Venezuela markets its services through a direct sales force and telemarketing and uses distributors to market its prepaid calling card products.

  VENEZUELAN NETWORK ARCHITECTURE

     RSL Venezuela currently operates an Ericsson MD 110 switch directly linked via a Panamsat-1 satellite circuit to the Company's New York international gateway switch.

  COMPETITION

     RSL Venezuela's primary competitor is CANTV, the dominant supplier of telecommunications services in Venezuela. RSL Venezuela also competes with local Venezuelan affiliates of global carriers, such as British Telecom, Global One and Mercury, regional competitors, such as Impsat, Texcom S.A. and Charter Communications, and callback operators.

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

  REGULATORY ENVIRONMENT

     The Venezuelan telecommunications market is regulated by the Ministry of Transportation and Telecommunications, by means of the National Telecommunications Commission ("Conatel"). CANTV holds an exclusive monopoly on the provision of local, domestic and international switched fixed telephone services within Venezuela until November 2000. However, certain value-added services are open to competition, although a concession from Conatel is required. RSL Venezuela currently holds concessions for value added and data services which allow it to provide international voice services via dedicated access provided on a private network. RSL Venezuela is not required to obtain a concession to provide prepaid and post paid card services. RSL Latin America has registered 100% of the foreign investment made in RSL Venezuela as required by Venezuelan foreign investment regulations.

ASIA/PACIFIC RIM OPERATIONS--GENERAL

     The Company carries on its Asian operations through RSL Asia, a 91.5%-owned subsidiary of the Company and RSL COM Asia/Pacific Ltd. ("RSL Asia/Pacific"), a wholly-owned subsidiary of the Company based in Hong Kong. In October 1996, RSL Asia established RSL Australia to carry on its Australian operations. In March 1997, the Company incorporated RSL Japan as a wholly-owned subsidiary of RSL Asia/Pacific to initiate the Company's operations in Japan. RSL Asia and RSL Asia/Pacific intend to capitalize on the trend toward deregulation within the region to establish operations in key countries.

     The Company has hired a managing director to oversee and develop RSL Japan's operations. In January 1998, RSL Japan was granted an International Simple Resale license by Japan's Ministry of Ports and Telecommunications (the "MPT") to resell international telephony, fax and data services to and from Japan. RSL Japan has also received a Type II value added network provider license and expects to provide such services in the third quarter of 1998. RSL Japan may apply for a Type I license in Japan to provide facilities-based international long distance service. The Company has installed an Ericsson AXE-10 international telephony gateway switch in its offices in Tokyo. The Company's Tokyo switch is currently connected to the Company's Australian switch.

AUSTRALIAN OPERATIONS

  OVERVIEW

     The Company operates in Australia through RSL Australia, a wholly-owned subsidiary of RSL Asia. The Company began generating revenues in Australia in April 1997.

  SERVICES AND CUSTOMERS

     As a result of its acquisition of the customer bases of several Australian resellers, the Company's fixed wire customer base in Australia has grown significantly and consists primarily of commercial customers. The Company offers these customers local services and domestic and international long distance services. RSL Australia also offers prepaid cards and wireless telephony services to residential customers. The Company recently entered the wireless telephony business in Australia. The Company has commenced efforts to cross-sell fixed wire services to its wireless subscribers and wireless services to its fixed wire customers.

  MARKETING AND SALES

     The Company plans to market its services in Australia through a variety of channels, including direct sales and indirect sales through independent agents. The Company's current revenues are generated primarily from the fixed wire customer base acquired from the Call Australia Group and the wireless telephony customer bases acquired from First Direct Communications Pty., Limited and Link Telecommunications Pty., Ltd. In addition, RSL Australia maintains an extensive calling card distribution network.

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

  AUSTRALIAN NETWORK STRUCTURE

     The Company has installed an Ericsson AXE-10 international gateway switch in its offices in Sydney and two domestic switches in Melbourne and Brisbane which are directly linked to each other. In addition, RSL Australia operates a prepaid card platform. The Company's Australian operation owns IRUs in the APCN, JASAURUS, NPC and Southern Cross undersea fiber optic cable systems and on the CMC and MCC terrestial fiber optic cable systems.

  COMPETITION

     The Company's principal competitors in Australia are the two licensed general carriers Telstra Corporation Limited (the former PTT) and C & W Optus Limited. Each of these competitors provides a bundle of services including mobile, local, and domestic and international long distance. In addition, the Company faces competition from switch-based and switchless resellers such as AAPT Limited, Primus Limited, WorldCom Limited, One-Tel Limited, Macquarie Corporate Pty Limited, Hutchison Telecommunications Pty Limited and Vodatone Pty Limited.

  REGULATORY ENVIRONMENT

     The Telecommunications Act 1997 (the "Australian Act") in Australia makes a distinction between carriers and carriage service providers and requires a carrier to be licensed under the Australian Act. A carriage service provider, while not licensed, is required to comply with the terms of the Australian Act including the service provider rules under the Australian Act. RSL Australia is not required to be licensed as a carrier since it does not own a network unit in Australia. A network unit is defined under the Australian Act as a line link connecting distinct places in Australia at least 500 meters apart and includes a radiocommunications facility used to supply a public mobile telecommunications service. RSL Australia does not intend at this time to apply for a carrier license.

IP TELEPHONY OPERATION--GENERAL

     In mid-1997, the Company acquired Delta Three, a telecommunications provider utilizing packet switched networks, such as the Internet and networks based on Internet protocols, to provide telecommunications services and to transmit voice communications.

     The Internet is an interconnected global computer network of tens of thousands of packet-switched networks using Internet protocols. Technology trends over the past decade have removed the distinction between voice and data segments. Traditionally, voice conversations have been routed on analog lines. Today, voice conversations are routinely converted into digital signals and sent together with other data over high-speed lines. In order to satisfy the high demand for low-cost communications, software and hardware developers have developed technologies capable of allowing the Internet and managed IP networks to be utilized for voice communications.

     Delta Three offers services that provide real-time voice conversations over the Internet and IP networks ("IP Telephony"). These services work by the use of an Internet gateway server ("IP Telephony Gateway"), which provides a connection between the PSTN and Delta Three's IP networks and converts analog voice signals into digital signals. These signals are in turn compressed and split into packets which are sent over the Internet or IP network like any other packets and reassembled by a second IP Telephony Gateway as audio output at the receiving end. The packets are converted back into analog format and then to the telephone number dialed.

     Certain Internet Telephony software today requires one or both parties to a call to use computers that are connected to the Internet or an IP network at the time of the call. In addition to these types of services, Delta Three provides services that allow both parties to use ordinary telephones. Although current Internet Telephony does not provide comparable sound quality to traditional long distance service, the sound quality of IP Telephony has increased over the past few years, and the Company expects such quality to continue to improve; however there can be no assurance in this regard.

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

DELTA THREE OPERATIONS

  OVERVIEW

     Delta Three began operations in May 1996 and began offering commercial IP telephony services in January 1997. Delta Three currently offers commercial service between 23 countries and it plans to extend the service to additional countries within the next two years.

  SERVICE AND CUSTOMERS

     Delta Three utilizes the Internet and managed IP networks traditionally used for data communications, as a transmission medium for ordinary telephone calls. The primary service offered by Delta Three enables customers to place long distance and international phone calls to be carried over the Internet while using a standard telephone, without any additional equipment. Delta Three also offers a service that enables customers to place long distance calls from a personal computer to a standard telephone. Delta Three offers these services at a price which is at a significant discount to standard international calls.

     Delta Three operates as a wholesale carrier for international long distance resellers on a point-to-point basis and as a retail carrier, servicing its own network and marketing the use of its network to residential customers in designated areas and corporations. Currently, most of the minutes sold by Delta Three are sold to the Company on a wholesale basis. Delta Three recently entered into a joint venture agreement with Quintel Entertainment, Inc., a direct sales and marketing company, to market and sell Delta Three's services to customers in the U.S. and Canada. Delta Three expects to increase its retail customers base as a result of this joint venture.

     Delta Three currently provides IP Telephony service from the U.S., Europe, Australia and Japan with termination capabilities to 23 points of presence around the world utilizing RSL-NET.

  MARKETING AND SALES

     Delta Three's strategy is initially to utilize wholesale contracts to increase the volume on its network and then to add retail and corporate clients onto the network, which it will market under its name. Delta Three is also focused on providing high margin innovative value-added services in niche markets. Delta Three utilizes the Web as an additional sales venue to offer services to retail customers and is increasing its resources towards on-line marketing and sales. Delta Three also offers the Company the ability to purchase minutes wholesale at preferred rates.

  DELTA THREE NETWORK

     The Delta Three network consists of IP Telephony Gateways, primarily IPTC Ericsson platforms, located within key metropolitan areas in target countries. A Delta Three customer dials an access number where a Delta Three system prompts the customer for an access code and the desired phone number. The system then opens a connection with a remote IP Telephony Gateway and instructs the IP Telephony Gateway to place a local call to the telephone the customer has dialed. Once the local call is transmitted, the IP Telephony Gateway converts the call into a form which can be routed over the Internet and transfers the call to a second Internet Gateway. The IP Telephony Gateway may be connected by
(i) the Internet accessed through an Internet service provider, (ii) capacity leased on a private Intranet and (iii) leased private lines. By routing calls in such a manner, Delta Three is able to avoid the high costs associated with the settlement process. Delta Three has also entered into a co-development agreement with Ericsson to develop IP Telephony Gateways and application technology.

  REGULATORY ENVIRONMENT

     While regulation still plays a significant role in traditional telecommunications markets, the Internet is largely unregulated, permitting business opportunities to flourish and to rapidly follow technological developments. To date, the FCC has never directly exercised regulatory jurisdiction over Internet-based services. The rapid development of the Internet, raises the question of whether the language of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, or existing FCC regulations, covers particular services offered over the Internet.

     The FCC and most foreign regulators have not yet attempted to regulate the companies that provide the software and hardware for IP Telephony, the access providers that transmit their data, or the service providers, as common carriers or telecommunications services providers. Therefore, the existing systems of access charges and international accounting rates, to which traditional long distance carriers are subject, are not imposed on providers of IP Telephony services. As a result, such providers may offer calls at a significant discount to standard international calls. There can be no assurance, however, that the FCC and/or foreign regulators will not regulate IP Telephony or Internet service providers in the future. In a recent Report to Congress, the FCC indicated that certain forms of phone-to-phone Internet Telephony may bear the characteristics of telecommunications, as opposed to information, services, thereby subjecting them to regulation as common carrier offerings.

     The level of regulation of IP Telephony differs significantly from country to country and, in many countries, IP Telephony is not regulated any differently than other Internet service. In some countries IP Telephony is illegal. There can be no assurance that regulation of IP Telephony will not increase around the world. See "Risk Factors--Government Regulations Restrict Our Operations."

EMPLOYEES

     As of September 1, 1998, the Company employed approximately 2,000 people, including officers, administrative and salaried selling personnel. The Company considers its relationship with its employees to be good.

PROPERTIES

     The Company's principal office is at Clarendon House, Church Street, Hamilton, Bermuda.

     The Company maintains executive offices at 767 Fifth Avenue, New York, New York, where the Company occupies approximately 11,000 square feet under a lease which expires on January 31, 2002. The lease provides for annual lease payments of $767,000.

     The Company also maintains a 3,040 square foot office at 60 Hudson Street, New York, New York which houses the Company's international telephony gateway and domestic switches located in New York. The lease extends until March 2006 and provides for annual lease payments of $312,240.

     The Company has entered into a lease to maintain a 14,000 square foot office at 430 Park Avenue, New York, New York for RSL USA's Eastern United States offices. The lease extends until June 29, 2001 and provides for annual lease payments of $375,000.

     The Company maintains a 15,000 square foot office at 5550 Topanga Canyon Boulevard, Woodland Hills, California which houses RSL USA's western offices. The lease for such space extends until January 15, 2003 and provides for annual lease payments of $333,000.

     The Company, as a result of the acquisition of WestComm, leases office space in Pittsburgh, Pennsylvania and various other sales offices for annualized aggregate rent of approximately $1.8 million. The lease for the principal office in Pittsburgh extends until July 31, 2008.

     The Company maintains an office at Churchill House, 142-146 Old Street, London, England which is used as the location for the London international gateway switch and the London domestic switch. The lease extends until October 1, 2005 and provides for annual lease payments of $90,000 until October 2000 and may be increased thereafter.

     The Company maintains office space at Victoria House, London Square, Cross Lanes, Guildford, Surrey, which is RSL Europe's headquarters. The lease extends until August 20, 2006 and provides for annual lease payments of approximately $245,000, which may increase in December 1999 and December 2004.

     The Company maintains additional office space for RSL Europe at 21/27 Tabernacle Street, London, England. The lease extends until 2008 and provides for annual lease payments of approximately $420,000, and may be increased in July 2003. The space is rent free until April 1999.

     In addition, the Company maintains offices with respect to its other foreign operations, for which the aggregate annual lease payments equal approximately $3.0 million.

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

     The Company, through its direct and indirect subsidiaries, also leases additional office spaces for its operations.

LEGAL PROCEEDINGS

     In mid-1997 AT&T filed with the FCC an opposition to the Company's requests for modification of the International Settlement Policy to implement the Company's accounting rates for international long distance service between the United States and each of Denmark, the Dominican Republic, Finland, Norway and the United Kingdom. AT&T has alleged, inter alia, that the requests violate the principles underlying the International Settlement Policy and the FCC's non-discrimination policy. The Company does not believe that the FCC's resolution of this matter reasonably can be expected to have a material adverse effect on its business or results of operations.

     In April 1997, the Attorney General of the State of Illinois filed a complaint against LDM arising from alleged instances of unauthorized changes in subscribers' selections of interexchange carriers ("slamming"). In October 1997, the Attorney General of the State of New Jersey served a subpoena on LDM seeking information also relating to various slamming complaints lodged against LDM. Both the Illinois complaint and the New Jersey subpoena relate to alleged activity by LDM occurring prior to its acquisition by RSL USA. In March 1998 and in May 1998, the Attorney General of the State of Florida served a subpoena on each of LDM and RSL USA, respectively, seeking information relating to slamming in connection with the unauthorized changing or combining of local and long distance telephone service providers or billing for telephone related services. The Florida subpoenas relate to alleged activity by LDM which would have primarily occurred prior to LDM's acquisition by RSL USA. There are also pending against LDM before the FCC and various state public service commissions informal complaints relating to alleged slamming activities. Pursuant to the terms of the stock purchase agreement between RSL USA and the shareholders of LDM, RSL USA is entitled to indemnification for losses, costs and expenses as a result of, among other things, "slamming" and related matters. The Company does not believe that the resolution of these matters reasonably can be expected to have a material adverse effect on its business or results of operations.

     The Company also is, from time to time, a party to litigation that arises in the normal course of its business operations. The Company is not presently a party to any such litigation that the Company believes could reasonably be expected to have a material adverse effect on its business or results of operations.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information concerning directors and executive officers of the Company and certain of its subsidiaries is set forth below:

NAME                                               AGE                        POSITION
----------------------------------------------   -------   ----------------------------------------------
Ronald S. Lauder..............................        54   Director and Chairman of the Board
Itzhak Fisher.................................        42   Director, Chief Executive Officer and
                                                             President
Donald R. Shassian............................        43   Executive Vice President, Chief Financial
                                                             Officer and Treasurer
Richard E. Williams...........................        46   Chief Executive Officer and President of RSL
                                                             Europe
Adrian Coote..................................        44   Managing Director of RSL Australia
Edmond J. Thomas..............................        55   Chief Executive Officer and President of RSL
                                                             USA
Karen van de Vrande...........................        48   Vice President of Marketing
Nir Tarlovsky.................................        32   Vice President of Business Development
Nesim N. Bildirici............................        31   Vice President of Mergers and Acquisitions
Mark J. Hirschhorn............................        34   Vice President--Finance, Global Controller and
                                                             Assistant Secretary
Roland T. Mallcott............................        52   Vice President of Engineering
Andrew C. Shields.............................        41   Vice President of International Carrier
                                                             Relations
Elie C. Wurtman...............................        29   Vice President of Emerging Technologies
Avery S. Fischer..............................        31   Vice President of Legal Affairs and General
                                                             Counsel
Michael Ashford...............................        52   Secretary
Gustavo A. Cisneros...........................        53   Director
Fred H. Langhammer............................        54   Director
Leonard A. Lauder.............................        65   Director
Eugene A. Sekulow.............................        67   Director
Jacob Z. Schuster.............................        50   Director and Assistant Secretary
Nicolas G. Trollope...........................        51   Director

     All directors hold office, subject to death, removal or resignation, until the next annual meeting of shareholders and thereafter until their successors have been elected and qualified. Officers of the Company serve at the pleasure of their respective Boards of Directors, subject to any written arrangements with the Company. See "--Employment Arrangements." Set forth below is certain information with respect to the directors, executive officers and other senior management of the Company.

     Ronald S. Lauder co-founded the Company, has served as its Chairman since 1994 and is the principal and controlling shareholder of the Company. He is also a founder and has served as the non-executive Chairman of the Board of Central European Media Enterprises Ltd. ("CME"), an owner and operator of commercial television stations and networks in Central and Eastern Europe since 1994.
Mr. Lauder is a principal shareholder of The Estee Lauder Companies Inc. ("Estee Lauder") and has served as Chairman of Estee Lauder International, Inc. and Chairman of Clinique Laboratories, Inc. since returning to the private sector from government service in 1987. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO affairs. From 1986 to 1987, Mr. Lauder served as U.S. Ambassador to Austria. Mr. Lauder is a director of Estee Lauder. He is Chairman of the Board of Trustees of the Museum of Modern Art, Treasurer of the World Jewish Congress, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School at the University of Pennsylvania.

     Itzhak Fisher, a co-founder of the Company, has been a director, President and Chief Executive Officer of the Company since its inception in 1994. From 1992 to 1994, Mr. Fisher served as General Manager of Clalcom Inc., the telecommunications subsidiary of Clal (Israel), Ltd., Israel's largest investment corporation ("Clal"). Prior to joining Clal, from 1990 to 1992, Mr. Fisher served as the Special Consultant to the President of BEZEQ, the Israel Telecomunication Corp. Ltd., Israel's national telecommunications company. Mr. Fisher previously was a consultant to Mobil Oil Corporation, in the telecommunications field. In addition, Mr. Fisher co-founded Medic Media, Inc., a company engaged in the business of renting telephone and television systems in hospitals throughout Israel, and was a director and its President and Chief Executive Officer.

     Donald R. Shassian has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since January 1999. From 1993 through 1998, Mr. Shassian served as Senior Vice President and Chief Financial Officer of Southern New England Telecommunications Corporation ("SNET") with management responsibility for all of the financial, information technology and corporate development activities of SNET. From 1988 through 1993, Mr. Shassian served as a Partner at Arthur Andersen L.L.P. providing audit and business advisory services to a variety of companies in the telecommunications industry. In 1992, Mr. Shassian was named the Partner-In-Charge of Arthur Andersen's telecommunications industry practice group for North America. From 1977 through 1988, Mr. Shassian served in various other capacities at Arthur Andersen providing audit and other business advisory services primarily to companies in the telecommunications industry.

     Jacob Z. Schuster has been a director or Assistant Secretary of the Company since 1994. Mr. Schuster served as the Executive Vice President and Treasurer of the Company from 1994 through 1998, and had been the Chief Financial Officer of the Company from February 1997 until December 1998. From 1986 to 1992,
Mr. Schuster was a General Partner and the Treasurer of Goldman, Sachs & Co. ("Goldman Sachs"). Mr. Schuster has been President and Treasurer of RSL Management Corporation ("RSL Management") since November 1995 and Executive Vice President of RSL Investments Corporation since March 1994. Mr. Schuster joined Goldman Sachs in 1980, was made a General Partner in 1986 and served as Treasurer of the firm from 1985 until his retirement from the firm in 1992. In 1993, Mr. Schuster served as a consultant to Goldman Sachs.

     Richard E. Williams has served as President and Chief Executive Officer of RSL Europe since August 1995. From 1992 through 1994, Mr. Williams served as a director of IDB WorldCom, with responsibility for sales and marketing. From 1990 to 1992, Mr. Williams served as Managing Director and Vice President of Operations (Europe, Africa and Middle East) of WICAT Systems, a computer systems company. From 1968 to 1990, Mr. Williams served in various technical, research, sales, and management capacities at British Telecom, most recently serving as a General Manager from 1988 to 1990.

     Adrian Coote has been Managing Director of RSL Australia since October 1996. From May 1993 to October 1996, Mr. Coote served as Director of Engineering and Operations of Vodafone Pty. Limited, an Australian mobile carrier, responsible for the design, implementation and operation of its mobile network and subscriber administration systems. From 1987 to 1993, Mr. Coote was General Manager, Sales, of British Telecom Australasia, responsible for introducing and managing its private switching systems and global data networks. Prior to joining British Telecom Australasia, Mr. Coote served in various capacities at Philips Telecommunications Systems.

     Edmond J. Thomas has been Chief Executive Officer and President of RSL USA since March 1998. From September 1997 until March 1998, Mr. Thomas was the Chief Operating Officer of Bell Atlantic Global Networks, a division of Bell Atlantic Corp. From 1994 until 1997, Mr. Thomas was Executive Vice President Science and Technology of Nynex Corp. ("Nynex") and, from 1991 until 1994, he served as its Vice President of Research and Development. Mr. Thomas also served as Nynex's Corporate Director of

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

Advanced Technology from 1986 to 1991. From 1981 until 1986, Mr. Thomas held several positions at New York Telephone. Prior to 1981, Mr. Thomas served in various capacities at AT&T.

     Karen van de Vrande has been Vice President of Marketing of the Company since March 1996. From March 1993 to February 1996, Ms. van de Vrande served as Managing Director of AT&T's Consumer Communications Services for Europe, the Middle East and Africa. From 1990 to 1993, Ms. van de Vrande served as Managing Director of AT&T's Israeli operations. She served in various marketing and sales capacities at AT&T from 1981 to 1990.

     Nir Tarlovsky has been Vice President of Business Development of the Company since April 1995 and served as a director of the Company from April 1, 1995 until March 1997. Mr. Tarlovsky is also Vice President of RSL North America. From 1992 to March 1995, Mr. Tarlovsky served as Senior Economist of Clal, where he was responsible for oversight of the operations and budgets of 150 of Clal's subsidiaries. While at Clal, he was also responsible for the development of new international telecommunications ventures. Prior to 1992, Mr. Tarlovsky served as an officer in the Israeli Army, where he was responsible for management and financial oversight of international research and development projects.

     Nesim N. Bildirici has been Vice President of Mergers and Acquisitions of the Company since 1995 and served as a director of the Company from April 1995 until March 1997. From August 15, 1993 to December 31, 1996, Mr. Bildirici was employed by both R.S. Lauder, Gaspar & Co., L.P. ("RSLAG") and the Company.
Mr. Bildirici was a Managing Director of RSLAG from 1996 until recently. Prior to joining RSLAG, Mr. Bildirici was an investment banker at Morgan Stanley & Co. Incorporated from 1989 to 1991. From 1991 to 1993, Mr. Bildirici was a graduate student at Harvard Business School, where he received his MBA.

     Mark J. Hirschhorn has been Vice President-Finance of the Company since August 1997 and has been Global Controller of the Company since January 1996. Mr. Hirschhorn has also served as the Assistant Secretary of the Company since September 1996. From October 1987 to December 1995, Mr. Hirschhorn was employed at Deloitte & Touche LLP, most recently as a Senior Manager specializing in emerging business and multinational consumer product companies.

     Roland T. Mallcott has been Vice President of Engineering of the Company since February 1997. From December 1995 until January 1997, Mr. Mallcott served as Director of Joint Ventures of Concert, through British Telecom and MCI, in Canada, Mexico and Germany. From January 1991 to December 1995, Mr. Mallcott served as Director of Engineering and Operations for British Telecom (US) responsible for building and managing the British Telecom and Concert global data and voice networks. Prior to 1991, Mr. Mallcott served in various network engineering capacities for British Telecom.

     Andrew C. Shields has been Vice President of International Carrier Relations since August 1997. From October 1993 until August 1997, Mr. Shields served as Vice President of International Business Development of LCI International, with responsibility for international business development and international carrier relations. From June 1991 until October 1993, Mr. Shields served as Director of Global Alliances for Northern Telecom, responsible for international infrastructure expansion. Mr. Shields also served as Northern Telecom's Director of International Marketing from June 1989 until June 1991. From 1984 to 1989, Mr. Shields served as Senior Manager, International Relations for MCI International, responsible for negotiating bilateral direct operating agreements with international carriers. Mr. Shields also served in various capacities at MCI International, MCI Telecommunications, and ITT World Communications from 1979 to 1984.

     Elie C. Wurtman has been Vice President of Emerging Technologies of the Company since April 1998. Mr. Wurtman co-founded Delta Three, Inc. and has served as its Chief Executive Officer and President since its inception in May 1996. He is also the founder of Ambient Corporation, a developer of smart card technology and has been a member of its Board of Directors since November 1995. From January 1995 until November 1995, Mr. Wurtman was Vice President of Marketing of TTR Technologies Inc., a software security company. From September 1993 to December 1994, Mr. Wurtman was engaged in private real estate business. Prior to 1993, Mr. Wurtman served in the Israeli Defense Forces as the Deputy Commander of the Allenby Bridge border crossing between Israel and Jordan.

     Avery S. Fischer has served as Vice President of Legal Affairs and General Counsel since January 1999 and Legal Counsel of the Company since January 1997. From 1994 to 1997, Mr. Fischer was an associate with the law firm of Rosenman & Colin LLP, New York, New York, with a practice concentrating in mergers and acquisitions, securities and general corporate counseling. From 1993 to 1994, Mr. Fischer was an associate with the law firm of Shea & Gould, New York, New York, with a practice concentrating in commercial and securities litigation.

     Michael Ashford, Secretary of the Company since May 1998, has been a manager of Codan Services Limited, Hamilton, Bermuda, a corporate service company associated with the law firm of Conyers, Dill & Pearman, Hamilton Bermuda, Bermuda counsel to the Company, since 1989.

     Gustavo A. Cisneros has been a director of the Company since March 1997. For more than five years, Mr. Cisneros, together with other members of his family or trusts established for their benefit, has owned direct or indirect beneficial interests in certain companies that own or are engaged in a number of diverse commercial enterprises principally in Venezuela, the United States, Brazil, Chile and Mexico. Mr. Cisneros has also been the Chairman of the Board of Directors of Pueblo Xtra International, Inc., a holding company which owns all of the common stock of Pueblo International, Inc., a company engaged in the business of operating supermarkets and video rental outlets, since June 1993 and a Director of Univision Communications Inc., a Spanish-language television broadcasting company, since May 1994.

     Fred H. Langhammer, a director of the Company since September 1997, has been President of Estee Lauder since 1995, Chief Operating Officer of Estee Lauder since 1985, and a director of Estee Lauder since January 1996, and was Executive Vice President of Estee Lauder from 1985 until 1995. Mr. Langhammer joined Estee Lauder in 1975 as President of its operations in Japan. In 1982, he was appointed Managing Director of Estee Lauder's operations in Germany. Prior to joining Estee Lauder, Mr. Langhammer was General Manager of Dodwell (Japan), a global trading company. He is a member of the Board of Directors of RJR Nabisco Holdings Corp., the Cosmetics, Toiletries and Fragrance Association, an industry group, and the American Institute for Contemporary German Studies at Johns Hopkins University. He is also a Senior Fellow of the Foreign Policy Association.

     Leonard A. Lauder has been a director of the Company since March 1997.
Mr. Lauder is a principal shareholder and, since 1982, has served as Chief Executive Officer of Estee Lauder and was President of Estee Lauder from 1972 until 1995. He became Chairman of the Board of Directors of Estee Lauder in 1995. He has been a director of Estee Lauder since 1958. Mr. Lauder formally joined Estee Lauder in 1958 after serving as an officer in the United States Navy. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania and a Trustee of The Aspen Institute. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

     Eugene A. Sekulow has been a director of the Company since September 1995. Until his retirement in December 1993, Mr. Sekulow served as Executive Vice President-International of NYNEX Corporation, having served as President of NYNEX International Company from 1985 to 1993. Prior to joining NYNEX International Company, Mr. Sekulow had served as President of RCA International, Ltd. since 1973. Mr. Sekulow previously served as a member of the United States State Department Advisory Committee on International Communications and Information Policy and on the State Department Task Force on Telecommunications in Eastern Europe.

     Nicolas G. Trollope, a director of the Company since July 1996, has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991. Mr. Trollope has been with Conyers, Dill & Pearman since 1975.
Mr. Trollope has served as a director of CME since June 1994 and also serves as vice-president and secretary of CME.

     Other than Ronald S. Lauder and Leonard A. Lauder, who are brothers, no family relationship exists between any director or executive officer of the Company.

COMMITTEES OF THE BOARD

     The Company's Board of Directors (the "Board of Directors") has an Executive Committee (the "Executive Committee"), a Compensation Committee (the "Compensation Committee") and an Audit Committee (the "Audit Committee").

  EXECUTIVE COMMITTEE

     The Executive Committee is composed of Ronald S. Lauder, Itzhak Fisher, Jacob Z. Schuster and Eugene A. Sekulow. A majority of the members of the Executive Committee must approve any action taken by the Executive Committee. During the period between meetings of the Board of Directors, the Executive Committee has all powers and authority of the Board of Directors to manage the Company's business, except that the Executive Committee, acting alone, cannot
(i) amend the Company's Memorandum of Association or Bye-laws (which also requires shareholder approval), (ii) adopt an agreement of merger or consolidation or approve the sale, lease or exchange of all or substantially all of the Company's property and assets, or (iii) approve or recommend to the Company's shareholders a dissolution of the Company.

  COMPENSATION COMMITTEE

     The Compensation Committee is composed of Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. During a portion of 1997, Itzhak Fisher was a member of the Compensation Committee. The Compensation Committee is responsible for determining executive compensation policies and guidelines and for administering the Company's stock option and compensation plans.

  AUDIT COMMITTEE

     The Audit Committee is currently composed of Ronald S. Lauder, Eugene A. Sekulow and Fred H. Langhammer. The Audit Committee is charged with
(i) recommending the engagement of independent accountants to audit the Company's financial statements, (ii) discussing the scope and results of the audit with the independent accountants, (iii) reviewing the functions of the Company's management and independent accountants pertaining to the Company's financial statements and (iv) performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. During a portion of 1997, Itzhak Fisher was a member of the Audit Committee.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to the Company's current Chief Executive Officer and four other most highly compensated executive officers for services rendered in all capacities to the Company in the last three fiscal years (together, the "Named Executive Officers"). See "--Employment Arrangements."

                                                                                                       LONG-TERM
                                                                                                     COMPENSATION
                                                                                                     -------------
                                                                                ANNUAL                  AWARDS
                                                                             COMPENSATION            SECURITIES
                                                                      ---------------------------    UNDERLYING
                                                                              SALARY     BONUS(1)    OPTIONS/SARS
NAME AND PRINCIPAL POSITION                                           YEAR      ($)        ($)        (NUMBER)
--------------------------------------------------------------------  ----    -------    --------    -------------
Itzhak Fisher.......................................................  1998    450,000         --             --
President and Chief Executive Officer                                 1997    400,000    650,000        432,856
                                                                      1996    350,000    150,000             --

Nir Tarlovsky.......................................................  1998    200,000         --        216,428
Vice President of Business Development                                1997    187,500    300,000             --
                                                                      1996    178,000     75,000             --

Richard E. Williams(2)..............................................  1998    395,000         --        216,428
President and Chief Executive Officer of RSL Europe                   1997    240,000    165,000        350,400
                                                                      1996    172,000     50,000             --

Nesim N. Bildirici(3)...............................................  1998    200,000         --        216,428
Vice President of Mergers and Acquisitions                            1997    185,000    300,000             --
                                                                      1996    165,000     75,000             --

Mark Hirschhorn.....................................................  1998    180,000         --             --
Vice President--Finance                                               1997    155,000    232,500         16,206
                                                                      1996    140,000     50,000         93,294

------------------
(1) Annual bonuses are reported in the year earned, whether paid in that year or in the following year. Bonuses for 1997 were determined pursuant to the 1997 Performance Plan described below and paid in the first quarter of 1998 following receipt of 1997 audited financial results. The Company has not yet finally determined or paid bonuses for the year ended December 31, 1998 and will do so promptly upon completion of and receipt of the Company's 1998 audited financial statements.
(2) Mr. Williams' salary has been converted to U.S. dollars for the purposes of this table based upon the average exchange rate of British pounds to U.S. dollars for the periods covered.
(3) Mr. Bildirici is employed by the Company but, during 1996, was employed by both the Company and RSLAG. For purposes herein, he is treated as an employee of the Company only for the relevant periods. See "--Fiscal Year-End Option Values" and "--Compensation Committee Interlocks and Insider Participation."

     No other annual compensation, restricted stock awards, stock appreciation rights or long-term incentive plan payouts or other compensation (all as defined in the regulations of the Commission) were awarded to, earned by or paid to the Named Executive Officers during 1996 or 1997.

STOCK OPTION AND COMPENSATION PLANS

  AMENDED AND RESTATED 1995 STOCK OPTION PLAN

     In April 1995, the Board of Directors of the Company authorized, and the shareholders of the Company approved, the RSL Communications, Ltd. 1995 Stock Option Plan (as later amended and restated, the "1995 Plan"). Under the 1995 Plan, the Company's Compensation Committee was authorized to grant options for up to 2,847,000 shares of Class A Common Stock. As of December 31, 1997, the Company had granted options to purchase 2,716,617 shares of Class A Common Stock under the 1995 Plan. In general, options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. The 1995 Plan was developed to provide incentives to employees of the Company and to attract new employees and non-employee directors. In connection with the IPO, the 1995 Plan was replaced by the stock option plans described below. The Company has not granted further options under the 1995 Plan since the IPO, and will not grant further options under the 1995 Plan.

  1997 STOCK INCENTIVE PLAN

     In connection with the IPO, the Company adopted the RSL Communications, Ltd. 1997 Stock Incentive Plan (the "1997 Plan"). Under the 1997 Plan, the Company's Compensation Committee is authorized to grant options for up to 3,100,000 shares of Class A Stock. The purposes of the 1997 Plan are to foster and promote the long-term financial success of the Company and materially increase shareholder value by (i) motivating superior performance by means of performance-related incentives, (ii) encouraging and providing for the acquisition of an ownership interest in the Company by executive officers and other key employees and (iii) enabling the Company to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. The 1997 Plan reflects the Company's view that it is desirable to lengthen the vesting period and shorten the terms of its options.

     The 1997 Plan is administered by the Compensation Committee and provides for the grant of (i) incentive and non-incentive stock options to purchase Class A Common Stock; (ii) stock appreciation rights ("SARs"), which may be granted in tandem with stock options, in addition to stock options, or freestanding; (iii) restricted stock and restricted units; (iv) incentive stock and incentive units;
(v) deferred stock units; and (vi) stock in lieu of cash (collectively, "Awards"). As of the date of the IPO, the number of shares of Class A Common Stock available for Awards granted under the 1997 Plan during its term was approximately 7.0% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis (not including Roll-up Rights). The maximum number of shares for which options or stock appreciation rights may be granted to any one participant in a calendar year is

500,000. The Company granted to Itzhak Fisher, pursuant to his new employment agreement and contingent on the completion of the Company's IPO, options to acquire 432,856 shares of Class A Common Stock under the 1997 Plan representing 1% of the Common Stock, on a fully-diluted basis (not including Roll-up Rights). As of September 30, 1998, the Company had granted options to acquire 437,856 shares of Class A Common Stock under the 1997 Plan and 164,250 shares of restricted stock under the 1997 Plan which vests over three years. See "--Employment Arrangements." The Company has also granted "restricted units" and SARs under the 1997 Plan to certain key members of management. The number of shares of Class A Common Stock into which these restricted units and SARs may be exercised, which is based on the relative values of the Company's subsidiaries, cannot be determined at this time.

  1997 PERFORMANCE INCENTIVE COMPENSATION PLAN

     In September 1997, prior to the IPO, the Company established the RSL Communications, Ltd. 1997 Performance Incentive Plan (the "1997 Performance Plan") to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance. The 1997 Performance Plan was effective for 1997 and is effective for each of calendar years 1998, 1999 and 2000, unless extended or earlier terminated by the Board of Directors. The Compensation Committee may determine that any bonus payable under the 1997 Performance Plan be paid in cash, in shares of Class A Common Stock or in any combination thereof, provided that at least 50% of such bonus is required to be paid in cash. In addition, the 1997 Performance Plan permits a participant to elect to defer payment of his bonus on terms and conditions established by the Compensation Committee. No more than 400,000 shares of Class A Common Stock may be issued under the 1997 Performance Plan.

     Under the 1997 Performance Plan, bonuses are payable if the Company meets any one or more of the following performance criteria, which are set annually by the Compensation Committee: (i) amount of or increase in consolidated EBITDA (as defined) (which consists of earnings (loss) before interest, income taxes, depreciation and amortization); (ii) revenues; (iii) earnings per share;
(iv) net income; (v) gross profit margin; (vi) maximum capital expenditures;
(vii) return on equity; and/or (viii) return on total capital.

     With respect to calendar year 1997 only, a cash bonus pool of $2,675,000 was established by the Board of Directors and approved by the Company's shareholders prior to the IPO. The Company achieved the specified performance targets set by the Compensation Committee for 1997 and, under the 1997 Performance Plan, $650,000 was awarded to the Company's Chief Executive Officer, Mr. Itzhak Fisher. Of the balance of funds remaining in the bonus pool, approximately $1,250,000 was awarded to key employees of the Company and its subsidiaries based upon the recommendation of Mr. Fisher and as approved by the Compensation Committee and the Board of Directors (including $997,500 paid to the other Named Executive Officers). The $775,000 balance of the $2,675,000 cash bonus pool was not paid out. Pursuant to the terms of the 1997 Performance Plan, the awards were paid promptly following the completion of the audit of the Company's 1997 financial statements. The Compensation Committee determined that all such bonuses for 1997 were to be paid in cash.

     With respect to calendar years 1998 and thereafter, bonus amounts will be determined as follows: if 100% of such pre-established target or targets are achieved, participants will generally be eligible to receive a bonus equal to their base salary for such year. If 120% of such target is achieved, the bonus potentially payable to participants will generally equal twice their base salary for such year and, if 80% of such target is achieved, 25% of such base salary. In the case of the Company's chief executive officer, the amount of such potential bonus will be 150% of base salary if 100% of the target is achieved, 250% of base salary if 120% of the target is achieved and 25% of such base salary if 80% of the target is achieved. To the extent the Company's results exceed 80% of the target but are less than 120% of the target, the amount of the bonus payable to participants will be adjusted proportionately based on where such results fall within the ranges set forth above. Any such bonus will consist of two components. Fifty percent of the amount determined pursuant to the formula described above will be payable if the applicable target is achieved. Up to an additional 50% of such amount will be payable in the discretion of the Compensation Committee. In addition, the 1997 Performance Plan permits the Compensation Committee to grant discretionary bonuses to participants, notwithstanding that a bonus would not otherwise be payable under the 1997 Performance Plan, to recognize extraordinary individual performance.

     The Chief Executive Officer's bonus compensation is based upon an employment agreement between the Company and Mr. Fisher which provides for Mr. Fisher's participation in the 1997 Performance Plan as well as other long term bonus compensation based on the Company's stock performance over time. See "--Employment Arrangements."

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to grants of stock options to purchase Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 1998. No stock appreciation rights were granted by the Company to the Named Executive Officers.

                                         INDIVIDUAL GRANTS
                                         -----------------
                                          NUMBER OF          % OF TOTAL
                                          SECURITIES         OPTION/SARS
                                          UNDERLYING         GRANTED TO
                                         OPTIONS/SARS        EMPLOYEES      EXERCISE OR                      GRANT DATE
                                           GRANTED           IN FISCAL      BASE PRICE                      PRESENT VALUE
NAME                                         (#)             YEAR(1)         ($/SH)       EXPIRATION DATE      $ (2)
---------------------------------------  -----------------   ------------   -----------   ---------------   -------------
Nir Tarlovsky(3).......................       216,428            33.1           22.00         11/13/05         3,609,610
Richard E. Williams(4).................       216,428            33.1           22.00         11/13/05         3,609,610
Nesim N. Bildirici(3)..................       216,428            33.1           22.00         11/13/05         3,609,610

------------------

(1) Does not include Incentive Units.

(2) The grant date present value has been calculated as of each grant date:
    November 13, 1998 for each of Nesim N. Bildirici, Nir Tarlovsky and
    Richard E. Williams, respectively, using a variant of the Black-Scholes pricing model. In applying the model, the Company assumed a three-month volatility of 123%, a 4.935% risk-free rate of return and a 7-year option term. Since this model is assumption-based, it may not accurately determine the options' present value. The true value of the options, when and if exercised, will depend on the actual market price of the Class A Common Stock on the date of exercise.

(3) Shares of Class A Common Stock issuable upon the exercise of options granted under the 1997 Plan. The exercise price per share is $22.00. The options are exercisable in three equal installments on February 1, 1999, January 1, 2000 and January 1, 2001.

(4) Shares of Class A Common Stock issuable upon the exercise of options granted under the 1997 Plan in connection with an employment agreement dated as of August 14, 1998 between Mr. Williams and the Company. The exercise price per share is $22.00. The options are exercisable in three equal installments on August 31, 1999, August 31, 2000, and August 31, 2001.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1998 by the Named Executive Officers and the value at December 31, 1998 of unexercised stock options held by the Named Executive Officers.

                                                               NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                   VALUE         OPTIONS/SARS AT                  OPTIONS/SARS AT
                           SHARES ACQUIRED ON     REALIZED          FY-END (#)                      FY-END($)(2)
NAME                          EXERCISE (#)          $(1)      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
-------------------------  -------------------  ------------  ---------------------------   ----------------------------
Itzhak Fisher............           0                0              0/432,856                           0/0
Nir Tarlovsky............        192,127         7,588,929          0/216,428                       0/1,623,210
Richard E. Williams......        350,400         9,765,799          0/216,428                       0/1,623,210
Mark Hirschhorn..........        78,402          1,684,171           0/31,098                        0/867,691
Nesim N. Bildirici.......        344,938         9,356,286          0/216,428                       0/1,623,210

------------------

(1) Represents the difference between the closing price of the Class A Common Stock on the date of exercise (as quoted on The Nasdaq National Market, as published in the Wall Street Journal) and the option exercise price multiplied by the number of shares underlying the options exercised.
(2) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Class A Common Stock on December 31, 1998 ($29.50 per share, as quoted on The Nasdaq National Market, as published in the Wall Street Journal) and the option exercise price.

COMPENSATION OF DIRECTORS

     The Company believes that the interests of its non-employee directors should be aligned with the interests of the Company's shareholders. To this end, the Company encourages such directors to make investments in the Class A Common Stock and compensates such directors for their services to the Company principally through the grant of stock options and stock awards. The Company also encourages such directors to hold their shares and options as long as they are on the Board of Directors (except for transfers for estate and tax planning and personal liquidity needs).

     With respect to the ownership of Class A Common Stock, future directors generally will be required, prior to joining the Board, to purchase, at the then fair market value, shares of Class A Common Stock either in the market or, if trading restrictions apply, from the Company.

  DIRECTORS' PLAN

     The purposes of RSL Communications 1997 Directors' Compensation Plan (the "Directors' Plan") are to enable the Company to attract, retain and motivate the best qualified directors and to enhance a long-term mutuality of interest between the directors and shareholders of the Company by granting the Directors shares of, and options to purchase shares of, Class A Common Stock. Under the Directors' Plan, on the first business day following each annual meeting of the Company's shareholders during the 10-year term of the Directors' Plan, each non-employee director (including for these purposes the Chairman of the Board of Directors), will be granted options to acquire a number of shares of Class A Common Stock with an aggregate fair market value on the date of grant equal to $50,000 ($150,000 in the case of Ronald S. Lauder in his capacity as Chairman of the Board of Directors). Each such option will have a 10-year term. The exercise price of the options initially will equal the fair market value of the Class A Common Stock on the date of grant.

     Options granted under the Directors' Plan become exercisable in five equal annual installments commencing on the first anniversary of the date of grant. The maximum number of shares that may be issued under the Directors' Plan is 250,000. As of December 31, 1998, the Company had granted options to acquire 29,295 shares of Class A Common Stock under the Directors' Plan.

KEY MAN LIFE INSURANCE

     The Company maintains $5.0 million key man life insurance policies on the lives of each of Itzhak Fisher and Richard E. Williams. The Company is the sole beneficiary of such policies.

CERTAIN EMPLOYMENT ARRANGEMENTS

     Each of the Company and RSL North America has entered into an employment agreement with Itzhak Fisher, which commenced on October 6, 1997 and will terminate on December 31, 2002. The employment agreements provide that Mr. Fisher is to serve as President and Chief Executive Officer of the Company and RSL North America and specify certain of his other duties and reporting responsibilities. The Company is obligated to use its best efforts to ensure that Mr. Fisher continues to serve as a director and member of the Executive Committee of the Company and RSL North America is obligated to use its best efforts to ensure that Mr. Fisher continues to serve as a director of RSL North America. Under the employment agreements, Mr. Fisher is entitled to receive, in the aggregate, a base salary of $400,000, increased by not less than $50,000 on each January 1, commencing January 1, 1999, plus an additional amount based on the increase in the consumer price index in the New York metropolitan area. In no event may Mr. Fisher's base salary, in the aggregate, be less than $50,000 more than the aggregate base salary of any other executive officer of the Company. The employment agreements also provide that Mr. Fisher is to be a participant in the 1997 Performance Plan (which generally outlines the bonus plan for 1997 and future years), and that Mr. Fisher is to receive additional cash bonuses of $1,500,000 and $1,000,000 if the total return to the Company's shareholders from the date of the closing of the IPO to December 31, 2000 and December 31, 2002, respectively, exceeds the return to common shareholders of
(i) the companies included in the peer group or line of business index in the Company's proxy statement for that period or (ii) if not included in such proxy statement, a group of companies selected by the Executive and Compensation Committees as representing investment opportunities comparable to the Company for the same periods. If Mr. Fisher's employment is terminated for any reason other than by the Company for Cause (as defined) or by Mr. Fisher without Good Reason (as defined, including in the event of a change in control), Mr. Fisher is entitled to a pro-rated bonus if the total return objective is achieved through the date of such termination. Pursuant to the employment agreements, upon the closing of the IPO, Mr. Fisher was granted options under the 1997 Plan to purchase 432,856 shares of Class A Common Stock representing 1.0% of the outstanding Common Stock on a fully-diluted basis. Forty percent of such options will be exercisable on December 31, 2000, an additional 30% on December 31, 2001, and an additional 30% on December 31, 2002, except that all such options will become exercisable in the event that Mr. Fisher's employment is terminated by the Company without Cause or Mr. Fisher terminates his employment for Good Reason or by reason of his death or Disability (as defined). The employment agreement also contains noncompetition provisions applicable during the term of the employment agreement and for one year thereafter. If Mr. Fisher's employment is terminated by the Company without Cause, or by Mr. Fisher for Good Reason, the employment agreements provide that Mr. Fisher is entitled to receive benefits and his salary (in addition to any vested benefits and previously earned but unpaid salary) for the balance of the term of the employment agreement or for at least 12 months, whichever is longer, plus an amount equal to his bonus under the 1997 Performance Plan for the immediately preceding year. In the event of Mr. Fisher's death or Disability, he (or his representative or estate or beneficiary) will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months salary (reduced, in the case of disability, by any disability benefits he receives). If Mr. Fisher's employment is terminated for any other reason, he is entitled to receive any previously earned but unpaid salary and any vested benefits. In addition, if Mr. Fisher's employment is terminated by the Company without Cause or by Mr. Fisher for Good Reason or upon Mr. Fisher's death or Disability or the expiration of his employment agreements, Mr. Fisher will be entitled to two demand registrations of his shares in accordance with the terms of a registration rights agreement among the Company and certain of its shareholders including Mr. Fisher.

     The Company has entered into employment agreements with Donald Shassian, Richard Williams, and Mark Hirschhorn. The Company expects to enter into new employment agreements with two of its other key employees, Nesim Bildirici and Nir Tarlovsky. The Company has entered into an agreement with Codan Services Limited, a corporate service company, located in Bermuda, of which Michael Ashford, the Company's Secretary and a resident of Bermuda, is a manager. Mr. Ashford serves as the Company's Secretary pursuant to such agreement.

     The Company has also entered into, or is in the process of entering into, employment agreements with other executive officers of the Company and the country managers of most of its Local Operators.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee currently are Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. During the portion of 1997 prior to the IPO, Andrew Gaspar, a former Board member who resigned on May 7, 1998, and Itzhak Fisher were members of the Compensation Committee.

     RSL Management, which is wholly-owned by Ronald S. Lauder, the Chairman of the Board and the principal and controlling shareholder of the Company, subleases an aggregate of 11,000 square feet of office space to the Company at an annual rent of $767,000. RSL Management subleases such space from Estee Lauder. Ronald S. Lauder is a principal shareholder of Estee Lauder, and Leonard A. Lauder, a director of the Company, is also a principal shareholder and the Chief Executive Officer of Estee Lauder. Ronald S. Lauder and
Leonard A. Lauder are brothers and Fred H. Langhammer, a director of the Company, is the President and Chief Operating Officer of Estee Lauder. In addition, RSL Management provided payroll and benefits services to the Company for an annual fee of $6,000 for 1997. Jacob Z. Schuster, a director of the Company, is the President and Treasurer of RSL Management. In 1996,
Mr. Schuster received compensation only for his services to RSL Management (and such compensation was paid by RSL Management). In 1997, Mr. Schuster received compensation from RSL Management and the Company for services provided by him to each of RSL Management and the Company. From January 1, 1998 until December 31, 1998, Mr. Schuster devoted 75% of his time to the Company and 25% of his time to RSL Management and has been compensated by each of the Company and RSL Management on that basis.

     Ronald S. Lauder, the Chairman of the Board of the Company and the principal and controlling shareholder of the Company, personally guaranteed the Company's revolving credit facility with The Chase Manhattan Bank (the "Revolving Credit Facility") in August 1996. The commitment under the Revolving Credit Facility was $7.5 million at June 30, 1998, which amount was permanently reduced to $5 million at July 1, 1998.

     As consideration for Mr. Lauder's guarantee of the Revolving Credit Facility, Mr. Lauder received in September 1996, in the aggregate, warrants to purchase 459,900 shares of Class B Common Stock of the Company at an exercise price of $.00457 per share, subject to adjustment (the "Lauder Warrants"). The Lauder Warrants became exercisable on October 3, 1997 and expire on October 3, 2007.

     The Company entered into a consulting agreement as of September 1, 1995 with Eugene A. Sekulow, a director of the Company. The consulting agreement expired August 31, 1997. The consulting agreement provided for Mr. Sekulow to receive a $24,000 annual fee, as well as an annual grant of options to purchase 21,900 shares of Class A Common Stock, for services rendered as a consultant to the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company intends to avoid entering into agreements and arrangements (such as consulting agreements) with its non-employee directors or their affiliates which, directly or indirectly, would result in compensation being received by such directors.

     The law firm of Conyers, Dill & Pearman, of which Nicolas G. Trollope, a director of the Company, is a partner, was engaged as the Company's counsel in Bermuda for the fiscal year ended December 31, 1997 and will continue to be so engaged for the fiscal year ending December 31, 1998. Mr. Trollope does not receive compensation as a director; Conyers, Dill & Pearman was paid $47,881 in 1997.

     Pursuant to an employment agreement, dated July 31, 1997, between the Company and Andrew Shields, an executive officer of the Company, the Company loaned Mr. Shields $100,000 in 1997, to facilitate his relocation to another state at the Company's request. The principal amount of $100,000 and interest bearing a rate of 6% is due on August 11, 2002 unless either Mr. Shields sells shares of Common Stock with an aggregate value equal to or greater than $100,000 or Mr. Shield's employment is terminated, in which cases the note is payable on demand.

     For additional disclosure with respect to certain transactions between the Company and certain of its directors, see "--Compensation Committee Interlocks and Insider Participation."

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock and the Class B common shares, par value $0.00457 (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), at December 31, 1998 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or Class B Common Stock, (ii) each Director of the Company and each Named Executive Officer who owns shares of any class of the Company's capital stock and (iii) the Company's directors and executive officers as a group. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.

                                                                 BENEFICIAL OWNERSHIP                                OVERALL VOTING
                                      ---------------------------------------------------------------------------      POWER AND
                                                                                                                      OWNERSHIP OF
                                         CLASS A COMMON                                                               COMMON STOCK
                                            STOCK(1)                          CLASS B COMMON STOCK                   --------------
DIRECTORS, EXECUTIVE OFFICERS         ---------------------    --------------------------------------------------    % OF VOTING
AND 5% SHAREHOLDERS                    NUMBER       PERCENT         NUMBER                   PERCENT                 POWER(2)
------------------------------------- ---------     -------    -----------------------    -----------------------    --------------
Ronald S. Lauder (3)(4)(5)...........     1,363          *            16,606,427                    62.2                  56.6
Itzhak Fisher (3)(6).................        --          *             4,171,205                    15.9                  14.4
Leonard A. Lauder (3)(5)(7)..........       454          *             5,733,176                    21.8                  19.8
RSL Investments Corporation (3)......        --          *             9,496,295                    36.2                  32.9
E/L RSLG Media, Inc. (3).............        --          *             1,814,579                     6.9                   6.3
Jacob Z. Schuster (3)(8).............    41,656          *             1,646,559                     6.3                   5.7
Gustavo A. Cisneros (9).............. 1,409,083        5.3                    --                       *                     *
Coral Gate (10)...................... 1,408,629        5.3                    --                       *                     *
Nir Tarlovsky (11)...................   739,947        2.8               270,301                     1.0                   1.2
Nesim N. Bildirici (12)..............   619,642        2.3                87,958                       *                     *
Mark J. Hirschhorn...................    36,605          *                    --                       *                     *
Eugene A. Sekulow (13)...............    44,254          *                    --                       *                     *
Fred H. Langhammer (14)..............    12,680          *                    --                       *                     *
Richard E. Williams..................   350,400        1.3                    --                       *                     *
Nicolas G. Trollope (15).............     1,000          *                    --                       *                     *
All directors and officers as a group
  (19 persons) (16).................. 3,635,266       13.6            26,701,047                   100.0                  92.1
Metro Holding AG (17)................ 3,214,284       12.1                    --                       *                   1.1
Essex Investment (18)................ 1,384,950        5.2                    --                       *                     *
Putnam Investments, Inc.(19)......... 3,326,011       12.5                    --                       *                   1.2


DIRECTORS, EXECUTIVE OFFICERS
AND 5% SHAREHOLDERS                    % OWNERSHIP
-------------------------------------  --------------
Ronald S. Lauder (3)(4)(5)...........       31.2
Itzhak Fisher (3)(6).................        7.9
Leonard A. Lauder (3)(5)(7)..........       10.9
RSL Investments Corporation (3)......       18.0
E/L RSLG Media, Inc. (3).............        3.4
Jacob Z. Schuster (3)(8).............        3.2
Gustavo A. Cisneros (9)..............        2.7
Coral Gate (10)......................        2.7
Nir Tarlovsky (11)...................        1.9
Nesim N. Bildirici (12)..............        1.3
Mark J. Hirschhorn...................          *
Eugene A. Sekulow (13)...............          *
Fred H. Langhammer (14)..............          *
Richard E. Williams..................          *
Nicolas G. Trollope (15).............          *
All directors and officers as a group
  (19 persons) (16)..................       56.8
Metro Holding AG (17)................        6.1
Essex Investment (18)................        2.6
Putnam Investments, Inc.(19).........        6.3

------------------
  * Less than 1%.
 (1) Except as required for the calculation of beneficial ownership pursuant to Rule 13d-3 under Securities Act, the foregoing does not include
     (i) 1,739,766 shares of Class A Common Stock issuable upon the exercise of outstanding stock options, (ii) 26,245,315 shares of Class A Common Stock issuable upon the conversion of the shares of Class B Common Stock,
     (iii) 459,900 shares of Class A Common Stock issuable upon the conversion of 459,900 shares of Class B Common Stock issuable pursuant to the Lauder Warrants, (iv) 917,729 shares of Class A Common Stock issuable upon the exercise of unexercised Warrants, (v) 109,500 shares of restricted stock, granted pursuant to the Company's 1997 Stock Incentive Plan or (vi) shares of Class A Common Stock issuable upon exercise of the Roll-Up Rights or Incentive Units or in the Telegate Exchange. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis.
 (2) Represents the percentage of total voting power and the percentage ownership of the Class A Common Stock and the Class B Common Stock beneficially owned as of December 31, 1998 by each identified shareholder and all directors and executive officers as a group. The Class A Common Stock and the Class B Common Stock are the only authorized classes of the Company's capital stock with shares outstanding.
 (3) The business address of each of the indicated holders of the Company's securities is 767 Fifth Avenue, New York, New York 10153.
 (4) Includes (a) 1,363 shares of Class A Common Stock issuable to Ronald S. Lauder upon exercise of a like number of options granted to Mr. Lauder under the Director's Plan, such options vested on October 6, 1998;
     (b) 9,496,295 shares of Class B Common Stock owned by RSL Investments Corporation, a corporation wholly-owned by Mr. Lauder; (c) 1,814,579 shares of Class B Common Stock owned by EL/RSLG Media, Inc. ("EL/RSLG") (see note 5); (d) 907,290 shares of Class B Common Stock owned by RAJ Family Partners L.P., of which Mr. Lauder is a limited partner and a shareholder of the general partner; (e) 3,928,363 shares of Class B Common Stock owned directly by Ronald S. Lauder; and (f) 459,900 shares of Class B Common Stock issuable upon exercise of the Lauder Warrants.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (5) The 1995 Estee Lauder RSL Trust, of which Ronald S. Lauder is a trustee and the beneficiary, and the 1995 Estee Lauder LAL Trust, of which Leonard A. Lauder is a trustee and the beneficiary, each own 50% of EL/RSLG's outstanding common stock. As such, Ronald S. Lauder and Leonard A. Lauder may each be deemed to beneficially own all of the shares of Class B Common Stock owned by EL/RSLG. Ronald S. Lauder and Leonard A. Lauder each disclaim beneficial ownership of some of such shares. Such shares, however, are only included once in the computation of shares beneficially owned by directors and executive officers as a group.
 (6) Such shares are owned by Fisher Investment Partners, L.P. Mr. Fisher disclaims beneficial ownership of such shares.
 (7) Includes (a) 454 shares of Class A common stock issuable upon the exercise of a like number of options granted under the Directors' Plan, such options vested on October 6, 1998; (b) 2,658,056 shares of Class B Common Stock owned directly by Leonard A. Lauder; (c) 4,866 shares of Class B Common Stock owned by Mr. Lauder's wife; (d) 348,385 shares of Class B Common Stock owned by LAL Family Partners, L.P., of which Mr. Lauder is a general partner; (e) 1,814,579 shares of Class B Common Stock owned by EL/RSLG (see note 5); and (f) 907,290 shares of Class B Common Stock owned by LWG Family Partners, L.P., a partnership whose managing partner is a corporation which is one-third owned by Mr. Lauder. Mr. Lauder disclaims beneficial ownership of the shares of Class B Common Stock owned by his wife.
 (8) Such shares are owned by Schuster Family Partners I, L.P. Mr. Schuster disclaims beneficial ownership of such shares.
 (9) Includes (a) 454 shares of Class A Common Stock issuable upon the exercise of a like number of options granted under the Directors' Plan, such options vested on October 6, 1998; and (b) 1,408,629 shares are owned by Coral Gate, an investment business company organized under the laws of the British Virgin Islands, which is beneficially owned by Gustavo A. Cisneros and his brother, Ricardo Cisneros. The business address for Gustavo Cisneros is 36 East 61st Street, New York, New York 10021.
(10) Such shares are beneficially owned by Gustavo A. Cisneros and his brother, Ricardo Cisneros. The business address of Coral Gate is 36 East 61st Street, New York, New York 10021.
(11) Consists of (a) 667,804 shares of Class A Common Stock owned by Tarlovsky Investment Partners, L.P. ("Tarlovsky Investment Partners"), (b) 72,143 shares of Class A Common Stock issuable upon the exercise of an equal number of options granted to Mr. Tarlovsky under the 1997 Plan and
     (c) 270,301 shares of Class B Common Stock owned by Tarlovsky Investment Partners.
(12) Consists of (a) 547,499 shares of Class A Common Stock and (b) 72,143 shares of Class A Common Stock issuable upon the exercise of an equal number of options granted to Mr. Bildirici under the 1997 Plan.
(13) Includes (a) 454 shares of Class A Common Stock issuable upon the exercise of a like number of options granted under the Director's Plan, such options vested on October 6, 1998, and (b) 43,800 shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options granted to Mr. Sekulow under the 1995 Plan.
(14) Includes (a) 454 shares of Class A common stock issuable upon the exercise of a like number of options granted under the Directors' Plan, such options vested on October 6, 1998; and (b) 12,226 shares of Class A Common Stock held by Mr. Langhammer directly.
(15) Such shares are owned by The Proverbs Trust, a Bermuda trust, of which Mr. Trollope and his wife are the trustees and beneficiaries.
(16) Includes 228,494 shares of Class A Common Stock issuable upon the exercise of an equal number of options granted to certain of the directors and executive officers as a group and 459,900 shares of Class B Common Stock issuable upon the exercise of the Lauder Warrants.
(17) Such shares are owned by Ligapart, AG, a wholly owned subsidiary of Metro Holding AG. The address for Metro Holding AG is Neuhofstrasse 4, CH-6340 Baar, Switzerland.
(18) Information as to the shares owned by Essex Investment Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is as of March 31, 1998, and is taken from a Schedule 13G/A filed with the Commission on August 8, 1998. The address for Essex Investment Management Company is 125 High Street, Boston, Massachussetts 02110.
(19) Putnam Investments, Inc. ("PI"), which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("M&MC"), wholly owns two registered investment advisers: Putnam Investment Management, Inc., which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, Inc., which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, Inc. has shared voting power over the shares held by the institutional clients. Purcuant to Rule 13d-4, M&MC and PI have disclaimed beneficial ownership of such shares. Information as to the shares owned by PI and such affiliates of PI is taken from a Schedule 13G filed with the Commission on November 6, 1998. The address for PI is One Post Office Square, Boston, Massachusetts 02109.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITIES

     Ericsson has provided to certain of the Company's subsidiaries financing commitments to fund the purchase of additional switches and related equipment. As of September 30, 1998, such commitments were in the aggregate limited to approximately $75 million, of which approximately $7.3 million was available. Borrowings from this equipment vendor accrue interest at a rate of LIBOR plus either 5.25% or 4.5% depending on the equipment purchased. In addition, the Company has a Revolving Credit Facility with The Chase Manhattan Bank and a revolving credit facility with Coast Business Credit, of which $3.9 million and $2.8 million, respectively, was available at June 30, 1998 under commitments of $7.5 million and $10.0 million, respectively. The Commitment under the Revolving Credit Facility with Chase Manhattan Bank was permanently reduced to $5 million at July 1, 1998.

1996 NOTES

  GENERAL

     On October 3, 1996, the Issuer issued $300.0 million of 12 1/4% Senior Notes pursuant to the Indenture, dated October 3, 1996 (the "1996 Indenture"), among the Issuer, the Guarantor and The Chase Manhattan Bank, as trustee, which were exchanged on May 22, 1997 for $300.0 million of substantially identical notes that had been registered under the Securities Act (the "1996 Notes"), of which $172.5 million in aggregate principal amount remain outstanding as of the date of this Prospectus. The 1996 Notes are unconditionally guaranteed by the Guarantor.

  PRINCIPAL, MATURITY AND INTEREST

     The 1996 Notes are limited in aggregate principal amount to $300.0 million and will mature on October 3, 2006. Interest on the 1996 Notes accrues at 12 1/4% per annum and is payable semiannually in arrears on May 15 and November 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuer used $102.8 million of the net proceeds of the 1996 Notes to purchase a portfolio of securities, initially consisting of U.S. government securities (including any securities substituted in respect thereof, the "Pledged Securities"), to pledge as security for payment of interest on the principal of the 1996 Notes. Proceeds from the Pledged Securities may be used by the Issuer to make interest payments on the 1996 Notes through November 15, 1999.

  RANKING

     The 1996 Notes are unsecured senior obligations of the Issuer, rank pari passu in right of payment with (i) the U.S. Dollar Notes, (ii) the DM Notes,
(iii) the Old 12% Notes, (iv) the Old 10 1/2% Notes, (v) the New Notes and all existing and future senior obligations of the Issuer, and rank senior in right of payment to all future subordinated obligations of the Guarantor.

  REDEMPTION

     The 1996 Notes are not redeemable prior to November 15, 2001. Thereafter, the 1996 Notes are subject to redemption at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

                                          YEAR                                              PERCENTAGE
-----------------------------------------------------------------------------------------   ----------
2001.....................................................................................    106.125%
2002.....................................................................................    103.0625%
2003 and thereafter......................................................................    100.000%

  COVENANTS

     The 1996 Indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure pari passu or subordinated indebtedness, engage in any sale and leaseback transaction, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinated in right of payment to any senior indebtedness and senior in right of payment to the 1996 Notes. The 1996 Indenture permits, under certain circumstances, the Guarantor's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the 1996 Indenture.

  EVENTS OF DEFAULT

     The 1996 Indenture contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise and (v) the bankruptcy of the Issuer or certain of its subsidiaries.

U.S. DOLLAR NOTES

  GENERAL

     On February 27, 1998, the Issuer issued (i) $200 million of Senior Notes (the "Old Senior Notes") pursuant to an Indenture, dated as of February 27, 1998 (the "Senior Notes Indenture"), between the Issuer, the Guarantor and The Chase Manhattan Bank, as trustee, and (ii) $328.1 million principal amount at maturity of Senior Discount Notes (the "Old Discount Notes") pursuant to an Indenture, dated as of February 27, 1998 (the "Senior Discount Notes Indenture" and, together with the Senior Notes Indenture, the "U.S. Dollar Notes Indentures"), among the Issuer, the Guarantor and The Chase Manhattan Bank, as trustee. On June 19, 1998, the Old Senior Notes were exchanged for $200 million of substantially identical notes that had been registered under the Securities Act (the "Senior Notes") and on June 29, 1998, the Old Discount Notes were exchanged for $328.1 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act (the "Senior Discount Notes" and, together with the Senior Notes, the "U.S. Dollar Notes"). The U.S. Dollar Notes are unconditionally guaranteed by the Guarantor.

  PRINCIPAL, MATURITY AND INTEREST

     The U.S. Dollar Notes are initially limited in aggregate principal amount at maturity to $528.1 million and will mature on March 1, 2008. Interest on the Senior Notes accrues at 9 1/8% per annum and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 1998. No interest will be payable on the Senior Discount Notes prior to September 1, 2003. From and after March 1, 2003, interest on the Senior Discount Notes will accrue at 10 1/8% on the principal amount at maturity of such notes and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 2003. Interest on the U.S. Dollar Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING

     The U.S. Dollar Notes are unsecured senior obligations of the Issuer and the Guarantor, rank pari passu in right of payment with (i) the 1996 Notes,
(ii) the DM Notes, (iii) the Old 12% Notes, (iv) the Old 10 1/2% Notes, and (v) the New Notes and all existing and future senior obligations of the Issuer and the Guarantor, and rank senior in right of payment to all future subordinated obligations of the Issuer and the Guarantor.

  REDEMPTION

     The U.S. Dollar Notes are not redeemable prior to March 1, 2003. Thereafter, the U.S. Dollar Notes are subject to redemption at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of stated principal amount) set forth below plus accrued and unpaid interest thereon to (but excluding) the applicable redemption date, if redeemed during the 12-month period beginning on March 1 of the years indicated below:

  SENIOR NOTES

                                        YEAR                                           REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................        104.562%
2004................................................................................        103.042%
2005................................................................................        101.521%
2006 and thereafter.................................................................        100.000%

  SENIOR DISCOUNT NOTES

                                        YEAR                                           REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................         105.06%
2004................................................................................         103.37%
2005................................................................................         101.68%
2006 and thereafter.................................................................         100.00%

     In addition, at any time on or before March 1, 2001, in the event the Guarantor receives net cash proceeds from the public or private sale of its common stock, the Issuer (to the extent the Issuer receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem up to 33 1/3% of the aggregate principal amount at maturity of the U.S. Dollar Notes at a redemption price equal to 109.125% of the principal amount thereof, in the case of the Senior Notes, and 110.125% of the accreted value, in the case of the Senior Discount Notes, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least 66 2/3% of aggregate principal amount at maturity of the Senior Notes or Senior Discount Notes, as applicable, remains outstanding immediately after such redemption.

  COVENANTS

     The U.S. Dollar Notes Indentures restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends or make distributions in respect of its capital stock, make investments or certain other restricted payments, create liens, sell assets, issue or sell capital stock of certain subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

  EVENTS OF DEFAULT

     The U.S. Dollar Notes Indentures contain standard events of default, including (i) failure to pay principal of (or premium, if any, on) any U.S. Dollar Note when due, (ii) failure to pay any interest on any U.S. Dollar Note when due, continued for 30 days, (iii) failure to perform covenants or agreements under the U.S. Dollar Notes Indentures or the U.S. Dollar Notes, (iv) cross-defaults against certain other indebtedness, (v) failure to pay more than $10.0 million of judgments that have not been stayed by appeal and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Guarantor and certain of its subsidiaries.

DM NOTES

  GENERAL

     On March 15, 1998, the Issuer issued DM 296.0 million principal amount at maturity of 10% Senior Discount Notes (the "Old DM Notes") pursuant to an Indenture, dated as of March 16, 1998, among the Issuer, the Guarantor, and The Chase Manhattan Bank, as trustee. On June 29, 1998, the Old DM Notes were exchanged for DM 296.0 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act (the "DM Notes" and, together with the U.S. Dollar Notes, the "1998 Notes"). The DM Notes are unconditionally guaranteed by the Guarantor.

  PRINCIPAL, MATURITY AND INTEREST

     The DM Notes are initially limited in aggregate principal amount at maturity to DM296.0 million (approximately $99.1 million initial accreted value) and will mature on March 15, 2008. No interest is payable on the DM Notes prior to September 15, 2003. From and after March 15, 2003, interest on the DM Notes will accrue on the principal amount at maturity of such notes at the rate of 10% per annum and is payable semiannually on March 15 and September 15 of each year, commencing September 15, 2003. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING

     The DM Notes are unsecured senior obligations of the Issuer and the Guarantor, rank pari passu in right of payment with (i) the 1996 Notes,
(ii) the U.S. Dollar Notes, (iii) the Old 12% Notes, (iv) the Old 10 1/2% Notes and (v) the New Notes and all other existing and future senior obligations of the Issuer and the Guarantor, and rank senior in right of payment to all future subordinated obligations of the Issuer and the Guarantor.

  REDEMPTION

     The DM Notes are not redeemable prior to March 15, 2003. Thereafter, the DM Notes are subject to redemption, at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued interest to but excluding the redemption date, if redeemed during the 12-month period beginning March 15 of the years indicated:

                                        YEAR                                           REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................        105.000%
2004................................................................................        103.333%
2005................................................................................        101.667%
2006 and thereafter.................................................................        100.000%

     In addition, at any time prior to March 15, 2001, in the event the Guarantor receives net cash proceeds from the public or private sale of its common stock, the Issuer (to the extent the Issuer receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, DM Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the aggregate principal amount at maturity of the DM Notes, provided, however, that DM Notes in an amount equal to at least 66 2/3% of the aggregate principal amount at maturity of the DM Notes remain outstanding immediately after such redemption.

  COVENANTS; EVENTS OF DEFAULT

     The DM Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and events of default contained in the U.S. Dollar Notes Indentures.

OLD 12% NOTES

  GENERAL

     On November 9, 1998, the Company, through the Issuer, issued the Old 12% Notes, pursuant to an Indenture, dated as of November 9, 1998 (the "12% Notes Indenture"), among the Issuer, the Guarantor and The Chase Manhattan Bank, as Trustee. The 12% Notes are unconditionally guaranteed by the Guarantor.

  PRINCIPAL, MATURITY AND INTEREST

     The Old 12% Notes are initially limited in aggregate principal amount at maturity to $100 million (approximately $94.5 million initial accreted value) and will mature on November 1, 2008. Interest on the Old 12% Notes will accrue on the principal amount at maturity of such notes at the rate of 12% per annum and is payable semiannually on November 1 and May 1 of each year, commencing May 1, 1999. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING

     The Old 12% Notes are unsecured senior obligations of the Issuer and the Guarantor, rank pari passu in right of payment with (i) the 1996 Notes, (ii) the U.S. Dollar Notes, (iii) the DM Notes, (iv) the Old 10 1/2% Notes and (v) the New Notes all other existing and future senior obligations of the Issuer and the Guarantor, and rank senior in right of payment to all future subordinated obligations of the Issuer and the Guarantor.

  REDEMPTION

     The Old 12% Notes are not redeemable prior to November 1, 2003. Thereafter, the 12% Notes are subject to redemption, at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentage of the accreted value thereof) set forth below plus accrued interest to but excluding the redemption date, if redeemed during the 12-month period beginning November 1 of the years indicated:

                                        YEAR                                           REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................          106%
2004................................................................................          104%
2005................................................................................          102%
2006 and thereafter.................................................................          100%

     In addition, at any time prior to November 1, 2001, in the event the Guarantor receives net cash proceeds from the public or private sale of its common stock, the Issuer (to the extent the Issuer receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provided) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, Old 12% Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the aggregate principal amount at maturity of the Old 12% Notes, provided, however, that Old 12% Notes in an amount equal to at least 66% of the aggregate principal amount at maturity of the Old 12% Notes remain outstanding immediately after such redemption.

  COVENANTS; EVENTS OF DEFAULT

     The Old 12% Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and of default contained in the U.S. Dollar Notes Indentures and the DM Notes Indenture.

OLD 10 1/2% NOTES

  GENERAL

     On December 8, 1998, the Company, through the Issuer, issued the Old
10 1/2% Notes, pursuant to an Indenture, dated as of December 8, 1998 (the
"10 1/2% Notes Indenture" and, together with the 12% Notes Indenture, the "Indentures"), among the Issuer, the Guarantor and The Chase Manhattan Bank, as Trustee. The Old 10 1/2% Notes are unconditionally guaranteed by the Guarantor.

  PRINCIPAL, MATURITY AND INTEREST

     The Old 10 1/2% Notes are initially limited in aggregate principal amount to $100 million and will mature on November 15, 2008. Interest on the Old
10 1/2% Notes will accrue on the principal amount of such notes at the rate of 10.5% per annum and is payable semiannually on November 15 and May 15 of each year, commencing May 15, 1999. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING

     The Old 10 1/2% Notes are unsecured senior obligations of the Issuer and the Guarantor, rank pari passu in right of payment with (i) the 1996 Notes, (ii) the U.S. Dollar Notes, (iii) the DM Notes, (iv) the Old 12% Notes and (v) the New Notes all other existing and future senior obligations of the Issuer and the Guarantor, and rank senior in right of payment to all future subordinated obligations of the Issuer and the Guarantor.

  REDEMPTION

     The Old 10 1/2% Notes are not redeemable prior to November 1, 2003. Thereafter, the 10 1/2% Notes are subject to redemption, at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentage of the accreted value thereof) set forth below plus accrued interest to but excluding the redemption date, if redeemed during the 12-month period beginning November 1 of the years indicated:

                                        YEAR                                           REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................        105.25%
2004................................................................................        103.50%
2005................................................................................        101.75%
2006 and thereafter.................................................................           100%

     In addition, at any time prior to November 1, 2001, in the event the Guarantor receives net cash proceeds from the public or private sale of its common stock, the Issuer (to the extent the Issuer receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provided) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, Old 10 1/2% Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the aggregate principal amount at maturity of the Old 10 1/2% Notes, provided, however, that Old 10 1/2% Notes in an amount equal to at least 66% of the aggregate principal amount at maturity of the Old 10 1/2% Notes remain outstanding immediately after such redemption.

  COVENANTS; EVENTS OF DEFAULT

     The Old 10 1/2% Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and of default contained in the U.S. Dollar Notes Indentures and the DM Notes Indenture.

                  REGISTRATION RIGHTS AGREEMENTS FOR OLD NOTES

     The Issuer and the Guarantor have entered into Exchange and Registration Rights Agreements (the "Registration Rights Agreements") pursuant to which the Issuer and the Guarantor have agreed, for the benefit of the holders of the Old Notes, to use their reasonable best efforts (i) to file with the Commission a registration statement (the "Exchange Offer Registration Statement") under the Securities Act relating to the Exchange Offers and (ii) to use their reasonable best efforts to consummate each Exchange Offer as soon as practicable, but no later than 270 days following the original issue dates of the applicable Old Notes. The Issuer and the Guarantor have further agreed to hold the Exchange Offers open for at least 30 days, and to exchange New Notes for all Old Notes validly tendered and not withdrawn before the Expiration Date (as defined).

     Under existing Commission interpretations, the New Notes would in general be freely transferable after the Exchange Offers without further registration under the Securities Act of 1933, as amended (the "Securities Act") except that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offers will be subject to a prospectus delivery requirement with respect to resale of those New Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of any unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreements, the Issuer and the Guarantor are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes. The Exchange Offer Registration Statement will be kept effective for a period of 90 days after the Exchange Offers have been consummated in order to permit resales of New Notes acquired by broker-dealers in after-market transactions. Each holder of the Old Notes (other than certain specified holders) who wishes to exchange such Old Notes for New Notes in the Exchange Offer with respect to such Old Notes will be required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer with respect to such Old Notes it has no arrangement with any Person to participate in the distribution (within the meaning of the Securities
Act) of the New Notes and that it is not an affiliate of the Issuer or the Guarantor.

     However, if on or before the date of consummation of the Exchange Offers the existing Commission interpretations are changed such that the New Notes would not in general be freely transferable on such date, the Issuer and the Guarantor will, in lieu of effecting registration of the New Notes, use their reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the Old Notes for resale by holders (the "Resale Registration") to become effective and to remain effective for a period of up to two years after original issue dates of the Old Notes. The Issuer and the Guarantor will, in the event of the Resale Registration, provide to the holders of the Old Notes copies of the prospectus that is a part of the registration statement filed in connection with the Resale Registration, notify such holders when the Resale Registration for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells such Old Notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreements that are applicable to such a holder (including certain indemnification obligations).

     In the event that (i) the Exchange Offers have not been consummated with respect to the Old Notes within 270 days after the original issue dates of the Old Notes (or, if applicable, the Resale Registration is not effective within such period) or (ii) any Resale Registration required by the Registration Rights Agreements is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded promptly by an additional registration statement filed and declared effective (any such event referred to in clauses (i) and (ii), a "Registration Default"), then interest will accrue (in addition to any stated interest on the Old Notes) at the rate of 0.5% per annum, determined daily, on the principal amount of the Old 10 1/2% Notes and the Accreted Value of the

Old 12% Notes with respect to which there is a Registration Default, for the period from and including the date of occurrence of the Registration Default to but excluding such date as no Registration Default is in effect.

     The summary herein of certain provisions of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreements, copies of which are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part.

                              THE EXCHANGE OFFERS

TERMS OF THE EXCHANGE OFFERS; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letters of Transmittal, the Issuer will accept for exchange Old Notes which are properly tendered on or prior to the applicable Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York time, on February 25, 1999; provided, however, that if the Issuer, in its sole discretion, has extended the period of time for which any Exchange Offer is open, the term "Expiration Date" means with respect to such Exchange Offer the latest time and date to which such Exchange Offer is extended.

     As of the date of this Prospectus, $200,000,000 aggregate principal amount of Old 10 1/2% Notes and $100,000,000 aggregate principal amount at maturity of Old 12% Notes are outstanding. This Prospectus, together with the Letters of Transmittal, is first being sent on or about January 27, 1999 to all holders of Old Notes known to the Issuer. The Issuer's obligation to accept Old Notes for exchange pursuant to the Exchange Offers is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offers."

     The Issuer expressly reserves the right, at any time or from time to time, to extend the period of time during which any Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes pursuant to such Exchange Offer, by giving oral or written notice of any extension, amendment, non-acceptance or termination to the holders of Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

     The tender to the Issuer of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Issuer will constitute a binding agreement between the tendering holder and the Issuer upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letters of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offers must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Chase Manhattan Bank, as exchange agent (the "Exchange Agent") at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, either (1) certificates of such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (2) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the account of the Book-Entry Depositary (as defined) at The Depository Trust Company (the "Book-Entry Transfer Facility"), must be received by the Exchange Agent prior to the Expiration Date with the Letter of Transmittal or Agent's Message in lieu of such Letter of Transmittal, or (3) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Book-Entry Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and that the Issuer may enforce such Letter of Transmittal against such participant. The Exchange Agent will also act as exchange agent for the Book-Entry Depositary in effecting such book-entry exchange. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (1) by a registered holder of Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution (as defined). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by, the registered holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes the acceptance of which might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offers as to any particular Old Notes either before or after the applicable Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offers). The interpretation of the terms and conditions of the Exchange Offers as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If a Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes tendered pursuant to such Letter of Transmittal, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

     If a Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuer, proper evidence satisfactory to the Issuer of their authority to so act must be submitted.

     By tendering, each holder will represent to the Issuer that, among other things, the New Notes acquired pursuant to the Exchange Offers are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to the Issuer that such holder is not engaged in, or intends to engage in, a distribution of the New Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuer, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offers, such holder or any such other person
(1) could not rely on the applicable interpretations of the staff of the Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to an Exchange Offer, the Issuer will accept, promptly after the applicable Expiration Date, all Old Notes properly tendered pursuant to such Exchange Offer and will issue the New Notes to be issued pursuant to such Exchange Offer promptly after acceptance of such Old Notes. See "--Certain Conditions to the Exchange Offers."

     For the purposes of the Exchange Offers, the Issuer shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount (or principal amount at maturity and Accreted Value) equal to that of the surrendered Old Note. Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on such Old Notes, from the date of original issue of such Old Notes. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer with respect to such Old Notes. In the event that the Exchange Offer is not consummated or a registration statement pursuant to a Resale Registration is not declared effective with respect to any Old Notes on or prior to the 270th day following the applicable date of original issue of such Old Notes, additional interest will be payable with respect to such Old Notes. See "Registration Rights Agreements for Old Notes."

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of (1) certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (2) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and (3) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer with respect to such Old Notes or if Old Notes are submitted for a greater principal amount or original issue price than the holder desired to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offers.

BOOK-ENTRY TRANSFER

     The Book-Entry Depositary (as defined) will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offers within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the account of the Book-Entry Depositary at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letters of Transmittal (or facsimile thereof or an Agent's Message in lieu thereof) with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the applicable Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the applicable Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (1) the tender is made through an Eligible Institution, (2) prior to the Expiration Date, the Exchange Agent received from such

Eligible Institution a notice of guaranteed delivery ("Notice of Guaranteed Delivery"), substantially in the form provided by the Issuer (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (3) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the persons having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount or principal amount at maturity of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity, form and eligibility (including time and receipt) of such notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offers. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer with respect to such Old Notes. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFERS

     Each Exchange Offer shall be subject to the following conditions:
(1) neither such Exchange Offer, nor the making of any exchange by a holder violates applicable law or any applicable interpretation of the staff of the Commission, (2) the due tendering of Old Notes in accordance with such Exchange Offer, (3) no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to such Exchange Offer which, in the Issuer's judgment, would reasonably be expected to impair the ability of the Issuer to proceed with such Exchange Offer, (4) there shall not have been adopted or enacted any law, statute, rule or regulation which, in the Issuer's judgment, would reasonably be expected to impair the ability of the Issuer to proceed with such Exchange Offer, (5) there shall not have been declared by U.S. federal or New York State authorities a banking moratorium which, in the Issuer's judgment, would reasonably be expected to impair the ability of the Issuer to proceed with such Exchange Offer and (6) each holder of Old Notes (other than any Participating Broker-Dealer) who wishes to exchange such Old Notes for New Notes in such Exchange Offer shall have represented that
(A) it is not an affiliate of the Issuer, (B) any New Notes to be received by it were acquired in the ordinary course of business and (C) at the time of the commencement of such Exchange Offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and shall have made such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to render the use of Form S-4 or another appropriate form under the Securities Act available; provided, however, that none of the foregoing conditions shall relieve the Issuer of its obligations under the Registration Rights Agreements or effect any increase in the interest rate borne by the Old Notes pursuant to the Registration Rights Agreements.

     The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to any such condition or may be waived by the Issuer in whole or in part at any time and from time to time. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the Exchange Agent for the Exchange Offers. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letters of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              Delivery To The Chase Manhattan Bank, Exchange Agent

              By Mail:                   Facsimile Transmission Number:                   By Hand:

      The Chase Manhattan Bank                 (212) 946-8161/62                  The Chase Manhattan Bank
       Global Trust Services                                                       Global Trust Services
        450 West 33rd Street                                                        450 West 33rd Street
             15th Floor                                                                  15th Floor
         New York, NY 10001                                                          New York, NY 10001
Attn: Robert S. Peschler, Assistant                                              Attn: Robert S. Peschler,
            Vice President                                                        Assistant Vice President

                                             Confirm by Telephone:                 By Overnight Courier:

                                                 (212) 946-3084                   The Chase Manhattan Bank
                                                                                   Global Trust Services
                                                                                    450 West 33rd Street
                                                                                         15th Floor
                                                                                     New York, NY 10001
                                                                                 Attn: Robert S. Peschler,
                                                                                  Assistant Vice President

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Issuer will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offers.

     The estimated cash expenses to be incurred in connection with the Exchange Offers will be paid by the Issuer and are estimated in the aggregate to be approximately $100,000.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offers will continue to be subject to the provisions in the Indentures regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register Old Notes under the Securities Act. See "Registration Rights Agreements for Old Notes." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Issuer believes that New Notes issued pursuant to the Exchange Offers in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Issuer does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offers in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offers as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that (i) the New Notes received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the consummation of the applicable Exchange Offer such holder will not have engaged in, and such holder does not intend to engage in, a distribution of New Notes and such holder has no arrangement or understanding to participate in a distribution of New Notes and (iii) such holder is not an affiliate of the Issuer within the meaning of Rule 405 of the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If any holder is an affiliate of the Issuer, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offers, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The Issuer currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

           DESCRIPTION OF THE NEW NOTES AND THE NEW NOTES GUARANTEES

     The New 10 1/2% Notes will be issued under the 10 1/2% Notes Indenture and the New 12% Notes will be issued under the 12% Notes Indenture. The statements under this caption relating to the New Notes and the Indentures are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions of certain terms therein. Each Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. Unless otherwise indicated, references under this caption to sections, "Section " or articles are references to the applicable Indenture. Where reference is made to particular provisions of the Indentures or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

THE NEW 10 1/2% NOTES

  GENERAL

     The New 10 1/2% Notes will be senior unsecured obligations of the Issuer and will mature on November 15, 2008. The New 10 1/2% Notes will bear interest at the rate of 10.5% per annum on the stated principal amount thereof from December 8, 1998 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1999, to the Book-Entry Depositary (in the case of Global Notes) or to the Person in whose name the New 10 1/2% Note (or any predecessor New 10 1/2% Note) is registered (in the case of Definitive Registered Notes) at the close of business on the preceding May 1 and November 1, as the case may be. Interest on the New 10 1/2% Notes will be computed on the basis of a 360-day year of twelve 30-day months (Section Section 301, 307 &
310).

     The guarantee by the Guarantor in respect of payments in respect of the New 10 1/2% Notes (the "New 10 1/2% Notes Guarantee") will rank pari passu with the Guarantor's unsecured unsubordinated obligations, including its obligations under (1) the Old 10 1/2% Notes and (2) the New 12% Notes and the Old 12% Notes (collectively, the "12% Notes").

  OPTIONAL REDEMPTION

     The New 10 1/2% Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after November 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of New 10 1/2% Notes to be redeemed at such holder's address appearing in the register for the New 10 1/2% Notes, in principal amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the principal amount thereof) plus accrued interest to but excluding the Redemption Date (subject to the right of holders to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date), if redeemed during the 12-month period beginning March 1 of the years indicated:

YEAR                                                     REDEMPTION PRICE
------------------------------------------------------   ----------------
2003..................................................        105.25%
2004..................................................        103.50%
2005..................................................        101.75%
2006 and thereafter...................................        100.00%

(Section Section 203, 1101, 1105 & 1107)

     In addition, at any time prior to November 15, 2001, in the event the Guarantor receives net cash proceeds from the public or private sale of its Common Stock, the Issuer (to the extent it receives such proceeds) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, New 10 1/2% Notes in a principal amount of up to an aggregate amount equal to 33 1/3% of the original principal amount of the New 10 1/2% Notes, provided, however, that New 10 1/2% Notes in an amount equal to at least 66 2/3% of the aggregate original principal amount of the New 10 1/2% Notes remain outstanding after each redemption. Each redemption must occur on a Redemption Date within 180 days of the related sale and upon not less than 30 nor more than 60 days' notice mailed to each holder of New 10 1/2% Notes to be redeemed at such holder's address appearing in the applicable note register, in amounts of $1,000 or an integral multiple of $1,000 at a redemption price equal to 110.50% of the principal amount of the New 10 1/2% Notes plus accrued interest to but excluding the Redemption Date.

     In the event that (i) the Guarantor or the Issuer has become or would become obligated to pay any Additional Amounts as a result of (x) certain changes affecting withholding tax laws or (y) a Listing Failure provided that the Issuer has used reasonable best efforts to list and maintain a listing of the New 10 1/2% Notes on a "recognized stock exchange" (within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988), and (ii) the Guarantor and the Issuer are unable to avoid the requirement to pay such Additional Amounts by taking reasonable measures available to them (including, without limitation, the Guarantor making payments directly to holders under the New 10 1/2% Notes Guarantee, unless such payment is likely to result in adverse consequences to the Issuer or the Guarantor), then the Issuer may redeem all, but not less than all, of the New 10 1/2% Notes at any time at 100% of the principal amount thereof on the redemption date, together with accrued interest thereon, if any, to but excluding the redemption date. Prior to the publication of the notice of redemption in accordance with the foregoing, the Issuer shall deliver to the Trustee an officer's certificate stating that the Issuer is entitled to effect such redemption based on a written opinion of independent tax counsel or accounting firm reasonably satisfactory to the Trustee. See "--Additional Amounts."

     If less than all the New 10 1/2% Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular New 10 1/2% Notes to be redeemed or any portion thereof that is an integral multiple of $1,000. (Section 1104)

     The New 10 1/2% Notes do not have the benefit of any sinking fund.

  Other Applicable Terms

     For a description of other terms applicable to the New 10 1/2% Notes and the New 12% Notes, see "--General Terms of the New Notes," "--Luxembourg Stock Exchange Listing," "--Ranking," "--Book-Entry; Delivery and Form," "--Covenants," "--Certain Definitions," "--Description of Guarantees by RSL Communications, Ltd.," "--Events of Default," "--Defeasance," "--Modification and Waiver," "--The Trustee," "--Additional Amounts," "--Consent to Jurisdiction and Service" and "--Governing Law."

THE NEW 12% NOTES

  GENERAL

     The New 12% Notes will be senior unsecured obligations of the Issuer and will mature on November 1, 2008. The New 12% Notes will bear cash interest at the rate of 12% per annum on the stated principal amount at maturity thereof from November 9, 1998 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on May 1 and November 1 of each year, commencing May 1, 1999, to the Book-Entry Depositary (in the case of Global Notes) or to the Person in whose name the New 12% Note (or any predecessor New 12% Note) is registered (in the case of Definitive Registered Notes) at the close of business on the preceding April 15 and October 15, as the case may be. Interest on the New 12% Notes will be computed on the basis of a 360-day year of twelve 30-day months. (Section Section 301, 307 & 310).

     The guarantee by the Guarantor in respect of payments in respect of the New 12% Notes (the "New 12% Notes Guarantee" and, together with the New 10 1/2% Notes Guarantee, the "New Notes Guarantees") will rank pari passu with the Guarantor's unsecured unsubordinated obligations, including its obligations under (1) the Old 12% Notes and (2) the New 10 1/2% Notes and the Old 10 1/2% Notes (collectively, the "10 1/2% Notes").

  OPTIONAL REDEMPTION

     The New 12% Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after November 1, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of New 12% Notes to be redeemed at such holder's address appearing in the applicable register for the New 12% Notes, in principal amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the Accreted Value thereof) plus accrued interest to but excluding the Redemption Date (subject to the right of holders to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date), if redeemed during the 12-month period beginning March 1 of the years indicated:

YEAR                                                     REDEMPTION PRICE
------------------------------------------------------   ----------------
2003..................................................          106%
2004..................................................          104%
2005..................................................          102%
2006 and thereafter...................................          100%

(Section Section 203, 1101, 1105 & 1107)

     In addition, at any time prior to November 1, 2001, in the event that the Guarantor receives net cash proceeds from the public or private sale of its Common Stock, the Issuer (to the extent it receives such proceeds) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, New 12% Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the aggregate original principal amount at maturity of the New 12% Notes, provided, however, that New 12% Notes in an amount equal to at least 66 2/3% of the aggregate original principal amount at maturity of the New 12% Notes remain outstanding after each redemption. Each redemption must occur on a Redemption Date within 180 days of the related sale and upon not less than 30 nor more than 60 days' notice mailed to each holder of New 12% Notes to be redeemed at such holder's address appearing in the applicable register for the New 12% Notes, in amounts of $1,000 or an integral multiple of $1,000 at a redemption price equal to 112% of the Accreted Value of the New 12% Notes plus accrued interest to but excluding the Redemption Date.

     If less than all the New 12% Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular New 12% Notes to be redeemed or any portion thereof that is an integral multiple of $1,000. (Section 1104)

     In the event that (i) the Guarantor or the Issuer has become or would become obligated to pay any Additional Amounts (as defined herein) as a result of (x) certain changes affecting withholding tax laws or (y) a Listing Failure (as defined herein) provided that the Issuer has used reasonable best efforts to list and maintain a listing of the New 12% Notes on a "recognized stock exchange" (within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988), and (ii) the Guarantor and the Issuer are unable to avoid the requirement to pay such Additional Amounts by taking reasonable measures available to them (including, without limitation, the Guarantor making payments directly to holders under the New 12% Notes Guarantee, unless such payment is likely to result in adverse consequences to the Issuer or the Guarantor), then the Issuer may redeem all, but not less than all, of the New 12% Notes at any time at 100% of the Accreted Value thereof on the redemption date, together with accrued interest thereon, if any, to but excluding the redemption date. Prior to the publication of the notice of redemption in accordance with the foregoing, the Issuer shall deliver to the Trustee an officer's certificate stating that the Issuer is entitled to effect such redemption based on a written opinion of independent tax counsel or accounting firm reasonably satisfactory to the Trustee. See "--Additional Amounts."

     The New 12% Notes do not have the benefit of any sinking fund.

     "Accreted Value" is defined to mean, with respect to the 12% Notes, for any "Specified Date", the amount calculated pursuant to clauses (i), (ii), (iii) or
(iv) below for each $1,000 principal amount at maturity of 12% Notes:

          (i) if the Specified Date occurs on one or more of the following dates (each a "Semiannual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semiannual Accrual Date:

SEMIANNUAL                                                     ACCRETED
ACCRUAL DATE                                                     VALUE
------------------------------------------------------------   ---------
May 1, 1999.................................................   $  946.33
November 1, 1999............................................   $  947.84
May 1, 2000.................................................   $  949.45
November 1, 2000............................................   $  951.16
May 1, 2001.................................................   $  952.99
November 1, 2001............................................   $  954.93
May 1, 2002.................................................   $  957.00
November 1, 2002............................................   $  959.21
May 1, 2003.................................................   $  961.55
November 1, 2003............................................   $  964.06
May 1, 2004.................................................   $  966.72
November 1, 2004............................................   $  969.56
May 1, 2005.................................................   $  972.58
November 1, 2005............................................   $  975.79
May 1, 2006.................................................   $  979.22
November 1, 2006............................................   $  982.87
May 1, 2007.................................................   $  986.76
November 1, 2007............................................   $  990.90
May 1, 2008.................................................   $  995.31
November 1, 2008............................................   $1,000.00

          (ii) if the Specified Date occurs before the first Semiannual Accrual Date, the Accreted Value will equal the sum of (a) $944.89; and (b) an amount equal to the product of (x) the Accreted Value for the first Semiannual Accrual Date less $944.89 multiplied by (y) a fraction, the numerator of which is the number of days from the issue date of the Old 12% Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Old 12% Notes to the first Semiannual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two Semiannual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semiannual Accrual Date immediately preceding such Specified Date and
     (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semiannual Accrual Date less the Accreted Value for the immediately preceding Semiannual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semiannual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the Specified Date occurs after the last Semiannual Accrual Date, the Accreted Value will equal $1,000.

  Other Applicable Terms

     For a description of other terms applicable to the New 12% Notes and the New 10 1/2% Notes, see "--General Terms of the New Notes," "--Luxembourg Stock Exchange Listing," "--Ranking," "--Book-Entry; Delivery and Form," "--Covenants," "--Certain Definitions," "--Description of Guarantees by RSL Communications, Ltd.," "--Events of Default," "--Defeasance," "--Modification and Waiver," "--The Trustee," "--Additional Amounts," "--Consent to Jurisdiction and Service" and "--Governing Law."

GENERAL TERMS OF THE NEW NOTES

     Principal of and premium, if any, and interest on the New Notes will be payable, and the New Notes may be presented for registration of transfer and exchange, at one or more offices or agencies of the Issuer maintained for that purpose, provided that, at the option of the Issuer, payment of interest on the New Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the related Note Register. Until otherwise designated by the Issuer, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar, in the Borough of Manhattan, The City of New York, or in Luxembourg. (Section Section 301, 305 & 1002)

     If the day for any payment of principal, premium, if any, or interest is not a business day in the location of each paying agent, such payment will be made on the next following day that is a business day in each such location. (Section 1.13)

     The New Notes will be issued without coupons, in denominations of $1,000 and any integral multiples of $1,000 in excess thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of New Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

LUXEMBOURG STOCK EXCHANGE LISTING

     The Issuer intends to list the New Notes on the Luxembourg Stock Exchange. As long as the New Notes are listed on the Luxembourg Stock Exchange and such exchange so requires, the Company will maintain a paying agent and transfer agent in Luxembourg. The name and address of the initial paying agent in Luxembourg is set forth at the end of this Prospectus. If Definitive Registered Notes are issued, such paying agent will also act as transfer agent and registrar with respect to the Definitive Registered Notes. In addition, upon maturity, such Definitive Registered Notes may be presented for payment at the offices of such paying agent in Luxembourg. If money for the payment of principal or interest remains unclaimed for two years, the paying agent will pay the money back to the Issuer at its request. After that, holders of the New Notes which are entitled to the money must look to the Issuer for payment, unless an applicable law designates another person, and all liability of the paying agent with respect to such money shall cease.

     The Indentures do not prevent the Issuer from purchasing New Notes or Old Notes (collectively, the "Notes") trading on the Luxembourg Stock Exchange. In the event of such a purchase of Notes by the Issuer, Notes so purchased shall be disregarded for certain voting purposes consistent with the terms of the applicable Indenture.

  NOTICES

     All notices to holders of the New Notes, including any notices with respect to the redemption of all or a portion of the New Notes by the Issuer or notices with respect to the Exchange Offer, will be given by publication in a daily newspaper in Luxembourg, which is expected to be the Luxembourg Wort.

     In the event of a Change of Control, the Issuer will provide notice to holders of the New Notes of an Offer to Purchase all New Notes then outstanding by publication in a daily newspaper in Luxembourg, which is expected to be the Luxembourg Wort. See "--Covenants--Change of Control."

RANKING

     The New Notes and the New Notes Guarantees will be unsecured obligations of the Issuer and the Guarantor, respectively, rank pari passu in right of payment with all existing and future unsecured obligations of the Issuer and the Guarantor, respectively, and rank senior in right of payment to all future subordinated obligations of the Issuer and the Guarantor, respectively. Holders of secured obligations of the Issuer or the Guarantor, however, will have claims that are prior to the claims of the holders of the New Notes or the New Notes Guarantees with respect to the assets securing such other obligations.

     The Issuer is a direct wholly-owned subsidiary of the Guarantor. The Guarantor's principal operations are conducted through subsidiaries of the Issuer and, therefore, the Guarantor and the Issuer are dependent upon the cash flow of such subsidiaries to meet their respective obligations. The Guarantor's other subsidiaries have no obligation to guarantee or otherwise pay amounts due under the

New Notes. Therefore, the New Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of the Guarantor's other subsidiaries. Any right of the Issuer to receive assets of any of the subsidiaries upon any liquidation or reorganization of such subsidiary (and the consequent right of holders of the New Notes to participate in those assets) is effectively subordinated to the claims of the subsidiary's creditors, except to the extent that the Issuer is itself recognized as a creditor of the subsidiary. Any recognized claims of the Issuer as a creditor of the subsidiary would be subordinate to any prior security interest held by any other creditor of the subsidiary and obligations of the subsidiary that are senior to those owing to the Issuer.

     As of September 30, 1998, on a pro forma basis after giving effect to the sale of the Old Notes and the 1998 Equity Offering, (i) the total amount of outstanding liabilities of the Guarantor and the Issuer (excluding their subsidiaries), including trade payables, would have been approximately
$1,002.5 million and (ii) the total amount of outstanding liabilities of the subsidiaries of the Guarantor (other than the Issuer), including trade payables, would have been $439.5 million.

BOOK-ENTRY; DELIVERY AND FORM

  GENERAL

     The New Notes will initially be represented by one or more global securities in bearer form without interest coupons which will be issued in denominations equal to the outstanding principal amount of the Notes represented thereby (each a "Global Note" and collectively, the "Global Notes"). The Global Notes will be deposited with the Book-Entry Depositary pursuant to the terms of one or more Note Deposit Agreements, dated as of December 8, 1998, in the case of the 10 1/2% Notes (the "10 1/2% Notes Deposit Agreement"), and as of
November 9, 1998, in the case of the 12% Notes (the "12% Notes Deposit Agreement" and, together with the 10 1/2% Notes Deposit Agreement, the "Deposit Agreements"), between the Issuer, for the limited purposes set forth therein, and The Chase Manhattan Bank, as book-entry depositary (the "Book-Entry Depositary").

     The Book-Entry Depositary will issue a certificateless interest for each Global Note issued with respect to the New Notes (a "New Global Note"), representing a 100% interest in the respective underlying New Note, to The Depositary Trust Company ("DTC") by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as a nominee of DTC. Beneficial interests in the Notes (as defined) will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to its participants) and its participants. Such beneficial interests in the Notes are collectively referred to herein as "Book-Entry Interests."

  DEFINITIVE REGISTERED NOTES

     Under the terms of the Deposit Agreements and the Indentures, owners of Book-Entry Interests in the Global Notes will receive definitive Notes in registered form ("Definitive Registered Notes") (1) if DTC notifies the Issuer or the Book-Entry Depositary in writing that it (or its nominee) is unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in either case, a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Issuer within 90 days,
(2) at any time if the Issuer determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Registered Notes, provided that (x) such exchange is required by (A) any applicable law or (B) any event beyond the Issuer's control or (y) payments of interest on the Global Note to be exchanged or any related Book-Entry Interest are, or would become, subject to any deduction or withholding for taxes, (3) at any time after the consummation of the Exchange Offers, if the owner of a Book-Entry Interest related to any New Notes requests such exchange in writing, delivered to DTC and through DTC to the Book-Entry Depositary and the Trustee, or (4) if the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not appointed by the Issuer within 90 days.

     In no event will definitive securities in bearer form be issued. Any Definitive Registered Notes will be issued in fully registered form in denominations of $1,000 principal amount and integral multiples thereof. Any Definitive Registered Notes will be registered in such name or names as DTC shall instruct the Trustee, through the Book-Entry Depositary. It is expected that DTC's instructions will be based upon directions received by DTC from its participants (including Euroclear System ("Euroclear") and Cedel Bank ("Cedel")) reflecting the beneficial ownership of Book-Entry Interests. To the extent permitted by law, the Issuer, the Trustee and any paying agent shall be entitled to treat the person in whose name any Definitive Registered Note is registered as the absolute owner thereof. While any Global Note is outstanding, holders of Definitive Registered Notes may exchange their Definitive Registered Notes for a corresponding Book-Entry Interest in such Global Note by surrendering their Definitive Registered Notes to the Trustee (either in New York or in Luxembourg) and providing the certificates and opinions required by the applicable Indenture. The Book-Entry Depositary will make the appropriate adjustments to the Global Note underlying such Book-Entry Interest to reflect any issue or surrender of Definitive Registered Notes. The Indentures contain provisions relating to the maintenance by a registrar of a register reflecting ownership of Definitive Registered Notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest on each Definitive Registered Note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.

     U.S. HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE REGISTERED NOTES, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE DEFINITIVE REGISTERED NOTES. A U.S. HOLDER OF DEFINITIVE REGISTERED NOTES WILL NOT, UNLESS THERE HAS BEEN A CHANGE IN LAW OR A "LISTING FAILURE" (AS DEFINED HEREIN) AND CERTAIN OTHER CONDITIONS ARE MET, BE ENTITLED TO RECEIVE ADDITIONAL AMOUNTS WITH RESPECT TO SUCH DEFINITIVE REGISTERED NOTES. SEE "ADDITIONAL AMOUNTS." HOWEVER, A U.S. HOLDER OF DEFINITIVE REGISTERED NOTES MAY BE ENTITLED TO RECEIVE A REFUND OF WITHHELD AMOUNTS FROM THE INLAND REVENUE IN CERTAIN CIRCUMSTANCES.

  DESCRIPTION OF BOOK-ENTRY SYSTEM

     Upon receipt of the Global Notes, the Book-Entry Depositary will issue a certificateless interest for each such Global Note, representing a 100% interest in the respective underlying Global Note, to DTC by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as nominee of DTC. Ownership of Book-Entry Interests will be limited to persons who have accounts with DTC, including Euroclear and Cedel ("DTC participants"), or persons who have accounts through DTC participants ("DTC indirect participants"). Upon such issuance of interests in such Global Notes to DTC, DTC will credit, on its internal book-entry registration and transfer system, its participants' accounts with the respective interests owned by such participants. Ownership of Book-Entry Interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of indirect participants).

     The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge the Book-Entry Interests in the Global Notes.

     So long as the Book-Entry Depositary, or its nominee, is the holder of the Global Notes, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole holder of such Global Notes for all purposes under the Indentures and the Notes. Except as set forth above, participants or indirect participants will not be entitled to have Notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of Notes or Book-Entry Interests in definitive bearer or registered form and will not be considered the owners or holders thereof under the Indentures. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of the Book-Entry Depositary and DTC, as applicable, and, if such person is an indirect participant in DTC, on the procedures of the participant in DTC through which such person owns its interest, to exercise any rights and remedies of a holder under the applicable Indenture. If any definitive Notes are issued to DTC participants or DTC indirect participants, they will be issued in registered form,

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as described above. Unless and until Book-Entry Interests related to the New
Notes are exchanged for Definitive Registered Notes, the certificateless interest held by DTC may not be transferred except as a whole between DTC and a nominee of DTC between nominees of DTC, or by DTC or any such nominee to a successor of DTC or a successor of such nominee.

  PAYMENTS ON THE GLOBAL NOTES

     Payments of any amounts owing in respect of the Global Notes will be made through one or more paying agents appointed under the Indentures (which initially will include The Chase Manhattan Bank, as paying agent for the Notes) to the Book-Entry Depositary as the holder of the Global Notes. All such amounts will be payable in U.S. dollars. Upon receipt of any such amounts in respect of the Global Notes, the Book-Entry Depositary will pay such amounts to DTC, in proportion to its respective interests, as shown on the Book-Entry Depositary's records.

     The Issuer expects that DTC or its nominee, upon receipt of any payment made in respect of the Global Notes, will credit its participants' accounts with such payments in amounts proportionate to their respective interest in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuer expects that payments by DTC participants to owners of Book-Entry Interests held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     None of the Issuer, the Book-Entry Depositary or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing all records relating to such Book-Entry Interests or beneficial ownership interests.

  REDEMPTION OF GLOBAL NOTES

     In the event any Global Note (or any portion thereof) is redeemed, the Book-Entry Depositary will, through DTC, redeem, from the amount received by it in respect of the redemption of such Global Note, an equal amount of the Book-Entry Interests in such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of such Global Note (or any portion thereof). The Issuer understands that under existing practices of if fewer than all of the Notes are to be redeemed at any time, DTC will credit participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC deems fair and appropriate; provided that no beneficial interests of less than $1,000 principal amount at maturity may be redeemed in part.

  TRANSFERS

     Pursuant to the Deposit Agreements, the Global Notes may be transferred only to the successor to the Book-Entry Depositary.

     All transfers of Book-Entry Interests between DTC participants will be effected by DTC pursuant to customary procedures established by DTC and its participants. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

     As soon as practicable after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver of other action by the holders of the New Notes, or of any offer to purchase the New Notes with Excess Proceeds or upon a Change of Control (as defined under "--Change of Control" and "--Certain Definitions," respectively), the Book-Entry Depositary will mail to DTC a notice containing (a) such information as is contained in the notice received by the Book-Entry Depositary, (b) a statement that at the close of business on a specified record date DTC, will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to such New Notes and (c) a statement as to the manner in which such instructions may be given. In addition,

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the Book-Entry Depositary will forward to DTC all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of such New Notes in accordance with any instructions set forth in such request. DTC may grant proxies or otherwise authorize DTC participants or DTC indirect participants to provide such instructions to the Book-Entry Depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the applicable Indenture. Under its usual procedures, DTC would mail an omnibus proxy to the Issuer and the Book-Entry Depositary assigning Euroclear's and Cedel's consenting or voting rights to those DTC participants to whose accounts such Book-Entry Interests are credited on a record date as soon as possible after such record date. Euroclear or Cedel, as the case may be, will take any action permitted to be taken by a holder under the applicable Indenture on behalf of a Euroclear participant or Cedel participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect such actions on its behalf through DTC. The Book-Entry Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the applicable Indenture.

     DTC has advised the Issuer that it will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described above) only at the direction of one or more DTC participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of New Notes, as to which such participant or participants has or have given such direction.

  REPORTS

     The Book-Entry Depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to the Issuer, the New Notes or the Book-Entry Interests.

  ACTION BY BOOK-ENTRY DEPOSITARY

     Upon the occurrence of a Default with respect to the New Notes, or in connection with any other right of the holder of a Global Note under the Indentures, if requested in writing by DTC, the Book-Entry Depositary will take any such action as shall be requested in such notice; provided that the Book-Entry Depositary has been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of Book-Entry Interests.

  RESIGNATION OF BOOK-ENTRY DEPOSITARY

     The Book-Entry Depositary may at any time resign as Book-Entry Depositary by written notice to the Issuer and DTC, such resignation to become effective upon the appointment of a successor book-entry depositary, in which case the Global Notes shall be delivered to that successor. If no such successor has been so appointed by the Issuer within 90 days, the Book-Entry Depositary may request the Issuer to issue Definitive Registered Notes as described above.

     If at any time DTC is unwilling or unable to continue as a depositary for the Book-Entry Interests and a successor depositary is not appointed by the Issuer within 90 days, DTC may request that the Issuer issue Definitive Registered Notes in exchange therefor.

  EXPENSES OF BOOK-ENTRY DEPOSITARY

     The Issuer has agreed to indemnify the Book-Entry Depositary against certain liabilities incurred by it and pay the charges of the Book-Entry Depositary as agreed between the Issuer and the Book-Entry Depositary.

  AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENTS

     The Deposit Agreements may be amended by the Issuer and the Book-Entry Depositary without notice to or consent of DTC, or any owner of a Book-Entry
Interest: (a) to cure any ambiguity, defect or inconsistency, provided that such amendment or supplement does not adversely affect the rights of DTC or any holder of Book-Entry Interests, (b) to evidence the succession of another person to the Issuer (when a similar amendment with respect to the Indenture is being executed) and the assumption

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by any such successor of the covenants of the Issuer therein, (c) to evidence or provide for a successor Book-Entry Depositary, (d) to make any amendment, change or supplement that does not adversely affect DTC or any owner of Book-Entry Interests, (e) to add to the covenants of the Issuer or the Book-Entry Depositary, (f) to add a guarantor when a guarantor is made a party to an Indenture pursuant to such Indenture or (g) to comply with the United States federal and U.K. securities laws. Except as provided in the Deposit Agreements, no amendment that adversely affects DTC may be made without the consent of DTC and no amendment that adversely affects the holders of Book-Entry Interests may be made without the consent of a majority of the aggregate principal amount of Book-Entry Interests outstanding. Upon the issuance of Definitive Registered Notes in exchange for Book-Entry Interests constituting the entire principal amount of the 10 1/2% Notes or the 12% Notes, the applicable Deposit Agreement will terminate. Each Deposit Agreement may be terminated upon the resignation of the Book-Entry Depositary with respect thereto if no successor has been appointed within 90 days as set forth above.

  INFORMATION CONCERNING DTC, EUROCLEAR AND CEDEL

     The Issuer understands as follows with respect to DTC, Euroclear and Cedel:

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry Interests to such persons may be limited. In addition, beneficial owners of Book-Entry Interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

     Euroclear and Cedel hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel interface with domestic securities markets. Euroclear and Cedel participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Cedel is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel participant, either directly or indirectly.

  GLOBAL CLEARANCE AND SETTLEMENT UNDER BOOK-ENTRY SYSTEM

     Initial Settlement. Investors electing to own their Book-Entry Interest related to New Notes through DTC (other than through accounts at Euroclear or Cedel) will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be created with their holdings against payment in same-day funds on the settlement date.

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     Book-Entry Interests owned through Euroclear or Cedel accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of Euroclear and Cedel holders on the business day following the settlement date against payment for value on the settlement date.

     Secondary Market Trading. The Book-Entry Interests related to New Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such Book-Entry Interests will therefore settle in same-day funds.

     Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

COVENANTS

     The Indentures contain, among others, the following covenants:

  LIMITATION ON CONSOLIDATED DEBT

     The Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, incur on or after the respective dates of the applicable Indentures any Debt, other than the Old Notes issued on the respective dates of the Indentures and the guarantees in respect thereof (the "Old Notes Guarantees" and, collectively with the New Notes Guarantees, the "Notes Guarantees") unless the ratio of (i) the aggregate consolidated principal amount of Debt (which is defined in the Indentures to include the accreted value of any Debt issued at a discount) of the Guarantor outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to (ii) four (4) times the Consolidated Cash Flow Available for Fixed Charges for the most recent fiscal quarter next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such recent fiscal quarter, would be less than 7.0 to 1.0 for such period.

     Notwithstanding the foregoing limitation, the Guarantor and any Restricted Subsidiary may Incur the following: (i) Debt under Credit Facilities in an aggregate principal amount at any one time not to exceed $200 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding under all Credit Facilities, does not exceed the aggregate principal amount outstanding under all Credit Facilities immediately prior to such renewal, extension, refinancing or refunding; (ii) Debt owed by the Guarantor to any Restricted Subsidiary of the Guarantor or Debt owed by a Restricted Subsidiary of the Guarantor to the Guarantor or a Restricted Subsidiary of the Guarantor; provided, however, that upon either (x) the transfer or other disposition by such Restricted Subsidiary or the Guarantor of any Debt so permitted to a Person other than the Guarantor or another Restricted Subsidiary of the Guarantor or (y) such Restricted Subsidiary ceasing to be a Restricted Subsidiary, the provisions of this clause (ii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;
(iii) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") (x) Debt outstanding at the respective dates of the applicable Indentures (after giving effect to the Equity Clawback) or (y) Incurred pursuant to the first paragraph of this "Limitation on Consolidated Debt", or clause (vi) or (viii) of this paragraph or (z) the Notes originally issued on the respective dates of the applicable Indentures or Notes exchanged therefore, in each case, in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Guarantor as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Guarantor or the Restricted Subsidiary effecting such refinancing incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the Notes or Debt which is pari passu to the Notes and the Notes Guarantees or Debt which is

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subordinate in right of payment to the Notes and the Notes Guarantees, shall only be permitted if (A) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes and the Notes Guarantees, the refinancing Debt is made pari passu or subordinated to the Notes and the Notes Guarantees and, in the case of any refinancing of Subordinated Debt, the refinancing Debt constitutes Subordinated Debt and (B) in any case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final stated maturity prior to the final stated maturity of the Debt being refinanced, and the Average Life of such new Debt is at least equal to the remaining Average Life of the Debt being refinanced (assuming that such Debt being refinanced had a final stated maturity three months later than its actual final stated maturity); (iv) Debt in an aggregate principal amount not in excess of (A) two (2) times the aggregate amount of the Guarantor's Incremental Paid-in Capital minus (B) $165 million; (v) Debt in an aggregate principal amount not in excess of 80% of the aggregate amount of accounts receivable set forth on the most recent unaudited quarterly or audited annual financial statements of the Guarantor and its consolidated subsidiaries filed with the Commission; (vi) Purchase Money Debt, which is incurred for the construction, acquisition and improvement of Telecommunications Assets, provided that the amount of such Purchase Money Debt does not exceed the cost of the construction, acquisition or improvement of the applicable Telecommunications Assets; (vii) Debt consisting of Permitted Interest Rate and Currency Protection Agreements; and (viii) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (viii), has an aggregate principal amount not in excess of $50 million at any time outstanding.

     For purposes of determining compliance with this "Limitation on Consolidated Debt" covenant, with respect to any item of Debt (x) in the event that an item of Debt meets the criteria of more than one of the types of Debt the Guarantor or a Restricted Subsidiary is permitted to Incur pursuant to the foregoing clauses (i) through (viii), the Guarantor shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause permitting the Debt as so classified and (y) any other obligation of the obligor on such Debt (or of any other Person who could have Incurred such Debt under this covenant) arising under any Guarantee, Lien or letter of credit supporting such Debt shall be disregarded to the extent that such Guarantee, Lien or letter of credit secures the principal amount of such Debt. In the case of each class of New Notes, the limitations on the incurrence of additional Debt is effective from and after the dates of the related Indenture.

     For purposes of determining compliance with the foregoing restriction on the Incurrence of Debt with respect to Debt denominated in a foreign currency, the Dollar-equivalent principal amount of such foreign-currency-denominated Debt shall be calculated based on the relevant currency exchange rate in effect on the date that such foreign-currency-denominated Debt was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt, provided that (x) the Dollar-equivalent principal amount of any such Debt outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date and (y) if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

  Limitation on Restricted Payments

     The Guarantor (i) may not, and will not permit any Restricted Subsidiary, directly or indirectly, to declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding (x) any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), (y) any dividends paid to the Guarantor or a Restricted Subsidiary or (z) pro rata

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dividends paid on shares of Common Stock of Restricted Subsidiaries, (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (a) any Capital Stock of the Guarantor or any Related Person of the Guarantor (other than a permitted refinancing) or
(b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Guarantor or any Related Person of the Guarantor or any securities convertible or exchangeable into shares of Capital Stock of the Guarantor or any Related Person of the Guarantor (other than a permitted refinancing), (iii) may not make, or permit any Restricted Subsidiary to make, any Investment, except for Permitted Investments, and (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Guarantor or the Issuer which is subordinate in right of payment to the Notes or the Notes Guarantees (each of clauses (i) through (iv) being a "Restricted Payment") if: (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) except with respect to Investments, upon giving effect to such Restricted Payment, the Guarantor could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indentures described in the first paragraph of "Limitation on Consolidated Debt" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the dates of the Indentures exceeds the sum of:
(a) (x) Consolidated Cash Flow Available for Fixed Charges since the end of the last full fiscal quarter prior to the dates of the Indentures through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment (the "Calculation Period") minus (y) 1.5 times Consolidated Interest Expense for the Calculation Period plus (b) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Guarantor or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Cash Flow Available for Fixed Charges for the Calculation Period, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Guarantor or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus
(c) an amount equal to the aggregate net proceeds received after the date of the Indentures, including the fair market value of property other than cash (determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the Trustee), as capital contributions to the Guarantor or from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of the Guarantor and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Guarantor and the principal amount at maturity of Debt of the Guarantor or any Restricted Subsidiary that has been converted into Capital Stock (other than Disqualified Stock and other than by a Subsidiary) of the Guarantor after the date of the Indentures plus (d) $30 million. Notwithstanding the foregoing, (i) the Guarantor may pay any dividend on Capital Stock of any class of the Guarantor within 60 days after the declaration thereof if, on the date when the dividend was declared, the Guarantor could have paid such dividend in accordance with the foregoing provisions; (ii) the Guarantor may make acquisitions of a minority equity interest in entities engaged in the Telecommunications Business; provided that (A) the acquisition of a majority equity interest in such entities is not then permitted or practicable under applicable law without regulatory consent or change of law, (B) the Board of Directors of the Guarantor determines in good faith that there is a substantial probability that such approval or change of law will be obtained, (C) the Guarantor or one of its Restricted Subsidiaries has the right to acquire Capital Stock representing a majority of the voting power of the Voting Stock of such entity upon receipt of regulatory consent or change of law and does acquire such Voting Stock reasonably promptly upon receipt of such consent or change of law and (D) in the event that such consent or change of law has not been obtained within 18 months of funding such Investment, the Guarantor or one of its Restricted Subsidiaries has the right to sell such minority equity interest to the Person from whom it acquired such interest, for consideration consisting of the consideration originally paid by the Guarantor and its Restricted Subsidiaries for such minority equity interest;
(iii) the Guarantor may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who were formerly directors, officers or employees of the Guarantor or any of its Subsidiaries, provided that the aggregate

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amount of all such repurchases made pursuant to this clause (iii) shall not exceed $6 million, plus the aggregate cash proceeds received by the Guarantor since the date of the Indentures from issuances of its Common Stock or options to acquire its Common Stock to directors, officers and employees of the Guarantor or any of its Restricted Subsidiaries; (iv) the Guarantor or a Restricted Subsidiary may redeem, defease, repurchase, retire or otherwise acquire or retire for value Debt of the Guarantor or the Issuer which is subordinated in right of payment to the Notes or the Notes Guarantees, as the case may be, in exchange for, or out of the proceeds of a substantially concurrent sale (other than to a Subsidiary) of, Capital Stock (other than Disqualified Stock of the Guarantor) or in a refinancing that satisfies the requirements of clause (iii) of the second paragraph under "Limitation on Consolidated Debt"; and (v) the Guarantor and its Restricted Subsidiaries may retire or repurchase any Capital Stock of the Guarantor or of any Subsidiary of the Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Guarantor) of, Capital Stock (other than Disqualified Stock) of the Guarantor or such Restricted Subsidiary.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Guarantor may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Guarantor (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Guarantor or any other Restricted Subsidiary of the Guarantor or pay any Debt or other obligation owed to the Guarantor or any other Restricted Subsidiary; (ii) to make loans or advances to the Guarantor or any other Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Guarantor or any other Restricted Subsidiary. Notwithstanding the foregoing, the Guarantor may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction (a) pursuant to any agreement in effect on the date of the Indentures; (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and was not Incurred in anticipation of such Person being acquired; (c) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof; (d) in the case of clause (iii) above, contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Guarantor or a Restricted Subsidiary otherwise permitted under the Indentures, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (e) in the case of clause (iii) above, with respect to customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements; (f) with respect to a Restricted Subsidiary of the Guarantor imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that (x) the consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, (y) such restriction terminates if such transaction is not consummated and (z) the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;
(g) pursuant to applicable law or required by any regulatory authority having jurisdiction over the Guarantor or any Restricted Subsidiary; (h) pursuant to the Indentures and the Notes; (i) constituting a Lien otherwise permitted pursuant to "Limitations on Liens"; and (j) other encumbrances or restrictions that are not materially more restrictive than customary provisions in comparable financings provided that the Issuer and the Guarantor provides an Officer's Certificate to the Trustee to the effect that in the opinion of the signers of such certificate such encumbrances or restrictions will not materially impact the Issuer's and Guarantor's ability to make scheduled payments of interest and principal under the Notes.

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  Limitation on Issuance of Guarantees of Debt by Restricted Subsidiaries

     The Guarantor will not permit any Restricted Subsidiary, directly or indirectly, to incur any Guarantee of any Debt of the Guarantor or the Issuer (other than the Notes) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee by such Subsidiary of the Notes; any Subsidiary Guarantee by such Subsidiary of the Notes (x) will be senior in right of payment to any Guarantee of Subordinated Debt of the Guarantor or the Issuer and (y) will be pari passu with or senior to any Guarantee of any other Debt of the Guarantor or the Issuer.

     Notwithstanding the foregoing, any Subsidiary Guarantee may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Guarantor, of all of the Guarantor's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indentures) or
(ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Liens

     The Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Guarantor which is subordinate in right of payment to the Notes, prior to such Debt as to such property for so long as such Debt will be so secured.

     The foregoing restrictions shall not apply to: (i) Liens existing on the date of the Indentures and securing Debt outstanding on the date of the Indentures; (ii) Liens securing Debt outstanding or available under all Credit Facilities to the extent such Debt is permitted under clause (i) of the "Limitation in Consolidated Debt"; (iii) Liens in favor of the Guarantor or any Restricted Subsidiary of the Guarantor; (iv) Liens on real or personal property of the Guarantor or a Restricted Subsidiary of the Guarantor acquired, constructed or constituting improvements made after the date of original issuance of the Notes to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets and is otherwise permitted under the Indentures, provided, however, that (a) the principal amount of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Liens, (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property and (c) such Lien does not extend to or cover any property other than the specific item of property (or portion thereof) acquired, constructed or constituting the improvements made with the proceeds of such Purchase Money Debt; (v) Liens to secure Acquired Debt, provided, however, that (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and (b) such Lien does not extend to or cover any other asset; (vi) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i), (ii), (iv) and (v) so long as the principal amount of Debt so secured is not increased except as otherwise permitted under clause
(iii) of "--Limitation on Consolidated Debt" and, in the case of Liens to secure Debt incurred to extend, renew, refinance or refund Debt secured by a Lien referred to in the foregoing clause (i), (iv) or (v), such Liens do not extend to any other property; and (vii) Permitted Liens.

  Limitation on Asset Dispositions

     The Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, make any Asset Disposition in one or more related transactions unless: (i) the Guarantor or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors in good faith

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and, in the case of an Asset Disposition in an amount greater than $5 million, evidenced by a resolution of the Board of Directors filed with the Trustee; and
(ii) at least 75% of the consideration for such disposition consists of
(1) cash or readily marketable cash equivalents or the assumption of Debt of the Guarantor or the Issuer (other than Debt that is subordinated to the Notes and the Notes Guarantees) or of a Restricted Subsidiary and release from all liability on the Debt assumed, or (2) Telecommunications Assets. In the event and to the extent that the Net Available Proceeds received by the Guarantor or any of its Restricted Subsidiaries from one or more Asset Dispositions occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Consolidated Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Guarantor and its subsidiaries have been filed with the Commission), then the Guarantor or the Issuer shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Available Proceeds so received exceed 10% of Consolidated Tangible Assets (A) apply an amount equal to such excess Net Available Proceeds to permanently repay unsubordinated Debt of the Guarantor or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant or Debt of any other Restricted Subsidiary, in each case owing to a Person other than the Guarantor or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause
(A) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in Telecommunications Assets and
(ii) apply (no later than the end of the twelve-month period referred to in clause (i) ) such excess Net Available Proceeds (to the extent not applied pursuant to clause (i) ) as provided in the following paragraph of this "Limitation on Asset Dispositions" covenant. The amount of such excess Net Available Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Dispositions" covenant totals at least $10 million, the Issuer shall repay any Debt of the Guarantor or any Restricted Subsidiary to the extent the terms of such Debt require repayment prior to an Offer to Purchase being made hereunder (including by way of an offer to purchase to the holders of such Debt, if so required). To the extent there are Excess Proceeds after such repayment (or offer to purchase), the Issuer must commence, not later than the fifteenth Business Day of such month (or if later, the fifteenth Business Day after the expiration of any such required offer to purchase), and consummate an Offer to Purchase from the holders of the Notes on a pro rata basis an aggregate principal amount (or with respect to the 12% Notes, the Accreted Value of such 12% Notes) of Notes on the relevant Payment Date equal to the Excess Proceeds on such date not applied or to be applied pursuant to the first sentence of this paragraph (b), at a purchase price equal to 100% of the principal amount (or with respect to the 12% Notes, the Accreted Value of such 12% Notes) of the Notes, plus, in each case, accrued interest (if any) to but excluding the Payment Date and, to the extent required by the terms thereof, any other Debt of the Guarantor that is pari passu with the Notes at a price no greater than 100% of the principal amount (or 100% of the accreted value in the case of original issue discount Debt) thereof plus accrued interest to but excluding the date of purchase. To the extent there are any remaining Excess Proceeds following the completion of the Offer to Purchase, the Issuer must repay such other Debt of the Guarantor or Debt of a Restricted Subsidiary of the Guarantor, to the extent permitted under the terms thereof and, to the extent there are any remaining Excess Proceeds after such repayment, the Issuer shall apply such amount to any other use as determined by the Issuer which is not otherwise prohibited by the Indentures.

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

     The Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary of the Guarantor or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary of the Guarantor to any Person other than the Guarantor or a Wholly-Owned Restricted Subsidiary of the Guarantor except (i) a sale of all of

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the Capital Stock of such Restricted Subsidiary owned by the Guarantor and any
Restricted Subsidiary of the Guarantor that complies with the provisions described under "Limitation on Asset Dispositions" above to the extent such provisions apply, (ii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares, (iii) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded and
(iv) issuances of not more than 49% of the Voting Stock and equity interest in a Restricted Subsidiary engaged in the Telecommunications Business (1) in connection with the acquisition of such Restricted Subsidiary or of Telecommunications Assets acquired by such Restricted Subsidiary or (2) to a Strategic Investor, provided that the Guarantor complies with the provisions described under "Limitation on Asset Dispositions" above to the extent such provisions apply.

  Limitation on Transactions With Affiliates and Related Persons

     The Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Related Person or with any Affiliate of the Guarantor or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not a Related Person or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Guarantor or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm (or a subsidiary or affiliate thereof) in the United States stating that the transaction is fair to the Guarantor or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Guarantor and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; and (iii) any payments or other transactions pursuant to any tax-sharing agreement between the Guarantor and any other Person with which the Guarantor files a consolidated tax return or with which the Guarantor is part of a consolidated group for tax purposes. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Affiliates and Related Persons" covenant and not covered by clauses (ii) through (iii) of this paragraph must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above, unless the aggregate amount of such transaction is less than $5 million in value.

  Change of Control

     Unless the Issuer has theretofore exercised its right to redeem all of the Notes in accordance with the Indentures, within 30 days of the occurrence of a Change of Control, the Issuer will be required to make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of their principal amount (or with respect to the 12% Notes, the Accreted Value of such 12% Notes) plus accrued interest to but excluding the date of purchase. A "Change of Control" will be deemed to have occurred at such time as either (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of more than 35% of the total voting power of the Voting Stock of the Guarantor on a fully diluted basis and such ownership is greater than the amount of voting power of the Voting Stock of the Guarantor, on a fully diluted basis, held by the Existing Stockholders and their Affiliates on such date; (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Guarantor's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election

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

or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) all of the Common Stock of the Issuer is not beneficially owned by the Guarantor (other than directors' qualifying shares). (Section 1017)

     In the event that the Issuer makes an Offer to Purchase the Notes, the Issuer and the Guarantor intend to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

  Reports

     The Guarantor and the Issuer have agreed that, for so long as any Notes remain outstanding, each will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, the Guarantor and the Issuer will file with the Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Guarantor or the Issuer is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Guarantor or the Issuer shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Guarantor and the Issuer will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The Guarantor and the Issuer will furnish copies of the SEC Reports to the holders of Notes at the time the Guarantor or the Issuer is required to file the same with the Trustee and will make such information available to investors who request it in writing.
(Section 1018)

  Mergers, Consolidations and Certain Sales of Assets

     Neither the Guarantor nor the Issuer may, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Guarantor or the Issuer, or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to any other Person, unless: (1) in a transaction in which the Guarantor or the Issuer, as applicable does not survive or in which the Guarantor or the Issuer sells, leases or otherwise disposes of all or substantially all of its assets to any other Person (other than, in any such case, the Guarantor or the Issuer), the successor entity to the Guarantor or the Issuer is organized under the laws of the United States of America or any State thereof or the District of Columbia, the British Virgin Islands, Cayman Islands, The Netherlands, Ireland or Jersey and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Guarantor's or the Issuer's obligations under the Indentures; (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Guarantor or a Subsidiary as a result of such transaction as having been Incurred by the Guarantor or such Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Guarantor (or other successor entity to the Guarantor) is equal to or greater than that of the Guarantor immediately prior to the transaction; (4) if, as a result of any such transaction, property or assets of the Guarantor or any Subsidiary would become subject to a Lien prohibited by the provisions of the Indenture described under "Limitation on Liens" above, the Guarantor or the successor entity to the Guarantor shall have secured the Notes as required by said covenant; (5) in the event that the continuing Person is incorporated in a jurisdiction other than the United States or the jurisdiction in which such Person was incorporated immediately prior to such transaction, (A) the Issuer delivers to the Trustee an Opinion of Counsel stating that the obligations of the continuing Person under the Indenture are enforceable under the laws of the new jurisdiction of its incorporation to the same extent as the obligations of the Issuer or the Guarantor, as the case may be, under the Indenture immediately prior to such transaction; (B) the continuing Person agrees in writing to submit to jurisdiction and appoints an agent for the service of process, each under terms substantially similar to the terms contained in the Indenture with respect to the Issuer or the Guarantor, as the case may be; (C) the continuing Person agrees in writing to pay "additional amounts" as provided under the Indenture with respect to the Issuer or the Guarantor, as the case may be, except that such "additional amounts" shall relate to any

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withholding tax whatsoever regardless of any change of law (subject to exceptions substantially similar to those contained in the Indenture and described under "--Additional Amounts"); (D) the Board of Directors of the Guarantor determines in good faith that such transaction will have no material adverse effect on any holder of the Notes and a Board Resolution to that effect is delivered to the Trustee; and (E) the principal purpose of the continuing Person being incorporated in such jurisdiction is to obtain tax benefits for the Guarantor, the Issuer, their direct and indirect stockholders or the holders of the Notes and (6) certain other conditions are met.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Indentures for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)

     "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person and
(ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary of the specified Person, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly-Owned Subsidiary of such Person or by such Person to a Wholly-Owned Subsidiary of such Person or by a Restricted Subsidiary to the Guarantor or a Restricted Subsidiary or by the Guarantor to a Restricted Subsidiary) of (i) shares of Capital Stock or other ownership interests of a Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business (other than as part of a Permitted Investment) or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business, provided in the case of each of the preceding clauses (i), (ii) and
(iii), that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $2.0 million or more in any 12-month period.

     "Average Life" means, at any date of determination with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Debt and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

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     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Guarantor and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Guarantor and its Restricted Subsidiaries for such period, plus
(ii) Consolidated Income Tax Expense of the Guarantor and its Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Guarantor and its Restricted Subsidiaries for such period, plus (iv) any non-cash expense related to the issuance to employees of the Guarantor or any Restricted Subsidiary of the Guarantor of options to purchase Capital Stock of the Guarantor or such Restricted Subsidiary, plus (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Guarantor (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Guarantor) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Guarantor or another Restricted Subsidiary of the Guarantor to the extent of such restriction.

     "Consolidated Income Tax Expense" for any period means the aggregate amounts of the provisions for income taxes of the Guarantor and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" means for any period the interest expense included in a consolidated income statement (excluding interest income) of the Guarantor and its Restricted Subsidiaries for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends of the Guarantor and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable;
(v) accrued Disqualified Stock dividends of the Guarantor and its Restricted Subsidiaries, whether or not declared or paid; (vi) interest on Debt guaranteed by the Guarantor and its Restricted Subsidiaries (but only to the extent such interest is actually paid by the Guarantor or a Restricted Subsidiary); and
(vii) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense; excluding, however, any premiums, fees and expenses (and any amortization thereof) payable in connection with the offerings of the Notes, all of the foregoing as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with generally accepted accounting principles.

     "Consolidated Net Income" for any period means the net income (or loss) of the Guarantor and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Guarantor or a Restricted Subsidiary of the Guarantor in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Guarantor except to the extent of the amount of dividends or other distributions actually paid to the Guarantor or a Restricted Subsidiary of the Guarantor by such Person during such period, (c) gains or losses on Asset Dispositions by the Guarantor or its Restricted Subsidiaries, (d) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles, (e) the cumulative effect of changes in accounting principles, (f) non-cash gains or losses resulting from fluctuations in currency exchange rates and (g) the tax effect of any of the items described in clauses (a) through (f) above.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person.

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     "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

     "Credit Facility" means credit agreements, vendor financings or other facilities or arrangements made available from time to time to the Guarantor and its Restricted Subsidiaries by banks, other financial institutions and/or equipment manufacturers for the Incurrence of Debt, including the private or public issuance of debt securities or the provision of letters of credit and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, the amount of (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person,
(vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate and Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed to the extent the same is Guaranteed by such Person. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Guarantor or a Restricted Subsidiary of the Guarantor) thereof to the extent such Person is liable therefore, excluding amounts representative of yield or interest earned on such investment or (c) any Disqualified Stock shall be the maximum fixed redemption or repurchase price in respect thereof.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of such Person, any Subsidiary of such Person or the holder thereof, in whole or in part, on or prior to the final stated maturity of the Notes, provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Preferred Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under "Change of Control" and such Preferred Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to such Person's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "Change of Control."

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher)

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according to Standard & Poor's Ratings Service or Moody's Investors Service,
Inc. at the time as of which any investment or rollover therein is made.

     "Event of Default" has the meaning set forth under "Events of Default" below.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

     "Existing Stockholders" means (A) R.S. Lauder, Gaspar & Co., L.P., ("RSLAG"), (B) partners in RSLAG and Lauder Gaspar Ventures LLC and their Affiliates, in each case as of the Closing Date, (C) Itzhak Fisher, Ronald S. Lauder, Leonard A. Lauder, Jacob Z. Schuster, Nir Tarlovsky, Nesim N. Bildirici, Andrew Gaspar and Eugene Sekulow, (D) family members of any of the foregoing,
(E) trusts, the only beneficiaries of which are persons or entities described in clauses (A) through (D) above and (F) partnerships which are controlled by the persons or entities described in clauses (A) through (D) above.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not less than one year from the date of Investment therein.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed" and "Guaranteeing" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Incremental Paid-in Capital" means as of any date the cumulative aggregate amount of the increase in paid-in capital (determined in accordance with generally accepted accounting principles applied on a consistent basis) since September 30, 1997, as determined based on the most recent unaudited quarterly or audited annual financial statements of the Guarantor and its consolidated subsidiaries filed with the SEC, as compared with the Guarantor's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, enter into a Guarantee in respect of or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt.

     "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding

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any loan, advance or extension of credit to an employee of the Guarantor or any of its Subsidiaries in the ordinary course of business and commercially reasonable extensions of trade credit. Without limiting the foregoing, the term "Investment" shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Guarantor or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Guarantor or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Guarantor or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. Notwithstanding the foregoing, an acquisition of assets (including, without limitation, Capital Stock or rights to acquire Capital Stock) by the Guarantor or any of its Restricted Subsidiaries shall be deemed not to be an Investment to the extent that the consideration therefor consists of Common Stock of the Guarantor.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Marketable Securities" means: (i) Government Securities; (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Guarantor) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to Standard & Poor's Ratings Service or "P-1" (or higher) according to Moody's Investor Service, Inc.; (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution;
(v) time deposits, certificates of deposit, bank promissory notes and bankers' acceptances maturing not more than 180 days after the acquisition thereof and guaranteed or issued by any of the ten largest banks (based on assets as of the immediately preceding December 31), organized under the laws of any jurisdiction in which one of the Restricted Subsidiaries does business or any foreign country recognized by the United States and which are not under intervention, bankruptcy or similar proceeding, not to exceed $10 million outstanding at any one term and
(vi) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance

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

and other employee termination costs associated with such Asset Disposition, in each case as determined by the board of directors of such Person, in its reasonable good faith judgment; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of each Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

     "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Issuer by first class mail, postage prepaid, to each holder of Notes at his address appearing in the related note register on the date of the Offer offering to purchase up to the principal amount (or Accreted Value) of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the related Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Issuer shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer's request, by the Trustee in the name and at the expense of the Issuer. The Offer shall contain information concerning the business of the Guarantor and its Subsidiaries which the Guarantor and Issuer in good faith believe will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indentures (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Guarantor's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Issuer to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Issuer to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

          a. the Section of the applicable Indenture pursuant to which the Offer to Purchase is being made;

          b. the Expiration Date and the Purchase Date;

          c. the aggregate principal amount at maturity of the outstanding Notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section of the applicable Indenture requiring the Offer to Purchase) (the "Purchase Amount");

          d. the purchase price to be paid by the Issuer for each $1,000 aggregate principal amount at maturity of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

          e. that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount at maturity;

          f. the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          g. that interest on any Note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue;

          h. that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

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          i. that each holder electing to tender a Note pursuant to the Offer to
     Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration
     Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

          j. that holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or their Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

          k. that (a) if Notes in an aggregate principal amount at maturity less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Notes and (b) if Notes in an aggregate principal amount at maturity in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Notes having an aggregate principal amount at maturity equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

          l. that in the case of any holder whose Note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount at maturity equal to and in exchange for the unpurchased portion of the Note so tendered.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

     "Permitted Investment" means (i) any Investment in the Guarantor or a Restricted Subsidiary, (ii) any Investment in any Person as a result of which such Person becomes a Restricted Subsidiary of the Guarantor or upon the making of which such Person will be merged or consolidated with or into or transfer all or substantially all of its assets to the Guarantor or a Restricted Subsidiary,
(iii) any Investment in Marketable Securities, (iv) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Guarantor or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person, (v) securities or other Investments received as consideration in sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the "Limitation on Asset Sales" covenant and (vi) other Investments not in excess of $50 million in the aggregate at any time outstanding.

     "Permitted Liens" means (a) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (b) other Liens incidental to the conduct of the Guarantor's and its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of the Guarantor's and its Subsidiaries' property or assets when taken as a whole, or materially impair the use of such assets and property in the operation of its business; (c) Liens with respect to assets of a Subsidiary granted by such Subsidiary to the Guarantor to secure Debt owing to the Guarantor; (d) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations; (e) deposits made to

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secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (f) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Guarantor or its Restricted Subsidiaries; (g) Liens on Capital Stock of Restricted Subsidiaries securing obligations not exceeding $75 million at any time outstanding of the Guarantor or any Restricted Subsidiary to repurchase or redeem shares of Capital Stock of such Restricted Subsidiary held by Persons who are not Affiliates or Related Persons of the Guarantor; (h) Liens arising out of judgments or awards against the Guarantor or any Restricted Subsidiary with respect to which the Guarantor or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Guarantor or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; and (i) any interest or title of a lessor in the property subject to any lease other than a Capital Lease.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Purchase Money Debt" means Debt of the Guarantor (including Acquired Debt and Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Guarantor or any Restricted Subsidiary of the Guarantor of any Telecommunications Assets of the Guarantor or any Restricted Subsidiary of the Guarantor, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the outstanding equity interest in such Person) or (b) 5% or more of the combined outstanding voting power of the Voting Stock of such Person, except that, for purposes of the covenant entitled "Transactions with Affiliates and Related Persons," Related Person means any other Person directly or indirectly owning 10% or more of the combined outstanding voting power of the Voting Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person).

     "Restricted Subsidiary" means any Subsidiary of the Guarantor other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Guarantor, accounted for more than 10% of the consolidated revenues of the Guarantor and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Guarantor and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Guarantor for such fiscal year.

     "Strategic Investor" means a corporation, partnership or other entity engaged in the Telecommunications Business that has, or 80% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization or paid in capital, at the time of any Investment by such corporation, partnership or other entity in a Restricted Subsidiary pursuant to
(iv)(2) of "Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries", in excess of $100 million.

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     "Subordinated Debt" means Debt of the Guarantor or its Restricted
Subsidiaries as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Guarantor or such Restricted Subsidiary and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Guarantor or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final stated maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Guarantor or such Restricted Subsidiary) of such other Debt at the option of the holder thereof prior to the final stated maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Guarantor or such Restricted Subsidiary) which is conditioned upon a change of control of the Guarantor pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Guarantor's or such Subsidiary's repurchase of the Notes required to be repurchased by the Guarantor pursuant to the provisions described under "Change of Control").

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock, of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Subsidiary Guarantor" means a Subsidiary of the Guarantor that has unconditionally guaranteed, by supplemental indenture substantially in the form attached to the Indentures and satisfactory to the Trustee, the payment in full of the principal of (and premium, if any) and interest on the Notes.

     "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business, including a majority of the Voting Stock of a Person engaged in the Telecommunications Business.

     "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in
(i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Guarantor.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary of the Guarantor by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Guarantor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Guarantor or any Restricted Subsidiary;

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provided that (A) any Guarantee by the Guarantor or any Restricted Subsidiary of
any Debt of the Subsidiary being so designated shall be deemed an "Incurrence" of such Debt and an "Investment" by the Guarantor or such Restricted Subsidiary (or both, if applicable) at the time of such designation, in each case, to the extent such Debt is so Guaranteed by the Guarantor or such Restricted
Subsidiary; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted
Payments" covenant described herein and (C) if applicable, the Incurrence of Debt and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Consolidated Debt" and "Limitation on Restricted Payments" covenants described herein. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Guarantor could Incur $1.00 of additional Debt under the first paragraph of the "Limitation on Debt" covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Voting Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

DESCRIPTION OF GUARANTEES BY RSL COMMUNICATIONS, LTD.

     The Guarantor has unconditionally and irrevocably guaranteed the due and punctual payment of the principal of and interest on and other amounts payable under the New 10 1/2% Notes and the New 12% Notes, when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, upon redemption or otherwise. The obligations of the Guarantor under the New 10 1/2% Notes Guarantee and the New 12% Notes Guarantee, as applicable, will be direct, unsecured and unsubordinated obligations of the Guarantor and will rank pari passu with other existing and future direct, unsecured and unsubordinated obligations of the Guarantor. The New 10 1/2% Notes Guarantee and the New 12% Notes Guarantee, as applicable, will effectively rank junior to any secured indebtedness of the Guarantor to the extent of the assets securing such indebtedness.

EVENTS OF DEFAULT

     The following events are defined as Events of Default with respect to the 10 1/2% Notes or 12% Notes, as the case may be, under each of the Indentures:
(a) failure to pay principal of (or premium, if any, on) any Note when due;
(b) failure to pay any interest on any Note when due, continued for 30 days;
(c) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "Change of Control" when due and payable; (d) failure to perform or comply with the provisions described under "Merger, Consolidation and Sales of Assets" and "Limitation on Certain Asset Dispositions"; (e) failure to perform any other covenant or agreement of the Issuer or Guarantor under the Indenture or the Notes continued for 60 days after written notice to the Issuer by the Trustee or holders of at least 25% in aggregate principal amount at maturity of outstanding Notes; (f) default under the terms of any instrument evidencing or securing Debt of the Guarantor, the Issuer or any Subsidiary having an outstanding principal amount of $10.0 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Guarantor, the Issuer or any Subsidiary an amount in excess of $10.0 million (net of indemnities and funds actually received or to be received within 90 days of such judgement) which remains undischarged or unstayed for a period of 60 days after

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the date on which the right to appeal has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Guarantor, the Issuer or any Significant Subsidiary. (Section 501) Subject to the provisions of the Indentures relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of Notes, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512)

     If an Event of Default (other than an Event of Default described in clause
(h) above) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding
10 1/2% Notes or 12% Notes, as applicable, may accelerate the principal amount of the 10 1/2% Notes or the Accreted Value of the 12% Notes, as applicable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or Accreted Value, as applicable) have been cured or waived as provided in the applicable Indenture. If an Event of Default specified in clause (h) above occurs, the outstanding 10 1/2% Notes or 12% Notes, as applicable, will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

     No holder of any Note will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount at maturity of the outstanding 10 1/2% Notes or 12% Notes, as applicable, shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount at maturity of the outstanding 10 1/2% Notes or 12% Notes, as applicable, a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal (or Accreted Value, in the case of 12% Notes) of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (Section 508)

     The Guarantor and the Issuer will be required to furnish to the Trustee quarterly a statement as to the performance by the Guarantor and the Issuer of certain of their obligations under the Indentures and as to any default in such performance. (Section 1019)

DEFEASANCE

     Defeasance and Discharge. The Indentures provide that the Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indentures will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Issuer has irrevocably deposited or caused to be irrevocably deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest, premium, if any, and principal in respect thereof in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal (or Accreted Value) of, premium, if any, and accrued interest on the Notes on the stated maturity of such principal or interest or upon earlier redemption in accordance with the terms of the Indenture and the Notes, (B) the Issuer has delivered to the Trustee either (i) a ruling based on relevant law and practice

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

at the time directed to the Trustee from the Inland Revenue or other relevant tax authority to the effect that the holders will not recognize income, gain or loss for U.K. income tax as a result of the Issuer's exercise, disregarding U.K. income tax on any amounts that would have been received but for such exercise of its option under this "Defeasance" provision and will be subject to U.K. income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised or (ii) an Opinion of Counsel to the same effect as the ruling described in clause (i) above, (C) the Issuer has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for U.S. federal income tax as a result of the Issuer's exercise of its option under this "Defeasance" provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling published by the Internal Revenue Service to the same effect unless there has been a change in relevant U.S. federal income tax law after the Closing Date or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,
(D) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default, or event that after the giving of notice or lapse of time or both would become a Default or an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound, (E) if at such time the Notes are listed on a national securities exchange, the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of the Issuer's exercise of its option under this "Defeasance" provision, and (F) the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, in each case stating that all the above conditions precedent have been complied with.

     Defeasance of Certain Covenants and Certain Events of Default. The Indentures further provide that the provisions of the Indentures will no longer be in effect with respect to clauses (3) and (4) under "Merger, Consolidation and Certain Sale of Assets" and all the covenants described herein under "Covenants" (other than "Merger, Consolidation and Certain Sales of Assets"), clauses (c), (f) and (g) under "Events of Default" with respect to such clauses
(3) and (4) under "Merger, Consolidation and Sale of Assets" and such covenants and clauses (c), (f) and (g) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the stated maturity of such payments in accordance with the terms of the Indentures and the Notes, the satisfaction of the provisions described in clauses (C)(ii) and (D) of the preceding paragraph and the delivery by the Issuer to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indentures with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their stated maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer will remain liable for such payments and the Notes Guarantee with respect to such payments will remain in effect.

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MODIFICATION AND WAIVER

     Modifications and amendments of the Indentures may be made by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority in aggregate principal amount at maturity of the outstanding 10 1/2% Notes or 12% Notes, as applicable; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding 10 1/2% or 12% Note affected thereby, (a) change the due date of any installment of principal or interest on any 10 1/2% Notes or 12% Notes, as applicable, (b) reduce the principal amount (or Accreted Value with respect to the 12% Notes) of, or the premium or interest on, any 10 1/2% Notes or 12% Notes, as applicable,
(c) change the currency of payment of principal of, or premium or interest on, any 10 1/2% Notes or 12% Notes, as applicable, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any 10 1/2% Notes or 12% Notes, as applicable, (e) reduce the above-stated percentage of outstanding 10 1/2% Notes or 12% Notes, as applicable, necessary to modify or amend the applicable Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults,
(g) modify any provisions of the applicable Indenture relating to the modification and amendment of the applicable Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the 10 1/2% Notes or 12% Notes, as applicable, required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the applicable Indenture in a manner materially adverse to the holders thereof. (Section 902)

     The holders of a majority in aggregate principal amount at maturity of the outstanding 10 1/2% Notes or 12% Notes, as applicable, on behalf of all holders of 10 1/2% Notes or 12% Notes, as applicable, may waive compliance by the Guarantor with certain restrictive provisions of the related Indenture.
(Section 1020) Subject to certain rights of the Trustee, as provided in the Indentures, the holders of a majority in aggregate principal amount at maturity of the outstanding 10 1/2% Notes or 12% Notes, as applicable, on behalf of all holders of 10 1/2% Notes or 12% Notes, as applicable, may waive any past default under the related Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any 10 1/2% Notes or 12% Notes, as applicable, tendered pursuant to an Offer to Purchase. (Section 513)

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Guarantor and the Trustee may amend or supplement the Indentures and the
Notes:

          (a) to cure any ambiguity, defect or inconsistency;

          (b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (c) to provide for the assumption of the Issuer's obligations to holders of the Notes in the case of a merger or consolidation or to secure the Notes;

          (d) to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

          (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act. (Section 901).

THE TRUSTEE

     The Indentures provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indentures. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section
601)

     The Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Issuer or Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuer,

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the Guarantor or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indentures or in the Trust Indenture
Act), it must eliminate such conflict or resign. (Section Section 608, 613)

ADDITIONAL AMOUNTS

     Payments made by the Issuer or the Guarantor pursuant to the Notes or the Notes Guarantees will be made without withholding or deduction for taxes unless required by law. In the event of (i) any change that becomes effective after the date hereof in the laws of the U.K. or Bermuda or of any political subdivision or taxing authority thereof or therein or any change in the interpretation or administration thereof or (ii) a failure by the Issuer to list or maintain a listing of the Notes on a "recognized stock exchange" (within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988) (a "Listing Failure"), the effect of which, in each case, is to require the withholding or deduction by the Issuer or the Guarantor pursuant to the Notes or the Notes Guarantees, respectively, of any amount for taxes that would not have been required to be withheld or deducted absent such event, the Issuer or the Guarantor will pay, to the extent it may then lawfully do so, such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of and interest on the Notes, after deduction for withholding for or on account of any future tax, assessment or other governmental charge will not be less than the amount provided for in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply in respect of:

          (a) any tax, withholding, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the U.K. or Bermuda or any political subdivision or taxing authority thereof including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a Note or a Note Guarantee (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except for Additional Amounts with respect to taxes that would have been imposed had the holder presented the Note for payment within such 30-day period;

          (b) any estate, inheritance, gift, sale, transfer or personal property tax;

          (c) any tax, assessment or other governmental charge that is withheld by reason of the failure to timely comply by the holder or the beneficial owner of the Note with a request in writing of the Issuer or the Guarantor (which request shall be furnished to the Trustee) (i) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing or domicile jurisdiction as a precondition to exemption from or reduction of all or part of such tax, assessment or other governmental charge; provided, however, that this clause (c) shall not apply to limit the Issuer's or Guarantor's obligation to pay Additional Amounts if the completing and filing of the information described in subclause (i) or the declaration or other claim described in subclause (ii) would be materially more onerous in form, in procedure or in substance of information disclosed, in comparison to the information reporting requirements imposed under U.S. tax law with respect to Forms 1001, W-8 and W-9; or

          (d) any tax, withholding, assessment or other governmental charge resulting from a Listing Failure with respect to any Note issued in the form of a Definitive Registered Note pursuant to the terms of the Deposit Agreement and the relevant Indenture; or

          (e) any combination of items (a), (b), (c) and (d) above; nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any Note or Notes Guarantee to any holder who is not the sole beneficial owner of such Note or Notes Guarantee or is a fiduciary or partnership, but only to the extent that a beneficial owner, a beneficiary or a settlor with respect to a

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

     fiduciary or a member of the partnership would not have been entitled to the payment of the Additional Amount had the beneficial owner, beneficiary, settlor or member of such partnership received directly its beneficial or distributive share of the payment.

     At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or the Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer or the Guarantor will deliver to the Trustee an Officer's Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever in the Indenture or in this Prospectus there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. See "--Optional Redemption."

     The Issuer or the Guarantor, as the case may be, will also (i) make (or cause to be made) such withholding or deduction and (ii) remit (or cause to be remitted) the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or the Guarantor, as the case may be, will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld from each taxing authority imposing such taxes. The Issuer or the Guarantor, as the case may be, will furnish to the Trustee as promptly as practicable after the payment of any taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment or, if the receipts are not obtainable, other evidence of such payments by the Issuer or the Guarantor.

CONSENT TO JURISDICTION AND SERVICE

     Each of the Guarantor and the Issuer will appoint RSL Communications N. America, Inc. as its agent for service of process in any suit, action or proceeding with respect to the Indentures or the Notes or the Notes Guarantees and for actions brought under federal or state securities laws brought in any federal or state court located in the City of New York and will agree to submit to such jurisdiction.

GOVERNING LAW

     The Indentures, the New Notes and the New Notes Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material U.S. federal income tax consequences of the exchange of Old Notes for New Notes as of the date hereof. Such opinion is not binding on any taxing authority or the courts, and no U.S. tax ruling has been or will be sought. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

     The exchange of an Old Note for a corresponding New Note pursuant to the applicable Exchange Offer will not be a taxable event for U.S. federal income tax purposes because such New Note will not be considered to differ materially in kind or extent from the corresponding Old Note. As a result, there should be no material U.S. federal income tax consequences to a holder exchanging an Old Note for a corresponding New Note pursuant to the applicable Exchange Offer.

     EACH HOLDER OF OLD NOTES SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

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                   CERTAIN UNITED KINGDOM TAX CONSIDERATIONS

     The following summary describes the material U.K. income tax consequences expected to result to holders whose Old Notes are exchanged for New Notes in the Exchange Offers. This summary is based on current U.K. law and U.K. Inland Revenue practice which may change prospectively or retrospectively. There can be no assurance that the U.K. Inland Revenue would not take a contrary view and no ruling from the U.K. Inland Revenue has been or will be sought.

     For U.K. tax purposes, the exchange of the Old Notes for the New Notes will have no U.K. tax consequences for a U.S. holder who is neither resident nor ordinarily resident in the U.K., nor carries on a trade, profession or vocation in the U.K. through a branch or agency to which the Notes are attributable.

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Issuer or any affiliate of the Issuer) may exchange such Old Notes for New Notes pursuant to the Exchange Offers, provided, that each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed to keep the Registration Statement effective for a period of 90 days following the closing of the Exchange Offers.

     The Issuer will not receive any proceeds from any sale of New Notes by broker-dealers or any holder of New Notes. New Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be an underwriting compensation under the Securities Act. The Letters of Transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Issuer has agreed to pay all expenses incident to the Exchange Offers and to the Issuer's performance of, or compliance with, the Registration Rights Agreements (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against any liabilities under the Securities Act.

     Following consummation of the Exchange Offers, the Issuer may, in its sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offers on terms which may differ from those contained in the Registration Rights Agreements. This Prospectus, as it may be amended or supplemented from time to time, may be used by the Issuer in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for New Notes pursuant to the terms and conditions contained herein.

                                 LEGAL MATTERS

     Certain matters relating to the New Notes are being passed upon for the Company by Debevoise & Plimpton, New York, New York and by Levinson Gray, London, United Kingdom.

     Certain matters relating to the New Notes and the New Notes Guarantees are being passed upon for the Company by Conyers, Dill & Pearman, Hamilton, Bermuda.

                              GENERAL INFORMATION

     1. The Issuer, a wholly-owned subsidiary of the Company, was incorporated under the laws of the United Kingdom on July 25, 1996. The Issuer's primary purpose is to carry on business as a holding company. The purposes of the Issuer are set forth in paragraph 4 of the Issuer's Memorandum of Association. For certain summary financial information regarding the Issuer, see Note 17 of the Notes to the Consolidated Financial Statements of the Guarantor included elsewhere in this Prospectus.

     2. The directors of the Issuer are Ronald S. Lauder, Itzhak Fisher, Jacob
Z. Schuster, Nir Tarlovsky, Nesim Bildirici and Eugene Sekulow. The executive officers are: Mr. Fisher, President and Chief Executive Officer; Messrs. Tarlovsky and Bildirici, Vice Presidents; Mr. Schuster, co-Secretary; and Mr. Hirschhorn, Global Controller and co-Secretary.

     3. The Guarantor was incorporated under the laws of Bermuda on March 14, 1996. The Guarantor is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation ("RSL BVI"), which was amalgamated into the Company on July 23, 1996. RSL BVI is the successor in interest to RSL Communications Inc., a Delaware corporation ("RSL Delaware"), which was merged into RSL BVI on August 4, 1995. RSL Delaware and RSL BVI were incorporated on July 26, 1994 and February 27, 1995, respectively.

     4. The issuance of the New Notes was authorized by unanimous written consent of the Board of Directors of the Issuer dated December 1, 1998, in the case of the New 10 1/2% Notes, and dated November 2, 1998, in the case of the New 12% Notes. The Notes Guarantees were authorized by unanimous written consent of the Executive Committee of the Board of Directors of the Guarantor dated December 1, 1998, in the case of the New 10 1/2% Notes Guarantee, and dated November 2, 1998 in the case of the New 12% Notes Guarantee.

     5. Application will be made to list the New Notes on the Luxembourg Stock Exchange. This Prospectus has been prepared for, among other things, the purpose of listing the New Notes on the Luxembourg Stock Exchange. A legal notice relating to the issue and the Memorandum of Association of each of the Issuer and the Guarantor will be registered with the Greffier en Chef du Tribunal D'Arrondissement de et a Luxembourg, where such documents may be examined and copies obtained.

     6. Copies of the Memorandum of Association of the Issuer and the Guarantor and copies of the Purchase Agreement, Registration Rights Agreement and the Indenture (which includes the terms and conditions of the Notes Guarantee) with respect to each of the New 10 1/2% Notes and the New 12% Notes will, so long as such New Notes are listed on the Luxembourg Stock Exchange, be available for inspection during normal business hours on any weekday (except Saturdays and public holidays) at the office of the paying agent in Luxembourg.

     7. The purchasers of the New Notes will not be subject to any stamp duty under the laws of the United Kingdom but, save as aforesaid, purchasers of the New Notes may be required to pay stamp duties and other charges in accordance with the laws and practices of the country of purchase.

     8. Save as disclosed herein, the Company (which includes the Issuer and the Guarantor) is not involved in and, to the knowledge of the Company, has not been threatened with any litigation, arbitration or other administrative or other legal proceeding (whether as defendant or otherwise) the result of which would have a material adverse effect on the financial position of the Company.

     9. Save as disclosed herein, there has been no adverse change in the financial position of the Company or the Company's consolidated subsidiaries since December 31, 1997 (the date of the latest audited consolidated financial statements of the Company and the date as of which the consolidated cash position and capitalization of the Company is presented under "Capitalization") which is material in the context of the issue of the New Notes. Save as disclosed herein, there has been no adverse change in the financial position of the Issuer since December 31, 1996 (the date of the latest audited consolidated financial statements of the Issuer) which is material in the context of the issue of the New Notes.

     10. So long as the New Notes are listed on the Luxembourg Stock Exchange, the Company will make available its quarterly unaudited financial statements and copies of its annual audited consolidated financial statements, in each case prepared in accordance with generally accepted accounting principles in the United States of America, or its Annual Reports including financial statements, at the offices of the Trustee and the paying agent.

     11. So long as the New Notes are listed on the Luxembourg Stock Exchange, the Issuer will make available copies of any financial statements prepared by it, whether required by law or otherwise, at the offices of the Trustee and the paying agent. The audited consolidated financial statements of the Issuer for each calendar year will generally be available on or prior to October 31 of the succeeding year in accordance with the laws of the United Kingdom. Such financial statements will be made available for the holders of the New Notes at the offices of the Trustee and the paying agent as soon as reasonably practicable after their date of issuance. Deloitte & Touche, which has been retained by the Issuer as its auditor, maintains an office in the United Kingdom at Hill House, 1 Little New Street, London EC4A 3TR, England. The Issuer is not required by law and does not intend to issue interim financial statements.

     12. The Issuer and the Guarantor have taken all reasonable care to confirm that the information contained in the Prospectus in relation to the Company and the New Notes is true and the accurate in all material respects. This Prospectus does not omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances in which they are made, not misleading. No person has been authorized by either the Issuer or the Guarantor to provide any information other than as contained in this Prospectus. Neither the delivery of this Prospectus nor any sale of the New Notes shall under any circumstances create any implication that there has not been any change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date of such information.

                                    EXPERTS

     The Consolidated Financial Statements of RSL Communications, Ltd. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, and International Telecommunications Group, Ltd. as of and for the nine months ended September 30, 1995, included in this Prospectus and the related financial statement schedules of RSL Communications, Ltd. included in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

     The Company is a Bermuda corporation and the Issuer is a United Kingdom corporation. Certain of their directors and officers, and certain of the experts named herein, are not residents of the United States. All or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in the United States courts. The Company has been advised by its legal counsel in Bermuda, Conyers, Dill & Pearman, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. Federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters, subject to certain conditions and exceptions. The Issuer has been advised by its legal counsel in the United Kingdom that there is doubt as to the enforceability of certain civil liabilities under U.S. Federal securities laws in original actions of English courts, but that, subject to certain exceptions and time limitations, English courts may treat a final and conclusive judgment of a U.S. court for a liquidated amount as a debt enforceable by fresh proceedings in the English courts. Such counsel has expressed no opinion, however, as to whether an enforcement by an English court of any judgment would be in pounds sterling or as of which date, if any, the determination of the applicable exchange rate from U.S. dollars to pounds sterling may be made.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

RSL COMMUNICATIONS, LTD.
Independent Auditors' Report..............................................................................    F-2
Consolidated Balance Sheets as of December 31, 1996 and December 31, 1997.................................    F-3
Consolidated Statements of Operations for the Years Ended December 31, 1995, December 31, 1996 and
  December 31, 1997.......................................................................................    F-4
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1995, December 31, 1996
  and December 31, 1997...................................................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, December 31, 1996 and
  December 31, 1997.......................................................................................    F-6
Notes to Consolidated Financial Statements................................................................    F-7

Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of December 31, 1997 and
  September 30, 1998 (unaudited)..........................................................................   F-27
Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 1997 (unaudited)
  and September 30, 1998 (unaudited)......................................................................   F-28
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1997 (unaudited)
  and September 30, 1998 (unaudited)......................................................................   F-29
Notes to Condensed Consolidated Financial Statements......................................................   F-30

INTERNATIONAL TELECOMMUNICATIONS GROUP LTD. AND SUBSIDIARIES
Independent Auditors' Report..............................................................................   F-35
Consolidated Statement of Operations and Accumulated Deficit for the Nine Months Ended September 30,
  1995....................................................................................................   F-36
Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 1995.........................   F-37
Notes to Consolidated Financial Statements................................................................   F-38

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
RSL Communications, Ltd.

     We have audited the accompanying consolidated balance sheets of RSL Communications, Ltd., a Bermuda corporation, and its subsidiaries (together, the "Company"), as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the consolidated financial statement schedules listed in the Index as Item 21(b) in
Part II. These consolidated financial statements and the consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years ended December 31, 1997 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP
New York, New York
February 18, 1998

                            RSL COMMUNICATIONS, LTD.
                          CONSOLIDATED BALANCE SHEETS
                    ($ IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                     DECEMBER 31,    DECEMBER 31,
                                                                                        1996            1997
                                                                                     ------------    ------------
                                      ASSETS
Current Assets:
  Cash and cash equivalents.......................................................     $104,068        $144,894
  Accounts receivable.............................................................       26,479          70,610
  Marketable securities--available for sale.......................................       67,828          13,858
  Prepaid expenses and other current assets.......................................        3,969          16,073
                                                                                       --------        --------
Total current assets..............................................................      202,344         245,435
                                                                                       --------        --------
Restricted Marketable Securities--held to maturity................................      104,370          68,836
                                                                                       --------        --------
Property and Equipment:
  Telecommunications equipment....................................................       29,925          63,998
  Furniture, fixtures and other...................................................        5,926          21,583
                                                                                       --------        --------
                                                                                         35,851          85,581
  Less accumulated depreciation...................................................       (3,513)        (13,804)
                                                                                       --------        --------
  Property and equipment--net.....................................................       32,338          71,777
                                                                                       --------        --------
Goodwill and other intangible assets--net of accumulated amortization.............       87,605         214,983
                                                                                       --------        --------
Deposits and Other Assets.........................................................        1,312           4,633
                                                                                       --------        --------
Total Assets......................................................................     $427,969        $605,664
                                                                                       --------        --------
                                                                                       --------        --------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................................................     $ 49,370        $ 94,149
  Accrued expenses................................................................       12,701          49,965
  Notes payable...................................................................        6,538           4,604
  Deferred revenue................................................................        3,570           5,368
  Other liabilities...............................................................        5,236           8,271
                                                                                       --------        --------
Total current liabilities.........................................................       77,415         162,357
                                                                                       --------        --------
Other Liabilities--noncurrent.....................................................       15,286              --
                                                                                       --------        --------
Long-term Debt--less current portion..............................................        6,032              --
                                                                                       --------        --------
Senior Notes, 12 1/4% due 2006, net...............................................      296,000         296,500
                                                                                       --------        --------
Capital Lease Obligations--less current portion...................................       12,393          20,108
                                                                                       --------        --------
Total Liabilities.................................................................      407,126         478,965
                                                                                       --------        --------
Commitments and Contingencies
Shareholders' Equity
  Common stock, Class A--par value $0.00457; 0 and 10,872,568 issued
     and outstanding at December 31, 1996 and 1997, respectively..................           --              49
  Common stock, Class B--par value $0.00457; 10,528,887 and 30,760,726, issued and
     outstanding at December 31, 1996 and 1997, respectively......................           48             141
  Common stock Class C--par value $0.00457; no shares issued......................           --              --
  Preferred stock par value $0.00457; 65,700,000 shares authorized, 9,243,866 and
     0 shares issued and outstanding at December 31, 1996 and 1997,
     respectively.................................................................           93              --
  Warrants--Common Stock, exercise price of $0.00457..............................        5,544           5,544
  Additional paid-in capital......................................................       65,064         274,192
  Accumulated deficit.............................................................      (47,740)       (147,939)
  Foreign currency translation adjustment.........................................         (622)         (5,288)
  Deferred financing costs........................................................       (1,544)             --
                                                                                       --------        --------
Total shareholders' equity........................................................       20,843         126,699
                                                                                       --------        --------
Total Liabilities and Shareholders' Equity........................................     $427,969        $605,664
                                                                                       --------        --------
                                                                                       --------        --------

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               ($ AND SHARES IN THOUSANDS, EXCEPT LOSS PER SHARE)

                                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                        1995            1996            1997
                                                                     ------------    ------------    ------------

Revenues..........................................................     $ 18,617       $  113,257      $  300,796

Operating costs and expenses

  Cost of services (exclusive of depreciation and amortization
     shown separately below)......................................       17,510           98,461         265,321

  Selling, general and administrative expenses....................        9,639           38,893          94,712

  Depreciation and amortization...................................          849            6,655          21,819
                                                                       --------       ----------      ----------

                                                                         27,998          144,009         381,852
                                                                       --------       ----------      ----------

Loss from operations..............................................       (9,381)         (30,752)        (81,056)

Interest income...................................................          173            3,976          13,826

Interest expense..................................................         (194)         (11,359)        (39,373)

Other income......................................................           --              470           6,595

Minority interest.................................................           --             (180)            210

Income taxes......................................................           --             (395)           (401)
                                                                       --------       ----------      ----------

Net loss..........................................................     $ (9,402)      $  (38,240)     $ (100,199)
                                                                       --------       ----------      ----------
                                                                       --------       ----------      ----------

Loss per share....................................................     $  (1.67)      $    (5.13)     $    (5.27)

Weighted average number of shares of common stock outstanding.....        5,641            7,448          19,008

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                          ($ AND SHARES IN THOUSANDS)

                         CLASS A         CLASS B        PREFERRED      COMMON STOCK
                       COMMON STOCK    COMMON STOCK       STOCK          WARRANTS     ADDITIONAL
                      --------------  --------------  --------------  --------------   PAID-IN    ACCUMULATED
                      SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT   CAPITAL     DEFICIT
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------

BALANCE,
 January 1, 1995.....    --    $ --      --    $ --      --    $ --      --   $  --    $     --    $     (98)
Issuance of Preferred
 Stock...............    --      --      --      --   9,244      93      --      --      13,261           --
Issuance of Common
 Stock...............    --      --   6,411      29      --      --      --      --       1,822           --
Net loss.............    --      --      --      --      --      --      --      --          --       (9,402)
                      ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------

BALANCE,
 December 31, 1995...    --      --   6,411      29   9,244      93      --      --      15,083       (9,500)
Issuance of warrants
 in connection with
 Notes Offering......    --      --      --      --      --      --     657   4,000          --           --
Issuance of warrants
 in connection with
 shareholder standby
 facility and
 revolving credit
 facility............    --      --      --      --      --      --     460   1,544          --           --
Issuance of Common
 Stock...............    --      --   4,118      19      --      --      --      --      49,981           --
Foreign Currency
 Translation
 Adjustment..........    --      --      --      --      --      --      --      --          --           --
Net loss.............    --      --      --      --      --      --      --      --          --      (38,240)
                      ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------

BALANCE,
 December 31, 1996...    --      --   10,529     48   9,244      93   1,117   5,544      65,064      (47,740)
Issuance of Class A
 Common Stock........ 10,873     49      --      --      --      --      --      --     209,128           --
Conversion of
 Preferred Stock In
 Exchange for
 Class B Common
 Stock...............    --      --   20,232     93   (9,244)   (93)     --      --          --           --
Foreign Currency
 Translation
 Adjustment..........    --      --      --      --      --      --      --      --          --           --
Amortization of
 deferred financing
 costs...............    --      --      --      --      --      --      --      --          --           --
Net loss.............    --      --      --      --      --      --      --      --          --     (100,199)
                      ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------
BALANCE
 December 31, 1997... 10,873   $ 49   30,761   $141      --    $ --   1,117   $5,544   $274,192    $(147,939)
                      ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------
                      ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------

                         FOREIGN
                         CURRENCY   DEFERRED
                       TRANSLATION  FINANCING
                        ADJUSTMENT   COSTS       TOTAL
                       ------------ ---------  ---------
BALANCE,
 January 1, 1995.....  $        --   $    --   $     (98)
Issuance of Preferred
 Stock...............           --        --      13,354
Issuance of Common
 Stock...............           --        --       1,851
Net loss.............           --        --      (9,402)
                       ------------  -------   ---------
BALANCE,
 December 31, 1995...           --        --       5,705
Issuance of warrants
 in connection with
 Notes Offering......           --        --       4,000
Issuance of warrants
 in connection with
 shareholder standby
 facility and
 revolving credit
 facility............           --    (1,544)         --
Issuance of Common
 Stock...............           --        --      50,000
Foreign Currency
 Translation
 Adjustment..........         (622)       --        (622)
Net loss.............           --        --     (38,240)
                       ------------  -------   ---------
BALANCE,
 December 31, 1996...         (622)   (1,544)     20,843
Issuance of Class A
 Common Stock........           --        --     209,177
Conversion of
 Preferred Stock In
 Exchange for
 Class B Common
 Stock...............           --        --          --
Foreign Currency
 Translation
 Adjustment..........       (4,666)       --      (4,666)
Amortization of
 deferred financing
 costs...............           --     1,544       1,544
Net loss.............           --        --    (100,199)
                       ------------  -------   ---------
BALANCE
 December 31, 1997...  $    (5,288)  $    --   $ 126,699
                       ------------  -------   ---------
                       ------------  -------   ---------

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                        1995            1996            1997
                                                                     ------------    ------------    ------------
Cash flows provided by (used in) operating activities:
Net loss..........................................................    $   (9,402)     $  (38,240)     $ (100,199)
  Adjustments to reconcile net loss to net cash provided by (used
    in) operating activities, net of effects of purchase of
    subsidiaries:
    Accretion of interest receivable on restricted marketable
      securities..................................................            --          (1,562)         (5,504)
    Depreciation and amortization.................................           848           6,655          21,819
    Foreign currency transaction (gain)...........................            --            (788)             --
    Loss on disposal of fixed assets..............................            --             368              --
    Provision for losses on accounts receivable...................           149           2,830          10,908
    Reversal of accrued liabilities...............................            --              --          (7,000)
  Changes in assets and liabilities:
    Increase in accounts receivable...............................        (2,453)        (17,034)        (45,069)
    Decrease (increase) in deposits and other assets..............           366          (3,249)         (2,929)
    Decrease (increase) in prepaid expenses and other current
      assets......................................................           297            (925)        (13,196)
    Increase in accounts payable and accrued expenses.............         3,511          44,243          56,354
    Increase (decrease) in deferred revenue and other current
      liabilities.................................................         1,501           4,279          (2,155)
    Increase (decrease) in other liabilities......................         8,737          (7,052)         (4,841)
                                                                      ----------      ----------      ----------
Net cash provided by (used in) operating activities...............         3,554         (10,475)        (91,812)
                                                                      ----------      ----------      ----------
Cash flows used in investing activities:
  Acquisition of subsidiaries.....................................       (15,413)        (38,552)        (77,813)
  Purchase of marketable securities...............................            --         (82,529)             --
  Proceeds from marketable securities.............................            --          14,701          54,167
  Purchase of restricted marketable securities....................            --        (102,808)             --
  Proceeds from maturities of restricted marketable securities....            --              --          41,038
  Purchase of property and equipment..............................        (1,124)        (15,983)        (36,357)
  Proceeds from sale of equipment.................................            --             171             144
                                                                      ----------      ----------      ----------
Net cash used in investing activities.............................       (16,537)       (225,000)        (18,821)
                                                                      ----------      ----------      ----------
Cash flows provided by financing activities:
  Proceeds from issuance of common and preferred stock and
    warrants......................................................        15,205          50,000         182,160
  Underwriting fees and expenses..................................            --              --         (14,618)
  Proceeds from notes payable.....................................         3,000              --              --
  Payment of notes payable........................................            --          (3,000)         (3,348)
  Proceeds from issuance of 12 1/4% Senior Notes and warrants.....            --         300,000              --
  Payments of offering costs......................................            --         (10,989)             --
  Proceeds from long-term debt....................................            --          44,000              --
  Payments of long-term debt......................................            --         (44,598)         (9,402)
  Principal payments under capital lease obligations..............           (62)           (382)         (2,757)
                                                                      ----------      ----------      ----------
Net cash provided by financing activities.........................        18,143         335,031         152,035
                                                                      ----------      ----------      ----------
Increase in cash and cash equivalents.............................         5,160          99,556          41,402
Effects of foreign currency exchange rates on cash................            --            (651)           (576)
Cash and cash equivalents at beginning of period..................             3           5,163         104,068
                                                                      ----------      ----------      ----------
Cash and cash equivalents at end of period........................    $    5,163      $  104,068      $  144,894
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
Supplemental disclosure of cash flows information:
  Cash paid for:
    Interest......................................................    $       31      $    1,639      $   41,285
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
Supplemental schedule of noncash investing and financing
  activities--
  Assets acquired under capital lease obligations.................    $    4,950      $    7,897      $   13,060
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
  Issuance of notes to acquire stock..............................    $       --      $    9,328      $       --
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
  Issuance of warrants for shareholder standby facility...........    $       --      $    1,544      $       --
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
  Issuance of Class A Common Stock................................    $       --      $       --      $   41,635
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
Acquisition cost included in current liabilities..................    $       --      $       --      $   17,929
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1. BUSINESS DESCRIPTION

     RSL Communications, Ltd. ("RSL"), a Bermuda corporation, is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation, which is the successor in interest to RSL Communications, Inc., a Delaware corporation. RSL, together with its direct and indirect subsidiaries are referred to herein as the "Company." The Company is a multinational telecommunications company which provides an array of international and domestic telephone services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue producing operations and provides services in the United States, the United Kingdom, France, Belgium, Germany, the Netherlands, Sweden, Finland, Australia, Venezuela, Italy, Switzerland and Denmark. In 1996, approximately 60% of the world's international long distance telecommunications minutes originated in these markets.

2. ACQUISITIONS

  1997 Acquisitions/New Operations

     Delta Three, Inc.

     During 1997, the Company acquired a majority interest in Delta Three, Inc. ("Delta Three"). The Company paid approximately $8.8 million for approximately 72% ownership of the Company and agreed to acquire an additional 26% interest during 1998. In connection with this transaction, the Company recorded approximately $3.8 million in goodwill.

     Maxitel

     In April 1997, RSL Com Europe Ltd ("RSL Europe") acquired a 30.4% interest in Maxitel, a Portuguese international telecommunications carrier, and has since increased its ownership interest in Maxitel to 39%. The total investment in Maxitel is approximately $2.1 million.

     Pacific Star Communications Limited

     In April 1997, the Company acquired substantially all of the commercial customer contracts of Pacific Star Communications Limited, an Australian based company. The Company paid approximately $1.5 million in cash and recorded this amount as a customer base.

     Newtelco

     In August 1997, RSL Europe purchased 90% of the stock of Newtelco Telekom AG ("RSL Austria"), an Austrian start-up telecommunications company for an $800,000 investment in the company.

     RSL Com Italia S.r.l

     In August 1997, RSL Europe acquired 85% of the stock in RSL Italy ("RSL Italy"), an Italian telecommunications reseller. The Company paid approximately $1.7 million for its investment in RSL Italy.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)

     EZI Phonecard Holdings Pty. Limited

     In October 1997, RSL Com Australia Holdings Pty. Ltd. ("RSL Australia") acquired 85% of EZI Phonecard Holdings Pty. Limited for approximately $200,000 in cash and the assumption of net liabilities of $1.3 million. In connection with this purchase, RSL Australia recorded approximately $1.5 million of goodwill.

     Call Australia Group

     In October 1997, the Company through its wholly-owned subsidiary, RSL Australia acquired 100% of the issued capital of each of Call Australia Pty. Ltd., Associated Service Providers Pty. Limited, Digiplus Pty. Limited, Power Serve Communications Consultants Pty. Limited, Talk 2000 Networks Pty. Limited and Telephone Bill Pty. Limited (collectively the "Call Australia Group"), leading Australian switchless resellers, for approximately $24.5 million. In connection with this purchase, RSL Australia recorded approximately $24.5 million of goodwill.

     LDM Systems, Inc.

     In October 1997, the Company acquired 100% of the outstanding common stock of LDM Systems, Inc. ("LDM"). The total purchase price was $14.9 million. In connection with this acquisition, the Company recorded an equal amount of goodwill.

     Callcom AG fur TeleKommunikation

     In December 1997, RSL Europe acquired a 78.5% interest in Callcom AG fur TeleKommunikation ("RSL Switzerland"). The Company invested approximately $2.1 million in cash in RSL Switzerland for common shares.

     European Telecom S.A./N.V.

     In December 1997, RSL Europe acquired 90% of European Telecom S.A./N.V. ("RSL Belgium") which in turn owns 100% of European Telecom SARL (RSL Luxemburg). The Company paid approximately $18.6 million for this acquisition and recorded an equal amount of goodwill.

  1996 Acquisitions/New Operations

     Certain Assets of Sprint in France and Germany

     In May 1996, the Company acquired the net assets, principally telecommunications equipment and facilities, constituting the international long distance voice businesses of Sprint in France and Germany through its wholly-owned subsidiaries RSL COM France S.A., a French corporation ("RSL France"), and RSL COM Deutschland GmbH, a German limited liability company ("RSL Germany"). Pursuant to the applicable asset purchase agreements, the Company can not disclose the purchase price of the net assets. In connection with this transaction, the Company recorded approximately $7.9 million of goodwill.

     Belnet Nederland B.V.

     In October 1996, the Company acquired 38,710 shares of Belnet Nederland B.V. ("Belnet/RSL"), representing 75% of the outstanding stock for $10.0 million and the assumption of liabilities of $500,000. In 1997, the Company acquired the remaining shares for approximately $7.3 million. In

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)

connection with the purchase of Belnet/RSL, the Company recorded approximately $15.6 million of goodwill.

     Incom (UK) Limited

     In August 1996, the Company acquired the assets and assumed certain limited liabilities of Incom (UK) Limited ("Incom"), a United Kingdom reseller, for $500,000 plus 3,954 non-voting shares of RSL COM North America, Inc. (formerly known as International Telecommunications Group, Ltd.) ("RSL North America") (the "Purchased Shares"). In addition, 3,333 voting shares of RSL North America currently held by Incom were exchanged for an equal number of non-voting shares. In connection with this acquisition, the Company recorded approximately $3.8 million of goodwill.

  1995 Acquisitions/New Operations

     On March 10, 1995, the Company entered into a stock purchase agreement (the "Agreement") with RSL North America and RSL COM U.S.A., Inc. (formerly known as International Telecommunications Corporation) ("RSL USA"), pursuant to which the Company initially purchased from RSL North America 66,667 shares of RSL North America's Series A convertible preferred stock (which represented 25% of RSL North America's then outstanding stock, including common and preferred shares) for $4.8 million. The Company subsequently purchased additional shares of RSL North America's common stock at various times during 1995, 1996 and 1997 for a total purchase price of cash, secured notes, issuance of shares and the assumption of net liabilities aggregating $12.9 million at December 31, 1995, cumulatively aggregating (inclusive of an aggregate $12.9 million at December 31, 1995) $25.0 million at December 31, 1996, and cumulatively aggregating (inclusive of an aggregate $25.0 million at December 31, 1996)
$87.3 million at December 31, 1997, resulting in recorded goodwill in the aggregate of $85.5 million at December 31, 1997. At December 31, 1995, 1996 and 1997, the Company's ownership interest in RSL North America was 50.1%, 87% and 100%, respectively.

     Effective September 1, 1995, RSL North America's subsidiary RSL USA, purchased 51% of the capital stock of Cyberlink, Inc. ("Cyberlink"). During the period August 1996 through December 1996, RSL USA purchased 1,023,807 shares of the capital stock of Cyberlink for approximately $7.2 million. In addition, through March 1997, the Company acquired the remaining outstanding shares.

     The total purchase price consisted of approximately $9.5 million, and assumption of net liabilities of $21.1 million. In connection with the purchase of Cyberlink, the Company recorded approximately $30.6 million of goodwill.

     In November 1995, the Company, through its wholly-owned subsidiary RSL COM Europe, Ltd. ("RSL COM Europe") completed the acquisition of 51% of Cyberlink Communications Europe Ltd. ("Cyberlink Europe"). Cyberlink Europe is a holding company which owned 100% of the shares of RSL COM Sweden AB, Cyberlink International Telesystems Germany GmbH and RSL COM Finland OY.

     During the period August 1996 through March 1997, RSL COM Europe purchased the remaining 49% of the Cyberlink Europe shares for approximately $2.1 million and the assumption of liabilities. The total cash paid was approximately $3.7 million. In connection with the purchase of Cyberlink Europe, the Company recorded approximately $5.4 million of goodwill.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)

  Accounting Treatment

     For all years, the acquisitions, unless otherwise stated, have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired, primarily fixed assets and accounts receivable, and liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is amortized over fifteen years. The valuation of all of the Company's acquired assets and liabilities from inception through December 31, 1997 is final except for the final valuation to be made of litigation reserves and carrier liabilities in connection with the LDM acquisition.

     The following presents the unaudited pro forma consolidated statements of operations data of the Company for the years ended December 31, 1996 and 1997 as though the acquisitions of RSL COM France, RSL COM Germany, Belnet/RSL, LDM, Call Australia Group, and EZI had occurred on January 1, 1996. All other acquisitions had insignificant operations prior to the date of acquisition. The consolidated statements do not necessarily represent what the Company's results of operations would have been had such acquisitions actually occurred on such date.

                                                                  YEAR ENDED           YEAR ENDED
                                                                 DECEMBER 31, 1996    DECEMBER 31, 1997
                                                                 -----------------    -----------------
                                                                              (UNAUDITED)
                                                                    ($ IN THOUSANDS, EXCEPT LOSS PER
                                                                                 SHARE)
Revenues......................................................       $ 203,075            $ 371,757
                                                                     ---------            ---------
                                                                     ---------            ---------
Net loss......................................................       $ (40,916)           $(103,697)
                                                                     ---------            ---------
                                                                     ---------            ---------
Net loss per share............................................       $   (5.49)           $   (5.46)
                                                                     ---------            ---------
                                                                     ---------            ---------

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of RSL Communications, Ltd. and its majority-owned subsidiaries from the date of acquisition or commencement of operations.

     For the years ended December 31, 1995 and 1996 the Company has, since the Company's acquisition or startup of its subsidiaries, included 100% of all of such subsidiaries' operating losses, because the minority investments in each of those entities have been reduced to zero as of the relevant year-end dates. For the year ended December 31, 1997 the Company has included 100% of its wholly owned subsidiaries' operating losses and the Company recorded minority interest, an asset representing the Company's minority shareholder's proportionate share of operating losses for RSL COM Italia, S.r.l., RSL COM Venezuela C.A., RSL COM Austria A.G., RSL COM Spain S.A., and RSL COM Schweiz AG. In the event additional capital in any such subsidiary is required to fund operating losses, the minority shareholders of such subsidiary are contractually obligated to invest, to the extent necessary to fund the operations, based on their pro rata ownership of the total outstanding stock of such subsidiary. If a shareholder does not invest its pro rata amount, then such shareholder's equity interest will be diluted and the contributing shareholders' equity in such subsidiary will be increased. The Company believes that all of its minority shareholders have the financial wherewithal to meet its obligations to the Company with respect to its proportionate share of operating losses. Each of the Company's other subsidiaries' operating losses have been recorded in full.

     The Company has majority ownership of all of its subsidiaries.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The Company accounts for its 39% investment in Maxitel Servicios e Gestao de Telecomunicaciones, SA ("Maxitel") using the equity method. During 1997, the Company formed a joint venture with entities controlled by the Cisneros Group of Companies to pursue the Company's Latin American expansion. The Company owns 51% of this joint venture and has, since the joint venture's formation, consolidated 100% of this joint venture and recognized minority interest for 49% of the operating losses of the joint venture. The receivable for the minority shareholder's share of the joint venture loss is included in other current assets.

     Management Assumptions--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for other claims. Actual results could differ from these estimates.

     Foreign Currency Translation--Assets and liabilities of foreign entities have been translated into United States dollars using the exchange rates in effect at the balance sheet dates. Results of operations of foreign entities are translated using the average exchange rates prevailing throughout the period. Local currencies are considered the functional currencies of the Company's foreign operating entities. The Company utilizes a net settlement process with its correspondents comprised of special drawing rights ("SDRs"). SDRs are the established method of settlements among international telecommunications carriers. The SDRs are valued based upon the values of a basket of foreign currencies. Translation effects are accumulated as part of the cumulative foreign currency translation adjustment in equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations for each respective period, and were not significant in the periods presented.

     Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Accounts Receivable--Accounts receivable are stated net of the allowance for doubtful accounts of $3,900,000 and $12,000,000 at December 31, 1996 and 1997, respectively. The Company recorded bad debt expense of $149,000, $2,830,000 and $10,900,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Accrued Expenses--Accrued expenses for the years ended December 31, 1996 and 1997 consist primarily of accrued interest, accrued acquisition costs and accrued transmission costs. Accrued interest as of December 31, 1996 was $9,447,000. Accrued interest as of December 31, 1997 was not significant.

     Marketable Securities--Marketable securities consist principally of U.S. Treasury bills, commercial paper and corporate notes with a maturity date greater than three months when purchased. Available for sale securities are stated at market and the held to maturity securities are stated at amortized costs. Gains and losses, both realized and unrealized, are measured using the specific identification method. Market value is determined by the most recently traded price of the security at the balance sheet date. Marketable securities are defined as either available for sale or held to maturity securities under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," depending on the security.

     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Depreciation expense was $302,000, $3,462,000 and $9,794,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Impairment of Assets--The Company's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determined that, as of December 31, 1997 and 1996, there had been no impairment in the carrying value of the long-lived assets.

     Goodwill and Related Amortization--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

     Deferred Financing Costs--The deferred financing costs incurred in connection with the Senior Notes are being amortized on a straight line basis over ten years.

     Other Intangibles--Other Intangible assets acquired through purchase acquisitions represent licenses which are being amortized using the straight-line method over five years.

     Deposits and Other Assets--Deposits consist principally of amounts paid to the Company's carrier vendors.

     Revenue Recognition and Deferred Revenue--The Company records revenue based on minutes (or fractions thereof) of customer usage. The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided.

     Cost of Services--Cost of services is comprised primarily of transmission costs.

     Selling Expenses--Selling costs such as commissions, marketing costs, and other customer acquisition costs are treated as period costs. Such costs are recorded in selling, general and administrative expenses in the Company's consolidated statement of operations.

     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes. The Company's foreign subsidiaries file separate income tax returns in the jurisdiction of their operations. The Company's United States subsidiaries file stand-alone United States income tax returns.

     Loss per Common Share--In accordance with the Company's adoption of SFAS No. 128, "Earnings Per Share", the loss per common share is calculated by dividing the loss attributable to

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

common shares by the weighted average number of shares outstanding. Outstanding common stock options and warrants are not included in the loss per common share calculation as their effect is anti-dilutive. The adoption of SFAS No. 128, "Earnings Per Share" did not affect the Company's method of computing the loss per common share.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company uses data at the subsidiary level to manage the operations and the Company will expand its current footnote disclosure to meet this criteria.

4. CONCENTRATION OF CREDIT RISK

     The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable, cash and cash equivalents, and marketable securities. The Company's U.S. subsidiaries sell a significant portion of their services to other carriers and, as a result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected.

     The Company maintains its cash with high quality credit institutions, and its cash equivalents and marketable securities are in high quality securities.

5. MARKETABLE SECURITIES

     A summary of the Company's available for sale marketable securities at December 31, 1996 and December 31, 1997 is as follows (in thousands):

                                                           DECEMBER 31, 1996       DECEMBER 31, 1997
                                                          --------------------    --------------------
                                                          AMORTIZED    MARKET     AMORTIZED    MARKET
                                                            COST        VALUE       COST        VALUE
                                                          ---------    -------    ---------    -------
Corporate notes........................................    $40,728     $40,678     $ 2,500     $ 2,500
Medium term notes......................................     10,951      10,938          --          --
Commercial paper.......................................     10,261      10,257       4,390       4,388
Federal agency notes...................................      5,888       5,884       6,968       6,973
                                                           -------     -------     -------     -------
                                                           $67,828     $67,757     $13,858     $13,861
                                                           -------     -------     -------     -------
                                                           -------     -------     -------     -------

     The Company has recorded its available for sale marketable securities at amortized cost as the difference between amortized cost and market value is immaterial to the consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

5. MARKETABLE SECURITIES--(CONTINUED)

     The carrying value of the available for sale marketable securities by maturity date as of December 31, 1996 and December 31, 1997 is as follows (in thousands):

                                                                 DECEMBER 31, 1996    DECEMBER 31, 1997
                                                                 -----------------    -----------------
Matures in one year...........................................        $57,548              $11,856
Matures after one year through three years....................         10,280                2,002
                                                                      -------              -------
Total.........................................................        $67,828              $13,858
                                                                      -------              -------
                                                                      -------              -------

     Proceeds from the sale of available for sale marketable securities for the years ended December 31, 1996 and 1997 were $14,701,000 and $27,675,000, respectively. Gross gains (losses) of $56,000 and ($2,000) were realized on these sales for the years ended December 31, 1996 and 1997.

     Securities classified as held to maturity, which are comprised of Federal agency notes, are stated at amortized cost. Such securities are restricted in order to make the first six scheduled interest payments on the 12 1/4% Senior Notes (see Note 7). The held to maturity securities at December 31, 1996 and 1997 are as follows (in thousands):

                                                          DECEMBER 31, 1996       DECEMBER 31, 1997
                                                        ---------------------    --------------------
                                                        AMORTIZED     MARKET     AMORTIZED    MARKET
                                                          COST        VALUE        COST        VALUE
                                                        ---------    --------    ---------    -------
Matures in one year..................................   $  39,692    $ 39,738     $35,455     $35,522
Matures after one year through three years...........      64,678      65,002      33,381      33,377
                                                        ---------    --------     -------     -------
Total................................................   $ 104,370    $104,740     $68,836     $68,899
                                                        ---------    --------     -------     -------
                                                        ---------    --------     -------     -------

6. INCOME TAXES

     The Company has incurred losses since inception for both book and tax purposes. The Company's Netherlands subsidiary recorded income tax expense of approximately $395,000 for the year ended December 31, 1996 and $401,000 for the year ended December 31, 1997. As of December 31, 1996 and December 31, 1997, the Company had net operating loss carryforwards generated primarily in the United States of approximately $47,000,000 and $147,000,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2013 if not utilized. The utilization of the net operating loss carryforwards is subject to certain limitations.

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as of December 31, 1996 and 1997, as follows (in thousands):

                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                       1996           1997
                                                                    ------------    --------
Deferred tax assets..............................................     $ 18,800      $ 59,000
Less valuation allowance.........................................      (18,800)      (59,000)
                                                                      --------      --------
Net deferred tax assets..........................................     $     --      $     --
                                                                      --------      --------
                                                                      --------      --------

     The Company's net operating losses generated the deferred tax assets. At December 31, 1996 and 1997, a valuation allowance of $18,800,000 and $59,000,000, respectively, is provided as the realization of the deferred tax assets are not likely.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. NOTES PAYABLE AND LONG-TERM DEBT

  Senior Notes

     On October 3, 1996, RSL Communications PLC ("RSL PLC"), a wholly-owned subsidiary of RSL, issued (the "Debt Offering") 300,000 Units, each consisting of an aggregate of one $1,000 Senior Note (collectively, the "Notes") due 2006 bearing interest at the rate of 12 1/4% and one warrant to purchase 3.975 Class A common shares which expire in ten years (collectively, the "Warrants"). The exercise price of such Warrants is $.00457.

     The value ascribed to the Warrants was $4,000,000. The unamortized discount is recorded as a reduction against the face value of the Notes, and is amortized over the life of the Notes. Such discount was $4,000,000 and $3,500,000 at December 31, 1996 and December 31, 1997, respectively.

     The Notes, which are guaranteed by RSL, are redeemable, at RSL PLC's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their principal amount for the calendar year subsequent to November 15, 2002, and at 100% of the principal amount subsequent to November 15, 2003. The Notes, or a portion thereof, may also be redeemed upon the consummation of a public equity offering which yields proceeds in excess of a specified amount.

     In connection with the issuance of the Notes, the Company is required to maintain restricted marketable securities in order to make the first six scheduled interest payments on the Notes. Such restricted marketable securities amounted to $104,370,000 and $68,836,000 at December 31, 1996 and December 31, 1997, respectively.

     The indenture pursuant to which the Notes were issued contains certain restrictive covenants which impose limitations on RSL and certain of its subsidiaries ability to, among other things: (i) incur additional indebtedness,
(ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries, (iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and (viii) sell assets. Notwithstanding the foregoing, these indentures do not impose restrictions on RSL's ability to obtain funds by dividends or loans from its subsidiaries.

     At December 31, 1996 and 1997, the Company is in compliance with the above restrictive covenants.

  Credit Facilities

     At December 31, 1996 and 1997, the Company had a $7,500,000 revolving credit facility with a bank (the "Revolving Credit Facility"), guaranteed by the Company's Chairman, all of which was available. At December 31, 1996, the Company also had a $35,000,000 shareholder standby facility with the Company's Chairman.

     The shareholder standby facility bears interest at the rate of 11% per annum. In connection with this facility and the Company's Chairman's personal guarantee of the Revolving Credit Facility, the Company's Chairman received warrants, which vested over one year, to purchase 459,900 Class B common shares of the Company (the "Class B Common Stock"). The Company recorded $1,544,000 as the value of the warrants at the time of their issuance. The Revolving Credit Facility bears interest at the rate of LIBOR plus 1%. The Shareholder Standby Facility, in accordance with the contractual agreement, expired upon receipt of the net cash proceeds from the initial public offering.

     The warrants became exercisable on October 3, 1997 at an exercise price of $.00457 per share and expire in October 2006.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)

     During August 1996, the Company obtained a $50,000,000 revolving credit facility with a bank, guaranteed by the Company's Chairman, and utilized this facility to repay the bank for all amounts due under the previously outstanding Revolving Loan Facility provided by the bank and guaranteed by the Company's Chairman, which was $44,000,000 at the time of repayment. Immediately prior to the Debt Offering, the Company repaid $35,000,000 of the $44,000,000 borrowed under the Revolving Credit Facility with the proceeds of the Subordinated Shareholder Loan (see Note 11) and reduced the outstanding commitment under the Revolving Credit Facility to $7,500,000.

     The Company has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8 1/4% and 8 1/2% at December 31, 1996 and 1997, respectively). A second credit line provides for up to $2,000,000 in capital expenditure financing. Interest on this line is payable at 2 1/2% over the prime rate of interest. During the year ended December 31, 1997, the lines of credit were reduced to $570,000 and $-0-, respectively. The total amounts outstanding at December 31, 1996 from the above credit lines were $680,000 and $606,000, respectively, and at December 31, 1997 was $475,000 and $0-, respectively. The remaining credit line terminates on August 31, 1998. Borrowings under both of these credit lines are collateralized by a letter of credit.

     The Company, through LDM, has a $10.0 million revolving credit facility. There was $3.6 million outstanding under this facility at December 31, 1997. This facility is payable in full on September 30, 2000 and accrues interest at prime rate plus 2.5% per annum.

  Other Financing

     In connection with the September 1996 purchase of additional shares of RSL North America's common stock, the Company issued secured notes totaling approximately $9,328,000. Such notes and interest were secured by the common stock acquired, and were payable in annual and quarterly installments, respectively, and bore interest at the rate of 6%. In 1997, the Company satisfied the remaining loan obligations with such minority shareholders.

  Vendor Financing

     At December 31, 1996 and 1997, RSL USA has a series of current notes payable to different vendors in the amount of $4,282,000 and $976,000, respectively, which bear interest at the rates from 8% to 14.5%.

     One of the Company's primary equipment vendors has provided to certain of the Company's subsidiaries an aggregate of approximately $50 million in vendor financing commitments to fund the purchase of additional capital equipment. At December 31, 1996 and 1997, approximately $39.0 million and $15.8 million was available, respectively. Borrowings under this agreement are recorded as capital lease obligations.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)

     Long-term debt maturities at December 31, 1997 are as follows (in thousands):

YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $  4,604
1999.............................................................................         --
2000.............................................................................         --
2001.............................................................................         --
2002.............................................................................         --
2003 and thereafter..............................................................    300,000
                                                                                    --------
Total............................................................................    304,604
Less current maturities..........................................................     (4,604)
                                                                                    --------
Long Term Debt and 12 1/4% Senior Notes..........................................   $300,000
                                                                                    --------
                                                                                    --------

     RSL's notes payable had fair values that approximated their carrying amounts at December 31, 1996. At December 31, 1997, the Senior Notes had a fair value of approximately $330,000,000. The increase in fair value is primarily due to changes in the interest rate environment. The remainder of the notes had fair values which approximated their carrying amounts.

     Interest expense on the above notes was approximately $461,000, $10,457,000 and $37,136,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

8. GOODWILL AND OTHER INTANGIBLE ASSETS

     Intangible assets at December 31, 1996 and 1997 consist of the following (in thousands):

                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                       1996           1997
                                                                    ------------    --------
Goodwill.........................................................     $ 79,732      $213,527
Deferred financing costs.........................................       10,988        11,655
Other Intangibles................................................          626         3,331
                                                                      --------      --------
                                                                        91,346       228,513
Less accumulated amortization....................................       (3,741)      (13,530)
                                                                      --------      --------
Intangible assets--net...........................................     $ 87,605      $214,983
                                                                      --------      --------
                                                                      --------      --------

     Amortization expense for the years ended December 31, 1995, 1996 and 1997 was $548,000, $3,193,000 and $9,980,000, respectively.

9. SHAREHOLDERS' EQUITY

  Common Stock

     During 1996, the Company issued 4,117,522 shares of Class B Common Stock for cash aggregating $50,000,000. During 1995, 6,411,365 shares of Class B Common Stock were issued for $1,851,000.

     On September 30, 1997, the Company revised its capital structure (the "Recapitalization"), in part to (i) effect a 2.19-for-one stock split for each outstanding share of each class of common shares and each outstanding share of Preferred Stock, (ii) increase the number of authorized shares of its Class A Common Stock and Class B Common Stock to an aggregate of 438,000,000 shares and
(iii) increase the number of authorized shares of its Preferred Stock to 65,700,000. The holders of the Class A

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

9. SHAREHOLDERS' EQUITY--(CONTINUED)

Common Stock are entitled to one vote per share, and the holders of the Class B Common Stock are entitled to ten votes per share.

     On September 30, 1997, the Company commenced an initial public offering of 8,280,000 shares of its Class A Shares. The aggregate offering price of the 8,280,000 shares of Class A Common Stock sold in the equity offering to the public was $182,160,000, with net proceeds to the Company of $167,542,000.

     In June 1997, RSL North America's founder and former Chairman elected to exchange his shares in RSL North America, a subsidiary of the Company, for shares in the Company. Accordingly, the Company issued 1,457,094 of the Class A Common Stock, par value $0.00457 per share, of the Company in exchange for 15,619 shares of common stock of RSL North America and recorded approximately $32,575,000 for each of additional paid in capital and goodwill.

     During 1997, the Company issued 712,142 shares of Class A Common Stock upon the exercise of options.

     During 1997, in connection with the acquisition of certain minority interests, the Company issued 411,105 shares of Class A Common Stock.

  Preferred Stock

     During 1995, the Company issued 9,243,866 shares of its preferred stock to the holders of its Class B Common Stock for cash of $13,354,000. The preferred stock ranked senior to the Company's common stock as to dividends and a liquidation preference of $1.00 per share. Each share was convertible at the holder's option into 2.19 shares of Class B Common Stock. All preferred shares were automatically converted into the Company's Class B Common Stock as the public offering yielded proceeds in excess of $25,000,000, in accordance with the terms of the Preferred Stock agreement. Dividends, at the rate of 8%, were cumulative. Upon conversion of the shares of the preferred stock, the cumulative dividends were deemed to be cancelled and waived upon conversion. The cumulative amount of such dividends was approximately $16,000.

10. CAPITAL LEASE OBLIGATIONS

     Future minimum annual payments applicable to assets held under capital lease obligations for years subsequent to December 31, 1997 are as follows (in thousands):

YEAR ENDED
--------------------------------------------------------------
1998..........................................................    $ 7,189
1999..........................................................      8,346
2000..........................................................      6,528
2001..........................................................      4,018
2002..........................................................      3,373
2003 and thereafter...........................................        625
                                                                  -------
Total minimum lease obligations...............................     30,079
Less interest.................................................     (6,542)
                                                                  -------
Present value of future minimum lease obligations.............     23,537
Less current portion, included in other current liabilities...     (3,429)
                                                                  -------
Long-term lease obligations at December 31, 1997..............    $20,108
                                                                  -------
                                                                  -------

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

10. CAPITAL LEASE OBLIGATIONS--(CONTINUED)

     The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 9% to 11% per annum.

     Assets held under capital leases aggregated $13,225,000 and $26,632,000 at December 31, 1996 and 1997, respectively. The related accumulated depreciation was $825,000 and $2,557,000, respectively.

11. RELATED PARTY TRANSACTIONS

     In September 1996, the Company borrowed $35,000,000 from Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, bearing interest at the rate of 11% per annum (the "Subordinated Shareholder Loan"). The Company repaid the Subordinated Shareholder Loan with the proceeds of the Shareholder Equity Investment (described below).

     The Company used the proceeds of the Subordinated Shareholder Loan to repay $35,000,000 of the amounts outstanding under the Revolving Credit Facility available in August 1996 (see Note 7) and reduced the outstanding commitment amount under the Revolving Credit Facility to $15,000,000 at December 31, 1996 and $7,500,000 at December 31, 1997. The Revolving Credit Facility is personally guaranteed by the Company's Chairman.

     Prior to the closing of the Debt Offering, Ronald S. Lauder, the Company's Chairman, Leonard A. Lauder, a director of the Company and Ronald S. Lauder's brother, and Lauder Gaspar Venture LLC ("LGV"), an investment vehicle the principal investors of which are Ronald S. Lauder and Leonard A. Lauder and the managing member (through a wholly owned company) of which is Andrew Gaspar, a director of the Company, purchased an aggregate of 4,117,522 shares of Class B Common Stock (approximately 11.6% of the outstanding common shares of the Company on a fully diluted basis) for $50,000,000 (the "Shareholder Equity Investment"). LGV purchased one-half of such shares and Ronald S. Lauder and Leonard A. Lauder each purchased one-quarter of such shares.

     Nesim N. Bildirici, a director and the Vice President of Mergers and Acquisitions of the Company, was an employee of both the Company and R.S. Lauder, Gaspar & Co., L.P. ("RSLAG"), a venture capital company owned and controlled by Ronald S. Lauder and Andrew Gaspar. During 1996 Mr. Bildirici's salary was paid by RSLAG and the Company reimbursed RSLAG for a majority of Mr. Bildirici's salary. During the years ended December 31, 1996 and 1997, the Company reimbursed RSLAG approximately $130,000 and $287,000, respectively, for Mr. Bildirici's services. Mr. Bildirici became a full time employee of the Company as of January 1, 1997.

     RSL Management Corporation ("RSL Management"), which is wholly owned by Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, subleases an aggregate of 11,000 square feet of office space to the Company at an annual rent of $767,000 per annum. RSL Management subleases such space from The Estee Lauder Companies Inc. ("Estee Lauder"). Ronald S. Lauder is also a principal shareholder of Estee Lauder and Leonard A. Lauder, a director of the Company, is the Chief Executive Officer of Estee Lauder. In addition, RSL Management provides payroll and benefit services to the Company for an annual fee of $6,000.

     The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through January 2002 unless terminated earlier by the executive or the Company, and provide for annual salaries and bonuses based on the performance of the Company. Salary expense for these officers was approximately $646,000, $1,419,000 and $1,555,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The aggregate commitment for annual future salaries pursuant to the employment agreements at December 31, 1997, excluding bonuses, is

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

11. RELATED PARTY TRANSACTIONS--(CONTINUED)

approximately $1,371,000, $1,098,000, $615,000, $550,000 and $600,000 for 1998,
1999, 2000, 2001, and 2002, respectively.

12. DEFINED CONTRIBUTION PLAN

     In 1996, the Company instituted a defined contribution plan which provides retirement benefits for most of its domestic employees. The Company's contributions to the defined contribution plan, which are based on a percentage of the employee's annual compensation subject to certain limitations, were not significant for the years ended December 31, 1996 and 1997.

13. STOCK OPTION PLANS

  1995 Stock Option Plan

     In April 1995, the Company established an Incentive Stock Option Plan (as amended and restated, the "1995 Plan") to reward employees, nonemployee consultants and directors for service to the Company and to provide incentives for future service and enhancement of shareholder value. The 1995 Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee consists of three members of the Board of Directors. The Plan provides for awards of up to 2,847,000 shares of Class A Common Stock of the Company.

     The options granted in 1995 vest over a period of three years commencing on the first anniversary of the date of grant such that the option holder may not acquire more than 2% of the outstanding capital stock as of the date upon which the related employment agreement expires. The options granted in 1996 vest in one-third increments on each of the first, second and third anniversaries of the grant date, unless a different vesting schedule is designated by the committee. Further, the options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. A total of 2,716,617 options have been granted under this plan. The Company will not grant further options under the 1995 Plan.

  1997 Stock Incentive Plan

     During 1997, the Company established the 1997 Stock Incentive Plan (the "1997 Plan") to attract and motivate key employees of the Company. The 1997 Plan is administered by the Committee. The 1997 Plan provides for the grant of the incentive and non-incentive stock options, stock appreciation rights, restricted stock, and various combinations thereof. The maximum number of shares of Class A Common Stock available under the 1997 Plan is 3,100,000, with no more than 500,000 options or stock appreciation rights to be granted to any one participant in a calendar year. The options vest over a three-year period, unless a different vesting schedule is designated by the Committee. A total of 432,856 options have been granted under this plan.

  1997 Performance Incentive Compensation Plan

     During 1997, the Company established the 1997 Performance Incentive Compensation Plan (the "1997 Performance Plan") to reward employees for superior performance. Awards under the 1997 Performance Plan may be made to key employees recommended by the Chief Executive Officer, selected by the Committee and approved by the Board of Directors. The 1997 Performance Plan provides for the grant of up to 400,000 shares of Class A Common Stock.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

13. STOCK OPTION PLANS--(CONTINUED)

  1997 Directors' Compensation Plan

     During 1997, the Company adopted the 1997 Directors' Compensation Plan (the "1997 Directors' Plan"). During the ten year term of the 1997 Directors' Plan, each non-employee Director will be granted options to acquire a number of Class A Common Stock with an aggregate fair market value on the date of grant equal to $50,000, except for the Chairman and the Vice Chairman of the Board, whose grants have a fair market value of $75,000 and $150,000, respectively. The 1997 Directors' Plan provides for the grant of up to 250,000 shares of Class A Common Stock. The options vest over a five-year period, subject to certain acceleration provisions. A total of 17,046 options have been granted under this plan.

     The exercise price of stock options granted under the 1997 Performance Incentive Compensation Plan and 1997 Directors' Compensation Plan (the "1997 Plans") initially will equal the fair market value of the Class A Common Stock on the date of the grant and will be increased quarterly based on the yield to maturity of United States Treasury securities having a maturity approximately equal to the term of such options.

     The Company records stock option grants under the 1997 Stock Incentive Plan, the 1997 Plans based on the fair market value of the underlying security on the date of grant. The Company used the expected life of the underlying security to calculate the fair market value of such security. At each quarter, the Company compares the index option price to the fair market value of stock at such quarter, and determines whether any compensation expense should be recorded. At December 31, 1997, the first measurement date, the indexed exercise prices for all of the options granted under the 1997 Plans were above the fair market value of the Class A Common Stock on such date. Accordingly, no compensation or other expense was recorded for the grant of such stock options for 1997.

                                                                                         WEIGHTED
                                                        NUMBER OF                        AVERAGE
                                                         OPTIONS     EXERCISE PRICE    EXERCISE PRICE
                                                        ---------    --------------    --------------
Outstanding at January 1, 1995
  Granted............................................   1,423,500    $     0.000457      $ 0.000457
  Exercised..........................................          --                --              --
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------      ----------
Outstanding at December 31, 1995.....................   1,423,500          0.000457        0.000457
  Granted............................................     283,824         1.60-2.51            1.73
  Exercised..........................................          --                --              --
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------      ----------
Outstanding at December 31, 1996.....................   1,707,324     0.000457-2.51            0.29
  Granted............................................   1,459,195      .00457-22.00           10.44
  Exercised..........................................     712,142           .000457         .000457
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------      ----------
Outstanding at December 31, 1997.....................   2,454,377    $.000457-22.00      $     6.41
                                                        ---------    --------------      ----------
                                                        ---------    --------------      ----------

                                                                                           WEIGHTED
                                                                        RESERVED FOR        AVERAGE
                                                         EXERCISABLE    FUTURE GRANTS    EXERCISE PRICE
                                                         -----------    -------------    -----------------
December 31, 1995.....................................          --          766,500          $      --
December 31, 1996.....................................     177,701          482,676           0.000457
December 31, 1997.....................................     459,607        3,430,481               0.44

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

13. STOCK OPTION PLANS--(CONTINUED)

     The following table summarizes information concerning the remaining options granted under the 1997 Plans outstanding as of December 31, 1997.

                                 OPTIONS OUTSTANDING
-------------------------------------------------------------------------------------      OPTIONS EXERCISABLE
                                                                          WEIGHTED       -----------------------
                                                             WEIGHTED     AVERAGE                       WEIGHTED
                                                NUMBER        AVERAGE     REMAINING      NUMBER OF      AVERAGE
                 RANGE OF                     OF SHARES      EXERCISE     CONTRACTUAL     SHARES        EXERCISE
              EXERCISE PRICES                 OUTSTANDING     PRICES        LIFE         EXERCISABLE     PRICES
-------------------------------------------   -----------    ---------    -----------    -----------    --------
$ 0.000457                                       711,358     $0.000457        7.83              --      $     --
$ 0.00457                                        590,584     $ 0.00457        9.66         350,400      $0.00457
$ 1.60  - $ 2.51                                 283,824     $    1.73        8.73         109,207      $   1.83
$12.142 - $22.00                                 868,611     $   17.53        7.98              --      $     --
                                               ---------                                   -------
                                               2,454,377                                   459,607
                                               ---------                                   -------
                                               ---------                                   -------

     SFAS Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") was issued by the FASB in 1995 and if fully adopted, changes the methods for recognition of costs on plans similar to those of the Company. Adoption of the recognition provisions of SFAS No. 123 is optional; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS No. 123 are presented below.

     Under SFAS No. 123, for options granted, the fair value at the date of grant was estimated using the Black-Scholes option pricing model. The fair value was estimated using the minimum value method. Under this method, a volatility factor of approximately 0.45 was used for options granted on or after the date of the initial public offering and the minimum value method was used for options granted prior to the date of the initial public offering, as there was no market for the Company's common stock in which to measure the stock price volatility.

     The following weighted average assumptions were used in calculating the fair value of the options granted in the years ended December 31, 1995, 1996 and 1997, respectively: risk-free interest rates between 5.63% and 5.95%; no dividends are expected to be declared; expected life of the options are between 30 and 42 months, between 39 and 51 months and between 18 and 72 months, respectively; and a maximum contractual life of 10 years.

     For purposes of the pro forma disclosures, the estimated fair value of the options granted is amortized to compensation expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                    ($ IN THOUSANDS, EXCEPT LOSS PER
                                                                              COMMON SHARE
                                                                    AND WEIGHTED AVERAGE FAIR VALUE
                                                                          OF OPTIONS GRANTED)
                                                                        YEAR ENDED DECEMBER 31,
                                                                    --------------------------------
                                                                     1995        1996        1997
                                                                    -------    --------    ---------
Net loss
  As reported....................................................   $(9,402)   $(38,240)   $(100,199)
  Pro forma......................................................   $(9,404)   $(38,315)   $(118,176)
Net loss per common share:
  As reported....................................................   $ (1.67)   $  (5.13)   $   (5.27)
  Pro forma......................................................   $ (1.67)   $  (5.14)   $   (6.22)
Weighted average fair value of options granted during the
  Period.........................................................   $0.0002    $   0.26    $   12.32

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

14. COMMITMENTS AND CONTINGENCIES

     At December 31, 1997, the Company was committed to unrelated parties for the rental of office space under operating leases. Minimum annual lease payments with respect to the leases is as follows (in thousands):

YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $  4,018
1999.............................................................................      3,621
2000.............................................................................      3,285
2001.............................................................................      2,798
2002.............................................................................      2,172
2003 and thereafter..............................................................      1,427
                                                                                    --------
                                                                                    $ 17,321
                                                                                    --------
                                                                                    --------

     Rent expense on the above leases for the years ended December 31, 1995, 1996 and 1997 was $210,000, $2,276,000, and $3,842,000, respectively.

     The Company is committed to pay for transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows (in thousands):

YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $ 10,842
1999.............................................................................      8,592
2000.............................................................................      8,087
2001.............................................................................      6,000
2002.............................................................................      5,330
                                                                                    --------
                                                                                    $ 38,851
                                                                                    --------
                                                                                    --------

     Rent expense for the year ended December 31, 1997 was approximately $9,100,000.

     Commitments and Contingencies--The Company is involved in various claims that arose in the ordinary course of its acquired business, and certain claims that arose in the ordinary course of its business. The expected settlements from certain of these matters have been accrued and are recorded as "Other Liabilities." In management's opinion, the settlement of such claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

     In connection with the acquisition of one of its United States subsidiaries, the Company recorded what management believed to be its best estimate of the unfavorable portion related to certain transmission capacity agreements. During 1997, the Company successfully amended such transmission capacity agreements. The resulting settlement of approximately $7,000,000 has been recorded as Other Income.

     The Company is a party to separate stockholder agreements with certain minority stockholders of its subsidiaries, pursuant to which the Company has granted put rights with roll-up right provisions ("put rights"). These agreements restrict the sale of the minority stockholders' interest to any person or entity other than the Company and in certain cases require the Company to purchase these interests in certain of the Company's subsidiaries. Certain of the minority stockholders have the option to require the Company to purchase their interests at any time in exchange for cash or Class A Common Stock (in most instances, at the sole discretion of the Company) and have the right to require the Company to purchase their interests in whole or in part at various times through December 31, 2005 or upon cessation of such stockholder's employment with the Company for any reason. Generally, the minority

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

14. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

stockholder remains employed by the Company and receives a salary and a performance based bonus. The Company has issued put rights to substantially all of its subsidiaries' minority stockholders at the time the Company acquired a majority shareholding in the entity acquired or formed. Such put rights were issued to create an incentive for the Company's minority shareholders to maximize the long term value of their respective subsidiaries and to provide liquidity to the shareholders at the time of exercise.

     The Company's issuance of put rights did not at the time of grant provide the recipient of such rights with any tangible value other than the right to put their minority shares to the Company, in a value for value exchange (fair value of the minority shares of the subsidiary for fair value of Class A Common Stock or cash), in most instances, at the sole discretion of the Company. Solely for the purpose of illustration, if all such options were in effect on December 31, 1997, the Company's aggregate purchase obligation is estimated to be approximately $65 million.

     The Company is contractually committed to the purchase of three international gateway and two domestic switches. This commitment amounts to approximately $8.0 million, all of which will be financed under the Company's existing $50.0 million facility provided by one of the Company's primary equipment vendors.

     Letters of Credit--The Company has outstanding letters of credit aggregating $550,000 and $6,047,000 at December 31, 1996 and 1997, respectively, expiring at various dates. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by marketable securities, certificates of deposit, and the Revolving Credit Facility and are classified as current assets.

15. SIGNIFICANT CUSTOMER

     For the years ended December 31, 1997 and 1996 no customer accounted for more than 10% of the Company's revenues. For the year ended December 31, 1995, one customer accounted for 26% of the Company's revenues.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

16. OPERATING DATA BY GEOGRAPHIC AREA

     The following table provides certain geographic data on the Company's operations for the years ended December 31, 1995, 1996 and 1997 (in thousands).

                                                                                       OPERATING       IDENTIFIABLE
                                                                          REVENUE     INCOME (LOSS)      ASSETS
                                                                          --------    -------------    ------------
Year ended December 31, 1995
US.....................................................................   $ 18,461      $  (6,969)       $ 37,760
Europe.................................................................        156           (538)          1,953
Corporate..............................................................         --         (1,874)         13,359
                                                                          --------      ---------        --------
                                                                          $ 18,617      $  (9,381)       $ 53,072
                                                                          --------      ---------        --------
                                                                          --------      ---------        --------

Year ended December 31, 1996
US.....................................................................   $ 85,843      $ (11,702)       $ 54,509
Europe.................................................................     27,414        (13,438)         50,147
Corporate..............................................................         --         (5,612)        323,313
                                                                          --------      ---------        --------
                                                                          $113,257      $ (30,752)       $427,969
                                                                          --------      ---------        --------
                                                                          --------      ---------        --------

Year ended December 31, 1997
US.....................................................................   $194,518      $ (26,119)       $118,363
Europe.................................................................     73,653        (35,905)        106,746
Asia and Others........................................................     32,625         (3,430)         58,905
Corporate..............................................................         --        (15,602)        321,650
                                                                          --------      ---------        --------
                                                                          $300,796      $ (81,056)       $605,664
                                                                          --------      ---------        --------
                                                                          --------      ---------        --------

     Intersegment and intergeographic revenue are not significant to the revenue of any business segment or geographic location. There is no export revenue from the United States. Corporate and other assets consist principally of cash and cash equivalents, marketable securities and goodwill.

17. SUMMARIZED FINANCIAL INFORMATION

     The following presents summarized financial information of RSL Communications PLC a company incorporated in 1996 ("RSL PLC") as of December 31, 1996 and 1997. RSL PLC is a 100% wholly owned subsidiary of the Company. RSL PLC had no independent operations other than serving solely as a foreign holding company for certain of the Company's U.S. and European operations. The Notes issued by RSL PLC are fully and unconditionally guaranteed by the Company. The Company's financial statements are, except for the Company's capitalization, corporate overhead expenses, certain operations and available credit facilities, identical to the financial statements of RSL PLC (in thousands).

                                                                     DECEMBER 31, 1996       DECEMBER 31, 1997
                                                                     --------------------    --------------------
Current Assets....................................................         $306,104                $212,568
Non-current Assets................................................          120,761                 324,118
Current Liabilities...............................................           74,948                 122,672
Non-current Liabilities...........................................          394,556                 557,448

                                                                       YEAR ENDED              YEAR ENDED
                                                                     DECEMBER 31, 1996       DECEMBER 31, 1997
                                                                     --------------------    --------------------
Net Revenue.......................................................         $113,257                $266,142
Net Loss..........................................................          (34,309)                (95,824)

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

18. SUBSEQUENT EVENTS

     In January 1998, the Company purchased 90% of Telecenter Oy, a Finnish agent customer base. The Company paid approximately $10.0 million in cash with a purchase price adjustment based on future results to be calculated in two years.

     On February 8, 1998, the Board of Directors authorized the issuance of $200,000,000 Senior Notes (collectively, "1998 Notes") due 2008 and Senior Discount Notes (collectively, "1998 Discount Notes") with a discounted value of approximately $200,000,000.

     Such issuance is expected to occur on February 23, 1998. Both the 1998 Notes and the 1998 Discount Notes are guaranteed as to payment of principal and interest by RSL Communications, Ltd.

19. SUPPLEMENTAL FINANCIAL INFORMATION

     The following table sets forth selected unaudited quarterly financial information for the years ended December 31, 1997 and 1996.

                                    (IN THOUSANDS, EXCEPT LOSS PER SHARE)
YEAR ENDED DECEMBER 31, 1997                                      FIRST       SECOND      THIRD       FOURTH
                                                                 --------    --------    --------    --------
Revenues......................................................   $ 42,168    $ 67,193    $ 83,243    $108,192
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Net loss......................................................   $(19,147)   $(21,570)   $(27,342)   $(32,140)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Loss per share................................................   $  (1.82)   $  (1.90)   $  (2.28)   $  (0.77)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Weighted average number of shares of common stock
  outstanding.................................................     10,541      11,378      11,998      41,633
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------

YEAR ENDED DECEMBER 31, 1996
Revenues......................................................   $ 15,864    $ 23,900    $ 30,458    $ 43,035
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Net loss......................................................   $ (4,789)   $ (7,489)   $ (8,431)   $(17,531)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Loss per share................................................   $  (0.75)   $  (1.17)   $  (1.31)   $  (1.66)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Weighted average number of shares of common stock
  outstanding.................................................      6,411       6,411       6,426      10,541
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------

20. SUBSEQUENT EVENTS (UNAUDITED)

     On February 27, 1998, RSL PLC consummated concurrent offerings of $200,000,000 9 1/8% Senior Notes due 2008 and $328,084,000 ($200,000,000 initial accreted value) 10 1/8% Senior Discount Notes due 2008. The notes are guaranteed by RSL.

     On March 16, 1998, RSL PLC consummated an offering of DM296,000,000 (approximately $99,100,000 initial accreted value) 10% Senior Discount Notes due 2008. These notes are guaranteed by RSL.

     On April 3, 1998 the Company redeemed $90,000,000 of the original aggregate principal amount of the Notes with the net proceeds of the initial public offering.

     In April, 1998, the Company entered into an agreement with CBS Corporation ("CBS") pursuant to which the Company agreed to acquire the business of Westinghouse Communications ("WestComm"), a division of CBS, for a cash purchase price of approximately $90,000,000.

                            RSL COMMUNICATIONS, LTD.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                      AS OF            AS OF
                                                                                    DECEMBER 31,    SEPTEMBER 30,
                                                                                       1997             1998
                                                                                    ------------    -------------
                                     ASSETS
Cash and Cash Equivalents........................................................     $144,894       $    82,196
Accounts Receivable, Net.........................................................       70,610           185,744
Securities--Available for Sale...................................................       13,858                --
Prepaid Expenses and Other Current Assets........................................       16,073            85,379
                                                                                      --------       -----------
Total Current Assets.............................................................      245,435           353,319
                                                                                      --------       -----------
Restricted Marketable Securities--Held to Maturity...............................       68,836            30,579
Property and Equipment...........................................................       85,581           227,526
Less: Accumulated Depreciation...................................................      (13,804)          (32,069)
Investment in Unconsolidated Subsidiaries........................................           --            35,458
Goodwill and Other Intangibles, Net..............................................      214,983           516,856
Deposits and Other Assets........................................................        4,633            35,380
                                                                                      --------       -----------
  Total Assets...................................................................     $605,664       $ 1,167,049
                                                                                      --------       -----------
                                                                                      --------       -----------
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts Payable and Other Liabilities...........................................     $154,324       $   364,260
Short-term Debt..................................................................        8,033            17,700
                                                                                      --------       -----------
Total Current Liabilities........................................................      162,357           381,960
                                                                                      --------       -----------
Long-term Debt...................................................................       20,108            21,197
Senior Notes and Senior Discount Notes, Net......................................      296,500           697,570
Other Liabilities--Noncurrent....................................................           --            48,303
                                                                                      --------       -----------
Total Liabilities................................................................      478,965         1,149,030
                                                                                      --------       -----------
Other Shareholders' Capital......................................................      274,638           322,209
Accumulated Deficit..............................................................     (147,939)         (304,190)
                                                                                      --------       -----------
Total Shareholders' Equity.......................................................      126,699            18,019
                                                                                      --------       -----------
  Total Liabilities and Shareholders' Equity.....................................     $605,664       $ 1,167,049
                                                                                      --------       -----------
                                                                                      --------       -----------

           See notes to condensed consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT FOR LOSS PER SHARE)

                                                                                          NINE MONTHS ENDED
                                                                                    ------------------------------
                                                                                    SEPTEMBER 30,    SEPTEMBER 30,
                                                                                       1997             1998
                                                                                    -------------    -------------
Revenues.........................................................................     $ 192,604        $ 564,118
Operating costs and expenses
  Cost of Services (exclusive of depreciation and amortization shown separately
     below)......................................................................      (171,203)        (462,181)
  Selling, general and administrative expenses...................................       (62,085)        (147,494)
  Depreciation and amortization..................................................       (14,367)         (43,282)
                                                                                      ---------        ---------
                                                                                       (247,655)        (652,957)
                                                                                      ---------        ---------
Loss from operations.............................................................       (55,051)         (88,839)
Interest income..................................................................         9,947           13,239
Interest expense.................................................................       (28,910)         (51,646)
Other income (expense)-net.......................................................         6,572              445
Foreign exchange loss............................................................            --          (10,621)
Minority interest................................................................          (212)           4,322
Income taxes.....................................................................          (405)            (726)
Loss in equity interest of unconsolidated subsidiaries...........................            --           (1,625)
                                                                                      ---------        ---------
Loss before extraordinary item...................................................       (68,059)        (135,451)
Extraordinary item...............................................................            --          (20,800)
                                                                                      ---------        ---------
Net loss.........................................................................     $ (68,059)       $(156,251)
                                                                                      ---------        ---------
                                                                                      ---------        ---------
Loss per share of common stock before extraordinary item.........................     $   (2.16)       $   (3.17)
Net loss per share...............................................................     $   (2.16)       $   (3.66)

           See notes to condensed consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                          ---------------------
                                                                                            1997        1998
                                                                                          --------    ---------
Net loss...............................................................................   $(68,059)   $(156,251)
Depreciation and amortization..........................................................     14,367       43,279
Working capital change and other.......................................................     (6,751)      (3,395)
                                                                                          --------    ---------
     Net cash used in operations.......................................................    (60,443)    (116,367)
                                                                                          --------    ---------
Acquisitions of subsidiaries...........................................................    (26,828)    (271,162)
Purchase of property and equipment.....................................................    (14,267)     (99,882)
Proceeds from marketable securities....................................................     43,735       13,858
Proceeds from maturities of restricted securities......................................     22,665       18,750
Proceeds from sales of restricted securities...........................................         --       21,889
Other..................................................................................         --        3,775
                                                                                          --------    ---------
     Net cash provided by (used in) investing activities...............................     25,305     (312,772)
                                                                                          --------    ---------
Proceeds from issuance of 1998 Notes...................................................         --      499,090
Payment of offering cost...............................................................         --       (5,647)
Retirement of 1996 Notes...............................................................         --     (127,493)
Proceeds from notes payable............................................................         --        3,189
Payment of notes payable...............................................................    (13,542)          --
Proceeds from issuance of Class A shares...............................................         --          538
Other..................................................................................     (1,434)      (2,666)
                                                                                          --------    ---------
     Net cash (used in) provided by financing activities...............................    (14,976)     367,011
                                                                                          --------    ---------
(Decrease) increase in cash and cash equivalents.......................................    (50,114)     (62,128)
Effects of foreign currency on cash and cash equivalents...............................     (1,248)        (570)
Cash and cash equivalents at beginning of period.......................................    104,068      144,894
                                                                                          --------    ---------
Cash and cash equivalents at end of period.............................................   $ 52,706    $  82,196
                                                                                          --------    ---------
                                                                                          --------    ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for interest.................................................................   $ 23,185    $  22,561
                                                                                          --------    ---------
                                                                                          --------    ---------
SUPPLEMENTAL SCHEDULE OF NON-
  CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of Class A Common Stock.......................................................   $ 32,582    $   8,712
                                                                                          --------    ---------
                                                                                          --------    ---------
Assets acquired under capital lease obligations........................................   $ 12,568    $   4,986
                                                                                          --------    ---------
                                                                                          --------    ---------
Acquisition of distribution rights.....................................................   $     --    $  45,000
                                                                                          --------    ---------
                                                                                          --------    ---------

           See notes to condensed consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

1. BASIS OF PRESENTATION

     The condensed consolidated financial statements of which these notes are part have been prepared by RSL Communications, Ltd. ("RSL") and RSL Communications PLC, a wholly owned subsidiary of RSL ("RSL PLC" and, together with RSL and their direct and indirect subsidiaries, the "Company"), pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, in the opinion of management of the Company, the Condensed Consolidated Financial Statements include all adjustments, consisting only of normal recurring accruals, necessary to present fairly the financial information for such periods. These Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of RSL and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

2. PRIVATE PLACEMENT OF NOTES AND EXCHANGE OFFER AND EXTRAORDINARY ITEM

     On February 27, 1998, RSL PLC completed concurrent offerings (the "1998 U.S. Offerings") of $200.0 million principal amount of 9 1/8% Senior Notes due 2008 and $328.1 million principal amount at maturity ($200.0 million initial accreted value) of 10 1/8% Senior Discount Notes due 2008 (together, the "1998 U.S. Notes"). The 1998 U.S. Offerings generated gross proceeds to the Company of $400.0 million. On March 16, 1998, RSL PLC completed an offering (the "1998 DM Offering," and together with the 1998 U.S. Offerings, the "Offerings") of 182.0 million Deutsche Mark denominated 10% Senior Discount Notes due 2008 (the "1998 DM Notes," and together with the 1998 U.S. Notes, the "1998 Notes"). The 1998 DM Offering generated proceeds to the Company of $99.1 million. The 1998 Notes and the 12 1/4% Senior Notes due 2006 (the "1996 Notes") of RSL PLC are collectively referred to herein as the "Notes". The Notes are fully and unconditionally guaranteed as to payment of principal, interest and any other amounts thereof by RSL.

     In connection with the Offerings, RSL PLC entered into Registration Rights Agreements for the benefit of the holders of the 1998 Notes (the "Registration Rights Agreements"), pursuant to which RSL PLC agreed to offer to exchange the 1998 Notes for substantially identical notes registered under the Securities Act. In May 1998, in accordance with the Registration Rights Agreements, RSL and RSL PLC offered for exchange the 1998 Notes for substantially identical notes registered under the Securities Act. The Company's Registration Statement on Form S-4 (Registration No.333-49857) filed with the Commission with respect to such offering was declared effective by the Commission on May 12, 1998.

     In April 1998, the Company used approximately $101.0 million of the net proceeds from its initial public offering of shares of Class A Common Stock (the "IPO") in 1997 to redeem (the "Equity Clawback") $90.0 million of the 1996 Notes at a premium of $11.0 million, as permitted under the 1996 Indenture. In April 1998, the Company used approximately $43.1 million to redeem (the "Buyback") $37.5 million of the 1996 Notes at a premium of $5.6 million, as permitted under the 1996 Indenture. The redemption premiums, and part of the discount and offering cost were expensed in the amount of $20.8 million in the second quarter of 1998 as an extraordinary item.

3. REGISTRATION OF SHARES

     In March 1998, the Company registered 1,152,715 shares of Class A Common Stock to be issued pursuant to the terms of a warrant agreement governing the Warrants (the "Warrant Registration") and 300,000 shares of Class A Common Stock to be sold by Bukfenc, Inc. a corporation wholly owned by Andrew Gaspar, former Vice Chairman of the Company, and members of his family (the "Selling

                            RSL COMMUNICATIONS, LTD.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998--(CONTINUED)

3. REGISTRATION OF SHARES--(CONTINUED)

Shareholder") (which necessarily assumes the conversion by the Selling Shareholder of an identical number of shares of Class B Common Stock). The Warrant Registration was required pursuant to a registration rights agreement entered into in connection with the private offering (the "1996 Units Offering") of 300,000 units (the "Units") each consisting of (i) $1,000 principal amount of 12 1/4% Senior Notes due 2006 and (ii) one warrant to purchase 3.975 shares of Class A Common Stock of RSL (each a "Warrant").

     In August 1998, the Company filed a registration statement for a public offering by the Company and certain of its shareholders of shares of Class A Common Stock (the "Pending Registration").

4. EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued SFAS
No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company adopted SFAS No. 130 during the nine month period ended September 30, 1998. The Company has determined to present the data on a geographical basis for SFAS No. 131.

     SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, it has no impact on the Company's net income. Comprehensive income includes both net income and other comprehensive income. Other comprehensive loss for the nine months ended September 30, 1998 and September 30, 1997 of $6.7 million and $1.2 million, respectively, represented foreign currency translation adjustment. Accumulated other comprehensive loss included in the accompanying condensed consolidated balance sheet as of September 30, 1998 and September 30, 1997 was $12.0
 million and $1.8 million, respectively, consisting of the accumulated foreign currency translation adjustment.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires that an entity recognized all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. The Company has not yet determined the impact on its financial statements of the adoption of SFAS 133.

5. NET LOSS PER SHARE

     Net loss per share is computed on the basis of the weighted average number of common shares outstanding during the period. The average number of shares outstanding for the nine month period ended September 30, 1997 have been presented retroactively to give effect to the Company's recapitalization in September 1997.

                                                                                         NINE MONTHS ENDED
                                                                                  -------------------------------
                                                                                  SEPTEMBER 30,     SEPTEMBER 30,
                                                                                     1997              1998
                                                                                  -------------     -------------
                                                                                          (IN THOUSANDS)
Weighted average number of shares of
  common stock outstanding.....................................................
                                                                                      31,541            42,740

     Diluted income (loss) per share amounts are not presented because the inclusion of these amounts would be anti-dilutive.

                            RSL COMMUNICATIONS, LTD.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998--(CONTINUED)

6. ACQUISITIONS

     In January 1998, RSL Finland purchased 90% of the equity of Telecenter OY, an independent sales agent in Finland, for approximately $30.5 million.

     In March 1998, RSL COM Australia Pty. Ltd., a subsidiary of the Company, acquired the customer base of First Direct Communications Pty, Limited and Link Telecommunications Pty Ltd., two switchless mobile telecommunications resellers, for approximately $18 million.

     In April 1998, the Company entered into an agreement with CBS Corporation ("CBS") pursuant to which the Company agreed to acquire the business of Westinghouse Communications ("WestComm"), a division of CBS, for a cash purchase price of approximately $90.0 million (the "WestComm Acquisition") plus the assumption of certain liabilities amounting to less than $5.0 million. WestComm provides both voice telephony and data services (including frame relay and TCP/IP networks) to a customer base consisting primarily of small to medium size businesses in the United States. WestComm operates six switches strategically located in the United States and employs approximately 280 people. The transaction closed in July 1998.

     In May 1998, RSL Sweden purchased 100% of the equity of Tele 2001, a Swedish Telecommunications reseller, for approximately $1.0 million.

     In June 1998, the Company entered into an agreement with British Columbia Railway Company pursuant to which the Company agreed to acquire (the "Westel Acquisition") 100% of Westel Telecommunications Ltd. ("Westel") for a cash purchase price of approximately $36.7 million. Westel offers a broad range of enhanced telecommunications services (including long distance, data, private line and Internet access) to a customer base consisting primarily of commercial and residential customers located in British Columbia. The Westel Acquisition closed on July 31, 1998. The Company accounts for the Westel Acquisition under the purchase method of accounting.

     In connection with the Westel Acquisition and in compliance with the Canadian Telecommunications Act (the "Telecom Act"), the Company agreed to transfer (the "MK Network Transfer") Westel's "telecommunications facilities" (as defined in the Telecom Act) to MK Telecom Network Inc. ("MK Network"), an entity in which the Company owns a 46.7% beneficial interest, for a purchase price of approximately $6.5 million, the net realizable value of the assets transferred to MK Network (such assets were purchased in the Westel acquisition). The MK Network Transfer was effective as of July 31, 1998. The Company recorded its investment in MK Network as an equity investment which was completed through a transfer of assets, which were recorded at the Company's historical cost basis (which also approximates net realizable value). The assets transferred consist of telecommunications microwave facilities. Neither Westel nor MK Network and their respective owners are related parties.

     In July 1998, RSL Italy acquired 75% of the equity of Comesa, a telecommunications company located in Northern Italy, for approximately $1.0 million.

     In July 1998, RSL COM France purchased 100% of the equity of Geovox SARL, a prepaid calling card company operating in Paris, France for approximately
$6.5 million.

     In July 1998, RSL Austria acquired 100% of the equity of TC Telecom GmbH, a telecommunications reseller located in Austria, for approximately $1.1 million.

     In August 1998, the Company acquired the business of Motorola Tel.co ("Motorola Tel.co") in the United Kingdom, Germany and Belgium from Motorola Inc. for approximately $68.1 million. Motorola Tel.co resells wireless services and related products in these countries to a base of over 360,000

                            RSL COMMUNICATIONS, LTD.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998--(CONTINUED)

6. ACQUISITIONS--(CONTINUED)

subscribers. This transaction significantly increases the number of direct customer relationships in Europe and will allow the Company to cross-sell long distance and wireless services.

     All of the above acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired based on their estimated fair value at the date of acquisition and is being amortized using the straight-line method over fifteen years.

     The valuation of the above acquired assets and liabilities, including goodwill, is final at September 30, 1998.

     In May 1998, the Company acquired for approximately $33.6 million a 49.86% ownership interest in Telegate Holding GmbH ("Telegate Holding"), which holds a 54.55% ownership interest in Telegate AG ("Telegate"), resulting in a 27.19% economic interest in Telegate. Telegate is a directory information provider in Germany. The Company is accounting for the investment using the equity method of accounting. The investment was included in investment in unconsolidated subsidiaries and had been adjusted for the Company's pro-rata allocable loss.

     In connection with this transaction, the Company granted to Metro Holding, a minority shareholder of Telegate Holding, the right (the "Telegate Put Option") to exchange its shares in Telegate Holding, representing 25% on a fully diluted basis of the shares of Telegate, for Class A Common Stock of the Company. The Telegate Put Option is only exercisable if Telegate has a positive EBITDA (as defined) for a three month period ending on or before May 31, 1999 and if any class of securities of Telegate is not, at such time, publicly traded. If the Telegate Put Option is exercised, at such time, the equity values of Telegate Holding and the Company would be determined. The exercise of the Telegate Put Option will require the Company to begin accounting for Telegate as a majority controlled consolidated subsidiary. The Company will also be required, at such time, to commence a fair value study to determine the allocation of its purchase price for the additional Telegate Holding shares, between the proportionate net assets acquired and liabilities assumed. Currently, there has been no accounting treatment applied to the Telegate Put Option.

     In June 1998, the Company entered into a marketing and distribution services agreement with Metro Holding AG ("Metro Holding"), the management holding company for Metro AG, one of the largest retailers in Europe. Under this agreement, Metro Holding will assist the Company in promoting, marketing, selling and distributing the Company's services through Metro AG's wholesale and retail operations in Europe. This arrangement is designed to provide the Company access to Metro AG's extensive distribution network and customer base (which includes a large number of small and medium-sized businesses) and is expected to significantly accelerate the Company's penetration into key European markets. In connection with its alliance with the Company, Metro Holding initially acquired in April 1998 a 12.5% equity interest in RSL Europe. In June 1998, Metro Holding converted all of its interest in RSL Europe into 1,607,142 shares of Class A Common Stock (based on value for value) and purchased an equal number of Class A Common Stock from certain shareholders of the Company. In the aggregate, Metro Holding acquired approximately 7.2% of the outstanding stock of the Company, which it is required to hold until at least April 1, 2001. The Company has recorded in the financial statements the issuance of such equity at fair market value, $45 million, based on the quoted market value of the Company's stock at the time of the transaction, and has recorded the distribution rights as an asset in a like amount which is being amortized over the five-year life of the agreement.

     The Company has provided its Austrian subsidiary's minority shareholder with the right to acquire additional shareholdings upon the occurrence of certain events. If this shareholder chooses to exercise his option, it will cause him to make a pro rata investment into the Company based on an independent

                            RSL COMMUNICATIONS, LTD.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998--(CONTINUED)

6. ACQUISITIONS--(CONTINUED)

valuation of the Company at the time notice to exercise is presented to the Company. The value of this option is not material.

7. SUMMARIZED FINANCIAL INFORMATION FOR RSL PLC

     The following presents summarized financial information of RSL PLC as of September 30, 1998 and as of December 31, 1997. RSL PLC had no independent operations other than serving solely as a foreign holding company for the Company's North American and European operations. The Notes issued by RSL PLC are fully and unconditionally guaranteed by RSL. RSL has not presented separate financial statements and other related disclosure concerning RSL PLC because management has determined that such information is not material to shareholders or holders of the Notes. RSL's financial statements are, except for RSL's capitalization, Delta Three operations, Asia/Pacific Rim operations, Latin American operations, corporate overhead expenses and available credit facilities, identical to the financial statements of RSL PLC.

                                                                                    AS OF              AS OF
                                                                                  DECEMBER 31,      SEPTEMBER 30,
                                                                                     1997              1998
                                                                                  ------------      -------------
                                                                                          (IN THOUSANDS)
Current Assets.................................................................     $212,568          $ 302,699
Non-current Assets.............................................................      324,118            737,064
Current Liabilities............................................................      122,672            349,782
Non-current Liabilities........................................................      557,448            938,967

                                                                                         NINE MONTHS ENDED
                                                                                           SEPTEMBER 30,
                                                                                    ----------------------------
                                                                                       1997             1998
                                                                                    -----------      -----------
                                                                                           (IN THOUSANDS)
Net Revenue......................................................................    $ 178,711        $ 473,482
Net Loss.........................................................................      (58,243)        (138,506)

8. SUBSEQUENT EVENTS

     In November 1998, RSL PLC issued (the "12% Notes Offering") $100 million aggregate principal amount at maturity of 12% Senior Notes due 2008 (the "12% Notes"). The 12% Notes generated proceeds to the Company of approximately $90.5 million. The 12% Notes are fully and unconditionally guaranteed as to payment of principal, interest and any other amounts thereof by RSL.

     In December 1998, RSL PLC issued (the "10 1/2% Notes Offering")
$200 million aggregate principal amount of 10 1/2% Senior Notes due 2008 (the "10 1/2% Notes"). The 10 1/2% Notes generated proceeds to the Company of approximately $196.1 million. The 10 1/2% Notes are fully and unconditionally guaranteed as to payment of principal, interest and any other amounts thereof by RSL.

     On December 1, 1998, the Company issued 7,000,000 shares of Class A Common Stock in a registered offering under the Securities Act. An additional 544,278 shares of Class A Common Stock were issued by the Company on December 15, 1998 pursuant to underwriters' overallotment options. The net proceeds to the Company were approximately $169.0 million after deducting the underwriting discount and estimated expenses.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
International Telecommunications Group Ltd. and Subsidiaries

We have audited the consolidated statements of operations and accumulated deficit and of cash flows of International Telecommunications Group Ltd. and subsidiaries for the nine months ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements of International Telecommunications Group Ltd. and subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
New York, New York
March 14, 1997

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

Revenues.........................................................................................   $ 26,351,634

Operating Costs and Expenses

  Cost of Services...............................................................................     24,614,337

  Selling, General and Administrative Expenses...................................................      6,299,188
                                                                                                    ------------

                                                                                                      30,913,525
                                                                                                    ------------

Loss from Operations.............................................................................     (4,561,891)

Interest Income..................................................................................         56,148

Interest Expense.................................................................................       (345,212)
                                                                                                    ------------

Net Loss.........................................................................................     (4,850,955)

Accumulated Deficit, January 1, 1995.............................................................     (5,153,000)
                                                                                                    ------------

Accumulated Deficit, September 30, 1995..........................................................   $(10,003,955)
                                                                                                    ------------
                                                                                                    ------------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

Cash Flows from Operating Activities:
  Net loss........................................................................................   $(4,850,955)
  Adjustments to reconcile net loss to net cash provided by operating activities, net of effects of purchase of subsidiaries:
     Depreciation and amortization................................................................       379,782
     Provision for losses on accounts receivable..................................................     2,881,440
     Changes in operating assets and liabilities:
       Increase in accounts receivables...........................................................    (9,204,455)
       Decrease in accounts receivables-affiliates................................................       111,434
       Increase in prepaid expenses and other current assets......................................      (325,013)
       Increase in deposits and other assets......................................................      (398,003)
       Increase in accounts payable and accrued expenses..........................................    11,849,193
       Increase in other current liabilities......................................................       601,084
       Increase in other liabilities..............................................................     1,355,703
       Decrease in due to affiliates..............................................................      (534,941)
                                                                                                     -----------
          Net cash provided by operating activities...............................................     1,865,269
                                                                                                     -----------
Cash Flows From Investing Activities:
  Acquisition of subsidiary, net of cash acquired.................................................    (1,500,000)
  Purchase of marketable debt securities..........................................................    (2,200,000)
  Purchase of property and equipment..............................................................      (446,517)
                                                                                                     -----------
     Net cash used in investing activities........................................................    (4,146,517)
                                                                                                     -----------
Cash Flows from Financing Activities:
  Repayment of short-term note payable............................................................    (1,000,000)
  Proceeds from issuance of common stock..........................................................     5,749,300
  Proceeds from issuance of preferred stock.......................................................     3,000,000
  Principal payments under capital lease obligations..............................................      (100,166)
  Repayment of long-term debt.....................................................................      (241,080)
                                                                                                     -----------
     Net cash provided by financing activities....................................................     7,408,054
                                                                                                     -----------
Increase in Cash..................................................................................     5,126,806
Cash at January 1, 1995...........................................................................       451,865
                                                                                                     -----------
Cash at September 30, 1995........................................................................   $ 5,578,671
                                                                                                     -----------
                                                                                                     -----------
Supplemental Disclosure of Cash Flows Information:
  Cash paid for:
  Interest........................................................................................   $   185,996
                                                                                                     -----------
                                                                                                     -----------
Supplemental Schedule of Noncash Investing Activities-Assets acquired under capital lease
  obligation......................................................................................   $   443,710
                                                                                                     -----------
                                                                                                     -----------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

1. BUSINESS DESCRIPTION

     International Telecommunications Group Ltd. and its subsidiaries ("RSL North America") operate a domestic and international communications network which provides international and domestic long distance telephone services for businesses and individuals in the United States and abroad.

2. ACQUISITION

     Effective September 1, 1995, RSL North America's subsidiary International Telecommunications Corporation ("RSL USA") (collectively, "RSL North America") consummated a stock purchase agreement with Cyberlink, Inc. ("Cyberlink") and Cyberlink's principal stockholder.

     The agreement provided for the purchase of 51% of the capital stock of Cyberlink. The purchase price consisted of $1,500,000 paid to Cyberlink and assumption of net liabilities of $14,131,000. In connection with the purchase of Cyberlink, the Company recorded approximately $15,631,000 of goodwill as of September 30, 1995.

     In connection with the acquisition of Cyberlink, the 49% minority stockholders of Cyberlink may sell their shares to RSL USA at fair market value if RSL USA consummates an initial public offering of its securities. RSL USA can call the 49% minority stockholders shares at any time after December 31, 1996 for a price equal to 49% of the sum of eight times Cyberlink's average monthly revenues of the last quarter prior to exercise date plus cash minus long-term liabilities.

     The acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which will be amortized over fifteen years.

     The accompanying consolidated statements of operations and accumulated deficit and cash flows include the results of Cyberlink from its date of acquisition through September 30, 1995.

     The following presents the unaudited pro forma consolidated statement of operations of the Company for the nine months ended September 30, 1995, assuming the Company had purchased Cyberlink at January 1, 1995. The consolidated statement does not necessarily represent what the Company's results of operations would have been had such acquisition actually occurred on such date, or of results to be achieved in the future:

                                                              PRO FORMA FOR THE NINE
                                                                MONTHS ENDED
                                                              SEPTEMBER 30, 1995
                                                              ----------------------
                                                                   (UNAUDITED)
Revenue....................................................        $ 40,504,172
Operating Costs and Expenses
  Cost of services.........................................          37,087,243
  Selling, general and administrative expenses.............          23,555,216
                                                                   ------------
                                                                     60,642,459
                                                                   ------------
Loss from operations.......................................         (20,138,287)
Interest income............................................              56,148
Interest expense...........................................            (738,496)
                                                                   ------------
Net loss...................................................        $(20,820,635)
                                                                   ------------
                                                                   ------------

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of International Telecommunications Group Ltd. and its majority-owned subsidiaries. The Company has included 100% of its subsidiaries' operating losses since the minority interests' investment has been reduced to zero. All material intercompany accounts and transactions have been eliminated. All of the Company's subsidiaries' fiscal years end
December 31.

     Management Assumptions--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for litigation and other claims. Actual results could differ from these estimates.

     Revenue Recognition--The Company records revenue based on minutes (or fractions thereof) of customer usage.

     The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided. Deferred revenue is included in other current liabilities.

     Goodwill--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

     Amortization expense for the nine months ended September 30, 1996 was $86,838.

     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Construction in progress represents costs incurred in connection with the building of a switch facility center.

     Deposits--Deposits consist principally of amounts paid to the Company's providers of telephone access lines.

     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes.

     New Accounting Standards--During 1995, the Company adopted SFAS No. 121, Impairment of Long-Lived Assets. There was no adjustment recorded as a result of adopting this standard. The Company periodically compares the carrying value of its long-lived assets, principally property and equipment, to undiscounted cash flows generated by the long-lived assets. The Company's undiscounted cash flows exceed the carrying value of its long-lived assets.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

4. CONCENTRATION OF CREDIT RISK

     The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable. The Company sells a significant portion of its services to other carriers and, as a result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected. During 1995, one of the Company's customers, which represented approximately 18% of the Company's sales for the nine months ended September 30, 1995, failed to meet minimum payments schedules and, as a result, the Company terminated services to this customer. Consequently, the customer refused to pay outstanding receivable balances totaling approximately $4,653,000. At September 30, 1995, the Company had written off the entire $4,653,000. The Company has commenced legal proceedings to recover amounts owed to the Company.

     The Company now performs ongoing credit evaluations of its customer's financial condition and requires collateral in the form of deposits in certain circumstances.

5. INCOME TAXES

     No provision for income taxes has been made because the Company has sustained cumulative losses since the commencement of its operations in 1994. For the nine months ended September 30, 1995, the Company had net operating loss carryforwards generated primarily in the United States of approximately $10,000,000. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2010 if not utilized.

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as follows:

Deferred tax assets.......................................   $ 8,120,000
Less valuation allowance..................................    (8,120,000)
                                                             -----------
  Net deferred tax assets.................................   $        --
                                                             -----------
                                                             -----------

     The Company's net operating losses and legal reserves generated the deferred tax assets. At September 30, 1995, a valuation allowance of $8,120,000 is provided as the realization of the deferred tax benefits is not likely.

6. NOTES PAYABLE AND LONG-TERM DEBT

     RSL USA has a series of notes payable to different vendors in the amount of $1,136,712 which bear interest at rates from 8% to 14.5%, of which $874,066 is current.

     Cyberlink has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8.75% at September 30, 1995). A second credit line provides for up to $2,000,000 in capital expenditure financing with interest payable at 2 1/2% over the prime rate. The total amounts outstanding at September 30, 1995 from the above credit lines are $1,713,296 and $0, respectively. The credit lines terminate on August 31, 1998.

     Cyberlink has a long-term note payable to a vendor in the amount of $1,000,000 which bears interest at the rate of 10%, commencing January 1, 1997.

     RSL North America's notes payable had fair values that approximated their carrying amounts.

     Interest expense on the above notes was approximately $190,603 for the nine months ended September 30, 1995.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

7. EMPLOYMENT AGREEMENTS

     The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through May 2000 unless terminated earlier by the executive or the Company, and provides for an annual base salary. Salary expense for the officers was $253,750 for the nine months ended September 30, 1995. The aggregate commitment for annual future salaries at September 30, 1995, excluding bonuses, was approximately $453,750 for 1996, $454,500, $300,000, $200,000 and $116,667 for 1997, 1998, 1999 and 2000,
respectively.

8. COMMITMENTS AND CONTINGENCIES

     At September 30, 1995, the Company is committed to unrelated parties for the purchase of certain capital assets and the rental of office space under operating leases. Minimum annual lease payments with respect to the leases and capital commitment is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
----------------------------------------------------------
1996......................................................   $   849,435
1997......................................................       808,300
1998......................................................       546,760
1999......................................................       366,998
2000......................................................       305,226
2001 and thereafter.......................................       431,612
                                                             -----------
                                                             $ 3,308,331
                                                             -----------
                                                             -----------

     Rent expense for the nine months ended September 30, 1995 was $173,072.

     The Company is committed to the rental of transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
----------------------------------------------------------
1996......................................................   $20,400,000
1997......................................................    38,000,000
1998......................................................     7,500,000
                                                             -----------
                                                             $65,900,000
                                                             -----------
                                                             -----------

     The Company is currently negotiating the termination of these operating leases.

     Litigation and Other Claims--The Company is involved in various litigation and other claims that arose in the ordinary course of its acquired businesses prior to the Company's acquisition of such businesses. The expected settlements from these matters have been accrued and are recorded as "Other Liabilities." In management's opinion, the settlement of such litigation and claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

     Letters of Credit--The Company has outstanding letters of credit aggregating approximately $76,000 at September 30, 1995, expiring at various dates between June 1, 1996 and August 8, 1996. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by certificates of deposit and are classified as current assets.

9. SIGNIFICANT CUSTOMER

     For the nine months ended September 30, 1995, one customer accounted for 18% of the Company's revenues.

                 PRINCIPAL OFFICE OF THE COMPANY AND THE ISSUER

                                  HEADQUARTERS
                                CLARENDON HOUSE
                                 CHURCH STREET
                                 HAMILTON HM CX

                               EXECUTIVE OFFICES
                                767 FIFTH AVENUE
                                   SUITE 4300
                            NEW YORK, NEW YORK 10153

                         LEGAL ADVISORS TO THE COMPANY

                            AS TO UNITED STATES LAW
                              DEBEVOISE & PLIMPTON
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

                            AUDITORS OF THE COMPANY

                             DELOITTE & TOUCHE LLP
                           TWO WORLD FINANCIAL CENTER
                            NEW YORK, NEW YORK 10281

                           TRUSTEE AND EXCHANGE AGENT

                            THE CHASE MANHATTAN BANK
                               450 W. 33RD STREET
                            NEW YORK, NEW YORK 10001

                                  PAYING AGENT

                    THE CHASE MANHATTAN BANK LUXEMBOURG S.A.
                                 5 RUE PLAETIS
                               L-2338 LUXEMBOURG

                                 LISTING AGENT

                       BANQUE INTERNATIONALE A LUXEMBOURG
                               69, ROUTE D'ESCHE
                               L-1470 LUXEMBOURG

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